Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

Dated as of October 17, 2017

By and Among

IMPAX LABORATORIES, INC.,

ATLAS HOLDINGS, INC.,

K2 MERGER SUB CORPORATION

and

AMNEAL PHARMACEUTICALS LLC

i

ii

iii

EXHIBITS

Exhibit A	Amended and Restated Holdco Charter
Exhibit B	Amended and Restated Holdco Bylaws
Exhibit C	Limited Liability Company Agreement of the Surviving Company (after LLC Conversion)
Exhibit D	Certificate of Formation of the Surviving Company (after LLC Conversion)
Exhibit E	Contribution Agreement
Exhibit F	Certificate Incorporation of the Surviving Company (before LLC Conversion)
Exhibit G	Bylaws of the Surviving Company (before LLC Conversion)
Exhibit H	Restated Amneal LLC Operating Agreement
Exhibit I	Stockholders Agreement
Exhibit J	Tax Receivable Agreement

iv

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of October 17, 2017, is by and among Impax Laboratories, Inc., a Delaware corporation (“Impax”), Atlas Holdings, Inc., a Delaware corporation and a wholly-owned Subsidiary of Impax (“Holdco”), K2 Merger Sub Corporation, a Delaware corporation and a wholly-owned Subsidiary of Holdco (“Merger Sub”) and Amneal Pharmaceuticals LLC, a Delaware limited liability company (“Amneal”).

W I T N E S S E T H:

WHEREAS, the parties desire to enter into a business combination transaction upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of their business combination, the parties intend to establish a new holding company structure by merging Merger Sub with and into Impax (the “Impax Merger”), with Impax surviving the merger and continuing as a subsidiary of Holdco;

WHEREAS, prior to the Impax Merger, Amneal and Impax intend to effect certain transactions prior to the Closing as set forth in Section 6.16 herein;

WHEREAS, the parties also intend that, following the Impax Merger, Impax will convert to a Delaware limited liability company and Holdco will contribute to Amneal all of Holdco’s limited liability company interest (or, if the conversion is not effected pursuant to Section 1.01(b)(iv), all of Holdco’s shares of capital stock) in Impax in exchange for the issuance of certain limited liability company interests in Amneal to Holdco pursuant to the Restated Amneal LLC Operating Agreement, whereupon Holdco will be admitted as the managing member of Amneal;

WHEREAS, following such contribution, pursuant to the Restated Amneal LLC Operating Agreement, Amneal intends to consummate a recapitalization pursuant to which the existing members of Amneal will receive limited liability company interests in Amneal (which may be exchanged for either cash or shares of Holdco) and non-economic voting shares of Holdco;

WHEREAS, the board of directors of Impax (the “Impax Board”) unanimously (i) determined that it is in the best interests of Impax and its stockholders to enter into this Agreement and declared advisable this Agreement and (ii) approved the execution, delivery and performance by Impax of this Agreement and the consummation of the transactions contemplated hereby (the “Transactions”);

WHEREAS, the Impax Board has resolved to recommend the adoption of this Agreement to the Impax stockholders;

WHEREAS, the board of managers of Amneal (the “Amneal Board”) approved (i) this Agreement and the Transactions (including the Restated Amneal LLC Operating Agreement) and (ii) the execution, delivery and performance of this Agreement by Amneal and the consummation of the Transactions;

WHEREAS, in its capacity as the Class A member of Amneal, Amneal Pharmaceuticals Holding Company, LLC (“APHC”) has (i) approved this Agreement and the Transactions, (ii) approved the execution, delivery and performance of this Agreement by Amneal and the consummation of the Transactions (including the amendment of the Amneal LLC Operating Agreement to be restated in the form of the Restated Amneal LLC Operating Agreement), and (iii) waived any pre-emptive or other similar rights that it has under the Amneal LLC Operating Agreement or any other agreement in connection with the Transactions;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Impax Merger and the LLC Conversion, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a separate “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code and (ii) the Contribution will qualify as an exchange to which Section 721(a) of the Code applies;

WHEREAS, the respective board of directors of each of Holdco and Merger Sub have unanimously approved and declared advisable (i) this Agreement and the Transactions and (ii) the execution, delivery and, with respect to Merger Sub, subject to adoption of this Agreement by Holdco in its capacity as sole stockholder of Merger Sub, performance of this Agreement by Holdco and Merger Sub, respectively, and the consummation of the Transactions; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.01 The Holdco Charter Amendment and the Impax Merger; The LLC Conversion; The Contribution and Unit Issuance; The Class B Common Stock Issuance.

(a) The Holdco Charter Amendment and the Impax Merger.

(i) On the Closing Date, at the Closing, Holdco shall file with the Secretary of State of the State of Delaware the amended and restated certificate of incorporation of Holdco in its entirety as set forth on Exhibit A (the “Amended and Restated Holdco Charter”), which shall be the certificate of incorporation of Holdco immediately following the Closing until thereafter changed or amended as provided therein or by applicable Law (the “Holdco Charter Amendment”). Prior to the Impax Merger Effective Time, Holdco shall take all actions necessary to amend and restate the bylaws of Holdco (as in effect immediately prior to the Impax Merger Effective Time) in their entirety as set forth on Exhibit B (the “Amended and Restated Holdco Bylaws”), effective as of immediately prior to the Impax Merger Effective Time, which shall be the bylaws of Holdco immediately following the Closing until thereafter changed or amended as provided therein or by applicable Law. As set forth in the Amended and Restated Holdco Charter, the name of Holdco shall be “Amneal Pharmaceuticals, Inc.”

(ii) On the Closing Date, following the Holdco Charter Amendment, Impax and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) in order to effect the Impax Merger. The Impax Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such later time on the Closing Date as is agreed among the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is referred to herein as the “Impax Merger Effective Time”).

(iii) At the Impax Merger Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the DGCL, Merger Sub will be merged with and into Impax, whereupon the separate existence of Merger Sub shall cease, and Impax will continue its existence as the surviving corporation in the Impax Merger and a wholly-owned Subsidiary of Holdco (the “Surviving Company”).

(iv) The Impax Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Impax Merger Effective Time, the separate existence of Merger Sub shall cease and all of the assets, property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company, in each case as provided under the DGCL.

(b) LLC Conversion.

(i) Subject to Section 1.01(b)(iv), on the Closing Date, following the Impax Merger Effective Time and prior to the Contribution, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), the Surviving Company shall be converted from a Delaware corporation to a Delaware limited liability company (the “LLC Conversion”).

(ii) Subject to Section 1.01(b)(iv), on the Closing Date, Impax shall file with the Secretary of State of the State of Delaware a certificate of conversion (a “Certificate of Conversion”) and a certificate of formation (a “Certificate of Formation”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and the DLLCA to effect the LLC Conversion. The LLC Conversion shall become effective at such time as the Certificate of Conversion and Certificate of Formation has been filed with the Secretary of State of the State of Delaware or at such other, later time on the Closing Date as is agreed among the parties and specified in the Certificate of Conversion and Certificate of Formation in accordance with the relevant provisions of the DGCL and the DLLCA; provided, that such time must be after the Impax Merger Effective Time and prior to the effective time of the Contribution (such date and time is referred to herein as the “Conversion Effective Time”).

(iii) At the Conversion Effective Time (if it occurs), (i) the certificate of incorporation and bylaws of the Surviving Company, each in effect at the Conversion Effective Time, will be replaced and superseded in their entirety by the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Company, in the forms set forth on Exhibit C and Exhibit D, respectively, (ii) Holdco, as the sole stockholder of the Surviving Company immediately prior to the LLC Conversion, will execute the Limited Liability Company Agreement of the Surviving Company and be admitted to the Surviving Company as the sole member of the Surviving Company, and (iii) all of the shares of stock of the Surviving Company issued and outstanding immediately prior to the LLC Conversion will be converted to all of the limited liability company interests in the Surviving Company.

(iv) Notwithstanding this Section 1.01(b) or any other provision of this Agreement, the LLC Conversion shall not be effected and Sections 1.01(b)(i)-(iii) and Section 1.04(b) shall be disregarded if Amneal provides written notice to Impax prior to the Closing Date that the LLC Conversion shall be eliminated as a Transaction, such that the Contribution (as defined herein) and the Unit Issuance shall occur immediately following the Impax Merger.

(c) The Contribution and Unit Issuance.

(i) On the Closing Date, following the Conversion Effective Time and simultaneously with the execution of the Restated Amneal LLC Operating Agreement, subject to Section 1.01(b)(iv), Holdco will contribute all of the outstanding equity interests of the Surviving Company to Amneal (the “Contribution”) in exchange for the issuance (the “Unit Issuance”) by Amneal to Holdco of a number of newly issued Amneal Units equal to the aggregate number of shares of Class A common stock of Holdco, par value $0.01 (“Class A Common Stock”), issuable pursuant to Section 2.01(c).

(ii) The parties hereto shall cause the Contribution and the Unit Issuance to be consummated on the Closing Date after the Conversion Effective Time and simultaneously with the execution of the Restated Amneal LLC Operating Agreement (subject to Section 1.01(b)(iv)) by executing the Contribution Agreement (in substantially the form attached hereto as Exhibit E). The Contribution and the Unit Issuance shall become effective at such time on the Closing Date as specified in the Contribution Agreement; provided, that such date and time must be after the Conversion Effective Time, subject to Section 1.01(b)(iv) (such date and time is referred to herein as the “Contribution Effective Time”).

(iii) In connection with the Contribution and the Unit Issuance, each of Holdco and the Existing Amneal Members will execute the Restated Amneal LLC Operating Agreement, the Recapitalization (as defined in the Restated Amneal LLC Operating Agreement) will be completed and Holdco will be admitted as the managing member of Amneal. The aggregate number of Amneal Units to be issued to the Existing Amneal Members in connection with the Recapitalization shall equal three times the Fully Diluted Impax Share Number. Such Amneal Units shall be allocated among the Existing Amneal Members in accordance with the terms of the Amneal LLC Operating Agreement as in effect as of immediately prior to the Closing (as determined by the Amneal Group Representative in its sole discretion); provided, that immediately following the Recapitalization, each Existing Amneal Member shall transfer such Amneal Units to the Amneal Group Representative (and the schedule of members to the Restated Amneal LLC Operating Agreement shall be updated accordingly).

(d) The Class B Common Stock Issuance. On the Closing Date, following the Contribution Effective Time and in consideration of the Recapitalization, Holdco will issue to each Existing Amneal Member an aggregate number of shares of Class B common stock of Holdco, par value $0.01 per share (“Class B Common Stock” and together with the Class A Common Stock, “Holdco Common Stock”), equal to the number of Amneal Units held by such Existing Amneal Member immediately following the Recapitalization.

Section 1.02 Transaction Structure. Each party hereto shall, if requested by any other party hereto to implement any reorganization transactions or implement any changes to the structure of the Transactions, consider such reorganization transactions or transaction structure changes in good faith and cooperate with the other party to the extent it determines in good faith that such reorganization transactions or transaction structure changes are advisable and will not (a) have an adverse impact on such party or its equity holders, (b) alter or change the amount or kind of the consideration to be received by any of its or any of its equity holders in connection with the Transactions, (c) have an adverse effect on the Tax consequences of the Transactions to it or its equity holders or (d) materially impede or delay consummation of the Transactions. Any such changes to the structure of the Transactions that are agreed upon by the parties shall be set forth in writing in an amendment to this Agreement pursuant to the terms hereof.

Section 1.03 Closing. The closing of the Transactions (the “Closing”) will take place at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022-4834, on the fifth (5th) Business Day following the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time and date as shall be agreed in writing by Impax and Amneal. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.04 Organizational Documents of the Surviving Company.

(a) At the Impax Merger Effective Time, the certificate of incorporation of Impax, as in effect immediately prior to the Impax Merger Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit F hereto and shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. Impax shall take all actions necessary to amend and restate the bylaws of Impax (as in effect immediately prior to the Impax Merger Effective Time) in their entirety as set forth on Exhibit G, effective as of the Impax Merger Effective Time, which shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Conversion Effective Time (subject to Section 1.01(b)(iv)), the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Company shall be as set forth in Exhibit C and Exhibit D, respectively, until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.05 Holdco Governance. Prior to the Closing, the parties hereto shall take all necessary action to cause the board of directors of Holdco (the “Holdco Board”) and the committees thereof to be constituted, effective immediately following the Contribution and Unit Issuance, as set forth in the Stockholders Agreement.

Section 1.06 Directors and Officers of the Surviving Company.

(a) The directors of Merger Sub immediately prior to the Impax Merger Effective Time shall be, as of the Impax Merger Effective Time, the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be.

(b) The officers of Merger Sub immediately prior to the Impax Merger Effective Time shall be, as of the Impax Merger Effective Time, the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.01 Effect on Capital Stock of Impax and Merger Sub. At the Impax Merger Effective Time, by virtue of the Impax Merger and without any action on the part of Impax, Holdco, Merger Sub or the holder of any shares of Impax Common Stock:

(a) Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Impax Merger Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Company, par value $0.01 per share.

(b) Cancellation of Certain Impax Common Stock. Each share of Impax Common Stock issued and outstanding immediately prior to the Impax Merger Effective Time that is owned or held by Impax in treasury, by Amneal or by any of their respective Subsidiaries shall no longer be outstanding and shall be automatically canceled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(c) Conversion of All Other Impax Common Stock. Each share of Impax Common Stock issued and outstanding immediately prior to the Impax Merger Effective Time, other than any Cancelled Shares, shall be converted into the right to receive one fully paid and nonassessable share of Class A Common Stock (the “Merger Consideration”).

Section 2.02 Effect on Holdco Common Stock. At the Impax Merger Effective Time, each share of Holdco Common Stock issued and outstanding immediately prior to the Impax Merger Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.03 Exchange of Impax Certificates and Impax Book-Entry Shares.

(a) Exchange Agent. Prior to the Impax Merger Effective Time, Holdco shall appoint a bank or trust company reasonably acceptable to Amneal to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the aggregate Merger Consideration in accordance with this Section 2.03. At or immediately following the Impax Merger Effective Time, Holdco shall deposit (or cause to be deposited) with the Exchange Agent the aggregate Merger Consideration in respect of (i) certificates that immediately prior to the Impax Merger Effective Time represented shares of Impax Common Stock (“Impax Certificates”) and (ii) non-certificated outstanding shares of Impax Common Stock represented by book entry (“Impax Book-Entry Shares”), in each case other than Cancelled Shares, for exchange in accordance with this Section 2.03 through the Exchange Agent (collectively, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the aggregate Merger Consideration contemplated to be issued pursuant to Section 2.01(c) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly following the Impax Merger Effective Time, Holdco shall send, or shall cause the Exchange Agent to send, to each record holder of an Impax Certificate or Impax Book-Entry Share, in each case which shares were converted into the right to receive Merger Consideration in respect thereof at the Impax Merger Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Impax Certificates shall pass, only upon delivery of the Impax Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Impax, Amneal and the Exchange Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Impax Certificates or Impax Book-Entry Shares in exchange for the aggregate Merger Consideration in respect thereof, as applicable. Upon surrender of Impax Certificates and Impax Book-Entry Shares for cancellation to the Exchange Agent and upon delivery of a letter of transmittal, duly executed and in proper form with all required enclosures and attachments, with respect to such Impax Certificates or Impax Book-Entry Shares, the holder of such Impax Certificates or Impax Book-Entry Shares shall be entitled to receive the Merger Consideration for each share of Impax Common Stock formerly represented by such Impax Certificates or such Impax Book-Entry Shares. Any Impax Certificates and Impax Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of any Merger Consideration is to be made to a person other than the person in whose name any surrendered Impax Certificate is registered, it shall be a condition precedent to payment that the Impax Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the aggregate Merger Consideration in respect thereof, as applicable, to a person other than the registered holder of the

Impax Certificate so surrendered and shall have established to the satisfaction of Holdco that such Taxes either have been paid or are not required to be paid. Delivery of the aggregate Merger Consideration, as applicable, with respect to Impax Book-Entry Shares shall only be made to the person in whose name such Impax Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Impax Certificate or Impax Book-Entry Share shall be deemed at any time after the Impax Merger Effective Time to represent only the right to receive the aggregate Merger Consideration in respect thereof.

(c) Transfer Books. At the Impax Merger Effective Time, the stock transfer books of Impax shall be closed and thereafter there shall be no further registration of transfers of shares of Impax Common Stock outstanding immediately prior to the Impax Merger Effective Time on the records of Impax. From and after the Impax Merger Effective Time, the holders of Impax Certificates and Impax Book-Entry Shares representing shares of Impax Common Stock outstanding immediately prior to the Impax Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. If, after the Impax Merger Effective Time, Impax Certificates representing shares of Impax Common Stock are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for the aggregate Merger Consideration in respect thereof as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property. At any time following one (1) year after the Closing Date, Holdco shall be entitled to require the Exchange Agent to deliver to it any shares of Holdco Common Stock remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Impax Certificates or Impax Book-Entry Shares, and thereafter such holders shall be entitled to look only to Holdco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the aggregate Merger Consideration payable upon due surrender of their Impax Certificates or Impax Book-Entry Shares and compliance with the procedures in this Section 2.03. Notwithstanding the foregoing, neither Holdco nor the Exchange Agent shall be liable to any holder of an Impax Certificate or Impax Book-Entry Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Impax Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Impax Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Merger Consideration payable in respect thereof pursuant to Section 2.01(c); provided, however, that Holdco or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of such aggregate Merger Consideration, require the owners of such lost, stolen or destroyed Impax Certificates to deliver a customary indemnity against any claim that may be made against Holdco, the Surviving Company or the Exchange Agent with respect to the Impax Certificates alleged to have been lost, stolen or destroyed.

(f) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Impax Merger Effective Time with respect to Class A Common Stock with a record date after the Impax Merger Effective Time shall be paid to the holder of any unsurrendered Impax Certificate or Impax Book-Entry Share with respect to the shares of Class A Common Stock issuable in respect thereof unless and until the holder of such Impax Certificate or Impax Book-Entry Share shall surrender such Impax Certificate or Impax Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Impax Certificate or Impax Book-Entry Share, there shall be paid by Holdco to the holder of whole shares of Class A Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Impax Merger Effective Time theretofore paid with respect to such whole shares of Class A Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Impax Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Class A Common Stock.

Section 2.04 Treatment of Impax Equity Awards; Impax ESPP.

(a) No later than immediately before the Impax Merger Effective Time, Impax and Holdco shall take such actions as may be required to provide that each Impax Option that is outstanding immediately prior to the Impax Merger Effective Time shall, at the Impax Merger Effective Time, fully vest (to the extent unvested) and shall be exchanged for an option to acquire a number of shares of Class A Common Stock equal to the number of shares of Impax Common Stock subject to such Impax Option immediately before the Impax Merger Effective Time at a price per share equal to the exercise price per share of Impax Common Stock otherwise purchasable pursuant to such Impax Option (each Impax Option as so adjusted, an “Exchanged Impax Option”); provided, however, that such conversion shall be effected in accordance with Section 424(a) of the Code; provided, further, that, except as otherwise provided in this Section 2.04(a), each such Exchanged Impax Option exchanged pursuant to this Section 2.04(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Impax Option immediately prior to the Impax Merger Effective Time; provided, further, that such Exchanged Impax Options shall remain exercisable following the Impax Merger Effective Time until such Exchanged Impax Option expires in accordance with its terms.

(b) No later than immediately before the Impax Merger Effective Time, Impax and Holdco shall take such actions as may be required to provide that each Impax Restricted Share that is outstanding immediately prior to the Impax Merger Effective Time shall, at the Impax Merger Effective Time, fully vest and shall be exchanged, subject to any required Tax withholding with respect to such vesting (each Impax Restricted Share as so adjusted, an “Exchanged Impax Restricted Share”), for one share of Class A Common Stock in accordance with Section 2.01(c).

(c) Promptly following the date of this Agreement, the Impax Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other necessary actions such that (A) all Purchase Periods (as such term is defined in the Impax ESPP) shall terminate and each participant shall be deemed to have elected to purchase the number of shares of Impax Common Stock calculated in accordance with the terms of the Impax ESPP upon the earliest to occur of (x) December 31, 2017, (y) the day that is four (4) complete trading days prior to the Impax Merger Effective Time or (z) the date on which such Purchase Period(s) would otherwise end, (B) no individual participating in the Impax ESPP shall be permitted to, except to the extent required by applicable Law, make separate non-payroll contributions to the Impax ESPP on or following the date of this Agreement, and (C) the Impax ESPP will terminate no later than immediately prior to the earliest to occur of (i) December 31, 2017 and (ii) the Impax Merger Effective Time.

(d) At the Impax Merger Effective Time, Holdco shall assume all the obligations of Impax under the Impax Stock Plans and each Exchanged Impax Option and the agreements evidencing the grants thereof.

Section 2.05 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Impax Merger Effective Time, the outstanding shares of Impax Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the number of Amneal Units to be received by the Existing Amneal Members in connection with the Recapitalization (as reflected in the Restated Amneal LLC Operating Agreement) and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the Existing Amneal Members the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF Impax

Except (a) as disclosed in the Impax SEC Documents (as defined herein) filed prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC (as defined herein) on or after the date of this Agreement, (ii) excluding any disclosure contained in such Impax SEC Documents under the heading “Risk Factors” or “Cautionary Statement About Forward-Looking Statements” or similar heading and any other disclosures contained or referenced therein of factors or risks that are predictive, cautionary or forward-looking in nature and (iii) not with respect to Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.23, 3.24, 3.25, 3.26, 3.27, 3.28, and 3.29), or (b) as set forth in the disclosure letter delivered by Impax to Amneal prior to the execution of this Agreement (the “Impax Disclosure Letter”), Impax represents and warrants to Amneal as follows:

Section 3.01 Organization, Standing and Corporate Power. Each of Impax and the Impax Material Subsidiaries is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed and has all requisite corporate, limited liability company or other entity power and authority to carry on its business as now being conducted. Each other Subsidiary of Impax is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed and has all requisite corporate, limited liability company or other entity power and authority to carry on its business as now being conducted, except to the extent that any failure to be so organized, validly existing and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect. Impax and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had or would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect. Impax has, prior to the date hereof, made available to Amneal true and complete copies of its existing Restated Certificate of Incorporation, as amended (the “Impax Charter”), and its existing Amended and Restated Bylaws, as amended (the “Impax Bylaws”), and the charter and bylaws (or comparable organizational documents) of the Impax Material Subsidiaries, in each case as amended to the date of this Agreement. There has been no breach by Impax of the Impax Charter or the Impax Bylaws, each as in effect from time to time.

Section 3.02 Subsidiaries. Section 3.02 of the Impax Disclosure Letter lists all the Subsidiaries of Impax and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Except for Permitted Liens, all the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Impax free and clear of any Liens other than Permitted Liens and Liens pursuant to existing financing arrangements. Except for the capital stock or other equity or voting interests of its Subsidiaries, Impax does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

Section 3.03 Capital Structure.

(a) The authorized capital stock of Impax consists of (i) 150,000,000 shares of common stock, par value $0.01 per share (the “Impax Common Stock”), and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Impax Preferred Stock”). As of October 13, 2017 (the “Capitalization Date”), (A) 74,413,801 shares of Impax Common Stock were issued and 74,170,072 shares of Impax Common Stock were outstanding (including 2,242,423 shares of Impax Common Stock issued with respect to restricted stock awards issued under the Impax 2002 Stock Plan (“Impax Restricted Shares”), (B) no shares of Impax Preferred Stock were issued and outstanding, (C) 243,729 shares of Impax Common Stock were issued and held in the treasury of Impax or otherwise owned by Impax or any of its Subsidiaries, (D) 1,719,444 shares of Impax Common Stock were reserved for issuance in connection with future grants of awards under Impax’s 2002 Equity Incentive Plan, as amended (the “Impax 2002 Stock Plan” and together with inducement grants of Impax Options, the “Impax Stock Plans”), (E) 3,368,198 shares of Impax Common Stock were reserved for issuance with respect to outstanding stock options issued under the Impax 2002 Stock Plan or as inducement grants (“Impax Options”), and (F) 1,507,789 shares of Impax Common Stock were reserved for issuance under Impax’s 2001 Non-Qualified Employee Stock Purchase Plan, as amended (the “Impax ESPP”).

(b) Impax has delivered to Amneal a true and complete list, as of the Capitalization Date, of all outstanding Impax Options, Impax Restricted Shares which remain subject to a right of repurchase and other rights to purchase or receive shares of Impax Common Stock granted under the Impax 2002 Stock Plan, the number of shares of Impax Common Stock subject thereto

(with respect to Impax Options) (assuming target performance, if applicable), the vesting period, the type of grant, grant dates, expiration dates and exercise prices thereof, in each case broken down as to each individual holder. Except as set forth above in this Section 3.03 and except for changes since the close of business on the Capitalization Date resulting from the exercise of Impax Options, as of the date of this Agreement, no shares of capital stock or other voting securities of Impax were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.03, there are no outstanding stock appreciation rights, rights to receive shares of Impax Common Stock on a deferred basis or other rights that are linked to the value of Impax Common Stock granted under the Impax 2002 Stock Plan or otherwise. All outstanding shares of capital stock of Impax are, and all shares which may be issued pursuant to the Impax 2002 Stock Plan or the Impax ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) Except as set forth above in this Section 3.03, there are no bonds, debentures, notes or other Indebtedness of Impax having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Impax Stockholders may vote. Except as set forth above in this Section 3.03, (i) there are not issued, reserved for issuance or outstanding (A) any securities of Impax or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Impax or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from Impax or any of its Subsidiaries, or any obligation of Impax or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Impax or any of its Subsidiaries and (ii) there are not any outstanding obligations of Impax or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Impax nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

Section 3.04 Authority; Noncontravention.

(a) Impax has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions and the Ancillary Transactions. The execution, delivery and performance by Impax of this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the Transactions and the Ancillary Transactions, have been duly and validly authorized by the Impax Board and, except for the Impax Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of Impax, pursuant to the DGCL, the applicable listing standards of the NASDAQ Global Select Market or otherwise, is necessary to authorize the execution and delivery by Impax of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions and the Ancillary Transactions, subject to the adoption of this Agreement by the Impax Stockholder Approval. This Agreement has been duly executed and delivered by Impax and, assuming due authorization, execution and delivery hereof by the other parties hereto, is a legal, valid and binding obligation of Impax enforceable against Impax in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). The Impax Board has unanimously (A) approved and declared advisable this Agreement and the Ancillary Agreements to which Impax is a party and the Transactions and the Ancillary Transactions and declared it advisable for Impax to enter into this Agreement and the Ancillary Agreements to which Impax is a party, (B) determined that the Transactions, including the Impax Merger, are in the best interests of and advisable to the Impax Stockholders, (C) directed that this Agreement be submitted to the Impax Stockholders for their consideration, approval and adoption and (D) resolved to recommend that Impax Stockholders adopt this Agreement and thereby approve the Transactions, including the Impax Merger (the “Impax Board Recommendation”).

(b) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Impax is a party, and the consummation of the Transactions and the Ancillary Transactions, do not and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Impax or any of its Subsidiaries under, (i) the Impax Charter or the Impax Bylaws or the comparable organizational documents of the Impax Material Subsidiaries, (ii) any Contract to which Impax or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 3.06, any Law applicable to Impax or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that have not had or would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect.

Section 3.05 Valid Issuance.

(a) The shares of Holdco Common Stock, including the shares of Class A Common Stock issuable upon exchange of the Amneal Units pursuant to the Restated Amneal LLC Operating Agreement (such shares of Class A Common Stock, the “Conversion Shares”), when issued, sold and delivered pursuant to the Amended and Restated Holdco Charter as well as in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Liens (other than such Liens created by the Restated Amneal LLC Operating Agreement, the Amended and Restated Holdco Charter or applicable securities Laws) or any preemptive rights.

(b) Holdco has not offered any shares of Holdco Common Stock, or substantially similar securities of Holdco, for sale to, or solicited any offers to buy from, or otherwise approached or negotiated in respect of any such offer to sell or buy with, any persons other than Amneal and the Existing Amneal Members. Holdco has not taken any action that will, in and of itself, cause the issuance, sale and delivery of the shares of Class B Common Stock and any Conversion Shares to constitute a violation of the Securities Act or any applicable state securities Laws.

Section 3.06 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Impax or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Impax is a party by Impax or the consummation by Impax of the Transactions and the Ancillary Transactions, except (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the filing with the SEC of such reports under, and other compliance with, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (c) the filing with the SEC of such reports under, and other compliance with, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (d) the Certificate of Merger, Certificate of Conversion and Certificate of Formation to be filed with the Secretary of State of the State of Delaware, (e) the governmental approvals, consents and authorizations that are applicable to Impax and its Subsidiaries as set forth on Section 3.06(e) of the Impax Disclosure Letter, pursuant to applicable Laws for consummation of the Transactions and the Ancillary Transactions, (f) such filings with, and approvals of, the NASDAQ Global Select Market as are required to permit the consummation of the Transactions, (g) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (h) the filing of all material applications, consents, approvals, authorizations and notices, as required by the FDA, the DEA and any other federal, state, local or foreign Governmental Authority that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs (each, a “Healthcare Regulatory Authority”) each of which is set forth on Section 3.06(e) of the Impax Disclosure Letter and (i) such other consents, approvals, orders, authorizations, registrations, declarations and filings where the failure to make any such filing, give any such notice or obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect.

Section 3.07 Impax SEC Documents; No Undisclosed Liabilities.

(a) Impax has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed or furnished by Impax since January 1, 2014 (such documents, the “Impax SEC Documents”). No Subsidiary of Impax is required to file or furnish, or files or furnishes, any form, report or other document with the SEC. As of their respective dates, the Impax SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Impax SEC Documents, and as of their respective dates, none of the Impax SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Impax SEC Document has been amended or superseded by a later-filed Impax SEC Document that was filed prior to the date hereof. The financial statements of Impax included in the Impax SEC Documents comply as of their respective dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, for normal and recurring year-end adjustments not material in amount and as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied by Impax on a consistent basis during the periods and at the dates involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Impax and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).

(b) Neither Impax nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of Impax and its Subsidiaries (including the notes thereto), except for any such liabilities or obligations (i) accrued, disclosed, reflected or reserved against in the most recent financial statements (including any related notes) contained in the Impax SEC Documents filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since the date of latest balance sheet included in such financial statements, (iii) incurred in connection with this Agreement, the Ancillary Agreements, the Transactions and the Ancillary Transactions or (iv) that have not had or would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect.

Section 3.08 Information Supplied. The information supplied by Impax in writing expressly for inclusion in the Registration Statement and the Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act, and (b) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of Impax or at the time of any meeting of Impax’s stockholders to be held in connection with the Transactions, including the Impax Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, Impax makes no representation or warranty with respect to statements made in any of the foregoing documents based on information supplied by Amneal or any of its Representatives for inclusion therein.

Section 3.09 Absence of Certain Changes or Events. Since January 1, 2017 until the date of this Agreement, except as expressly required by this Agreement or any Ancillary Agreement, (a) Impax and its Subsidiaries have conducted their respective businesses in all material respects in accordance with the ordinary course of such businesses and (b) there has not been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect.

Section 3.10 Litigation. There is no lawsuit, court action or other court proceeding (a “Litigation Proceeding”) or internal investigation pending or, to the Knowledge of Impax, threatened, and Impax has no Knowledge of any external investigation pending or threatened with respect to Impax or its Subsidiaries, nor is there any material judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding with respect to Impax or any of its Subsidiaries, except in each case for any Litigation Proceedings, investigations, judgments, decrees, injunctions, rules, orders and claims that have not been or would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect.

Section 3.11 Contracts.

(a) Section 3.11(a) of the Impax Disclosure Letter sets forth a true and complete list as of the date of this Agreement, and Impax has, prior to the date of this Agreement, made available to Amneal true and complete copies (including all material amendments, modifications, extensions, renewals or guaranties) of the following, other than any Impax Plans (all such Contracts set forth on Section 3.11(a) of the Impax Disclosure Letter, or which are required to be so disclosed, “Impax Material Contracts”):

(i) all “material contracts” (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) with respect to Impax or any of its Subsidiaries (whether or not filed by Impax with the SEC);

(ii) all Contracts of Impax or any of its Subsidiaries involving payments by or to Impax or any of its Subsidiaries of more than $2,500,000 on an annual basis;

(iii) all Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $2,500,000;

(iv) all Contracts having a remaining term of three (3) years or more as of the date hereof wherein Impax or any of its Subsidiaries is obligated to manufacture or supply products to any third party with a total annual payment or financial commitment exceeding $2,500,000;

(v) all Contracts to which Impax or any of its Subsidiaries is a party, or by which Impax or any of its Subsidiaries is bound, that contain any covenant materially limiting or prohibiting the right of Impax or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services or (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing, in each case other than (x) non-compete or non-solicitation Contracts with non-executive employees of Impax or any of its Subsidiaries or (y) confidentiality agreements including non-solicitation, “no raid” or no-hire provisions;

(vi) all Contracts of Impax or any of its Subsidiaries with any Affiliate of Impax (other than any of its Subsidiaries) (A) whereby Impax or any of its Subsidiaries agrees to indemnify such Affiliate; or (B) in which the amount involved exceeds $500,000 on an annual basis, except for Contracts in respect of employment or consulting services entered into in the ordinary course of business;

(vii) all Contracts of Impax or any of its Subsidiaries granting or obtaining any license to Intellectual Property involving payments of more than $1,000,000 in any calendar year;

(viii) all Contracts of Impax or any of its Subsidiaries involving payments to a single vendor by or to Impax or any of its Subsidiaries of more than $2,500,000 on an annual basis that require consent of or notice to a third party in the event of or with respect to the Transactions or the Ancillary Transactions, including in order to avoid a breach or termination of, or loss of benefit under, any such Contract;

(ix) all joint venture, partnership or other similar agreements involving co-investment with a third party to which Impax or any of its Subsidiaries is a party;

(x) all Contracts with any Governmental Authority or any Healthcare Regulatory Authority under which Impax provides products or services involving aggregate consideration in excess of $2,500,000;

(xi) settlement agreements with, or agreements entered into in connection with settlement agreements with, Governmental Authorities or any Healthcare Regulatory Authorities that have existing or contingent material performance obligations;

(xii) all Contracts pursuant to which any Indebtedness of Impax or any of its Subsidiaries is outstanding or may be incurred (except for Contracts relating to Indebtedness (A) the aggregate principal amount of which does not exceed $5,000,000 or (B) solely among Impax and/or its Subsidiaries);

(xiii) all Contracts of Impax or any of its Subsidiaries which grant to any third party any exclusive rights, right of first refusal, right of first offer or similar right or ownership interest, in each case, with respect to any material Intellectual Property, drug master files, dossiers, regulatory filings or approvals with any Healthcare Regulatory Authority or other material assets, rights or properties of Impax or any of its Subsidiaries;

(xiv) all Contracts relating to the voting or registration of any securities or providing Impax or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any assets or securities;

(xv) all Contracts of Impax or any of its Subsidiaries that relate to an acquisition, divestiture, merger or similar transaction that contain material representations, covenants, indemnities or other obligations (including material payment, indemnification or other contingent obligations) or any “earn-out” obligations of Impax or any of its Subsidiaries, that are in effect (other than any indemnification provisions which relate to representations and warranties in respect of organization, power and authority, due authorization, capitalization, non-contravention, Taxes, brokers fees or other similar representations and warranties which are contained in the applicable acquisition agreement);

(xvi) all Contracts of Impax or any of its Subsidiaries relating to the settlement of any Litigation Proceeding that provide for any continuing material obligations on the part of Impax or any of its Subsidiaries;

(xvii) all Contracts obligating Impax or any of its Subsidiaries to purchase or otherwise obtain any material product or service exclusively from any person or sell any material product or service exclusively to any person;

(xviii) all Contracts relating to a material research and development collaboration or any joint development, in each case, for any products currently marketed by Impax or any of its Subsidiaries;

(xix) all Contracts of Impax or any of its Subsidiaries that prohibit, limit or restrict the payment of dividends or distributions in respect of the capital stock of Impax or any of its Subsidiaries or otherwise prohibit, limit or restrict the pledging of capital stock of Impax or any of its Subsidiaries or prohibit, limit or restrict the issuance of guarantees by Impax or any of its Subsidiaries;

(xx) all Contracts that are collective bargaining agreements and all Contracts with any trade union, works council or other employee representative or other labor organization; and

(xxi) all Contracts that obligate Impax or any of its Subsidiaries to make any capital contribution or other investment (including pursuant to any joint venture) in a person in excess of $1,000,000 on an annual basis.

For purposes of this Section 3.11(a), amounts calculated on an “annual basis” or similar terms reflect annualized expenses or payments based on payments made during the period from (A)(1) January 1, 2016 through December 31, 2016 or (2) January 1, 2017 through June 30, 2017 and (B) accruals for the applicable calendar year.

(b) (i) none of Impax or any of its Subsidiaries (A) is, or has received written notice that any other party to any Impax Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any Impax Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Impax Material Contract and (iii) each such Impax Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, Impax or its Subsidiary, and, to the Knowledge of Impax, each other party thereto, except for violations, breaches, defaults, waivers or failures to enforce rights or benefits, or failures to be in full force and effect or to be legal, valid, binding or enforceable, covered by clauses (i), (ii) or (iii) above that have not had and would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect. No party to any of the Impax Material Contracts filed as an exhibit to Impax’s report on Form 10-K for the period ended December 31, 2016 (as filed with the SEC on March 1, 2017) or set forth on Section 3.11(a) of the Impax Disclosure Letter has provided written notice exercising any termination rights with respect thereto.

Section 3.12 Compliance with Laws.

(a) Impax and each of its Subsidiaries are and have been since January 1, 2014 in compliance with all Laws applicable to them, their properties or other assets or their business or operations, except for such violations or noncompliance that have not been and would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect. Impax and its Subsidiaries have in effect all material permits, licenses, certificates of need, registrations, accreditations, Government Program provider agreements, variances, exemptions, authorizations, operating certificates, franchises, orders, approvals, and similar rights issued by or obtained from all Governmental Authorities (collectively, “Impax Permits”) necessary to carry on their businesses as currently conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Impax Permit, except for such violation, defaults, terminations, amendments or cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have an Impax Material Adverse Effect. There is no event which has occurred that would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or adverse modification of any such Impax Permit that is material to Impax and its Subsidiaries, taken as a whole. Assuming all notices or consents listed on Section 3.06(e) of the Impax Disclosure Letter are made or obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions and the Ancillary Transactions do not and will not conflict with or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any properties or other assets of Impax or any of its Subsidiaries under, any such Impax Permit, except for any such conflicts, violations, breaches or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect. This Section 3.12 does not relate to Tax matters, which are the subject of Section 3.15.

(b) Since January 1, 2014, (i) neither Impax nor any of its Subsidiaries has received any written notice from any Governmental Authority that alleges or relates to (A) any violation or noncompliance (or reflects that Impax or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged noncompliance) with any applicable Law or (B) any fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any Impax Permit and (ii) neither Impax nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its alleged noncompliance with, or violation of, any applicable Law, except in each case in clauses (i) and (ii) above to the extent any such violation, noncompliance, fine, assessment, order, suspension, revocation, limitation or restriction has not had and would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect.

(c) Since January 1, 2014, Impax and each of its Subsidiaries have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such filings or payments has not had and would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect.

(d) Impax and each of its officers and directors are in material compliance with, and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market. Impax has previously disclosed to Amneal all of the information required to be disclosed by Impax and its officers and employees, including Impax’s Chief Executive Officer and Chief Financial Officer, to the Impax Board or any committee thereof pursuant to the certification requirements relating to annual reports on Form 10-K and quarterly reports on Form 10-Q.

(e) Impax has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such internal controls provide reasonable assurance regarding the reliability of Impax’s financial reporting and the preparation of Impax’s financial statements for external purposes in accordance with GAAP. Since January 1, 2014, Impax’s principal executive officer and its principal financial officer have disclosed to Impax’s auditors and the audit committee of the Impax Board (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Impax’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Impax’s internal controls and Impax has made available to Amneal copies of any such disclosure. Impax has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 of the Exchange Act) as required by Rule 13a-15 under the Exchange Act that are designed to ensure that material information relating to Impax and its consolidated Subsidiaries required to be included in reports filed under the Exchange Act is made known to Impax’s principal executive officer and its principal financial officer by others within those entities.

Section 3.13 FDA Regulatory Matters.

(a) Impax and each of its Subsidiaries is and has been since January 1, 2014, in compliance in all material respects with (i) all Healthcare Laws and (ii) all Healthcare Regulatory Authorizations, including all requirements of the FDA, DEA, and all other Healthcare Regulatory Authorities, that are applicable to Impax or its Subsidiaries, as applicable. The “Healthcare Laws” include: (i) the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder; (ii) the Controlled Substances Act and the regulations promulgated thereunder (the “FFDCA”); (iii) the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder and any state or non-U.S. counterpart thereof or other law or regulation the purpose of which is to protect the privacy of individuals; and (iv) all federal, state, local, and all foreign health care related fraud and abuse and physician sunshine act laws, including the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), Sections 1320a-7, 1320a-7a, 1320a-7b and 1320a-7h of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; and (v) any other state or federal law, regulation, guidance document, manual provision, program memorandum, opinion letter, or other public issuance which regulates kickbacks, recordkeeping, claims process, documentation requirements, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, or any other aspect of manufacturing and distributing drugs, biologics, or medical devices. As of the date hereof, neither Impax nor any of its Subsidiaries, nor their respective officers, directors or employees, or agents authorized to appear before any Healthcare Regulatory Authority for or on behalf of Impax or any of its Subsidiaries, is subject to, or has received written, or, to Impax’s Knowledge, oral notice or other communication of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action alleging that any operation or activity of Impax or its Subsidiaries is in violation of any Healthcare Laws or otherwise related to the business of Impax or its Subsidiaries by or before any Healthcare Regulatory Authority, including any action (i) to suspend, revoke or withdraw a material Healthcare Regulatory Authorization or (ii) contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging, in each case, any material violation of Law with respect to, any product or product candidate manufactured, distributed or marketed by or on behalf of Impax or its Subsidiaries.

(b) Impax and each of its Subsidiaries, as applicable, has held, or has held contractual rights to, all material Healthcare Regulatory Authorizations required for the marketing and approval of all products marketed by or on behalf of Impax or any of its Subsidiaries, and all such Healthcare Regulatory Authorizations are in full force and effect. As of the date hereof, neither Impax nor any of its Subsidiaries, nor their respective officers, directors or employees, or agents authorized to appear before any Healthcare Regulatory Authority for or on behalf of Impax or any of its Subsidiaries, as applicable, has received written or, to Impax’s Knowledge, oral notice or other communication of any material inaccuracy or material insufficiency of, or of any termination, suspension, rejection or denial of, any filing or application for any material Healthcare Regulatory Authorization that was not corrected or otherwise addressed in a subsequent filing. To Impax’s Knowledge, no event has occurred which allows, or after notice or lapse of time would allow, or would reasonably be expect to lead to, the revocation, withdrawal, termination, suspension, rejection or denial of any material Healthcare Regulatory Authorization (or any filing or application therefor) or result in any other impairment of the rights of the holder of any material Healthcare Regulatory Authorization (or any filing or application therefor).

(c) All material reports, documents, registrations, authorizations, claims and notices required to be filed, maintained, or furnished to any Healthcare Regulatory Authority, including all registrations and reports required to be filed with clinicaltrials.gov; clinical investigator financial disclosure obligations; registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207; reporting requirements under the Physician Payments Sunshine Act (42 U.S.C. 1320a-7h, et seq.), and all similar state transparency requirements; drug price reporting; and adverse event reports, by Impax or any of its Subsidiaries have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) The development, manufacture, labeling and storage, as applicable, of any drugs or products by Impax and each of its Subsidiaries has been since January 1, 2014, and is being conducted, in compliance in all material respects with all applicable Laws of the FDA, U.S. Customs and Border Protection (“U.S. Customs”), DEA and other Healthcare Regulatory Authorities, including the FDA’s current Good Laboratory Practices, Good Manufacturing

Practices and Good Clinical Practices. For the purposes of this Agreement, (i) “Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58, (ii) “Good Manufacturing Practices” means the current good manufacturing practices for drugs and medical devices, including the regulations for drugs and finished pharmaceutical products contained in 21 C.F.R. Parts 210 and 211, respectively, and medical devices contained in 21 C.F.R. 820, and (iii) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312, as applicable.

(e) Since January 1, 2014, neither Impax nor any of its Subsidiaries has (i) voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, or (ii) received any notices, information request letters, correspondence, orders or other communication from any Healthcare Regulatory Authority issuing, requiring or causing any recalls, seizures, detentions, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of, or enjoining manufacture or distribution of, any product or product candidate manufactured, distributed or marketed by or on behalf of Impax or any of its Subsidiaries and to Impax’s Knowledge no Healthcare Regulatory Authority and neither Impax nor any of its Subsidiaries is considering such action. Since January 1, 2014 until the date hereof, neither Impax nor any of its Subsidiaries has received any written or, to Impax’s Knowledge, oral notices, information request letters, correspondence, orders or other communications from any Healthcare Regulatory Authority regarding new safety information, postmarketing clinical trials or studies or risk evaluation and mitigation strategies asserting that labeling changes, postmarketing trials, studies, or other action will be required in order to ensure the safety of any products or product candidates.

(f) All studies, tests and clinical and pre-clinical trials conducted by or, the Knowledge of the Impax, on behalf of Impax or any of its Subsidiaries, or in which Impax or any of its Subsidiaries or their products or product candidates have participated were and, if still pending, have been and are being conducted in material compliance with all applicable Laws, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices. Neither Impax nor any of its Subsidiaries has received any written or, to Impax’s Knowledge, oral notices, correspondence or other communication from any Healthcare Regulatory Authority requiring the termination or suspension of any ongoing or planned clinical trials conducted by, or, to Impax’s Knowledge, on behalf of, Impax or any of its Subsidiaries or the business currently conducted by any of them, or in which Impax or any of its Subsidiaries or their products or product candidates have participated.

(g) Since January 1, 2014, neither Impax nor any of its Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, letters of admonition, untitled letters or other written or, to Impax’s Knowledge, oral correspondence from any Healthcare Regulatory Authority alleging or asserting material noncompliance with any Laws applicable to, or a lack of safety regarding, Impax’s or any of its Subsidiaries’ manufacturing practices any product or product candidate manufactured, distributed or marketed by or on behalf of Impax or any of its Subsidiaries. Neither Impax nor any of its Subsidiaries is subject to any material order of, obligation or commitment to, or settlement with, any Healthcare Regulatory Authority. To Impax’s Knowledge, no event has occurred which would reasonably be expect to lead to any material claim, suit, proceeding, hearing, enforcement, audit, investigation, inspection by any Healthcare Regulatory Authority or any FDA warning letter, untitled letter, or request or requirement to make changes to the products or procedures of Impax or its Subsidiaries that, if not complied with, would reasonably be expected to have an Impax Material Adverse Effect.

(h) Neither Impax nor any of its Subsidiaries, nor any of their respective officers, directors, employees, nor, to Impax’s Knowledge, any of their respective contractors, suppliers, agents, or other company or individual performing research or product-related work on behalf of Impax or any of its Subsidiaries, nor any other person described in 42 C.F.R. § 1001.1001(a)(1)(ii) is a party to, or bound by, any order, individual integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, corporate integrity agreement or other similar form agreement with any Governmental Authority resulting from a failure, or alleged failure, to comply with any applicable Laws of the FDA, U.S. Customs, DEA, Centers for Medicare and Medicaid Services and other Healthcare Regulatory Authorities.

(i) Neither Impax nor any of its Subsidiaries or their products or product candidates are the subject of any pending or, to Impax’s Knowledge, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or otherwise. Neither Impax nor any of its Subsidiaries, nor to Impax’s Knowledge, any of their respective officers, directors, employees, nor, to Impax’s Knowledge, any of their respective contractors, suppliers, agents, or other company or individual performing research or product-related work on behalf of Impax or any of its Subsidiaries, nor any other person described in 42 C.F.R. § 1001.1001(a)(1)(ii), (i) has committed any act, made any untrue statement of material fact or failed to make any statement that, at the time such act, statement or disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy (ii) has been charged with any conduct for which debarment is mandated by 21 U.S.C. § 335a or any criminal offense relating to the delivery of an item or service under any federal health care program (iii) has been charged with or been convicted of any crime for which exclusion is mandated or permitted from the federal health care programs under Section 1128 of the Social Security Act of 1935, or any similar Law; (iv) is or has been debarred, excluded or suspended from participation in any federal health care program; (v) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act; (vi) is or has been listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (vii) has been debarred by any federal or international agency.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Impax Disclosure Letter sets forth a true and complete list of all material “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other material employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including with respect to bonus, employment, consulting or other compensation, collective bargaining, company stock, incentive and other equity or equity-based compensation, or deferred compensation, retirement, pension, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship, in each case, (i) that are sponsored or maintained by Impax or any of its Subsidiaries, (ii) to which Impax or any of its Subsidiaries contributes or is obligated to contribute to, or in respect of which any potential liability is borne by Impax or any of its Subsidiaries, (iii) under which for current or former employees of Impax or any of its Subsidiaries (the “Impax Employees”) or directors or former directors thereof are eligible to participate or receive benefits or (iv) to which Impax or any of its Subsidiaries is a party (collectively, the “Impax Plans”).

(b) True and complete copies of the following documents, with respect to each of the Impax Plans have, prior to the date of this Agreement, been delivered to Amneal by Impax, to the extent applicable: (i) the plan document (or a written summary if the Impax Plan is not reduced to writing), any material amendments thereto and related trust documents, insurance contracts or other funding arrangements, in each case, as currently in effect; (ii) the most recent Form 5500 and all schedules attached thereto filed with respect to such Impax Plan, and the most recent actuarial report and financial statements, if any, prepared with respect to such Impax Plan; and (iii) all material communications received from any Governmental Authority relating to Impax Plans in the last three (3) years.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect, the Impax Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Law, and neither Impax (or any of its Subsidiaries) nor, to the Knowledge of Impax, any “party in interest” or “disqualified person” with respect to the Impax Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. Neither Impax nor any of its Subsidiaries has any material liability for breach of fiduciary duty or any other failure to act or comply with applicable Law in connection with the administration or investment of the assets of any Impax Plan.

(d) Each of the Impax Plans that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code. To the Knowledge of Impax, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Impax Plan or the Tax exemption of any trust related thereto.

(e) None of Impax, its Subsidiaries or, except as would not reasonably be expected to result in material liability to Impax, any trade or business (whether or not incorporated) that is treated as a single employer with any of them under Sections 414(b), (c), (m) or (o) of the Code (a “Impax ERISA Affiliate”) (or that was so treated at any time during the six (6) years immediately prior to the date of this Agreement) has ever had (or, in the case of any former Impax ERISA Affiliate during the last six (6) years, had at the time it was an Impax ERISA Affiliate) any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”).

(f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Impax Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect.

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Impax Plans, the assets of any of the trusts under the Impax Plans or the sponsor or administrator of any of the Impax Plans, or, to the Knowledge of Impax, against any fiduciary of the Impax Plans with respect to the operation of any of the Impax Plans (other than routine benefit claims), nor does Impax have any Knowledge of any threatened action, claim or lawsuit, other than such actions, claims or lawsuits that have not had or would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect.

(h) None of the Impax Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under applicable Law, including Section 4980B of the Code (“COBRA”) and which are provided at the sole expense of the participant or the participant’s beneficiary.

(i) Except as otherwise specifically contemplated by the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either by themselves or when combined with any other event), will (i) result in any payment becoming due to any Impax Employee, (ii) increase any benefits otherwise payable under any Impax Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Impax Plan, (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under an Impax Plan, (v) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee or other individual service provider of Impax or any of its Subsidiaries or (vi) result in any breach or violation of or default under or limit Holdco’s, Amneal’s or Impax’s right to amend, modify or terminate any Impax Plan.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect, each Impax Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance with, and Impax and its Subsidiaries have, since January 1, 2014, complied in practice and operation with, all applicable requirements of Section 409A of the Code. Neither Impax nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Impax Employee for any Tax incurred by such Impax Employee, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(k) As of the date hereof, no Impax Employee who is an officer for purposes of Section 16 of the Exchange Act has given notice of intent to terminate his or her employment with Impax or any of its Subsidiaries.

(l) Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to Impax, (i) each Impax Plan which is maintained primarily for the benefit of employees working outside of the United States (each, a “Non-U.S. Impax Plan”) has been established, administered, operated, funded, invested and maintained in compliance with the applicable Laws relating to such plans in the jurisdictions in which such Impax Plan is present or operates and, to the extent relevant, the United States, (ii) all required contributions and premiums to be made under each Non-U.S. Impax Plan have been made with respect thereto (whether pursuant to the terms of such Non-U.S. Impax Plan or by applicable Law) and (iii) as of the date of this Agreement, there is no pending or, to the knowledge of Impax, threatened litigation relating to any Non-U.S. Impax Plan.

Section 3.15 Taxes.

(a) Impax and each of its Subsidiaries have timely filed with the appropriate taxing authorities, or has caused to be timely filed on their behalf (taking into account any valid extension of time within which to file), all income, franchise and other Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects. All Taxes (regardless of having been shown as due on any Tax Return) have been timely paid in full, or an adequate reserve has been established therefor in the financial statements of Impax and its Subsidiaries (in accordance with GAAP) for all periods covered by such financial statements.

(b) Neither Impax nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other Contract, obligation, understanding or agreement to pay the Taxes of another person or to pay the Taxes with respect to transactions relating to any other person (other than Impax and its Subsidiaries) other than commercial agreements entered into in the ordinary course of business no principal purpose of which is related to Taxes.

(c) Neither Impax nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify under Section 355 of the Code for any years open under the relevant statute of limitations.

(d) Neither Impax nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Impax or a wholly owned Subsidiary of Impax) or (ii) has any liability for the Taxes of any person (other than Impax or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(e) To the Knowledge of Impax, no audits, investigations or other administrative or court proceedings, that could have, individually or in the aggregate, an Impax Material Adverse Effect, are pending with any taxing authority or court with respect to any material Taxes of Impax or any of its Subsidiaries, and no written notice thereof has been received by Impax or any of its Subsidiaries. Neither Impax nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any federal, state, local or foreign income, franchise or other material Taxes.

(f) No written claim that could give rise to material Taxes has been made within the previous three (3) years by a taxing authority in a jurisdiction where Impax or any of its Subsidiaries does not file Tax Returns that Impax or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(g) No Liens for Taxes exist with respect to any properties or other assets of Impax or any of its Subsidiaries, except for statutory Liens for current Taxes not yet delinquent.

(h) All material Taxes required to be withheld by Impax or any of its Subsidiaries (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provision under any foreign Laws) have been withheld, have been or will be duly and timely paid to the proper taxing authority, and have been or will be reported pursuant to applicable Tax information reporting Laws.

(i) Neither Impax nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code.

(j) There is no power of attorney given by or binding upon Impax or any of its Subsidiaries with respect to Taxes for any period for which the applicable statute of limitations (including any waivers and extensions) has not expired as of the date of this Agreement.

(k) Neither Impax nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither Impax nor any of its Subsidiaries is aware of any fact, or has taken or agreed to take any action that would reasonably be expected to prevent or impede (i) the Impax Merger and the LLC Conversion, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Contribution from qualifying as an exchange to which Section 721(a) of the Code applies.

Section 3.16 Intellectual Property.

(a) Impax, or one of its Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Intellectual Property held for use or used in the business of Impax or its Subsidiaries as presently conducted (“Impax Intellectual Property”) except for any failures to own or possess as have not had and would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect and except with respect to any Intellectual Property which is the subject of a Paragraph IV Proceeding; provided, that the representation and warranty in this Section 3.16(a) shall not be construed to be a representation or warranty with respect to non-infringement.

(b) Section 3.16(b) of the Impax Disclosure Letter identifies as of the date hereof: (i) each item of Impax Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority and in which Impax or any of its Subsidiaries has or purports to have an exclusive license or an ownership interest of any nature (whether exclusively, jointly with another person or otherwise) (“Registered Impax Intellectual Property”); (ii) the jurisdiction in which such item of Registered Impax Intellectual Property has been registered or filed and the applicable registration or application serial number; and (iii) any other person that, to the Knowledge of Impax, has an ownership interest in such item of Registered Impax Intellectual Property and the nature of such ownership interest.

(c) As of the date of this Agreement, the title in each item of Registered Impax Intellectual Property in which Impax or any of its Subsidiaries has an ownership interest is properly recorded in the name of Impax and/or its Subsidiaries. Each named inventor on each item of Registered Impax Intellectual Property constituting a patent or a patent application has duly executed a valid assignment of all applicable right, title and interest in and to such patent or patent application to Impax or one of its Subsidiaries (in each case where such assignment is required by applicable law to perfect Impax or its Subsidiaries rights in such patent or patent application). All such assignments have been duly recorded with the United States Patent and Trademark Office and all relevant foreign patent offices.

(d) Within the past three (3) years of the date hereof, neither Impax nor any of its Subsidiaries has received any written notice of any claim against any of them challenging the ownership, validity or enforceability of any of the Registered Impax Intellectual Property, other than any notice from the applicable examiner of any pending application therefor, received in the ordinary course of prosecution.

(e) With respect to each item of Registered Impax Intellectual Property owned by Impax or any of its Subsidiaries: (i) to Impax’s Knowledge, all such Registered Impax Intellectual Property is valid and enforceable; (ii) all such Registered Impax Intellectual Property is subsisting (or, in the case of applications, applied for), which shall include being currently in compliance with applicable Laws as to the payment of all necessary registration, maintenance, annuities, renewal, filing, examination, and other related fees and proofs of working or use, and, in the case of trademarks, the post-registration filing of affidavits of use and incontestability and renewal applications; and (iii) all necessary documents, recordations and certificates in connection with such Registered Impax Intellectual Property previously or currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in all jurisdictions where such fees are previously or currently due, for the purposes of prosecuting and maintaining and perfecting such Registered Impax Intellectual Property except, in each case, to the extent that failure to do so can be cured or otherwise would not result in permanent abandonment (i.e., without the possibility of revival or reinstatement).

(f) Certain Intellectual Property Proceedings.

(i) To the Knowledge of Impax, no claims or threat of claims within the three (3) years prior to the date of this Agreement, have been asserted in writing by any third party against Impax or any of its Subsidiaries (A) related to the use in the conduct of the businesses of Impax and its Subsidiaries of the Impax Intellectual Property or

(B) alleging that the conduct of the business of Impax and its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any third party but excluding any infringement of any Intellectual Property alleged pursuant to a Paragraph IV Proceeding or otherwise in connection with filing a Paragraph IV Certification Notice.

(ii) To the Knowledge of Impax, the conduct of the businesses of Impax and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party, but excluding any (A) infringement of any Intellectual Property under 35 U.S.C. § 271(e)(2) caused by or in connection with the filing of any abbreviated new drug application for a product filed with the FDA pursuant to §505(j) of the FFDCA or by the filing of any new drug application for a product filed with the FDA pursuant to §505(b)(2) of the FFDCA and (B) any infringement of any Intellectual Property alleged pursuant to a Paragraph IV Proceeding or otherwise in connection with filing a Paragraph IV Certification Notice. The representations set forth in this Section 3.16(f) are the only representations given by Amneal with respect to non-infringement of Intellectual Property.

(iii) Section 3.16(f)(iii) of the Impax Disclosure Letter identifies as of the date hereof all (A) pending Paragraph IV Proceedings to which Impax or any of its Subsidiaries is a party, (B) Paragraph IV Certification Notices dated within the three (3) year period ending on the date hereof made by or on behalf of the Impax or any of its Subsidiaries and (C) pending petitions for inter partes review under 35 U.S.C. § 311, et, seq., in which Impax or any of its Subsidiaries is identified as a real party in interest.

(iv) To the Knowledge of Impax, no third party is infringing, misappropriating or otherwise violating any Impax Intellectual Property.

(v) No unresolved claims or threat of claims within the three (3) years prior to the date of this Agreement, have been asserted in writing by Impax or any of its Subsidiaries against any third party with respect to the infringement or the alleged infringement of any Impax Intellectual Property.

(g) Neither Impax nor any of its Subsidiaries is bound by, and none of the material Intellectual Property purported to be owned or to its Knowledge which is exclusively licensed by Impax or any of its Subsidiaries, is subject to, any Contract containing any covenant or other provision that materially limits or restricts the ability of Impax or any of its Subsidiaries to use, exploit, assert, enforce, transfer or license any rights in any such Intellectual Property anywhere in the world (excluding in the case of any Intellectual Property exclusively licensed to Impax or any of its Subsidiaries, such license).

(h) Upon the termination of any Contract wherein Impax and/or any of its Subsidiaries has agreed to manufacture or supply a product or active pharmaceutical ingredient for a third party, Impax and/or its Subsidiaries shall retain and continue to have the right to use all Intellectual Property, data, bioavailability studies, drug master files, dossiers and regulatory approvals granted by any Healthcare Regulatory Authority which are required or necessary to manufacture said product or active pharmaceutical ingredient either for itself or another person without restriction or obligation to the third party of such terminated Contract.

(i) The consummation of the Transactions will not result in the loss or impairment of Impax’s or its Subsidiaries’ rights to own or use any of the Impax Intellectual Property or obligate them to pay any royalties or other amounts to any third party in excess of the amounts payable by them prior to the Closing, nor will such consummation require the consent of any third party in respect of any Impax Intellectual Property, except as have not had and would not reasonably be expected to have, individually or in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Impax and its Subsidiaries, taken as a whole.

(j) Neither Impax nor any of its Subsidiaries has entered into any Contract which, upon the consummation of the Transactions will, to the Knowledge of Impax, result in the loss or impairment of Holdco’s or any of its Subsidiaries’ ability (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services or (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing, in each case of (A)-(C), with respect to any products or services currently marketed by Amneal or any of its Subsidiaries as of the date of this Agreement.

(k) Impax and its Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets.

(l) During the three (3) years prior to the date of this Agreement, (i) to the Knowledge of Impax, there have been no material security breaches in Impax’s or its Subsidiaries’ information technology systems wherein any third party has gained unauthorized access to any of Impax’s or of any of its Subsidiaries’ confidential and/or proprietary information and (ii) there have been no disruptions in any of Impax’s or its Subsidiaries’ information technology systems that materially adversely affected Impax’s or its Subsidiaries’ business or operations. Impax and its Subsidiaries have evaluated their security, disaster recovery and backup needs and have implemented plans and systems designed to reasonably address their assessment of risk.

(m) Impax and each of its Subsidiaries is and has been during the past three (3) years in compliance with its applicable privacy policies and obligations to third parties relating to any processing of personal information except for any failure in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect. To Impax’s Knowledge, there has not been any audit, investigation or other Litigation Proceeding initiated by any Governmental Authority, regarding the processing of personal information by Impax or any of its Subsidiaries.

Section 3.17 Real Property.

(a) Section 3.17(a)(i) of the Impax Disclosure Letter contains a complete and accurate list by property, city, state and country of all interests in real property currently owned in fee by Impax and any of its Subsidiaries (the “Impax Owned Real Property”). Section 3.17(a)(ii) of the Impax Disclosure Letter contains (i) a complete and accurate list, by property, city, state and country, of all real property currently leased (as lessee), licensed (as licensee) or subleased (as sublessee) by Impax or any of its Subsidiaries (the “Impax Leased Real Property” and, together with the Impax Owned Real Property, collectively, the “Impax Real Property”), and (ii) a description of each Impax Lease and all amendments, modifications and supplements thereto.

(b) The Impax Owned Real Property, together with the Impax Leased Real Property, is sufficient in all material respects for the operation of the business currently conducted by Impax and its Subsidiaries in the ordinary course of business, and Impax and each of its Subsidiaries, as applicable, enjoys peaceful and undisturbed possession of the Impax Owned Real Property and the Impax Leased Real Property sufficient for current business and operational use requirements.

(c) Impax and/or its Subsidiaries, as applicable, has good and valid fee simple title to all Impax Owned Real Property, free and clear of any Liens other than Permitted Liens. Impax has made available to Amneal accurate and complete copies of all title insurance policies, title reports and surveys for the Impax Real Property in possession or control of Impax or any of its Subsidiaries. To the Knowledge of Impax, all buildings, plants, structures and other improvements that form a part of the Impax Real Property lie wholly within the boundaries of the land owned or leased by Impax or its Subsidiaries, as applicable, and do not materially encroach upon the property of, or otherwise materially conflict with the property rights of, any other person.

(d) None of the Impax Owned Real Property is subject to any lease, license, or sublease or any material use or occupancy agreement entered into outside of the ordinary course of business pursuant to which Impax or any of its Subsidiaries has granted any third party or third parties the right to use or occupancy of such Impax Owned Real Property (other than Permitted Liens or to Impax or any of its Subsidiaries).

(e) To Impax’s Knowledge, (i) all improvements on the Impax Real Property are structurally sound and in working order sufficient for their normal operation in the manner currently being operated, normal wear and tear excepted and (ii) the utilities servicing the Impax Real Property are adequate for the operation of each facility as it is currently being operated.

(f) The Impax Owned Real Property, and the current use and occupancy thereof, is in material compliance with (i) all applicable building, zoning, subdivision, health and safety and other Laws pertaining to the ownership, construction, use or occupancy of real property, including the Americans with Disabilities Act of 1990, as amended, (ii) all easements, covenants, conditions, restrictions or similar provision in any instrument of record or other unrecorded agreement affecting such property and (iii) any requirements of any Governmental Authority in connection with (A) such Governmental Authority’s consents and/or (B) any entitlements or benefits extended by such Governmental Authority, in both cases, in relation to the use and development of the real property and operation of the facilities thereon. To Impax’s Knowledge, each Impax Lease that requires registration with any Governmental Authority has been duly registered.

(g) To Impax’s Knowledge, no eminent domain, condemnation or other similar proceeding is pending or threatened affecting any of the Impax Owned Real Property, Impax Leased Real Property or any part thereof.

(h) There are no outstanding options, rights of first offer or rights of first refusal to purchase any Impax Owned Real Property or any portion thereof or interest therein.

(i) Each contract, agreement or arrangement (including any option to purchase contained therein) pursuant to which Impax or any of its Subsidiaries leases, licenses or subleases any Impax Leased Real Property (each, an “Impax Lease” and, collectively, the “Impax Leases”) is a written agreement in full force and effect, and is valid, binding and enforceable, subject to proper authorization and execution of each Impax Lease by the other parties thereto and except to the extent that enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ right generally and by general equity principles. Impax has made available to Amneal (in each case, together with all material amendments, assignments, modifications, supplements, waivers or other changes thereto) true and complete copies of all Impax Leases and, in the case of any oral Impax Lease, a written summary of the material terms of such Impax Lease, to which Impax or any of its Subsidiaries is a party. None of Impax or any of its Subsidiaries subleases (as sublessor), licenses (as licensor) or grants the use or occupancy of, to any other person (other than business invitees in the ordinary course of business), any portion of the Impax Leased Real Property. Except for Permitted Liens, none of Impax or any of its Subsidiaries has collaterally assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Impax Lease.

(j) There exists no default or event of default on the part of Impax or any of its Subsidiaries under any Impax Leases or, to Impax’s Knowledge, any other party thereto, in each case that has not been cured and to Impax’s Knowledge, no condition exists that with notice or lapse of time would constitute a default by Impax or any of its Subsidiaries or any other party thereunder, in each case that has not been cured or that has not had or would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect. None of Impax or any of its Subsidiaries has received written notice of any default or event of default under any Impax Lease, other than any default or event of default that has been cured or that has not had or would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect.

(k) The current use and operation of the Impax Leased Real Property in the ordinary course of business of Impax and its Subsidiaries does not violate any Law in any material respect.

(l) None of Impax or any of its Subsidiaries is a party to any contract, agreement or arrangement relating to the future acquisition or development of any Impax Real Property by any third party or the acquisition of any other real property by Impax or any of its Subsidiaries.

Section 3.18 Environmental Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect, (a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of Impax, threatened by any person against, Impax, any of its Subsidiaries or, to the Knowledge of Impax, any person whose liability Impax or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law with respect to any matters relating to or arising out of any Environmental Law, (b) Impax and its Subsidiaries have at all times been and are presently in compliance with all Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required under applicable Environmental Laws for its operations as conducted at such time, (c) Impax and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of Impax, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to either (i) any real property currently or formerly owned, operated or leased by Impax or its Subsidiaries or operations thereon, (ii) Impax or its Subsidiaries current or former conduct of its business or operations, including any Releases of Hazardous Materials or arrangement for disposal or Release at any location, or (iii) any person whose liability Impax or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law that would, in any such case, reasonably be expected to result in Environmental Liabilities and (d) with respect to any real property currently owned or leased by Impax or its Subsidiaries or, to the Knowledge of Impax, formerly owned or leased by Impax or its Subsidiaries, there have been no Releases by Impax or any of its Subsidiaries, or to the Knowledge of Impax, by any other person, of Hazardous Materials that have resulted or are reasonably likely to result in a claim against Impax or its Subsidiaries.

Section 3.19 Labor Matters. No labor strike, work slowdown, work stoppage, lockout or other concerted labor action or dispute involving the employees of Impax or any of its Subsidiaries is pending, or to the Knowledge of Impax, threatened against or affecting Impax or any of its Subsidiaries and, since January 1, 2014, there has not been any such action. Neither Impax nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or any work rules or practices agreed to with any labor organization applicable to employees of Impax or any of its Subsidiaries, and no collective bargaining or similar agreement is currently being negotiated by Impax or any of its Subsidiaries. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect, each of Impax and its Subsidiaries is, and has been since January 1, 2014, in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, health and safety and wages and hours. Neither Impax nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local Law that remains unsatisfied.

Section 3.20 Insurance. Section 3.20(a) of the Impax Disclosure Letter sets forth each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage) to which Impax or any Subsidiary is currently a party (the “Impax Policies”). All Impax Policies are in full force and effect, and all premiums that are due and payable with respect thereto covering all periods up to and including the Closing Date have been paid, except as have not had or would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect. Since January 1, 2014, no notice of cancellation or termination has been received with respect to any Impax Policies, except for such cancellations or terminations which have not had or would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect. Since January 1, 2014, each of Impax and its Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are required by Law and any Contract to which it is a party and as are customary for companies in the United States conducting the businesses conducted by Impax and its Subsidiaries, except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect. Section 3.20(b) of the Impax Disclosure Letter sets forth the premium paid by Impax and its Subsidiaries for directors and officers liability insurance for its last full policy year.

Section 3.21 Prohibited Persons.

(a) Neither Impax nor any of its Subsidiaries nor, to the Knowledge of Impax, any of its brokers or agents acting or benefiting in any capacity in connection with the Transactions or Ancillary Transactions is a Prohibited Person.

(b) Neither Impax nor any of its Subsidiaries nor, to the Knowledge of Impax, any of its brokers or agents acting or benefiting in any capacity in connection with the Transactions or Ancillary Transactions (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of a Prohibited Person; (ii) has dealt or will deal in, or has otherwise engaged or will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the requirements or prohibitions set forth in the Executive Order or the USA PATRIOT Act.

(c) Neither Impax nor any of its Subsidiaries nor, to the Knowledge of Impax, any of its brokers or agents has in the three (3) years prior to the date of this Agreement, in connection with the business of Impax or any of its Subsidiaries, taken any action in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom Bribery Act 2010, the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, or any anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws and/or anti-bribery, anti-corruption and/or anti-money laundering Laws of any jurisdiction in which such person operates (collectively, “Anti-Corruption Laws”).

(d) Neither Impax nor any of its Subsidiaries nor, to the Knowledge of Impax, any of its brokers or agents, is, or in the three (3) years prior to the date of this Agreement has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving Impax or any of its Subsidiaries in any way relating to any applicable Anti-Corruption Laws, including the FCPA.

Section 3.22 Transactions with Related Parties. Except with respect to the Impax Plans, since January 1, 2014, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Impax or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been so disclosed in the Impax SEC Documents.

Section 3.23 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. LLC (“Morgan Stanley”), the fees and expenses of which will be paid by Impax in accordance with Impax’s agreements with such firms (true and complete copies of which have heretofore been made available to Amneal), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Impax or its Subsidiaries.

Section 3.24 Opinion of Financial Advisor. The Impax Board has received the opinion of Morgan Stanley to the effect that, as of the date of such opinion and based on and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth therein, the consideration to be received by the holders of Impax Common Stock (other than Cancelled Shares) pursuant to this Agreement is fair from a financial point of view to such holders of Impax Common Stock, and a complete copy of such written opinion will be made available to Amneal, solely for informational purposes, as soon as practicable after the date of this Agreement.

Section 3.25 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Amneal contained in this Agreement and the Ancillary Agreements, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation (other than Section 203 of the DGCL) is applicable to Impax, the shares of Impax Common Stock or the Transactions. The Impax Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement, the Ancillary Agreements, the Transactions or the Ancillary Transactions.

Section 3.26 No Rights Agreement. There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which Impax is a party or by which it is otherwise bound.

Section 3.27 Requisite Stockholder Approval. The only vote of holders of any class or series of Impax Common Stock or other equity interest of Impax necessary to approve the Transactions is the adoption of this Agreement by the holders of a majority of the Impax Common Stock outstanding and entitled to vote thereon (the “Impax Stockholder Approval”). No other vote of the holders of Impax Common Stock or any other equity interests of Impax is necessary to consummate the Transactions.

Section 3.28 Holdco. Holdco has been formed solely for the purpose of engaging in the Transactions and the Ancillary Transactions contemplated hereby and, prior to the Closing, Holdco will not have engaged in any other business activities other than incidental to the Transactions and the Ancillary Transactions contemplated hereby and will have incurred no liabilities or obligations other than in relation to the Transactions and the Ancillary Transactions contemplated by this Agreement.

Section 3.29 Exclusivity of Representations; No Limitation of Other Representations. The representations and warranties made by Impax in this Article III are the exclusive representations and warranties made by Impax and its Subsidiaries. Impax hereby acknowledges that neither Impax nor any of its Subsidiaries, nor any of their respective equityholders or Representatives, nor any other person, has made or is making any other express or implied representation or warranty with respect to Impax and its Subsidiaries or any of their respective businesses, operations, assets or liabilities, including with respect to any information provided or made available to Amneal or any of its Representatives, including in certain “data rooms,” management presentations or other information provided or made available to Amneal or its Representatives in anticipation or contemplation of any of the Transactions contemplated hereby. Furthermore, in connection with the due diligence investigation of Impax, its Subsidiaries and their business and operations by and on behalf of Amneal and its Representatives, such persons have received and may continue to receive certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Impax, its Subsidiaries and their business and operations. Amneal hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, that Amneal is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that no representation or warranty is being made with respect thereto. Nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by Impax in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AMNEAL

Except as set forth in the disclosure letter delivered by Amneal to Impax prior to the execution of this Agreement (the “Amneal Disclosure Letter”), Amneal represents and warrants to Impax as follows:

Section 4.01 Organization, Standing and Corporate Power. Each of Amneal and the Amneal Material Subsidiaries is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed and has all requisite corporate, limited liability company or other entity power and authority to carry on its business as now being conducted. Each other Subsidiary of Amneal is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed and has all requisite limited liability company or other entity power and authority to carry on its business as now being conducted, except to the extent that any failure to be so organized, validly existing and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect. Amneal and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had or would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect. Amneal has, prior to the date hereof, made available to Impax a true and complete copy of the certificate of formation of Amneal, the Amneal LLC Operating Agreement and the charter and bylaws (or comparable organizational documents) of the Amneal Material Subsidiaries, in each case as amended to the date of this Agreement. There has been no breach by Amneal of the Amneal LLC Operating Agreement or the Amended and Restated Limited Liability Company Agreement for Amneal Pharmaceuticals LLC, dated as of July 1, 2011. Since May 1, 2015, no provision of the Amneal LLC Operating Agreement has been amended, modified or waived.

Section 4.02 Subsidiaries. Section 4.02 of the Amneal Disclosure Letter lists all the Subsidiaries of Amneal and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Except for Permitted Liens, all the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Amneal free and clear of any Liens other than Permitted Liens and Liens pursuant to existing financing arrangements. Except for the capital stock or other equity or voting interests of its Subsidiaries, Amneal does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

Section 4.03 Capital Structure.

(a) Section 4.03(a) of the Amneal Disclosure Letter sets forth, as of the date of this Agreement, each of the Existing Amneal Members and lists the Amneal LLC Interests owned by each such Existing Amneal Member. Except the Amneal LLC Interests owned by the Existing Amneal Members, as of the date of this Agreement, there are no issued or outstanding limited liability company interests or other equity interests in Amneal.

(b) There are no outstanding stock appreciation rights, rights to receive Amneal LLC Interests on a deferred basis or other rights that are linked to the value of Amneal LLC Interests granted under the Amneal Plans. All outstanding Amneal LLC Interests are, and all Amneal LLC Interests which may be issued pursuant to the Amneal Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) Except as set forth above in Section 4.03(a), there are no bonds, debentures, notes or other indebtedness of Amneal having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Existing Amneal Members may vote. Except as set forth above in Section 4.03(a), (i) there are not issued, reserved for issuance or outstanding (A) any securities of Amneal or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Amneal or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from Amneal or any of its Subsidiaries, or any obligation of Amneal or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Amneal or any of its Subsidiaries and (ii) there are not any outstanding obligations of Amneal or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Amneal nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

Section 4.04 Authority; Noncontravention.

(a) Amneal has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions and the Ancillary Transactions. The execution, delivery and performance by Amneal of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions and the Ancillary Transactions, have been duly and validly authorized by all necessary limited liability company action on the part of Amneal, and no other limited liability company proceedings on the part of Amneal are necessary to authorize the execution and delivery by Amneal of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions and the Ancillary Transactions. This Agreement has been duly executed and delivered by Amneal and, assuming due authorization, execution and delivery hereof by Impax, is a legal, valid and binding obligation of Amneal, enforceable against Amneal in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). The Amneal Board has unanimously adopted resolutions approving this Agreement, the Ancillary Agreements to which Amneal is a party and the Transactions and the Ancillary Transactions, and authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Amneal is a party in accordance with their terms and the consummation of the Transactions and the Ancillary Transactions.

(b) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Amneal is a party, and the consummation of the Transactions and the Ancillary Transactions, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Amneal or any of its Subsidiaries under, (i) the certificate of formation of Amneal, the Amneal LLC Operating Agreement or the charter and bylaws (or comparable organizational documents) of the Amneal Material Subsidiaries, (ii) any Contract to which Amneal or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.06, any Law applicable to Amneal or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that have not had or would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect.

Section 4.05 Valid Issuance of Amneal Units.

(a) The Amneal Units, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration set forth in this Agreement will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Liens (other than such Liens created by the Restated Amneal LLC Operating Agreement or applicable securities Laws) or any preemptive rights.

(b) Amneal has not offered any Amneal Units for sale to, or solicited any offers to buy from, or otherwise approached or negotiated in respect of any such offer to sell or buy with, any persons other than Holdco. Amneal has not taken any action that will, in and of itself, cause the issuance, sale and delivery of the Amneal Units to constitute a violation of the Securities Act or any applicable state securities Laws.

Section 4.06 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Amneal or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Amneal is a party by Amneal and the Existing Amneal Members or the consummation by Amneal and the Existing Amneal Members of the Transactions and the Ancillary Transactions, except (a) the premerger notification and report form under the HSR Act, (b) the governmental approvals, consents and authorizations that are applicable to Amneal and its Subsidiaries as set forth on Section 4.06(b) of the Amneal Disclosure Letter, pursuant to applicable Laws, for consummation of the Transactions and the Ancillary Transactions, (c) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (d) the filing of all material applications, consents, approvals, authorizations and notices, as required by any Healthcare Regulatory Authority, each of which is set forth on Section 4.06(d) of the Amneal Disclosure Letter and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings where the failure to make any such filing, give any such notice or obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect.

Section 4.07 Amneal Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated balance sheets of APHC, as at December 31, 2016, December 31, 2015 and December 31, 2014, and the related audited consolidated income and cash flow statements of Amneal for the fiscal years then ended, and the unaudited consolidated balance sheet and the related unaudited income and cash flow statements of APHC, each as at and for the six (6) month period ending June 30, 2017 (collectively, the “Amneal Financial Statements”), were prepared in accordance with GAAP consistently applied throughout the periods and the dates involved, except as otherwise noted therein. Prior to the date of this Agreement, true, complete and correct copies of the Amneal Financial Statements, and the accompanying independent auditors’ reports, as applicable, have been made available to Impax. As of the dates of such financial statements, the Amneal Financial Statements fairly present in all material respects the financial position, the results of operations and cash flow of Amneal and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).

(b) Neither Amneal nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of Amneal and its Subsidiaries (including the notes thereto), except for any such liabilities or obligations (i) accrued, disclosed, reflected or reserved against in the most recent Amneal Financial Statements (including any related notes), (ii) incurred in the ordinary course of business since the date of the latest balance sheet included in the most recent Amneal Financial Statements, (iii) incurred in connection with this Agreement, the Ancillary Agreements to which Amneal is a party, the Transactions and the Ancillary Transactions or (iv) that have not had or would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect.

Section 4.08 Information Supplied. The information supplied in writing by Amneal expressly for inclusion in the Registration Statement and the Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act, and (b) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of Impax and at the time of any meeting of Impax’s stockholders to be held in connection with the Transactions, including the Impax Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, Amneal make no representation or warranty with respect to statements made in any of the foregoing documents based on information supplied by Impax for inclusion therein.

Section 4.09 Absence of Certain Changes or Events. Since January 1, 2017 until the date of this Agreement, except as expressly required by this Agreement or any Ancillary Agreement, (a) Amneal and its Subsidiaries have conducted their respective businesses in all material respects in accordance with the ordinary course of such businesses and (b) there has not been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect.

Section 4.10 Litigation. There is no Litigation Proceeding or internal investigation pending or, to the Knowledge of Amneal, threatened, and Amneal has no Knowledge of any external investigation pending or threatened with respect to Amneal or its Subsidiaries, nor is there any material judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding with respect to Amneal or any of its Subsidiaries, except in each case for any Litigation Proceedings, investigations, judgments, decrees, injunctions, rules, orders or claims that have not been and would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect.

Section 4.11 Contracts.

(a) Section 4.11(a) of the Amneal Disclosure Letter sets forth a true and complete list as of the date of this Agreement, and Amneal has, prior to the date of this Agreement, made available to Impax true and complete copies (including all material amendments, modifications, extensions, renewals or guaranties) of the following, other than any Amneal Plans (all such Contracts set forth on Section 4.11(a) of the Amneal Disclosure Letter, or which are required to be so disclosed, “Amneal Material Contracts”):

(i) all Contracts of Amneal or any of its Subsidiaries involving payments by or to Amneal or any of its Subsidiaries of more than $2,500,000 on an annual basis;

(ii) all Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $2,500,000;

(iii) all Contracts having a remaining term of three (3) years or more as of the date hereof wherein Amneal or any of its Subsidiaries is obligated to manufacture or supply products to any third party with a total annual payment or financial commitment exceeding $2,500,000;

(iv) all Contracts to which Amneal or any of its Subsidiaries is a party, or by which Amneal, any of its Subsidiaries is bound, that contain any covenant materially limiting or prohibiting the right of Amneal or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services or (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing, in each case other than (x) non-compete or non-solicitation Contracts with non-executive employees of Amneal or any of its Subsidiaries or (y) confidentiality agreements including non-solicitation, “no raid” or no-hire provisions;

(v) all Contracts of Amneal or any of its Subsidiaries with any Affiliate of Amneal (other than any of its Subsidiaries) (A) whereby Amneal or any of its Subsidiaries agrees to indemnify such Affiliate; or (B) in which the amount involved exceeds $500,000 on an annual basis, except for Contracts in respect of employment or consulting services entered into in the ordinary course of business;

(vi) all Contracts of Amneal or any of its Subsidiaries granting or obtaining any license to Intellectual Property involving payments of more than $1,000,000 in any calendar year;

(vii) all Contracts of Amneal or any of its Subsidiaries involving payments to a single vendor by or to Amneal or any of its Subsidiaries of more than $2,500,000 on an annual basis that require consent of or notice to a third party in the event of or with respect to the Transactions or the Ancillary Transactions, including in order to avoid a breach or termination of, or loss of benefit under, any such Contract;

(viii) all joint venture, partnership or other similar agreements involving co-investment with a third party to which Amneal or any of its Subsidiaries is a party;

(ix) all Contracts with any Governmental Authority or any Healthcare Regulatory Authority under which Amneal provides products or services involving aggregate consideration in excess of $2,500,000;

(x) settlement agreements with, or agreements entered into in connection with settlement agreements with, Governmental Authorities or any Healthcare Regulatory Authority that have existing or contingent material performance obligations;

(xi) all Contracts pursuant to which any Indebtedness of Amneal or any of its Subsidiaries is outstanding or may be incurred (except for Contracts relating to Indebtedness (A) the aggregate principal amount of which does not exceed $5,000,000 or (B) solely among Amneal and/or its Subsidiaries);

(xii) all Contracts of Amneal or any of its Subsidiaries which grant to any third party any exclusive rights, right of first refusal, right of first offer or similar right or ownership interest, in each case, with respect to any material Intellectual Property, drug master files, dossiers, regulatory filings or approvals with any Healthcare Regulatory Authority or other material assets, rights or properties of Amneal or any of its Subsidiaries;

(xiii) all Contracts relating to the voting or registration of any securities or providing Amneal or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any assets or securities;

(xiv) all Contracts of Amneal or any of its Subsidiaries that relate to an acquisition, divestiture, merger or similar transaction that contain material representations, covenants, indemnities or other obligations (including material payment, indemnification or other contingent obligations) or any “earn-out” obligations of Amneal or any of its Subsidiaries, that are in effect (other than any indemnification provisions which relate to representations and warranties in respect of organization, power and authority, due authorization, capitalization, non-contravention, Taxes, brokers fees or other similar representations and warranties which are contained in the applicable acquisition agreement);

(xv) all Contracts of Amneal or any of its Subsidiaries relating to the settlement of any Litigation Proceeding that provide for any continuing material obligations on the part of Amneal or any of its Subsidiaries;

(xvi) all Contracts obligating Amneal or any of its Subsidiaries to purchase or otherwise obtain any material product or service exclusively from any person or sell any material product or service exclusively to any person;

(xvii) all Contracts relating to a material research and development collaboration or any joint development, in each case, for any products currently marketed by Amneal or any of its Subsidiaries;

(xviii) all Contracts that are collective bargaining agreements and all Contracts with any trade union, works council or other employee representative or other labor organization;

(xix) all Contracts of Amneal or any of its Subsidiaries that prohibit, limit or restrict the payment of dividends or distributions in respect of the capital stock of Amneal or any of its Subsidiaries or otherwise, prohibit, limit or restrict the pledging of capital stock of Amneal or any of its Subsidiaries or prohibit, limit or restrict the issuance of guarantees by Amneal or any of its Subsidiaries; and

(xx) Contracts that obligate Amneal or any of its Subsidiaries to make any capital contribution or other investment (including pursuant to any joint venture) in a person in excess of $1,000,000 on an annual basis.

For purposes of this Section 4.11(a), amounts calculated on an “annual basis” or similar terms reflect annualized expenses or payments based on payments made during the period from (A)(1) January 1, 2016 through December 31, 2016 or (2) January 1, 2017 through June 30, 2017 and (B) accruals for the applicable calendar year.

(b) (i) none of Amneal or any of its Subsidiaries (A) is, or has received written notice that any other party to any Amneal Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any Amneal Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Amneal Material Contract and (iii) each such Amneal Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, Amneal or its Subsidiary, and, to the Knowledge of Amneal, each other party thereto, except for violations, breaches, defaults, waivers or failures to enforce rights or benefits, or failures to be in full force and effect or to be legal, valid, binding or enforceable, covered by clauses (i), (ii) or (iii) above that have not had and would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect. No party to any of the Contracts set forth on Section 4.11(a) of the Amneal Disclosure Letter has provided written notice exercising any termination rights with respect thereto.

Section 4.12 Compliance with Laws.

(a) Amneal and each of its Subsidiaries are and have been since January 1, 2014 in compliance with all Laws applicable to them, their properties or other assets or their business or operations, except for such violations or noncompliance that have not been and would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect. Amneal and its Subsidiaries have in effect all material permits, licenses, certificates of need, registrations, accreditations, Government Program provider agreements, variances, exemptions, authorizations, operating certificates, franchises, orders, approvals, and similar rights issued by or obtained from all Governmental Authorities (collectively, “Amneal Permits”) necessary to carry on their businesses as currently conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Amneal Permit, except for such violation, defaults, terminations, amendments or cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have an Amneal Material Adverse Effect. There is no event which has occurred that would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or adverse modification of any such Amneal Permit that is material to Amneal and its Subsidiaries, taken as a whole. Assuming all notices or consents listed on Section 4.06(b) of the Amneal Disclosure Letter are made or obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions and the Ancillary Transactions do not and will not conflict with or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any properties or other assets of Amneal or any of its Subsidiaries under, any such Amneal Permit, except for any such conflicts, violations, breaches or defaults which has not had and would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect. This Section 4.12 does not apply to Tax matters which are the subject of Section 4.15.

(b) Since January 1, 2012, (i) neither Amneal nor any of its Subsidiaries has received any written notice from any Governmental Authority that alleges or relates to (A) any violation or noncompliance (or reflects that Amneal or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged noncompliance) with any applicable Law or (B) any fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any Amneal Permit and (ii) neither Amneal nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its alleged noncompliance with, or violation of, any applicable Law, except in each case in clauses (i) and (ii) above to the extent any such violation, noncompliance, fine, assessment, order, suspension, revocation, limitation or restriction has not had and would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect.

(c) Since January 1, 2012, Amneal and each of its Subsidiaries have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such filings or payments has not had and would not reasonably be expected to have individually or in the aggregate, an Amneal Material Adverse Effect.

Section 4.13 FDA Regulatory Matters.

(a) Amneal and each of its Subsidiaries is and has been since January 1, 2014, in compliance in all material respects with (i) all Healthcare Laws and (ii) all Healthcare Regulatory Authorizations, including all requirements of the FDA, DEA, and all other Healthcare Regulatory Authorities, that are applicable to Amneal or its Subsidiaries, as applicable. As of the date hereof, neither Amneal nor any of its Subsidiaries, nor their respective officers, directors or employees, or agents authorized to appear before any Healthcare Regulatory Authority for or on behalf of Amneal or any of its Subsidiaries, is subject to, or has received written, or, to Amneal’s Knowledge, oral notice or other communication of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action alleging that any operation or activity of Amneal or its Subsidiaries is in violation of any Healthcare Laws or otherwise related to the business of Amneal or its Subsidiaries by or before any Healthcare Regulatory Authority, including any action (i) to suspend, revoke or withdraw a material Healthcare Regulatory Authorization or (ii) contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging, in each case, any material violation of Law with respect to, any product or product candidate manufactured, distributed or marketed by or on behalf of Amneal or its Subsidiaries.

(b) Amneal and each of its Subsidiaries, as applicable, has held, or has held contractual rights to, all material Healthcare Regulatory Authorizations required for the marketing and approval of all products marketed by or on behalf of Amneal or any of its Subsidiaries, and all such Healthcare Regulatory Authorizations are in full force and effect. As of the date hereof, neither Amneal nor any of its Subsidiaries, nor their respective officers, directors or employees, or agents authorized to appear before any Healthcare Regulatory Authority for or on behalf of Amneal or any of its Subsidiaries, as applicable, has received written or, to Amneal’s Knowledge, oral notice or other communication of any material inaccuracy or material insufficiency of, or of any termination, suspension, rejection or denial of, any filing or application for any material Healthcare Regulatory Authorization that was not corrected or otherwise addressed in a subsequent filing. To Amneal’s Knowledge, no event has occurred which allows, or after notice or lapse of time would allow, or would reasonably be expect to lead to, the revocation, withdrawal, termination, suspension, rejection or denial of any material Healthcare Regulatory Authorization (or any filing or application therefor) or result in any other impairment of the rights of the holder of any material Healthcare Regulatory Authorization (or any filing or application therefor).

(c) All material reports, documents, registrations, authorizations, claims and notices required to be filed, maintained, or furnished to any Healthcare Regulatory Authority, including all registrations and reports required to be filed with clinicaltrials.gov; clinical investigator financial disclosure obligations; registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207; reporting requirements under the Physician Payments Sunshine Act (42 U.S.C. 1320a-7h, et seq.), and all similar state transparency requirements; drug price reporting; and adverse event reports, by Amneal or any of its Subsidiaries have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) The development, manufacture, labeling and storage, as applicable, of any drugs or products by Amneal and each of its Subsidiaries has been since January 1, 2014, and is being conducted, in compliance in all material respects with all applicable Laws of the FDA, U.S. Customs, DEA and other Healthcare Regulatory Authorities, including the FDA’s current Good Laboratory Practices, Good Manufacturing Practices and Good Clinical Practices.

(e) Since January 1, 2014, neither Amneal nor any of its Subsidiaries has (i) voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, or (ii) received any notices, information request letters, correspondence, orders or other communication from any Healthcare Regulatory Authority issuing, requiring or causing any recalls, seizures, detentions, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of, or enjoining manufacture or distribution of, any product or product candidate manufactured, distributed or marketed by or on behalf of Amneal or any of its Subsidiaries and to Amneal’s Knowledge no Healthcare Regulatory Authority and neither Amneal nor any of its Subsidiaries is considering such action. Since January 1, 2014 until the date hereof, neither Amneal nor any of its Subsidiaries has received any written or, to Amneal’s Knowledge, oral notices, information request letters, correspondence, orders or other communications from any Healthcare Regulatory Authority regarding new safety information, postmarketing clinical trials or studies or risk evaluation and mitigation strategies asserting that labeling changes, postmarketing trials, studies, or other action will be required in order to ensure the safety of any products or product candidates.

(f) All studies, tests and clinical and pre-clinical trials conducted by or, the Knowledge of Amneal, on behalf of Amneal or any of its Subsidiaries, or in which Amneal or any of its Subsidiaries or their products or product candidates have participated were and, if still pending, have been and are being conducted in material compliance with all applicable Laws, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices. Neither Amneal nor any of its Subsidiaries has received any written or, to Amneal’s Knowledge, oral notices, correspondence or other communication from any Healthcare Regulatory Authority requiring the termination or suspension of any ongoing or planned clinical trials conducted by, or, to Amneal’s Knowledge, on behalf of, Amneal or any of its Subsidiaries or the business currently conducted by any of them, or in which Amneal or any of its Subsidiaries or their products or product candidates have participated.

(g) Since January 1, 2014, neither Amneal nor any of its Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, letters of admonition, untitled letters or other written or, to Amneal’s Knowledge, oral correspondence from any Healthcare Regulatory Authority alleging or asserting material noncompliance with any Laws applicable to, or a lack of safety regarding, Amneal’s or any of its Subsidiaries’ manufacturing practices any product or product candidate manufactured, distributed or marketed by or on behalf of Amneal or any of its Subsidiaries. Neither Amneal nor any of its Subsidiaries is subject to any material order of, obligation or commitment to, or settlement with, any Healthcare Regulatory Authority. To Amneal’s Knowledge, no event has occurred which would reasonably be expect to lead to any material claim, suit, proceeding, hearing, enforcement, audit, investigation, inspection by any Healthcare Regulatory Authority or any FDA warning letter, untitled letter, or request or requirement to make changes to the products or procedures of Amneal or its Subsidiaries that, if not complied with, would reasonably be expected to have an Amneal Material Adverse Effect.

(h) Neither Amneal nor any of its Subsidiaries, nor any of their respective officers, directors, employees, nor, to Amneal’s Knowledge, any of their respective contractors, suppliers, agents, or other company or individual performing research or product-related work on behalf of Amneal or any of its Subsidiaries, nor any other person described in 42 C.F.R. § 1001.1001(a)(1)(ii) is a party to, or bound by, any order, individual integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, corporate integrity agreement or other similar form agreement with any Governmental Authority resulting from a failure, or alleged failure, to comply with any applicable Laws of the FDA, U.S. Customs, DEA, Centers for Medicare and Medicaid Services and other Healthcare Regulatory Authorities.

(i) Neither Amneal nor any of its Subsidiaries or their products or product candidates are the subject of any pending or, to Amneal’s Knowledge, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or otherwise. Neither Amneal nor any of its Subsidiaries, nor to Amneal’s Knowledge, any of their respective officers, directors, employees, nor, to Amneal’s Knowledge, any of their respective contractors, suppliers, agents, or other company or individual performing research or product-related work on behalf of Amneal or any of its Subsidiaries, nor any other person described in 42 C.F.R. § 1001.1001(a)(1)(ii), (i) has committed any act, made any untrue statement of material fact or failed to make any statement that, at the time such act, statement or disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy (ii) has been charged with any conduct for which debarment is mandated by 21 U.S.C. § 335a or any criminal offense relating to the delivery of an item or service under any federal health care program (iii) has been charged with or been convicted of any crime for which exclusion is mandated or permitted from the federal health care programs under Section 1128 of the Social Security Act of 1935, or any similar Law; (iv) is or has been debarred, excluded or suspended from participation in any federal health care program; (v) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act; (vi) is or has been listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (vii) has been debarred by any federal or international agency.

Section 4.14 Amneal Benefit Plans.

(a) Section 4.14(a) of the Amneal Disclosure Letter sets forth a true and complete list of all material “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other material employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including with respect to bonus, employment, consulting or other compensation, collective bargaining, company stock, incentive and other equity or equity-based compensation, deferred compensation, retirement, pension, change in control, termination or severance, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship, in each case, (i) that are sponsored or maintained by Amneal or any of its Subsidiaries, (ii) to which Amneal or any of its Subsidiaries contributes or is obligated to contribute to, or in respect of which any potential liability is borne by Amneal or any of its Subsidiaries, (iii) under which current or former employees of Amneal or any of its Subsidiaries (the “Amneal Employees”) or directors or former directors thereof are eligible to participate or receive benefits or (iv) to which Amneal or any of its Subsidiaries is a party (collectively, the “Amneal Plans”).

(b) True and complete copies of the following documents, with respect to each of the Amneal Plans have, prior to the date of this Agreement, been delivered to Impax by Amneal, to the extent applicable: (i) the plan document (or a written summary if the Amneal Plan is not reduced to writing), any material amendments thereto and related trust documents, insurance contracts or other funding arrangements, in each case, as currently in effect; (ii) the most recent Form 5500 and all schedules attached thereto filed with respect to such Amneal Plan, and the most recent actuarial report and financial statements, if any, prepared with respect to such Amneal Plan; and (iii) all material communications received from any Governmental Authority relating to Amneal Plans in the last three (3) years.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect, the Amneal Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Law, and neither Amneal (or any of its Subsidiaries) nor, to the Knowledge of Amneal, any “party in interest” or “disqualified person” with respect to the Amneal Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. Neither Amneal nor any of its Subsidiaries has any material liability for breach of fiduciary duty or any other failure to act or comply with applicable Law in connection with the administration or investment of the assets of any Amneal Plan.

(d) Each of the Amneal Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter as to its qualified status under the Code, has been determined by the IRS to be qualified under Section 401(a) of the Code. To the Knowledge of Amneal, nothing has occurred since the date of any such letter that would reasonably be expected to adversely affect the qualified status of any such Amneal Plan or the Tax exemption of any trust related thereto.

(e) None of Amneal, its Subsidiaries or, except as would not reasonably be expected to result in material liability to Amneal, any trade or business (whether or not incorporated) that is treated as a single employer with any of them under Sections 414(b), (c), (m) or (o) of the Code (a “Amneal ERISA Affiliate”) (or that was so treated at any time during the six (6) years immediately prior to the date of this Agreement) has ever had (or, in the case of any former Amneal ERISA Affiliate during the last six (6) years, had at the time it was an Amneal ERISA Affiliate) any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) any Multiemployer Plan.

(f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Amneal Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect.

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Amneal Plans, the assets of any of the trusts under the Amneal Plans or the sponsor or administrator of any of the Amneal Plans, or, to the Knowledge of Amneal, against any fiduciary of the Amneal Plans with respect to the operation of any of the Amneal Plans (other than routine benefit claims), nor does Amneal have any Knowledge of any threatened action, claim or lawsuit, other than such actions, claims or lawsuits that have not had or would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect.

(h) None of the Amneal Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under applicable Law, including COBRA, and which are provided at the sole expense of the participant or the participant’s beneficiary.

(i) Except as otherwise specifically contemplated by the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either by themselves or when combined with any other event), will (i) result in any payment becoming due to any Amneal Employee, (ii) increase any benefits otherwise payable under any Amneal Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Amneal Plan, (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under an Amneal Plan, (v) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee or other individual service provider of Amneal or any of its Subsidiaries or (vi) result in any breach or violation of or default under or limit Holdco’s, Amneal’s or Impax’s right to amend, modify or terminate any Amneal Plan.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect, each Amneal Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance with, and Amneal and its Subsidiaries have, since January 1, 2014, complied in practice and operation with, all applicable requirements of Section 409A of the Code. Neither Amneal nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Amneal Employee for any Tax incurred by such Amneal Employee, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(k) Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to Amneal, (i) each Amneal Plan which is maintained primarily for the benefit of employees working outside of the United States (each, a “Non-U.S. Amneal Plan”) has been established, administered, operated, funded, invested and maintained in compliance with the applicable Laws relating to such plans in the jurisdictions in which such Amneal Plan is present or operates and, to the extent relevant, the United States, (ii) all required contributions and premiums to be made under each Non-U.S. Amneal Plan have been made with respect thereto (whether pursuant to the terms of such Non-U.S. Amneal Plan or by applicable Law) and (iii) as of the date of this Agreement, there is no pending or, to the knowledge of Amneal, threatened litigation relating to any Non-U.S. Amneal Plan.

Section 4.15 Taxes.

(a) Amneal and each of its Subsidiaries have timely filed with the appropriate taxing authorities, or has caused to be timely filed on their behalf (taking into account any valid extension of time within which to file), all income, franchise and other Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects. All Taxes (regardless of having been shown as due on any Tax Return) have been timely paid in full, or an adequate reserve has been established therefor in the financial statements of Amneal and its Subsidiaries (in accordance with GAAP) for all periods covered by such financial statements.

(b) Neither Amneal nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other Contract, obligation, understanding or agreement to pay the Taxes of another person or to pay the Taxes with respect to transactions relating to any other person (other than Amneal and its Subsidiaries) other than commercial agreements entered into in the ordinary course of business no principal purpose of which is related to Taxes.

(c) None of the Subsidiaries of Amneal has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify under Section 355 of the Code for any years open under the relevant statute of limitations.

(d) None of the Subsidiaries of Amneal (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a wholly owned Subsidiary of Amneal) or (ii) has any liability for the Taxes of any person (other than Amneal or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(e) To the Knowledge of Amneal, no audits, investigations or other administrative or court proceedings, that could have, individually or in the aggregate, an Amneal Material Adverse Effect, are pending with any taxing authority or court with respect to any material Taxes of Amneal or any of its Subsidiaries, and no written notice thereof has been received by Amneal or any of its Subsidiaries. Neither Amneal nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any federal, state, local or foreign income, franchise or other material Taxes.

(f) No written claim that could give rise to material Taxes has been made within the previous three (3) years by a taxing authority in a jurisdiction where Amneal or any of its Subsidiaries does not file Tax Returns that Amneal or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(g) No Liens for Taxes exist with respect to any properties or other assets of Amneal or any of its Subsidiaries, except for statutory Liens for current Taxes not yet delinquent.

(h) All material Taxes required to be withheld by Amneal or any of its Subsidiaries (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provision under any foreign Laws) have been withheld, have been or will be duly and timely paid to the proper taxing authority, and have been or will be reported pursuant to applicable Tax information reporting Laws.

(i) Neither Amneal nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code.

(j) There is no power of attorney given by or binding upon Amneal or any of its Subsidiaries with respect to Taxes for any period for which the applicable statute of limitations (including any waivers and extensions) has not expired as of the date of this Agreement.

(k) Neither Amneal nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither Amneal nor any of its Subsidiaries is aware of any fact, or has taken or agreed to take any action that would reasonably be expected to prevent or impede (i) the Impax Merger and the LLC Conversion, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Contribution from qualifying as an exchange to which Section 721(a) of the Code applies.

Section 4.16 Intellectual Property.

(a) Amneal, or one of its Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Intellectual Property held for use or used in the business of Amneal or its Subsidiaries as presently conducted (“Amneal Intellectual Property”) except for any failures to own or possess as have not had and would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect and except with respect to any Intellectual Property which is the subject of a Paragraph IV Proceeding; provided, that the representation and warranty in this Section 4.16(a) shall not be construed to be a representation or warranty with respect to non-infringement.

(b) Section 4.16(b) of the Amneal Disclosure Letter identifies as of the date hereof: (i) each item of Amneal Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority and in which Amneal or any of its Subsidiaries has or purports to have an exclusive license or an ownership interest of any nature (whether exclusively, jointly with another person or otherwise) (“Registered Amneal Intellectual Property”); (ii) the jurisdiction in which such item of Registered Amneal Intellectual Property has been registered or filed and the applicable registration or application serial number; and (iii) any other person that, to the Knowledge of Amneal, has an ownership interest in such item of Registered Amneal Intellectual Property and the nature of such ownership interest.

(c) As of the date of this Agreement, the title in each item of Registered Amneal Intellectual Property in which Amneal or any of its Subsidiaries has an ownership interest is properly recorded in the name of Amneal and/or its Subsidiaries. Each named inventor on each item of Registered Amneal Intellectual Property constituting a patent or a patent application has duly executed a valid assignment of all applicable right, title and interest in and to such patent or patent application to Amneal or one of its Subsidiaries (in each case where such assignment is required by applicable law to perfect Amneal or its Subsidiaries rights in such patent or patent application). All such assignments have been duly recorded with the United States Patent and Trademark Office and all relevant foreign patent offices.

(d) Within the past three (3) years of the date hereof, neither Amneal nor any of its Subsidiaries has received any written notice of any claim against any of them challenging the ownership, validity or enforceability of any of the Registered Amneal Intellectual Property, other than any notice from the applicable examiner of any pending application therefor, received in the ordinary course of prosecution.

(e) With respect to each item of Registered Amneal Intellectual Property owned by Amneal or any of its Subsidiaries: (i) to Amneal’s Knowledge, all such Registered Amneal Intellectual Property is valid and enforceable; (ii) all such Registered Amneal Intellectual Property is subsisting (or, in the case of applications, applied for), which shall include being currently in compliance with applicable Laws as to the payment of all necessary registration, maintenance, annuities, renewal, filing, examination, and other related fees and proofs of working or use, and, in the case of trademarks, the post-registration filing of affidavits of use and incontestability and renewal applications; and (iii) all necessary documents, recordations and certificates in connection with such Registered Amneal Intellectual Property previously or currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in all jurisdictions where such fees are previously or currently due, for the purposes of prosecuting and maintaining and perfecting such Registered Amneal Intellectual Property except, in each case, to the extent that failure to do so can be cured or otherwise would not result in permanent abandonment (i.e., without the possibility of revival or reinstatement).

(f) Certain Intellectual Property Proceedings.

(i) To the Knowledge of Amneal, no claims or threat of claims within the three (3) years prior to the date of this Agreement, have been asserted in writing by any third party against Amneal or any of its Subsidiaries (A) related to the use in the conduct of the businesses of Amneal and its Subsidiaries of the Amneal Intellectual Property or (B) alleging that the conduct of the business of Amneal and its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any third party but excluding any infringement of any Intellectual Property alleged pursuant to a Paragraph IV Proceeding or otherwise in connection with filing a Paragraph IV Certification Notice.

(ii) To the Knowledge of Amneal, the conduct of the businesses of Amneal and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party but excluding any (A) infringement of any Intellectual Property under 35 U.S.C. § 271(e)(2) caused by or in connection with the filing of any abbreviated new drug application for a product filed with the FDA pursuant to §505(j) of the FFDCA or by the filing of any new drug application for a product filed with the FDA pursuant to §505(b)(2) of the FFDCA and (B) any infringement of any Intellectual Property alleged pursuant to a Paragraph IV Proceeding or otherwise in connection with filing a Paragraph IV Certification Notice. The representations set forth in this Section 4.16(f)(ii) are the only representations given by Amneal and its Subsidiaries with respect to non-infringement of Intellectual Property.

(iii) Section 4.16(f)(iii) of the Amneal Disclosure Letter identifies as of the date hereof all (A) pending Paragraph IV Proceedings to which Amneal or any of its Subsidiaries is a party, (B) Paragraph IV Certification Notices dated within the three (3) year period ending on the date hereof made by or on behalf of the Amneal or any of its Subsidiaries and (C) pending petitions for Inter Partes Review under 35 U.S.C. § 311, et, seq., in which Amneal or any of its Subsidiaries is identified as a real party in interest.

(iv) To the Knowledge of Amneal, no third party is infringing, misappropriating or otherwise violating any Amneal Intellectual Property.

(v) No unresolved claims or threat of claims within the three (3) years prior to the date of this Agreement, have been asserted in writing by Amneal or any of its Subsidiaries against any third party with respect to the infringement or the alleged infringement of any Amneal Intellectual Property.

(g) Neither Amneal nor any of its Subsidiaries is bound by, and none of the material Intellectual Property purported to be owned or to its Knowledge which is exclusively licensed by Amneal or any of its Subsidiaries, is subject to, any Contract containing any covenant or other provision that materially limits or restricts the ability of Amneal or any of its Subsidiaries to use, exploit, assert, enforce, transfer or license any rights in any such Intellectual Property anywhere in the world (excluding in the case of any Intellectual Property exclusively licensed to Amneal or any of its Subsidiaries, such license).

(h) Upon the termination of any Contract wherein Amneal and/or any of its Subsidiaries has agreed to manufacture or supply a product or active pharmaceutical ingredient for a third party, Amneal and/or its Subsidiaries shall retain and continue to have the right to use all Intellectual Property, data, bioavailability studies, drug master files, dossiers and regulatory approvals granted by any Healthcare Regulatory Authority which are required or necessary to manufacture said product or active pharmaceutical ingredient either for itself or another person without restriction or obligation to the third party of such terminated Contract.

(i) The consummation of the Transactions will not result in the loss or impairment of Amneal’s or its Subsidiaries’ rights to own or use any of the Amneal Intellectual Property or obligate them to pay any royalties or other amounts to any third party in excess of the amounts payable by them prior to the Closing, nor will such consummation require the consent of any third party in respect of any Amneal Intellectual Property, except as have not had and would not reasonably be expected to have, individually or in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Amneal and its Subsidiaries, taken as a whole.

(j) Neither Amneal nor any of its Subsidiaries has entered into any Contract which, upon the consummation of the Transactions will, to the Knowledge of Amneal, result in the loss or impairment of Holdco’s or any of its Subsidiaries’ ability (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services or (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing, in each case of (A)-(C), with respect to any products or services currently marketed by Impax or any of its Subsidiaries as of the date of this Agreement.

(k) Amneal and its Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets.

(l) During the three (3) years prior to the date of this Agreement, (i) to the Knowledge of Amneal, there have been no material security breaches in Amneal’s or its Subsidiaries’ information technology systems wherein any third party has gained unauthorized access to any of Amneal’s or of any of its Subsidiaries’ confidential and/or proprietary information and (ii) there have been no disruptions in any of Amneal’s or its Subsidiaries’ information technology systems that materially adversely affected Amneal’s or its Subsidiaries’ business or operations. Amneal and its Subsidiaries have evaluated their security, disaster recovery and backup needs and have implemented plans and systems designed to reasonably address their assessment of risk.

(m) Amneal and each of its Subsidiaries is and has been during the past three (3) years in compliance with its applicable privacy policies and obligations to third parties relating to any processing of personal information except for any failure in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect. To Amneal’s Knowledge, there has not been any audit, investigation or other Litigation Proceeding initiated by any Governmental Authority, regarding the processing of personal information by Amneal or any of its Subsidiaries.

Section 4.17 Real Property.

(a) Section 4.17(a)(i) of the Amneal Disclosure Letter contains a complete and accurate list by property, city, state and country of all interests in real property currently owned in fee by Amneal and any of its Subsidiaries (the “Amneal Owned Real Property”). Section 4.17(a)(ii) of the Amneal Disclosure Letter contains (i) a complete and accurate list, by property, city, state and country, of all real property currently leased (as lessee), licensed (as licensee) or subleased (as sublessee) by Amneal or any of its Subsidiaries (the “Amneal Leased Real Property”; and, together with the Amneal Owned Real Property, collectively, the “Amneal Real Property”) and (ii) a description of each Amneal Lease and all amendments, modifications and supplements thereto.

(b) The Amneal Owned Real Property, together with the Amneal Leased Real Property, is sufficient in all material respects for the operation of the business currently conducted by Amneal and its Subsidiaries in the ordinary course of business, and Amneal and each of its Subsidiaries, as applicable, enjoys peaceful and undisturbed possession of the Amneal Owned Real Property and the Amneal Leased Real Property sufficient for current business and operational use requirements.

(c) Amneal and/or its Subsidiaries, as applicable, has good and valid fee simple title to all Amneal Owned Real Property, free and clear of any Liens other than Permitted Liens. Amneal has made available to Amneal accurate and complete copies of all title insurance policies, title reports and surveys for the Amneal Real Property in possession or control of Amneal or any of its Subsidiaries. To the Knowledge of Amneal, all buildings, plants, structures and other improvements that form a part of the Amneal Real Property lie wholly within the boundaries of the land owned or leased by Amneal or its Subsidiaries, as applicable, and do not materially encroach upon the property of, or otherwise materially conflict with the property rights of, any other person.

(d) None of the Amneal Owned Real Property is subject to any lease, license, or sublease or any material use or occupancy agreement entered into outside of the ordinary course of business pursuant to which Amneal or any of its Subsidiaries has granted any third party or third parties the right to use or occupancy of such Amneal Owned Real Property (other than Permitted Liens or to Amneal or any of its Subsidiaries).

(e) To Amneal’s Knowledge, (i) all improvements on the Amneal Real Property are structurally sound and in working order sufficient for their normal operation in the manner currently being operated, normal wear and tear excepted and (ii) the utilities servicing the Amneal Real Property are adequate for the operation of each facility as it is currently being operated.

(f) The Amneal Owned Real Property, and the current use and occupancy thereof, is in material compliance with (i) all applicable building, zoning, subdivision, health and safety and other Laws pertaining to the ownership, construction, use or occupancy of real property, including the Americans with Disabilities Act of 1990, as amended, (ii) all easements, covenants, conditions, restrictions or similar provision in any instrument of record or other unrecorded agreement affecting such property and (iii) any requirements of any Governmental Authority in connection with (A) such Governmental Authority’s consents and/or (B) any entitlements or benefits extended by such Governmental Authority, in both cases, in relation to the use and development of the real property and operation of the facilities thereon. To Amneal’s Knowledge, each lease that requires registration with any Governmental Authority has been duly registered.

(g) To Amneal’s Knowledge, no eminent domain, condemnation or other similar proceeding is pending or threatened affecting any of the Amneal Owned Real Property, Amneal Leased Real Property or any part thereof.

(h) There are no outstanding options, rights of first offer or rights of first refusal to purchase any Amneal Owned Real Property or any portion thereof or interest therein.

(i) Each contract, agreement or arrangement (including any option to purchase contained therein) pursuant to which Amneal or any of its Subsidiaries leases, licenses or subleases any Amneal Leased Real Property (each, an “Amneal Lease” and, collectively, the “Amneal Leases”) is a written agreement in full force and effect, and is valid, binding and enforceable, subject to proper authorization and execution of each Amneal Lease by the other parties thereto and except to the extent that enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ right generally and by general equity principles. Amneal has made available to Amneal (in each case, together with all material amendments, assignments, modifications, supplements, waiver or other changes thereto) true and complete copies of all Amneal Leases and, in the case of any oral Amneal Lease, a written summary of the material terms of such Amneal Lease, to which Amneal or any of its Subsidiaries is a party. None of Amneal or any of its Subsidiaries subleases (as sublessor), licenses (as licensor) or grants the use or occupancy of, to any other person (other than business invitees in the ordinary course of business), any portion of the Amneal Leased Real Property. Except for Permitted Liens, none of Amneal or any of its Subsidiaries has collaterally assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Amneal Lease.

(j) There exists no default or event of default on the part of Amneal or any of its Subsidiaries under any Amneal Leases or, to Amneal’s Knowledge, any other party thereto, in each case that has not been cured and to Amneal’s Knowledge, no condition exists that with notice or lapse of time would constitute a default by Amneal or any of its Subsidiaries or, any other party thereunder, in each case that has not been cured or that has not had or would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect. None of Amneal or any of its Subsidiaries has received written notice of any default or event of default under any Amneal Lease, other than any default or event of default that has been cured or that has not had or would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect.

(k) The current use and operation of the Amneal Leased Real Property in the ordinary course of business of Amneal and its Subsidiaries does not violate any Law in any material respect.

(l) None of Amneal or any of its Subsidiaries is a party to any contract, agreement or arrangement relating to the future acquisition or development of any Amneal Real Property by any third party or the acquisition of any other real property by Amneal or any of its Subsidiaries.

Section 4.18 Environmental Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect (a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of Amneal, threatened by any person against, Amneal, any of its Subsidiaries or, to the Knowledge of Amneal, any person whose liability Amneal or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law with respect to any matters relating to or arising out of any Environmental Law, (b) Amneal and its Subsidiaries have at all times been and are presently in compliance with all Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required under applicable Environmental Laws for its operations as conducted at such time, (c) Amneal and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of Amneal, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to either (i) any real property currently or formerly owned, operated or leased by Amneal or its Subsidiaries or operations thereon, (ii) Amneal or its Subsidiaries current or former conduct of its business or operations, including any Releases of Hazardous Materials or arrangement for disposal or Release at any location, or (iii) any person whose liability Amneal or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law that would, in any such case, reasonably be expected to result in Environmental Liabilities and (d) with respect to any real property currently owned or leased by Amneal or its Subsidiaries, or, to the Knowledge of Amneal, formerly owned or leased by Amneal or its Subsidiaries, there have been no Releases by Amneal or any of its Subsidiaries, or to the Knowledge of Amneal, by any other person, of Hazardous Materials that have resulted or are reasonably likely to result in a claim against Amneal or its Subsidiaries.

Section 4.19 Labor Matters. No labor strike, work slowdown, work stoppage, lockout or other concerted labor action or dispute involving the employees of Amneal or any of its Subsidiaries is pending, or to the Knowledge of Amneal, threatened against or affecting Amneal or any of its Subsidiaries and, since January 1, 2014, there has not been any such action. Neither Amneal nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or any work rules or practices agreed to with any labor organization applicable to employees of Amneal or any of its Subsidiaries (each such agreement, an “Amneal Labor Agreement”), and no collective bargaining or similar agreement is currently being negotiated by Amneal or any of its Subsidiaries. The execution and delivery of this Agreement and the consummation of the Transactions, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Authority) to any payments under any of the Amneal Labor Agreements, and each of Amneal and its Subsidiaries are in compliance in all material respect with their obligations pursuant to all notification and bargaining obligations arising under any Amneal Labor Agreements. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect, each of Amneal and its Subsidiaries is, and has been since January 1, 2014, in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, health and safety and wages and hours. Neither Amneal, nor any of its Subsidiaries, has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local Law that remains unsatisfied.

Section 4.20 Insurance. Section 4.20(a) of the Amneal Disclosure Letter sets forth each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage) to which Amneal or any Subsidiary is currently a party (the “Amneal Policies”). All Amneal Policies are in full force and effect, and all premiums that are due and payable with respect thereto covering all periods up to and including the Closing Date have been paid, except as have not had or would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect. Since January 1, 2012, no notice of cancellation or termination has been received with respect to any Amneal Policies, except for such cancellations or terminations which have not had or would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect. Since January 1, 2012, each of Amneal and its Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are required by Law and any Contract to which it is a party and as are customary for companies in the United States conducting the businesses conducted by Amneal and its Subsidiaries, except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect. Section 4.20(b) of the Amneal Disclosure Letter sets forth the premium paid by Amneal and its Subsidiaries for directors and officers liability insurance for its last full policy year.

Section 4.21 Prohibited Persons.

(a) Neither Amneal nor any of its Affiliates nor, to the Knowledge of Amneal, any of its brokers or agents acting or benefiting in any capacity in connection with the Transactions or Ancillary Transactions is a Prohibited Person.

(b) Neither Amneal nor any of its Affiliates nor, to the Knowledge of Amneal, any of its brokers or agents acting or benefiting in any capacity in connection with the Transactions or Ancillary Transactions (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of a Prohibited Person; (ii) has dealt or will deal in, or has otherwise engaged or will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the requirements or prohibitions set forth in the Executive Order or the USA PATRIOT Act.

(c) Neither Amneal nor any of its Affiliates nor, to the Knowledge of Amneal, any of its brokers or agents has in the three (3) years prior to the date of this Agreement, in connection with the business of Amneal or any of its Subsidiaries, taken any action in violation of the FCPA or any other Anti-Corruption Laws.

(d) Neither Amneal nor any of its Affiliates nor, to the Knowledge of Amneal, any of its brokers or agents is, or in the three (3) years prior to the date of this Agreement has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving Amneal or any of its Subsidiaries in any way relating to any applicable Anti-Corruption Laws, including the FCPA.

Section 4.22 Transactions with Related Parties. Except with respect to the Amneal Plans, since January 1, 2014, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Amneal or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act were Amneal to be subject to the same public reporting requirements that Impax is subject to.

Section 4.23 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Amneal in accordance with Amneal’s agreements with such firms (true and complete copies of which have heretofore been made available to Impax), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Amneal or its Subsidiaries.

Section 4.24 Requisite Amneal Written Consent. Amneal has received the irrevocable written consent of APHC (A) approving this Agreement and the Transactions, (B) approving the execution, delivery and performance of this Agreement by Amneal and the consummation of the Transactions (including the amendment of the Amneal LLC Operating Agreement to be restated in the form of Restated Amneal LLC Operating Agreement), and (C) waiving any pre-emptive or other similar rights that it has under the Amneal LLC Operating Agreement or any other agreement in connection with the Transactions.

Section 4.25 Financing.

(a) Amneal has delivered to Impax a true, correct and complete copy of (i) an executed commitment letter (including all exhibits and schedules thereto, the “Debt Commitment Letter”) pursuant to which the Debt Financing Sources party thereto have agreed (on the terms and subject to the conditions thereof), to lend the amounts set forth therein (the “Debt Financing Commitments”) and (ii) the fee letter(s) referenced in the Debt Commitment Letter (the “Fee Letter”). As of the date of this Agreement, there are no agreements, side letters or arrangements (other than the Debt Commitment Letter and the Fee Letter) to which Amneal is a party relating to any of the Debt Financing Commitments.

(b) Except as expressly set forth in the Debt Commitment Letter and the Fee Letter, as of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, there are no conditions precedent to the funding of the full amount of the Debt Financing. Assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02 and the funding of the Debt Financing in accordance with the terms and conditions of the Debt Commitment Letter, the aggregate proceeds contemplated by the Debt Commitment Letter, together with other financial resources of Amneal will be sufficient for (i) the repayment in full of all amounts outstanding under the Existing Credit Facilities of Impax and its Subsidiaries pursuant to their terms, (ii) to the extent necessary, for the repurchase of the Impax Convertible Notes at par plus accrued but unpaid interest thereon and (iii) the satisfaction of Amneal’s obligations to pay any fees and expenses of or payable by Amneal in connection with this Agreement, the Transactions and the Ancillary Transactions (the “Required Amount”). As of the date of this Agreement, the Debt Commitment Letter and the Fee Letter are in full force and effect, and constitute the valid and binding obligation of Amneal and, to the Knowledge of Amneal, each of the other parties thereto (subject in each case to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law). As of the date of this Agreement, Amneal is not in breach of any of the terms or conditions set forth in the Debt Commitment Letter or the Fee Letter. As of the date of this Agreement, assuming the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.02 and the accuracy of the representations and warranties of Impax set forth in this Agreement in all material respects, (i) no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Amneal under the terms of the Debt Commitment Letter or (ii) would reasonably be expected to result in any of the conditions within its control in the Debt Commitment Letter not being satisfied in a timely manner. Amneal has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter or Fee Letter on or before the date of this Agreement. The Debt Commitment Letter has not been modified or amended as of the date of this Agreement, and as of the date of this Agreement none of the respective commitments under the Debt Commitment Letter have been reduced, withdrawn or rescinded by Amneal or, to Amneal’s Knowledge, the Debt Financing Sources party thereto. Notwithstanding anything to the contrary set forth in this Section 4.25(b), to the extent that the representations and warranties contained in this Section 4.25(b), are not true or correct in any respect, but all other conditions set forth in Section 7.01 and Section 7.02(a) are then satisfied and Amneal is otherwise is ready, willing and able to consummate the Transactions, then the representations and warranties set forth in this Section 4.25(b) shall be deemed to be true and correct in all respects in order to deem the condition set forth in Section 7.02(a) satisfied, so long as the Closing occurs.

(c) The obligations of Amneal under this Agreement are not subject to any conditions regarding Amneal’s, its Affiliates’ or any other person’s ability to obtain financing for the consummation of the Transactions contemplated hereby.

Section 4.26 Exclusivity of Representations; No Limitation of Other Representations. The representations and warranties made by Amneal in this Article IV are the exclusive representations and warranties made by Amneal and its Subsidiaries. Amneal hereby acknowledges that neither Amneal nor any of its Subsidiaries, nor any of their respective equityholders or Representatives, nor any other person, has made or is making any other express or implied representation or warranty with respect to Amneal and its Subsidiaries or any of their respective businesses, operations, assets or liabilities, including with respect to any information provided or made available to Impax or any of its Subsidiaries or Representatives, including in certain “data rooms,” management presentations or other information provided or made available to Impax or its Subsidiaries or Representatives in anticipation or contemplation of any of the Transactions contemplated hereby. Furthermore, in connection with the due diligence investigation of Amneal, its Subsidiaries and their business and operations by and on behalf of Impax and its Subsidiaries and Representatives, such persons have received and may continue to receive certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Amneal, its Subsidiaries and their business and operations. Impax hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, that Impax is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that no representation or warranty is being made with respect thereto. Nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by Amneal in this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business.

(a) Conduct of Business by Impax. During the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, Impax shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Closing. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, except as provided on Section 5.01(a) of the Impax Disclosure Letter and except as expressly contemplated by this Agreement (including the Impax Pre-Closing Actions) or required by applicable Law or the requirements of any applicable securities exchanges, Impax shall not, and shall not permit any of its Subsidiaries to, without Amneal’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) except for any dispositions of shares of capital stock in connection with any net-cash exercise of any Impax Option or to satisfy withholding Tax obligations in respect of any Impax Option or Impax Restricted Share, and any forfeitures or repurchases of unvested Impax Restricted Shares or other shares of capital stock as may have been issued pursuant to or granted as awards under the Impax Stock Plans: (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Impax to its parent; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) except as otherwise permitted under Section 5.01(a)(xi), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units (other than the issuance of shares of Impax Common Stock upon the exercise of Impax Options outstanding on the date of this Agreement or granted in accordance with the terms of this Agreement, in each case in accordance with their terms on the date of this Agreement);

(iii) other than as contemplated by this Agreement in furtherance of the Transactions, amend the Impax Charter (including by merger, consolidation or otherwise) or the Impax Bylaws or the comparable charter or organizational documents of any of its Subsidiaries or adopt a shareholders’ rights plan or similar plan, or enter into any agreement with respect to the voting of its capital stock;

(iv) except for (A) inventory and supplies purchased in the ordinary course of business and (B) capital expenditures that are permitted to be made pursuant to clause (vi) below: (1) directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (2) directly or indirectly acquire material assets (as distinguished from services) in an individual transaction, in the case of either (1) or (2), for an aggregate purchase price in excess of $25,000,000 (not including contingent or milestone consideration payable upon the occurrence of future events);

(v) except in the ordinary course of business, sell, lease, license, mortgage, sell and leaseback, abandon or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material assets to a third party for a purchase price in an individual transaction in excess of $10,000,000 per calendar year;

(vi) except for any capital expenditures as may be incurred (A) with the proceeds (or in reasonable expectation of the proceeds) of any applicable insurance policy of Impax or any of its Subsidiaries or (B) in connection with the making of repairs, replacements of assets or for other similar purposes necessary to allow for the continued operation of the business of Impax and/or any of its Subsidiaries in the ordinary course of business: fund any capital expenditure in any calendar year which, when added to all other capital expenditures made by Impax and its Subsidiaries in such calendar year, would exceed by more than $8,000,000 the aggregate amount budgeted for capital expenditures in such calendar year (as set forth on Section 5.01(a)(vi) of the Impax Disclosure Letter);

(vii) except for (A) any loans, advances, capital contributions or investments that are required to be made by Impax or any of its Subsidiaries pursuant to the terms of any Contract to which Impax or any of its Subsidiaries is a party as of the date of this Agreement, (B) borrowings under Impax’s existing revolving credit facilities set forth on Section 5.01(a)(vii)(B) of the Impax Disclosure Letter in the ordinary course of business or to the extent required by any Contract to which Impax or any of its Subsidiaries is a party as of the date of this Agreement, (C) borrowings in connection with acquisitions permitted pursuant to clause (iv) above, and (D) any arrangements solely among Impax and/or its Subsidiaries: (1) repurchase, prepay or refinance any Indebtedness in an amount greater than $3,500,000 in the aggregate per calendar year, except as required by the terms of such Indebtedness; (2) incur any Indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Impax or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case in an amount greater than $3,500,000 per calendar year; (3) make any loans, advances or capital contributions to, or investments in, any other person; or

(4) enter into, amend or otherwise modify, renew or terminate any Contract in respect of any of the foregoing;

(viii) commence or re-commence the manufacture, marketing, promotion, sale, offer for sale or other commercialization, shipment, import, export or distribution (“Commercialization”) of any product that is the subject of any Litigation Proceeding involving an allegation that such product or the making, use, sale or offer for sale of such product infringes any third-party patent, until the earlier of (A) the dismissal of such Litigation Proceeding in connection with the settlement thereof, provided that such Commercialization of such product is permitted by the terms of such settlement, and provided that such settlement has been entered into in compliance with this Section 5.01(a), or (B) the entering of a favorable, final court judgment from which no appeal has been or can be taken (other than a petition to the Supreme Court for a writ of certiorari) of the invalidity, unenforceability, or non-infringement of all asserted claims of such patent or of the failure to timely bring suit with respect to all such allegations of infringement (in each case, excluding patents relating to such product with respect to which a third party plaintiff failed to bring suit in such Litigation Proceeding);

(ix) settle or compromise any Litigation Proceeding, audit, or investigation against Impax or any of its Subsidiaries, other than settlements or compromises of any Litigation Proceeding, audit, or investigation (1) in the ordinary course of business (which, for the avoidance of doubt, includes any such settlements relating to patent litigation) or (2) where the amount paid in settlement or compromise does not exceed $250,000 individually (for any employment-related matters) or $2,000,000 individually (for any matters unrelated to employment) and does not require the imposition of equitable relief on, or the admission of wrongdoing by, Impax;

(x) except in the ordinary course of business, enter into, terminate or affirmatively determine not to renew, or modify, waive or release any material provision, rights or claims under any Impax Material Contract or Impax Lease;

(xi) other than for purchases of goods or services which are entered into in the ordinary course of business on arms-length terms, enter into, modify, amend or terminate (including by exercising any buyout, termination or similar right under) any Contract with any Affiliate of Impax (other than any of its wholly owned Subsidiaries);

(xii) (A) make, grant or promise any bonus (including long-term cash incentive awards) or any wage, salary, or other compensation or benefits increase to any employee, officer or director or individual consultant, or make, grant or promise any other change in employment terms for any employee, officer or director (including increases to compensation and benefits in connection with promotions permitted under the terms of this Agreement), other than such grants or promises made in the ordinary course of business, which, in the aggregate, result in an increase of no greater than four percent (4%) of the aggregate compensation costs of Impax and its Subsidiaries as compared to 2017 budgeted compensation costs for such period (including, for the avoidance of doubt, bonus amounts in respect of Impax’s 2017 fiscal year irrespective of the year in which such bonuses are paid); (B) except in the ordinary course of business for employees or individual consultants whose base salary or, in the case of individual consultants, base compensation, is or will be after the following actions are taken, less than $200,000, enter into or amend any employment, change of control, retention, severance or similar agreement, or grant any severance or termination pay, modifications thereto or increases thereof; (C) except as may be required to implement the actions contemplated by this Agreement, accelerate the vesting or payment of any compensation or benefit under any Impax Plan; (D) hire or promote any individual consultant or employee except for hiring or promotion of any individual consultant or employee (i) in the ordinary course of business, (ii) whose annual base salary (or compensation, in case of consultant) is less than $200,000 or, if applicable, would be less than such amount upon their hiring or promotion, (iii) to fill any open position that is unfilled as of the date hereof or becomes unfilled following the date hereof as a result of an employee’s termination of employment or resignation or (iv) whose hiring or promotion was approved in writing by Amneal, which approval will not be unreasonably withheld, conditioned or delayed; (E) increase the funding obligation or contribution rate of any Impax Plan, other than in the ordinary course of business; (F) award or promise to award any equity or equity-based awards; or (G) establish, amend or terminate any Impax Plan, or materially change the level of health, dental and visions benefits as compared to health, dental and vision benefits provided on the date of this Agreement, except to the extent such changes (1) do not materially increase the total annualized cost of Impax Plans and (2) do not materially interfere with integration of the Impax Plans and Amneal Plans to occur after the Closing, in each case of (A) through (G), other than as required by applicable Law or pursuant to any Impax Plan as in effect on the date of this Agreement;

(xiii) modify in any material respect, adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of Impax or any of its Subsidiaries;

(xiv) fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xv) change its fiscal year, revalue any of its material assets or make any material changes in financial, actuarial, reserving, statutory or Tax accounting methods, principles or practices, except in each case as required by GAAP or applicable Law;

(xvi) make, change or rescind any material Tax election;

(xvii) settle or compromise any material audit, claim examination or other proceeding with respect to Taxes;

(xviii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, other than such agreements entered into in the ordinary course of business no principal purpose of which is related to Taxes;

(xix) surrender any right to claim a material Tax refund;

(xx) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xxi) terminate, suspend, abrogate, amend or modify in any material respect any Impax Permits in a manner that would materially impair the operation of the business of Impax or any of its Subsidiaries; or

(xxii) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

(b) Conduct of Business by Amneal. During the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, Amneal shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Closing. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, except as provided on Section 5.01(b) of the Amneal Disclosure Letter and except as expressly contemplated by this Agreement (including the Amneal Pre-Closing Actions) or required by applicable Law or the requirements of any applicable securities exchanges, Amneal shall not, and shall not permit any of its Subsidiaries to, without Impax’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any Amneal Equity Award or any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Amneal to its parent; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (including its capital stock that is subject to any Amneal Equity Award); or (C) purchase, redeem or otherwise acquire any Amneal Equity Awards or any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units (including, for the avoidance of doubt, any Amneal Equity Awards or interests or rights that would be Amneal Equity Awards if outstanding as of the date of this Agreement);

(iii) amend the Amneal LLC Operating Agreement or enter into any agreement with respect to the voting of its membership interests, in each case other than in connection with the Transactions and the Ancillary Transactions;

(iv) except for (A) inventory and supplies purchased in the ordinary course of business and (B) capital expenditures that are permitted to be made pursuant to clause (v) below: (1) directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (2) directly or indirectly acquire material assets (as distinguished from services) in an individual transaction, in the case of either (1) or (2), for an aggregate purchase price in excess of $25,000,000 (not including contingent or milestone consideration payable upon the occurrence of future events);

(v) except in the ordinary course of business, sell, lease, license, mortgage, sell and leaseback, abandon or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material assets to a third party for a purchase price in an individual transaction in excess of $25,000,000 per calendar year;

(vi) except for any capital expenditures as may be incurred (A) with the proceeds (or in reasonable expectation of the proceeds) of any applicable insurance policy of Amneal or any of its Subsidiaries or (B) in connection with the making of repairs, replacements of assets or for other similar purposes necessary to allow for the continued operation of the business of Amneal and/or any of its Subsidiaries in the ordinary course of business: fund any capital expenditure in any calendar year which, when added to all other capital expenditures made by Amneal and its Subsidiaries in such calendar year, would exceed by more than $20,000,000 the aggregate amount budgeted for capital expenditures in such calendar year (as set forth on Section 5.01(b)(vi) of the Amneal Disclosure Letter);

(vii) except for (A) any loans, advances, capital contributions or investments that are required to be made by Amneal or any of its Subsidiaries pursuant to the terms of any Contract to which Amneal or any of its Subsidiaries is a party as of the date of this Agreement, (B) borrowings under Amneal’s existing revolving credit facilities set forth on Section 5.01(b)(vii)(B) of the Amneal Disclosure Letter in the ordinary course of business or to the extent required by any Contract to which Amneal or any of its Subsidiaries is a party as of the date of this Agreement, (C) borrowings in connection with acquisitions permitted pursuant to clause (iv) above and (D) any arrangements solely among Amneal and/or its Subsidiaries: (1) repurchase, prepay or refinance any Indebtedness in an amount greater than $5,000,000 in the aggregate per calendar year, except as required by the terms of such Indebtedness; (2) incur any Indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Amneal or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case in an amount greater than $5,000,000 per calendar year; (3) make any loans, advances or capital contributions to, or investments in, any other person or (4) enter into, amend or otherwise modify, renew or terminate any Contract in respect of any of the foregoing;

(viii) commence or re-commence the Commercialization of any product that is the subject of any Litigation Proceeding involving an allegation that such product or the making, use, sale or offer for sale of such product infringes any third-party patent, until the earlier of (A) the dismissal of such Litigation Proceeding in connection with the settlement thereof, provided that such Commercialization of such product is permitted by the terms of such settlement, and provided that such settlement has been entered into in compliance with this Section 5.01(b), or (B) the entering of a favorable, final court judgment from which no appeal has been or can be taken (other than a petition to the Supreme Court for a writ of certiorari) of the invalidity, unenforceability or non-infringement of all asserted claims of such patent or the failure to timely bring suit with respect to all such allegations of infringement (in each case, excluding patents relating to such product with respect to which a third party plaintiff failed to bring suit in such Litigation Proceeding);

(ix) settle or compromise any Litigation Proceeding, audit, or investigation against Amneal or any of its Subsidiaries, other than settlements or compromises of any Litigation Proceeding, audit, or investigation (1) in the ordinary course of business (which, for the avoidance of doubt, includes any such settlements relating to patent litigation) or (2) where the amount paid in settlement or compromise does not exceed $250,000 individually (for any employment-related matters) or $2,000,000 individually (for any matters unrelated to employment) and does not require the imposition of equitable relief on, or the admission of wrongdoing by, Amneal;

(x) except in the ordinary course of business, enter into, terminate or affirmatively determine not to renew, or modify, waive or release any material provision, rights or claims under any, Amneal Material Contract;

(xi) other than for purchases of goods or services which are entered into in the ordinary course of business on arms-length terms, enter into, modify, amend or terminate (including by exercising any buyout, termination or similar right under) any Contract with any Affiliate of Amneal (other than any of its wholly-owned Subsidiaries);

(xii) (A) make, grant or promise any bonus (including long-term cash incentive awards) or any wage, salary, or other compensation or benefits increase to any employee, officer or director or individual consultant, or make, grant or promise any other change in employment terms for any employee, officer or director (including increases to compensation and benefits in connection with promotions permitted under the terms of this Agreement), other than such grants or promises made in the ordinary course of business (1) in connection with Amneal’s annual review process for service provider compensation and benefits or (2) which, in the aggregate, result in an increase of no greater than four percent (4%) of the aggregate compensation costs of Amneal and its Subsidiaries as compared to 2017 budgeted compensation costs for such period; (B) except in the ordinary course of business for employees or individual consultants whose base salary or, in the case of individual consultants, base compensation, is or will be after the following actions are taken, less than $200,000, enter into or amend any employment, change of control, retention, severance or similar agreement, or grant any severance or termination pay, modifications thereto or increases thereof; (C) except as may be required to implement the actions contemplated by this Agreement, accelerate the vesting or payment of any compensation or benefit under any Amneal Plan; (D) hire or promote any individual consultant or employee except for hiring or promotion of any individual consultant or employee (i) in the ordinary course of business, (ii) whose annual base salary (or compensation, in case of consultant) is less than $200,000 or, if applicable, would be less than such amount upon their hiring or promotion, (iii) to fill any open position that is unfilled as of the date hereof or becomes unfilled following the date hereof as a result of an employee’s termination of employment or resignation or (iv) whose hiring or promotion was approved in writing by Impax, which approval will not be unreasonably withheld, conditioned or delayed; (E) increase the funding obligation or contribution rate of any Amneal Plan, other than in the ordinary course of business; (F) award or promise to award any equity or equity-based awards; or (G) establish, amend or terminate any Amneal Plan, or materially change the level of health, dental and visions benefits as compared to health, dental and vision benefits provided on the date of this Agreement, other than changes that (1) arise in the ordinary course of business in connection with Amneal’s annual review process for service provider compensation and benefits or (2) (x) do not materially increase the total annualized cost of Amneal Plans and (y) do not materially interfere with integration of the Impax Plans and Amneal Plans to occur after the Closing, in each case of (A) through (G), other than as required by applicable Law or pursuant to any Amneal Plan as in effect on the date of this Agreement;

(xiii) modify in any material respect, adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of Amneal or any of its Subsidiaries;

(xiv) fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xv) change its fiscal year, revalue any of its material assets or make any material changes in financial, actuarial, reserving, statutory or Tax accounting methods, principles or practices, except in each case as required by GAAP or applicable Law;

(xvi) make, change or rescind any material Tax election;

(xvii) settle or compromise any material audit, claim, examination or other proceeding with respect to Taxes;

(xviii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, other than such agreements entered into in the ordinary course of business no principal purpose of which is related to Taxes;

(xix) surrender any right to claim a material Tax refund;

(xx) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xxi) terminate, suspend, abrogate, amend or modify in any material respect any Amneal Permits in a manner that would materially impair the operation of the business of Amneal or any of its Subsidiaries; or

(xxii) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

(c) No Control. Nothing contained in this Agreement shall give Amneal, directly or indirectly, the right to control or direct Impax’s or its Subsidiaries’ operations prior to the Closing, and nothing contained in this Agreement shall give Impax, directly or indirectly, the right to control or direct Amneal’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of Impax and Amneal shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02 Solicitation by Impax; Competing Proposals; Change of Recommendation.

(a) No Solicitation by Impax. Impax shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any discussions or negotiations with any persons that are ongoing with respect to any Competing Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal. Except as permitted by this Section 5.02, until the earlier of the Impax Merger Effective Time and the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly facilitate or encourage the submission of any inquiry, proposal or offer regarding a Competing Proposal, (B) furnish any information regarding Impax or any of its Subsidiaries to any person in connection with, for the purpose of encouraging or facilitating, or in response to, a Competing Proposal, (C) participate in any discussions or negotiations with respect to any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal or (D) execute or enter into, or agree to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement in compliance with the terms of this Agreement) (a “Competing Proposal Agreement”). Promptly, and in any event no later than one Business Day following the date of this Agreement, Impax shall, and shall cause its Subsidiaries and its and their respective Representatives to, request the prompt return or destruction of all confidential information previously furnished in connection with a potential Competing Proposal to any person with whom Impax or any of its Representatives has had discussions or negotiations with respect to a Competing Proposal in the last twelve (12) months and shall terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b) Provision of Information and Notice of a Competing Proposal. Notwithstanding anything to the contrary contained in this Section 5.02, if at any time prior to (but not after) Impax obtaining the Impax Stockholder Approval, (i) Impax has received a bona fide written Competing Proposal that has not resulted from a material breach of this Section 5.02, (ii) the Impax Board determines in good faith, after consultation with its outside financial advisor and outside counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (iii) the Impax Board determines in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Impax under applicable Law, then Impax may, subject to compliance with this Section 5.02, (A) furnish information with respect to Impax and any Subsidiaries of Impax to the person making such Competing Proposal and its Representatives and (B) participate in discussions or negotiations with the person making such Impax Competing Proposal and its Representatives regarding such Competing Proposal; provided, however, that Impax (1) will not, and will not permit or authorize its Subsidiaries or any Representative of Impax or its Subsidiaries to, disclose any information to such person without first entering into an Acceptable Confidentiality Agreement with such person and (2) will as promptly as practicable (and in any event within 24 hours thereafter) provide or make available to Amneal any material information concerning Impax or any Subsidiary of Impax provided or made available to such other person (or its Representatives) that was not previously provided or made available to Amneal. Subject to the undertakings of the Confidentiality Agreement, Impax will promptly (and in any event, within 24 hours) notify Amneal in the event Impax, any Subsidiary of Impax or any of its Representatives receives (x) notice by any person that such person intends to make a Competing Proposal, (y) any inquiry or request for information or for discussions or negotiations from which it is apparent that such inquiry or request is being made in contemplation of or in preparation for a Competing Proposal or (z) a Competing Proposal, and shall (I) indicate, in connection with such notice, the identity of the person making such inquiry or Competing Proposal, requesting such information or seeking to initiate such discussions or negotiations, together with a summary of the material terms and conditions of such Competing Proposal (including, if applicable, copies of any written inquiry, notice, request or Competing Proposal) or the nature of the request for information, as applicable, and (II) thereafter keep Amneal reasonably informed, on a reasonably current basis, of the status and terms of any such discussions or negotiations. Impax shall not, and shall cause its Subsidiaries not to, enter into any agreement with any person that prohibits Impax from providing to Amneal any of the information required to be provided to Amneal under this Section 5.02(b) within the time periods contemplated hereby. Notwithstanding anything to the contrary in this Section 5.02, the Impax Board may correspond in writing with any person making a Competing Proposal solely to request clarification of the terms and conditions thereof so as to determine whether such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, provided that such written correspondence is delivered concurrently to Amneal. Impax shall not terminate, waive, amend or modify any provision of, grant permission under, any “standstill,” confidentiality or non-disclosure agreement to which Impax is a party, and Impax shall enforce the provisions of each such agreement; provided, that Impax shall be permitted to fail to enforce any provision of any “standstill,” confidentiality or non-disclosure agreement if the Impax Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Impax’s stockholders under applicable Law; provided, however, that Impax promptly advises Amneal that it is taking such action and the identity of the party or parties with respect to which it is taking such action.

(c) Board Recommendation. Except as set forth in Section 5.02(d) and Section 5.02(f), neither the Impax Board nor any committee thereof shall (i) authorize, approve, recommend or declare advisable, or publicly propose to authorize, approve, recommend or declare advisable, any Competing Proposal, (ii) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Impax Board Recommendation or any other approval, recommendation or declaration of advisability by the Impax Board or any such committee of this Agreement or any of the Transactions, (iii) fail to include the Impax Board Recommendation in the Proxy Statement/Prospectus, (iv) adopt, approve or recommend or otherwise declare advisable a Competing Proposal, (v) submit any Competing Proposal or any matter related thereto to the vote of the stockholders of Impax or (vi) announce its intention, authorize, commit, resolve or agree to take any of the foregoing actions (each action set forth in clauses (i) through (v) of this Section 5.02(c), a “Change of Recommendation”).

(d) Entry Into a Competing Proposal. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to (but not after) obtaining the Impax Stockholder Approval and subject to compliance with Section 8.02(a)(iii) and this Section 5.02(d), the Impax Board may: (i) make a Change of Recommendation in connection with a Superior Proposal or (ii) cause Impax to enter into a Competing Proposal Agreement with respect to a Superior Proposal and terminate this Agreement pursuant to Section 8.01(d)(ii), if (A) there has been no material breach of this Section 5.02, (B) a bona fide, written Competing Proposal is made to Impax and/or its stockholders by a third person, (C) the Impax Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, and after complying with Section 5.02(e), that such Competing Proposal constitutes a Superior Proposal and (D) the Impax Board determines in good faith after consultation with Impax’s outside legal counsel that the failure to take any of the actions referred to in either of clause (i) or (ii) above would violate the fiduciary duties owed by the Impax Board to the stockholders of Impax under applicable Law.

(e) Matching Rights With Respect to Superior Proposal. Neither Impax nor the Impax Board shall take any of the actions described in Section 5.02(d)(i) or Section 5.02(d)(ii) unless Impax provides Amneal ninety six (96) hours’ prior written notice of its intention to take such action (a “Notice of Superior Proposal Action”), which notice shall include the identity of the person making such Superior Proposal and the material terms and conditions of such Superior Proposal and, if applicable, shall attach the proposed Competing Proposal Agreement providing for such Superior Proposal (it being agreed that, in each case, neither the delivery of such notice by Impax nor any public announcement thereof that the Impax Board determines in good faith, after consultation with outside counsel, is required to be made under applicable Law shall constitute a Change of Recommendation), (y) to the extent requested by Amneal, Impax negotiates in good faith with Amneal with respect to any changes to the terms of this Agreement proposed by Amneal for at least ninety six (96) hours following delivery by Impax of such Notice of Superior Proposal Action (it being understood and agreed that any amendment to any material term of any Competing Proposal will be deemed a new Competing Proposal for purposes of this Section 5.02(e), including with respect to the notice period referenced in this Section 5.02(e), except that the ninety six (96)-hour period shall be reduced to seventy two (72) hours for such purposes) and (z) taking into account any binding changes to the terms of this Agreement definitively and irrevocably agreed to by Amneal in writing, the Impax Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Competing Proposal would continue to constitute a Superior Proposal if such changes definitively and irrevocably agreed to by Amneal in writing were to be given effect. For the avoidance of doubt, the preceding sentences of this Section 5.02(e) shall apply to each Competing Proposal that triggers a Notice of Superior Proposal Action.

(f) Intervening Event Unrelated to Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to (but not after) the time the Impax Stockholder Approval is obtained, solely in respect of an Intervening Event, the Impax Board may make a Change of Recommendation other than in connection with a Competing Proposal (it being understood and agreed that any Change of Recommendation proposed to be made in connection with a Competing Proposal may only be made pursuant to and in accordance with Section 5.02(d)) only if (i) Impax has provided Amneal ninety six (96) hours prior written notice of the occurrence of an Intervening Event and its intention to consider making a Change of Recommendation (a “Notice of Change of Recommendation”), which notice shall include a description of such Intervening Event in reasonable detail (it being agreed that neither the delivery of such Notice of Change of Recommendation by Impax nor any public announcement thereof that the board of directors of Impax determines in good faith, after consultation with outside counsel, is required to be made under applicable Law shall constitute a Change of Recommendation), (ii) Impax has negotiated in good faith with Amneal with respect to any changes to the terms of this Agreement proposed by Amneal for at least ninety six (96) hours following delivery by Impax of such Notice of Change of Recommendation and (iii) taking into account any binding changes to the terms of this Agreement definitively and irrevocably agreed to by Amneal in writing, the Impax Board determines in good faith after consultation with outside legal counsel that the failure to effect a Change of Recommendation would be inconsistent with the fiduciary duties of the members of the Impax Board under applicable Law. Notwithstanding any such Change of Recommendation made pursuant to this Section 5.02(f), unless this Agreement is otherwise terminated in accordance with its terms, consistent with Section 146 of the DGCL, Impax shall submit this Agreement to the stockholders of Impax for their consideration at the Impax Stockholder Meeting.

(g) No Effect on Duty to Disclose. Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit Impax or the Impax Board from (i) complying with its disclosure obligations under applicable United States federal or state Law with respect to a Competing Proposal, including taking and disclosing to the stockholders of Impax a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders) or (ii) making any disclosure to the stockholders of Impax if the Impax Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of Impax under applicable Law; provided, however, that this Section 5.02(g) shall not be deemed to permit the Impax Board to make a Change of Recommendation except to the extent permitted by Section 5.02(d) or Section 5.02(f) (for the avoidance of doubt, it being agreed that the issuance by Impax or the Impax Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders) shall not constitute a Change of Recommendation).

(h) Breach. Impax agrees that any breach or violation of, or non-compliance with, this Section 5.02 by any Representative of Impax or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Impax or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Impax.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, Amneal and Impax shall jointly prepare, and shall cause Holdco to file with the SEC the Registration Statement, which will include the Proxy Statement/Prospectus constituting a part thereof, and each of Amneal and Impax shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other party and shall otherwise reasonably assist and cooperate with the other in connection with the preparation, filing and distribution of the Registration Statement. Each of Amneal and Impax will use their respective reasonable best efforts to (i) cause the Registration Statement and the Proxy Statement/Prospectus, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement and the Proxy Statement/Prospectus, (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective for so long as necessary to complete the Transactions.

(b) No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus, or response to SEC comments with respect thereto, will be made by Amneal or Impax, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Impax will cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act (but in no event earlier than the record date set by Impax for the Impax Stockholder Meeting).

(c) Amneal or Impax, as applicable, will promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus, and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement or the Proxy Statement/Prospectus received from the SEC and advise the other on any oral comments with respect to the Registration Statement or the Proxy Statement/Prospectus received from the SEC. Impax will advise Amneal, promptly after Holdco receives notice thereof, of the time of effectiveness of the Registration Statement and the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Class A Common Stock issuable in connection with the Impax Merger for offering or sale in any jurisdiction, and Amneal and Impax will use their respective reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d) Impax and Amneal will also use their respective reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Transactions. If at any time prior to the Impax Merger Effective Time any information relating to Amneal or Impax, or any of their respective Affiliates, officers or directors, is discovered by Amneal or Impax which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and each of Amneal and Impax shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminated to Impax Stockholders.

Section 6.02 Impax Stockholder Meeting. Impax shall take all action necessary under applicable Law to call, give notice of and hold a meeting of its stockholders (the “Impax Stockholder Meeting”) for purposes of adopting this Agreement and thereby approving the Transactions, including the Impax Merger, which shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Impax shall not, without the consent of Amneal (which shall not be unreasonably withheld, conditioned or delayed), adjourn or postpone, cancel, recess or reschedule, the Impax Stockholder Meeting; provided, that Impax may, without the consent of (but after consultation with) Amneal, adjourn or postpone the Impax Stockholder Meeting (i) if, as of the time for which the Impax Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Impax Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Impax Stockholder Meeting, (ii) if the failure to adjourn or postpone the Impax Stockholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Proxy Statement/Prospectus or (iii) to solicit additional proxies if Impax reasonably determines that it is advisable or necessary to do so in order to obtain the Impax Stockholder Approval. Except to the extent that the Impax Board shall have effected a Change of Recommendation, Impax shall include in the Proxy Statement/Prospectus the Impax Board Recommendation. Promptly following the execution and delivery of this Agreement, Impax shall (i) cause Holdco, in its capacity as sole stockholder of Merger Sub, to approve the Impax Merger and (ii) approve, in its capacity as the sole stockholder of Holdco, the Contribution, in each case in accordance with applicable requirements of the DGCL and Impax shall deliver evidence of such approvals to Amneal promptly following the date of this Agreement.

Section 6.03 Access to Information; Confidentiality. Each of Impax and Amneal shall afford to the other and its Representatives reasonable access during normal business hours during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated to all of its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records and, during such period, and each of Impax and Amneal shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed by such party during such period and not publicly available pursuant to the requirements of federal or state securities Laws and (b) consistent with its legal obligations, all other information concerning the party and its Subsidiaries’ business, properties and personnel as the other party or any of its Representatives may reasonably request; provided, however, that such party may restrict the foregoing access to the extent that any applicable Law or any Contract to which it is a party, requires it to restrict access to any properties or information or in order to maintain attorney-client or other privilege; provided, further, that in any such case, the parties shall cooperate to seek to provide for access in a manner that does not violate any such Law or Contract or attorney-client or other privilege. Except for disclosures expressly permitted by the terms of the Confidential Disclosure Agreement, dated April 12, 2017, between APHC and Impax (as it may be amended from time to time, the “Confidentiality Agreement”), each of Impax and Amneal shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with and otherwise subject to the Confidentiality Agreement. No investigation pursuant to this Section 6.03 or information provided, made available or delivered pursuant to this Agreement will affect or be deemed to modify any of the representations or warranties of Impax or Amneal contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 6.04 Regulatory Approvals; Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, subject to the express provisions of this Agreement (including the provisions of Section 5.02), including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an adverse action or proceeding by, any Governmental Authority (including in connection with the HSR Act and any other applicable Competition Laws), (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In furtherance of the foregoing, the party subject to the applicable requirement of a Governmental Authority or party to the applicable agreement requiring a consent or waiver shall be primarily responsible for communications with the applicable Governmental Authority or other third party and the other party hereto shall reasonably cooperate in such efforts. In connection with and without limiting the first sentence of this Section 6.04(a), each of Impax and the Impax Board, Holdco and the Holdco Board, and Amneal and the Amneal Board shall (A) take no action to cause any state takeover statute or similar statute or regulation to become applicable to this Agreement or the Transactions and (B) if any state takeover statute or similar statute is or becomes applicable to this Agreement or the Transactions, take all action reasonably necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transactions.

(b) In connection with and without limiting the foregoing, each party hereto shall make or cause to be made any appropriate filings, if necessary or advisable, pursuant to the HSR Act or other applicable Competition Laws with respect to the Transactions as promptly as practicable (and in any event no later than ten (10) Business Days after the date of this Agreement with respect to filings under the HSR Act, unless otherwise mutually agreed between the parties). Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority and to any requests for additional information at the earliest practicable date, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. Such information can be shared on an outside counsel basis or subject to other restrictions to the extent deemed necessary or advisable by counsel for the disclosing party. To the extent practicable and as permitted by a Governmental Authority, each party hereto shall permit Representatives of the other party to participate in material substantive meetings (whether by telephone or in person) with such Governmental Authority. Each party shall use its reasonable best efforts and closely collaborate on the timing, strategy and approach to (x) obtain any consents, approvals, authorizations or orders required to be obtained by Amneal or Impax or any of their respective Subsidiaries under the HSR Act or other applicable Competition Laws, (y) avoid the entry of any judgment in any claim asserted in court by any Governmental Authority under any Competition Laws that would restrain, prevent or delay the Closing or (z) contest or avoid any action, proceeding or litigation by any Governmental Authority under the HSR Act or other applicable Competition Laws.

(c) Notwithstanding anything to the contrary in Section 6.04(a) or Section 6.04(b), nothing contained in this Agreement shall be construed to require either party to agree to, or take any action if such efforts or action, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Amneal, Impax or the combined company (immediately following the Closing) (each of such actions, a “Burdensome Condition”). None of the parties nor any of its respective Subsidiaries shall take any action that has the effect of, or agree with any Governmental Authority to, any Burdensome Condition without the prior written consent of the other parties hereto.

Section 6.05 Indemnification; Insurance.

(a) From and after the Closing, Impax and Amneal shall, jointly and severally, indemnify, defend and hold harmless, and provide advancement of expenses to, the current and former directors and officers of Impax, Holdco and their respective Subsidiaries (the “Impax Indemnified Parties”) and the current and former members of the Amneal Board and officers of Amneal and its Subsidiaries (the “Amneal Indemnified Parties”), in each case to the fullest extent permitted by Law, including to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL or the DLLCA adopted after the date of this Agreement that increase the extent to which a corporation or limited liability company may indemnify its officers and directors or any Impax Indemnified Party or Amneal Indemnified Party, from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement, the performance of Impax’s, Holdco’s and Amneal’s obligations under this Agreement and the consummation of the Transactions or arising out of or pertaining to the Transactions) whether asserted or claimed prior to, at or after the Closing.

(b) It is understood and agreed that all rights to indemnification, expense advancement and exculpation existing in favor of each present and former director, officer and employee of Impax, Holdco, Amneal or any of their respective Subsidiaries as provided in the Impax Charter, Impax Bylaws, the Amended and Restated Holdco Charter, the Amended and Restated Holdco Bylaws, Amneal LLC Operating Agreement or the charter or organizational documents of the Subsidiaries of Impax, Holdco or Amneal, in each case as in effect on the date of this Agreement, or under any other agreements in effect on the date of this Agreement (true, correct and complete copies of which have been delivered, as applicable, by Impax and Amneal to Amneal and Impax, respectively), will survive the Transactions and Impax, Holdco and Amneal will (i) continue in full force and effect for a period of at least six (6) years from the Closing Date (or, if any relevant claim is asserted or made within such six (6) year period, until final disposition of such claim) such rights to indemnification and expense advancement and (ii) perform, in a timely manner, Impax’s, Holdco’s or Amneal’s or their respective Subsidiaries’ obligations with respect thereto. Any claims for indemnification and expense advancement pursuant to such agreements and organizational documents as to which Impax, Holdco or Amneal has received written notice before the sixth (6th) anniversary of the Closing Date will survive, whether or not those claims will have been finally adjudicated or settled, and no action taken during such period may be deemed to diminish the obligations set forth in this Section 6.05(b).

(c) For at least six (6) years after the Closing, Impax shall maintain (and Holdco shall cause Impax to maintain) in effect Impax’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) covering the Impax Indemnified Parties currently covered by Impax’s directors’ and officers’ liability insurance policy (a true and complete copy of which has been heretofore made available to Amneal), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that Impax may substitute therefor a tail policy or policies of Impax containing terms with respect to coverage and amount no less favorable to such Impax Indemnified Parties. The covenants contained in this Section 6.05(c) are intended to be for the benefit of, and shall be enforceable by, each of the Impax Indemnified Parties and their respective heirs and legal Representatives, and shall not be deemed exclusive of any other rights to which an Impax Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(d) For at least six (6) years after the Closing, Amneal shall maintain (and Holdco shall cause Amneal to maintain) in effect Amneal’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) covering the Amneal Indemnified Parties currently covered by Amneal’s directors’ and officers’ liability insurance policy (a true and complete copy of which has been heretofore made available to Impax), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that Impax may substitute therefor a tail policy or policies of Amneal containing terms with respect to coverage and amount no less favorable to such Amneal Indemnified Parties. The covenants contained in this Section 6.05(d) are intended to be for the benefit of, and shall be enforceable by, each of the Amneal Indemnified Parties and their respective heirs and legal Representatives, and shall not be deemed exclusive of any other rights to which an Amneal Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

Section 6.06 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

Section 6.07 Public Announcements. Prior to the Closing, Amneal and Impax shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed. Notwithstanding the foregoing, Amneal and Impax may, without the prior consent of the other party, reasonably disseminate information with respect to the Transactions to the extent such information was previously included in a press release or other public statement made pursuant to this Section 6.07.

Section 6.08 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement or the Transactions is brought, or, to the Knowledge of Impax or Amneal, threatened in writing, against Impax or the members of the Impax Board prior to the Closing, each party shall promptly notify the other party of any such stockholder litigation brought, or, to the Knowledge of such party, threatened against Impax and/or members of the Impax Board and shall keep the other party reasonably informed with respect to the status thereof. Neither Impax nor any Subsidiary or Representative of Impax shall settle or agree to settle any such stockholder litigation or consent to the same unless Amneal shall have consented in writing (such consent not to be unreasonably withheld, conditional or delayed).

Section 6.09 Employee Matters.

(a) For purposes of eligibility, vesting and benefit accrual, level and entitlement, with respect to any benefit plan, program or arrangement (other than any defined benefit pension plan, retiree medical program or other retiree welfare benefit program), Impax and Amneal shall, and, from and after the Closing, Holdco shall cause Impax and Amneal to, recognize (or with respect to any insured arrangement, use commercially reasonable efforts to recognize) the service of individuals who are employed by Impax and its Subsidiaries, or Amneal and its Subsidiaries, immediately prior to the Closing and who remain employed thereafter by Impax, Amneal or any of their Subsidiaries (the “Affected Employees”) to the same extent as such service was taken into account under the corresponding Impax Plan or Amneal Plan for those purposes; provided, however, that such recognition shall not result in a duplication of benefits.

(b) With respect to any welfare plan in which Affected Employees are eligible to participate after the Closing, Holdco shall, and shall cause Impax and Amneal to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied (or not applicable) under the applicable welfare plans prior to the Closing and (ii) provide each such employee with credit for any co-payments, deductibles and out-of-pocket expenses paid prior to the Closing and in the applicable plan year in which the Closing occurs in satisfying any analogous co-payment deductible or out-of-pocket requirements.

(c) The parties acknowledge that the consummation of the Transactions shall, to the extent applicable, constitute a “change in control” or “change of control” (or a term of similar import) for purposes of each Impax Plan set forth on Section 6.09(c) of the Impax Disclosure Letter. Following the Closing, Holdco shall assume each Impax Plan set forth on Section 6.09(c) of the Impax Disclosure Letter.

(d) During the period beginning on the date hereof and ending on the Closing Date, Amneal and Impax shall cooperate in good faith to take any reasonable actions determined necessary and appropriate with respect to the Amneal Plans and the Impax Plans that are each intended to constitute a tax-qualified defined contribution plan under Section 401(k) of the Code (a “401(k) Plan”) (including, without limitation, termination of any such 401(k) Plan or merger of such 401(k) Plans on or prior to the Closing Date). To the extent that Amneal and Impax cannot in good faith agree on any such actions, whether to take any or all such actions shall be determined by a committee made up of those certain individuals that are expected to constitute the Compensation Committee of the Holdco Board on or prior to the Closing Date. For the avoidance of doubt, it is expected that such committee shall be comprised of two members appointed by Amneal and two members appointed by Impax.

(e) Nothing in this Section 6.09 shall be treated as an establishment of, amendment of, or undertaking to amend, any benefit plan or shall limit the right of Holdco and its Affiliates to amend, terminate or otherwise modify any Impax Plan or Amneal Plan following the Closing Date. The provisions of this Section 6.09 are solely for the benefit of the parties to this Agreement and nothing in this Section 6.09, express or implied, shall confer upon any Affected Employee or legal representative or beneficiary thereof or any other person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other person under an Impax Plan or Amneal Plan that such employee or beneficiary or other person would not otherwise have under the terms of that Impax Plan or Amneal Plan.

Section 6.10 Cooperation. Each party and its Subsidiaries will, and will cause each of its Representatives to, use its commercially reasonable efforts, subject to applicable Law, to cooperate with and assist the other party in connection with planning the post-Closing integration of the parties and their respective Subsidiaries and employees.

Section 6.11 Financing.

(a) (i) Subject to the other provisions of this Agreement, Amneal shall use reasonable best efforts (and shall use reasonable best efforts to cause its Affiliates and Subsidiaries) to take, or cause to be taken, all actions necessary or advisable to obtain, or cause to be obtained, the Debt Financing on the terms and conditions, described in the Debt Commitment Letter (including as such terms may be modified or adjusted in accordance with the terms of the “flex” provisions contained in the Fee Letter), including using reasonable best efforts to (A) maintain in effect the Debt Commitment Letter until the funding of the Debt Financing at or prior to Closing, (B) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent in all material respects with the terms and conditions contained in the Debt Commitment Letter (including any related “flex” provisions) or on other terms not less favorable, in the aggregate, to Amneal than the terms and conditions (including the “flex” provisions) contemplated by the Debt Commitment Letter but only to the extent that any such other terms would not reasonably be expected to adversely impact or delay in any material respect the ability of Amneal to consummate the Transactions and the Ancillary Transactions in accordance with this Agreement or obtain the Debt Financing (it being agreed that, notwithstanding the foregoing, Amneal may modify, supplement, amend or amend and restate the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (and make incidental or conforming amendments or modifications to reflect the addition of any such lenders, lead arrangers, bookrunners, syndication agents and similar entities), (C) satisfy (or obtain a waiver of) all conditions within its control to obtaining the Debt Financing and (D) upon satisfaction of all of the conditions in this Agreement to Amneal’s and Impax’s obligations to effect the Closing, and satisfaction of all of the conditions set forth in the Debt Commitment Letter, enforcing its rights against the other parties to the Debt Commitment Letter, if any, including to require such parties to provide the Debt Financing.

(ii) Amneal shall not, without the prior written consent of Impax, (A) permit any amendment or modification to, or any waiver of, any provision or remedy under, or replace (except as expressly set forth under Section 6.11(a)(iii)), the Debt Commitment Letter if such amendment, modification, waiver or replacement (1) would add any new (or expand any existing) condition to the Debt Financing Commitments, (2) reduces the aggregate amount of the Debt Financing contemplated by the Debt Commitment Letter, (3) would reasonably be expected to adversely impair the ability of Amneal to enforce its rights against other parties to the Debt Commitment Letter, or (4) would reasonably be expected to prevent or in any material respect impede or delay the consummation of the Debt Financing (the items described in the preceding clauses (A)(1) through (4) (and subject to exclusions set forth below), collectively, the “Restricted Debt Commitment Amendments”), or (B) terminate the Debt Commitment Letter unless such Debt Commitment Letter is replaced with another commitment letter or comparable financing commitment that would not reasonably be expected to result in a Restricted Debt Commitment Amendment; provided, that the existence or exercise of the “flex” provisions contained in the Fee Letter shall not constitute a Restricted Debt Commitment Amendment; and provided, further, that Amneal may modify, supplement, amend or amend and restate, or waive any provision or remedy under, the Debt Commitment Letter if such amendment, modification or waiver is not a Restricted Debt Commitment

Amendment, it being understood that any modification, supplement, amendment or amendment and restatement solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities (and make incidental or conforming amendments or modifications to reflect the addition of any such lenders, lead arrangers, bookrunners, syndication agents and similar entities) shall not be a Restricted Debt Commitment Amendment. Upon any such amendment, modification, waiver or replacement of the Debt Commitment Letter or the Debt Financing Commitments in accordance with this Section 6.11(a)(ii), the terms “Debt Commitment Letter”, “Debt Financing” and “Debt Financing Commitments” shall mean, other than for purposes of the representations and warranties made as of the date of this Agreement in Section 4.25, the Debt Commitment Letter and Debt Financing Commitments, respectively, as so amended, modified, waived or replaced. Any material consent, approval, agreement or determination required or contemplated to be made by Amneal under the Debt Commitment Letter shall be made in reasonable consultation with Impax. Amneal shall promptly furnish Impax with copies of any marketing materials, rating agency presentations, information memoranda or any other documents or communications prepared or received by Amneal or any of its Affiliates in connection with the Debt Financing Commitments, including any material drafts or final versions of definitive documentation with respect thereto (other than any internal documents prepared by Amneal or any of its Subsidiaries and not distributed to lenders or their counsel or any other third party). In addition, (i) Amneal shall provide Impax and its outside counsel a reasonable opportunity to review and comment on any material drafts of any documents related to the Debt Financing Commitments prior to the dissemination of such documents to any third parties (it being understood that any such comments will be considered in good faith by Amneal, subject to its reasonable discretion) and (ii) keep Impax fully informed at all times of its efforts to arrange, and the status of, the Debt Financing.

(iii) In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of, the “flex” provisions contained in the Fee Letter), regardless of the reason therefor, Amneal shall (A) promptly notify Impax of such unavailability and (B) use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (“Alternative Financing”) in an amount sufficient, when added to the portion of the Debt Financing that is available, to pay the Required Amount from the same or other sources (1) on terms not less favorable, in any material respect, when taken as a whole, to Amneal and Impax than those contained in the Debt Commitment Letter and with lenders reasonably satisfactory to Amneal and (2) that does not contain any other terms that would reasonably be expected to prevent or in any material respect impede or delay the consummation of the Transactions and the Ancillary Transactions or otherwise constitute a Restricted Debt Commitment Amendment. For the purposes of this Agreement, other than for purposes of the representations and warranties made as of the date hereof in Section 4.25, the terms “Debt Commitment Letter”, “Debt Financing” and “Debt Financing Commitments” shall be deemed to include any commitment letter (or similar agreement), debt financing or commitment with respect to any Alternative Financing arranged in compliance herewith (and the Debt Commitment Letter, Debt Financing and Debt Financing Commitment remaining in effect at the time in question), and all references to the Debt Financing Sources shall include the persons providing or arranging such alternative debt financing.

(iv) Amneal shall provide Impax with prompt written notice of (A) any breach or default by any party to the Debt Commitment Letter or the Definitive Agreements, if any, of which Amneal has Knowledge or any termination of the Debt Commitment Letter of which Amneal has Knowledge, (B) the receipt of any notice or other communication from any Debt Financing Source with respect to (1) any actual or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letter or the Definitive Agreements, if any, or any provision thereof, and (2) any dispute or disagreement between or among any parties to the Debt Commitment Letter or the Definitive Agreements that would reasonably be expected to result in the unavailability of the Debt Financing on the Closing Date or reasonably be likely to delay or impede the Closing, or (C) any change or event that, individually or in the aggregate, would reasonably be expected to cause any condition precedent of the Debt Financing (or any Alternative Financing obtained in accordance with this Section 6.11) to not be satisfied or waived on or prior to the Closing Date and result in the unavailability of the Debt Financing in the amounts contemplated by the Debt Commitment Letter (it being understood that in no event will Amneal be obligated to disclose any information the disclosure of which would result in the loss of attorney-client privilege).

(v) Nothing in this Section 6.11 or any other provisions of this Agreement shall require, and in no event shall the “reasonable best efforts” of Amneal be deemed or construed to require, Amneal to (A) except as expressly set forth in Section 6.11(a)(iii) with respect to alternative financing, seek or accept Debt Financing on terms less favorable in the aggregate than those set forth in the Debt Commitment Letter (including the “flex” provisions thereof) provided on the date of this Agreement, (B) waive any term or condition of this Agreement or (C) pay any fees in excess of those contemplated by the Debt Financing Commitments (whether to secure waiver of any conditions contained therein or otherwise). For the avoidance of doubt, Amneal’s obligations and responsibilities under this Section 6.11(a) shall only apply to the Debt Financing and shall not apply to any debt financing arrangements to be negotiated by Amneal in the event it desires to propose changes to the terms of this Agreement in connection with the procedures contemplated by Sections 5.02(e) or 5.02(f).

(b) (i) Impax shall use reasonable best efforts to, and shall use reasonable best efforts to cause each of its Subsidiaries and their respective Representatives to, provide (A) the cooperation listed below in clauses (A), (B), (D) and (E) with respect to any Amneal Equity Secondary and (B) customary cooperation as reasonably requested by Amneal in connection with the Debt Financing, including by using reasonable best efforts to:

(A) upon reasonable prior notice, and after reasonable consultation, make available Impax’s senior officers for participation in a reasonable number of meetings, presentations (including lender presentations), road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in relation to the marketing of the Debt Financing or any Amneal Equity Secondary,

(B) to cause its independent auditors to cooperate with due diligence matters in connection with the Debt Financing or any Amneal Equity Secondary,

(C) upon reasonable request, identify any material non-public information relating to Impax (but in no event shall Impax be required to disclose any non-public information to the extent it would result in the public disclosure of such information) and provide customary authorization letters in connection with any marketing materials related to the Debt Financing,

(D) deliver such due diligence materials as are reasonably available to it and as are reasonably requested by Amneal and customarily delivered in connection with marketing materials in connection with the Debt Financing or any Amneal Equity Secondary,

(E) assist in the preparation and negotiation and execution and delivery as of the Closing any definitive documents related to the Debt Financing or any Amneal Equity Secondary (including any schedules and exhibits thereto) as may be reasonably requested,

(F) assist with Amneal’s preparation of pro forma and projected financial statements and financial information necessary to satisfy a condition to the Debt Financing set forth in the Debt Commitment Letter or customarily included in marketing material (but Impax shall have no obligation to prepare or provide the pro forma or projected financial statements and financial information),

(G) furnish Amneal and the Debt Financing Sources no later than three (3) Business Days prior to the Closing Date all documentation and other information with respect to Impax and its Subsidiaries as shall have been reasonably requested in writing by Amneal at least ten (10) Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, or that are required by Section 6 of Exhibit D of the Debt Commitment Letter,

(H) facilitate the pledging of collateral in connection with the Debt Financing, and

(I) obtain and deliver executed Payoff Letters and instruments of termination and discharge reasonably requested by Amneal.

(ii) Notwithstanding the foregoing: (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of Impax or any of its Subsidiaries; (B) neither Impax nor any of its Subsidiaries shall (1) be required to pay any commitment or other similar fee in connection with the Debt Financing prior to the Closing; (2) have any liability or obligation under any agreement or any document related to the Debt Financing until the Closing occurs; (3) be required to incur any liability that is not expressly provided for in this Section 6.11 in connection with the Debt Financing and not otherwise indemnified hereunder; (4) otherwise be required to take any action in violation or conflict with any of Impax or its Subsidiaries’ respective organizational documents or applicable Law; (5) be required to deliver opinions of external or internal counsel; (6) be required to provide access to or disclose information that would reasonably be expected to jeopardize attorney-client privilege or contravene Law or violate any Contract; (7) be required to waive or amend any terms of this Agreement or any other Contract to which Impax or its Subsidiaries is a party; (8) be required to provide any cooperation to the extent it would (x) cause any condition to Closing set forth in Article VII not to be satisfied or cause (y) a breach of this Agreement; (9) be required to execute (except authorization letters in connection with any marketing materials contemplated above), prior to the Closing Date, any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates or documents in connection with the Debt Financing, and no obligation of Impax or its Subsidiaries under any document, agreement or any other contract relating to the Debt Financing shall be operative prior to the Closing; and (C) notwithstanding the above, all corporate, limited liability or other organizational actions shall be deemed to become effective only if and when the Closing occurs and shall be derived exclusively from the authority of, and shall only be taken by, the board of directors of Impax and its Subsidiaries or other governing body of Impax and its Subsidiaries as constituted after giving effect to the Closing.

(iii) Amneal shall indemnify and hold harmless Impax and its Subsidiaries, and their respective officers, employees and Representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the Debt Financing and any information utilized in connection therewith, except in the event such liabilities or losses arose out of or result from (i) the willful misconduct, gross negligence or bad faith of Impax and its Subsidiaries or (ii) historical information furnished in writing by or on behalf of Impax and its Subsidiaries expressly for inclusion in any marketing materials. If this Agreement is terminated pursuant to Article VIII, Amneal shall, promptly upon request by Impax, reimburse Impax and its Subsidiaries for all reasonable and documents out-of-pocket costs incurred by Impax and its Subsidiaries (including those of its Affiliates and Representatives) in connection with taking action required or requested by Amneal pursuant to this Section 6.11.

(iv) Impax hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm or disparage Impax and its Subsidiaries or the reputation or goodwill of Impax and its Subsidiaries.

(v) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.11 represent the sole obligation of Impax, its Subsidiaries and Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of the Debt Financing and no other provision of this Agreement (including the Exhibits and Disclosure Letters hereto) shall be deemed to expand or modify such obligations.

(c) All non-public or otherwise confidential information regarding Impax or its Subsidiaries obtained by Amneal or its Representatives pursuant to this Section 6.11 shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided, that notwithstanding the terms of the Confidentiality Agreement, Amneal and its Representatives may provide such information to their financing sources (including the Debt Financing Sources), potential sources of capital, and to rating agencies and prospective lenders and investors during marketing of the Debt Financing, subject to customary confidentiality arrangements with such persons regarding such information.

Section 6.12 Stock Exchange Delisting and Deregistration. Impax and Amneal will cooperate and use their respective reasonable best efforts to cause the delisting of the shares of Impax Common Stock from the NASDAQ Global Select Market and the deregistration of such shares under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

Section 6.13 New York Stock Exchange Listing. Prior to the Closing, Impax and Amneal shall use reasonable best efforts to cause the shares of Class A Common Stock to be issued in connection with the Holdco Share Issuances to be approved for listing on the NYSE under the ticker symbol AMRX (or if such ticker symbol becomes unavailable, such other ticker symbol as may be agreed upon in writing by the parties), including by submitting prior to the Closing an initial listing application with the NYSE (the “NYSE Listing Application”) with respect to such shares, subject to official notice of issuance. Each of Amneal and Impax shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other party and shall otherwise reasonably assist and cooperate with the other in connection with the preparation, filing and distribution of the NYSE Listing Application. Each of Amneal and Impax will use their respective reasonable best efforts to (i) cause the NYSE Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the NYSE or its staff concerning the NYSE Listing Application and (iii) have the NYSE Listing Application approved by the NYSE as promptly as practicable after such filing. No submission of, or amendment or supplement to, the NYSE Listing Application, or response to NYSE comments with respect thereto, will be made by Amneal or Impax, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Amneal or Impax, as applicable, will promptly notify the other upon the receipt of any comments from the NYSE or any request from the NYSE for amendments or supplements to the NYSE Listing Application and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and the NYSE, on the other hand, and all written comments with respect to the NYSE Listing Application received from the NYSE and advise the other on any oral comments with respect to the NYSE Listing Application received from the NYSE. Impax will advise Amneal, promptly after Holdco receives notice thereof, of the time of the approval of the NYSE Listing Application and the approval of the shares of Class A Common Stock to be issued in connection with the Holdco Share Issuances for listing on the NYSE, subject only to official notice of issuance.

Section 6.14 Section 16 Matters. Prior to the Closing, Impax and Holdco shall take all such steps as may be reasonably necessary or appropriate to cause any dispositions of Impax Common Stock (including derivative securities with respect to Impax Common Stock) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Impax or Holdco, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 ISRA Compliance. Amneal and Impax acknowledge that the Transactions, including additional actions that may be contemplated to occur after the Closing, may require the parties thereto or their subsidiaries to comply with ISRA. If it is determined that ISRA compliance is required for the Transactions contemplated under this Agreement, each of Impax and Amneal shall provide to the other party documentation reasonably acceptable to the other that is sufficient to establish that the Closing complies with the requirements of ISRA, which may include, for any of the subject facilities, either (i) a Response Action Outcome (as defined by ISRA) letter, (ii) a NJDEP-approved de minimis quantity exemption under N.J. Admin Code §7.26B-5-9, (iii) an NJDEP-approved Remediation in Progress Waiver (as defined by ISRA), or (iv) a remediation certification, with a Remediation Funding Source (as defined by ISRA). If a remediation certification has been filed for any ISRA subject facilities, the Subsidiary that is the owner, lessee or operator of the facility (or appropriate Amneal entity, as mutually agreed to by the parties) shall be designated as the responsible party for all future actions necessary to comply with ISRA. Amneal and Impax shall reasonably cooperate with all actions taken by the other party or its Subsidiaries in furtherance of their ISRA obligations under this Section 6.15, including but not limited to signing any required certifications or submissions to NJDEP. If it is determined that ISRA compliance will be required for any post-closing actions, each of Impax and Amneal shall cooperate and cause its Subsidiaries to cooperate with the designated responsible party with regard to any actions required to comply with ISRA, including providing access to its facilities and record necessary for completion of site investigations, execution of required certifications, and completion and submission to NJDEP of such notices and applications as are reasonably necessary for the expeditious completion of the parties’ ISRA compliance obligations. It is understood that each party shall be responsible for its own ISRA compliance costs and expenses and that liability for site investigation or remediation, if any is required, shall remain the responsibility of the entity that is the owner, lessee or operator of the ISRA-subject property.

Section 6.16 Certain Pre-Closing Actions.

(a) Amneal Pre-Closing Actions. Prior to the Closing, Amneal shall take all actions set forth on Section 6.16 of the Amneal Disclosure Letter (such actions, the “Amneal Pre-Closing Actions”); provided, that Section 6.16 of the Amneal Disclosure Letter may be amended or modified by Amneal with the prior written consent of Impax (such consent not to be unreasonably withheld, conditioned or delayed). Immediately following the Recapitalization, Amneal shall cause each Existing Amneal Member to contribute its Amneal Units to Amneal Holdings, LLC in exchange for additional interests in Amneal Holdings, LLC (and shall cause the schedule of members to the Restated Amneal LLC Operating Agreement to be updated accordingly).

(b) Impax Pre-Closing Actions. Prior to the Closing, Impax shall take all actions set forth on Section 6.16 of the Impax Disclosure Letter (such actions, the “Impax Pre-Closing Actions”); provided, that Section 6.16 of the Impax Disclosure Letter may be amended or modified by Impax with the prior written consent of Amneal (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.17 Impax Director and Officer Resignations. At the Closing, Impax shall deliver to Amneal evidence reasonably satisfactory to Amneal of the resignation, effective at the Contribution Effective Time, of each director and officer of Impax in office as of immediately prior to the Impax Merger Effective Time.

Section 6.18 Certain Tax Matters. None of Impax nor Amneal nor any of their respective Affiliates shall knowingly take any action or fail to take any reasonable action if such action or failure to act would be reasonably likely to prevent or impede (i) the Impax Merger and the LLC Conversion, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Contribution from qualifying as an exchange to which Section 721(a) of the Code applies. The parties will report the transactions described in the preceding sentence in the manner set forth therein except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 6.19 Treatment of Impax Convertible Notes; Convertible Note Hedge Transactions.

(a) Upon at least five (5) Business Days’ prior written notice from Amneal made not later than thirty (30) days prior to the anticipated Closing Date, Impax shall use its reasonable best efforts to if requested by Amneal, commence a stand-alone consent solicitation with respect to one or more covenants in the Impax Indenture, the primary purpose of which would be to facilitate the Transactions and the Ancillary Transactions contemplated by this Agreement, and which would include a covenant by Impax to tender for any and all outstanding Impax Convertible Notes promptly following the Closing Date (the “Impax Liability Management Transaction”). The Impax Liability Management Transaction will contain such customary terms and conditions as are reasonably requested by Amneal (provided, that the consideration to be paid in connection therewith shall be determined by Amneal in its reasonable discretion) and an expiration date not later than one Business Day prior to the consummation of the offer to purchase the Impax Convertible Notes; provided, that (i) this Agreement shall have not been terminated in accordance with Article VIII and (ii) Impax shall have received from Amneal within such period all necessary and appropriate documentation in connection with the Impax Liability Management Transaction, including the consent solicitation statement and consent forms and other related documents (collectively, the “Liability Management Documents”), which shall be in form and substance reasonably satisfactory to Impax. Impax shall use its commercially reasonable efforts to promptly make any change to the terms and conditions of the Impax Liability Management Transaction reasonably requested by Amneal; provided that no extension of the expiration date shall occur without the prior written consent of Impax (which shall not be unreasonably withheld, conditioned or delayed to the extent that such extension would not reasonably be expected to cause a delay in or prevent the Closing). Notwithstanding the foregoing, the effectiveness of any proposed amendments to the Impax Indenture contemplated by the Impax Liability Management Transactions hall be conditioned upon the occurrence of the Closing and any proposed amendments to the Impax Indenture contemplated by the Impax Liability Management Transaction shall revert to the form in effect prior to the effectiveness of any proposed amendments and be of no further effect if this Agreement is terminated pursuant to Article VIII. Amneal shall only request Impax and its Subsidiaries to conduct the Impax Liability Management Transaction in compliance with the applicable rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act and the indenture relating to the Impax Convertible Notes. Amneal shall ensure that the Surviving Company shall have all funds necessary to pay any consideration required to be paid in connection with the Impax Liability Management Transaction.

(b) In the event that Impax commences the Impax Liability Management Transaction, Impax agrees that, promptly following any consent expiration date, assuming the requisite consents are received and the conditions set forth in the Impax Indenture have been satisfied, Impax shall execute a supplemental indenture to the Impax Indenture, which supplemental indenture shall implement the amendments set forth in the Liability Management Documents and shall become operative upon the Closing. Amneal shall provide, or cause to be provided, the requisite amount of funds to Impax for all payments to holders of Impax Convertible Notes in respect of any consents validly delivered and not revoked in accordance with the Impax Liability Management Transaction and, all other fees and expenses relating to the Impax Liability Management Transaction.

(c) Any Liability Management Documents (including all amendments or supplements thereto) and all mailings to the holders of the Impax Convertible Notes in connection with any Impax Liability Management Transaction shall be subject to the prior review of, and comment (which review and comment shall be made as promptly as reasonably practical) by, Impax and Amneal and shall be reasonably acceptable in form and substance to each of them. If, at any time prior to the completion of the Impax Liability Management Transaction, any information in the Liability Management Documents should be discovered by Impax, on the one hand, or Amneal, on the other, which should be set forth in an amendment or supplement thereto, so that they shall not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party in writing, and an appropriate amendment or supplement describing such information shall be disseminated by or on behalf of Impax to the holders of the Impax Convertible Notes. Notwithstanding anything to the contrary in this Section 6.19, Impax shall comply in all material respects with all Laws in connection with the Impax Liability Management Transaction. To the extent that the provisions of the Impax Indenture, the Impax Convertible Notes or of any Law conflict with this Section 6.19, Impax shall comply with the Impax Indenture, the Impax Convertible Notes and applicable Law and in all material respects shall not be deemed to have breached its obligations hereunder by such compliance.

(d) Notwithstanding the foregoing: (A) neither Impax nor any of its Subsidiaries shall (1) be required to pay any fees in connection with the Impax Liability Management Transaction prior to the Closing; (2) have any liability or obligation under any agreement or any document related to the Impax Liability Management Transaction until the Closing occurs; (3) be required to incur any liability that is not expressly provided for herein in connection with the Impax Liability Management Transaction and not otherwise indemnified hereunder; (4) otherwise be required to take any action in violation or conflict with any of Impax or its Subsidiaries’ respective organizational documents or applicable Law; (5) be required to deliver opinions of external or internal counsel; (6) be required to provide access to or disclose information that would reasonably be expected to jeopardize attorney-client privilege or contravene Law or violate any Contract; (7) be required to waive or amend any terms of this Agreement or any other Contract to which Impax or its Subsidiaries is a party; (8) be required to provide any cooperation to the extent it would (x) cause any condition to Closing set forth in Article VII not to be satisfied or cause (y) a breach of this Agreement; (9) no material obligation of Impax or its Subsidiaries under any document, agreement or any other contract relating to the Impax Liability Management Transaction shall be operative prior to the Closing; and (B) notwithstanding the above, all corporate, limited liability or other organizational actions shall be deemed to become effective only if and when the Closing occurs, and shall only be taken by, the board of directors of Impax and its Subsidiaries or other governing body of Impax and its Subsidiaries as constituted after giving effect to the Closing.

(e) Amneal shall indemnify and hold harmless Impax and its Subsidiaries, and their respective officers, employees and Representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the Impax Liability Management Transaction and any information utilized in connection therewith, except in the event such liabilities or losses arose out of or result from (i) the willful misconduct, gross negligence or bad faith of Impax and its Subsidiaries or (ii) historical information furnished in writing by or on behalf of Impax and its Subsidiaries expressly for inclusion in any marketing materials. If this Agreement is terminated pursuant to Article VIII, Amneal shall, promptly upon request by Impax, reimburse Impax and its Subsidiaries for all reasonable and documents out-of-pocket costs incurred by the Company and its Subsidiaries (including those of its Affiliates and Representatives) in connection with taking action required or requested by Amneal pursuant to this Section 6.19.

(f) Notwithstanding anything to the contrary herein, it is expressly agreed by the parties hereto that the failure to obtain the consent of the holders of the Impax Convertible Notes in connection with any Impax Liability Management Transaction or the inability to redeem any of the Impax Convertible Notes on the Closing Date shall not be deemed to be a breach by Impax under this Agreement or otherwise delay the Closing; provided, that the foregoing is not intended to limit any rights or remedies that Amneal may have under this Agreement in the event of any applicable breach by Impax of any of its obligations set forth in this Section 6.19. Furthermore, Impax shall have been deemed to perform all of its obligations under this Section 6.19 unless it materially breaches this Section 6.19 and such breach is a substantial cause of the Impax Liability Management Transaction not being consummated.

(g) Impax, Amneal and Holdco shall take all necessary action to execute and deliver to the Trustee (as defined in Impax Indenture) a supplemental indenture to the Impax Indenture, in form reasonably satisfactory to the Trustee and Amneal, pursuant to the terms of the Impax Indenture, to provide that on and after the Closing, each holder of the Impax Convertible Notes shall have the right to convert such Impax Convertible Notes into the conversion consideration determined by reference to the consideration receivable upon consummation of the Impax Merger in respect of each share of Impax Common Stock in accordance with, and subject to, the provisions of the Impax Indenture (including any applicable increase in the “Conversion Rate” or decrease in the “Conversion Price” (each as defined in the Impax Indenture) thereunder in connection with the Impax Merger) in each case in accordance with, and subject to the Impax Indenture (including without limitation the time periods specified therein), as a result of the execution and delivery of this Agreement and the Transactions. Impax shall provide Amneal and its Representatives reasonable opportunity to review and comment on any material written notice or material communication to or with holders of the Impax Convertible Notes or with the Trustee under the Impax Indenture at least two (2) Business Days prior to the dispatch or making thereof, and Impax shall give reasonable and good faith consideration to any comments made by Amneal or its Representatives.

(h) Impax will use commercially reasonable efforts to cooperate with Amneal to obtain the consent of Royal Bank of Canada (the “Call Spread Dealer”) to terminate the Convertible Note Hedge Transaction at or as promptly as practicable following the Closing. Impax will use commercially reasonable efforts to involve Amneal in connection with any discussions, negotiations or communications, and Impax will involve Amneal in connection with any agreements, with the Call Spread Dealer or any of its Affiliates (including each other counterparty to the Convertible Note Hedge Transactions) with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Convertible Note Hedge Transactions, including with respect to any cash amounts and/or shares of Impax Common Stock that may be receivable, issuable, deliverable or payable by Impax pursuant to the Convertible Note Hedge Transactions or any adjustments of the terms thereof, and Impax will give prior notice to Amneal of any such discussions, negotiations, communications or agreements; provided that if such prior notice is not reasonably practicable, Impax shall give Amneal notice of any such discussions, negotiations, communications or agreements promptly after such discussions, negotiations, communications or agreements, with a description in reasonable detail thereof. Impax (i) prior to the Closing, will not, and will cause its Representatives not to, without Amneal’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned (x) make any amendments, modifications or other changes to the terms of, or agree to any adjustment under or amounts due upon termination, cancellation or early settlement of, the Convertible Note Hedge Transactions, or (y) exercise any right it may have to terminate, or cause the early settlement or cancellation of, any of the Convertible Note Hedge Transactions and (ii) will keep Amneal fully informed of all discussions and negotiations relating to the foregoing. Impax will use commercially reasonable efforts to timely take all such other actions as may be required in accordance with, and subject to, the terms of the Convertible Note Hedge Transactions, including delivery of any notices or other documents or instruments required to give effect to the foregoing or in connection with the consummation of the Transactions, each of which will be so delivered substantially in the form previously provided to Amneal for Amneal’s review other than to address comments provided by Amneal or its Representatives. In addition, Impax will promptly (and, in any event, within one Business Day) provide to Amneal a copy of any written notice received from the Call Spread Dealer in connection with the Convertible Note Hedge Transactions (including any written notice with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Convertible Note Hedge Transactions). For the avoidance of doubt, nothing contained herein this Agreement shall prohibit Impax from settling upon conversion of the Impax Convertible Notes in accordance with the terms of the Impax Indenture and complying with the terms of the Convertible Note Hedge Transactions in connection therewith and nothing herein shall require Impax to effect a termination or settlement of the Convertible Note Hedge Transactions prior to the Closing.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Impax Stockholder Approval. The Impax Stockholder Approval shall have been obtained.

(b) Antitrust. (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and (ii) any waiting period or approval or authorization required to be obtained from any Governmental Authority under any other applicable Competition Law for the consummation of the Transactions shall have been expired or been obtained, as applicable.

(c) No Injunctions or Restraints. (i) No Law shall have been enacted or promulgated by any Governmental Authority of competent jurisdiction which prohibits or makes illegal the consummation of the Transactions and (ii) no Governmental Authority shall have issued an order or injunction or taken any other action enjoining or otherwise prohibiting the consummation of the Transactions which remains pending (collectively, “Restraints”).

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(e) Listing. The shares of Class A Common Stock to be issued in connection with the Holdco Share Issuances shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(f) Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by each party thereto.

Section 7.02 Conditions to Obligation of Amneal. The obligation of Amneal to effect the Transactions is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of Impax set forth in the first and fourth sentences of Section 3.01, and in Section 3.02, Section 3.03, Section 3.05(b), and Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), (ii) the representations and warranties of Impax set forth in Section 3.04(a), Section 3.05(a), Section 3.25, Section 3.26, Section 3.27 and Section 3.28 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date) and (iii) the other representations and warranties of Impax set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Impax Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (iii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect, and Amneal shall have received a certificate signed on behalf of Impax by the Chief Executive Officer or the Chief Financial Officer of Impax to the foregoing effect.

(b) Performance of Obligations of Impax. Impax shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Amneal shall have received a certificate signed on behalf of Impax by the Chief Executive Officer or the Chief Financial Officer of Impax to the foregoing effect.

(c) No Impax Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect.

Section 7.03 Conditions to Obligation of Impax and Holdco. The obligation of Impax to effect the Transactions is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of Amneal set forth in the first and fourth sentences of Section 4.01, and in Section 4.02, Section 4.03, Section 4.05(b) and Section 4.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Amneal set forth in Section 4.04(a), Section 4.05(a) and Section 4.24 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iii) the other representations and warranties of Amneal set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Amneal Material Adverse Effect contained in Article IV) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (iii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect, and Impax shall have received a certificate signed on behalf of Amneal by the Chief Executive Officer or the Chief Financial Officer of Amneal to the foregoing effect.

(b) Performance of Obligations of Amneal. Amneal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Impax shall have received a certificate signed on behalf of Amneal by the Chief Executive Officer or the Chief Financial Officer of Amneal to the foregoing effect.

(c) No Amneal Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, an Amneal Material Adverse Effect.

(d) Amneal Debt. As of the Closing, the aggregate indebtedness for borrowed money under the Existing Credit Facilities of Amneal and its Subsidiaries on a consolidated basis shall not exceed $1,600,000,000.

(e) Amneal Pre-Closing Actions. All Amneal Pre-Closing Actions shall have been consummated prior to the Closing.

Section 7.04 Frustration of Closing Conditions. None of Impax or Amneal may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 6.04.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Impax Stockholder Approval (unless otherwise specified below):

(a)	by mutual written consent of Amneal and Impax;

(b)	by either Amneal or Impax if:

(i) the Transactions shall not have been consummated on or before midnight New York City time on the later of (A) July 17, 2018 and (B) the seventy-fifth (75th) day following the date on which the Registration Statement shall have been declared effective under the Securities Act (the “Outside Date”); provided, that the Outside Date shall not be later than October 17, 2018; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been the primary cause of or resulted in the failure of the Transactions to be consummated on or before such date;

(ii) any Restraint having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party if such party (and in the case of Impax, if Holdco or Merger Sub) has not complied in all material respects with its obligations under Section 6.04; or

(iii) if the Impax Stockholder Approval shall not have been obtained at the Impax Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)	by Amneal if:

(i) Impax shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than those set forth in Section 5.02), which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (B) is incapable of being cured or is not cured by Impax by the earlier of (1) thirty (30) days following receipt of written notice from Amneal of such breach or failure to perform and (2) the Outside Date;

(ii) prior to the time the Impax Stockholder Approval is obtained, the Impax Board shall have effected a Change of Recommendation.

(iii) Impax shall have materially breached any of its covenants set forth in Section 5.02;

(iv) following the public announcement of a Competing Proposal (other than by the commencement by a third party of a tender offer or exchange offer for equity securities of Impax subject to Regulation 14D under the Exchange Act), the Impax Board shall have failed to publicly reaffirm the Impax Board Recommendation and publicly recommend the rejection of such Competing Proposal within ten (10) Business Days after receipt of a written request by Amneal for such public reaffirmation and recommendation (the “Reaffirmation Date”) (it being understood and agreed that if Impax shall have furnished a Notice of Superior Proposal Action on or prior to such tenth (10th) Business Day, then the Reaffirmation Date shall be the later of (A) such tenth (10th) Business Day and (B) the first Business Day following the lapse of the later of (I) the ninety-six (96) hour period following delivery of such Notice of Superior Proposal Action and (II) such later period, if any, mandated by the last parenthetical phrase in Section 5.02(e)(y)); or

(v) following the commencement by a third party of a tender offer or exchange offer for equity securities of Impax subject to Regulation 14D under the Exchange Act, the Impax Board shall have failed to recommend in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance by Impax’s stockholders of such tender offer or exchange offer on or prior to the tenth (10th) Business Day following such commencement;

(d)	by Impax:

(i) if Amneal shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (B) is incapable of being cured or is not cured by Amneal by the earlier of (1) thirty (30) days following receipt of written notice from Impax of such breach or failure to perform and (2) the Outside Date; or

(ii) pursuant to Section 5.02(d); provided, that Impax pays the Termination Fee to Amneal in accordance with Section 8.02.

Any proper termination of this Agreement pursuant to this Section 8.01 shall be effective immediately upon the delivery of written notice of such termination by the terminating party to the other party.

Section 8.02 Termination Fees.

(a)	In the event that:

(i) (A) this Agreement is terminated by Amneal or Impax pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii), (B) at any time after the date of this Agreement and prior to the date of such termination (in the case of a termination pursuant to Section 8.01(b)(i)) or the Impax Stockholder Meeting (in the case of a termination pursuant to Section 8.01(b)(iii)) a Competing Proposal has been publicly announced or otherwise made publicly known by any person (other than by Amneal) and, in either case, not publicly withdrawn (and in the case of a termination pursuant to Section 8.01(b)(iii), not publicly withdrawn prior to the Business Day prior to the date of the Impax Stockholder Meeting) and (C) Impax enters into a definitive agreement providing for a Competing Proposal (and subsequently consummates such Competing Proposal), or consummates a Competing Proposal, in each case, within twelve (12) months of such termination (provided, that for purposes of this Section 8.02(a)(i), the reference to “20%” in the definition of Competing Proposal shall be deemed to be “50%”), then within two (2) Business Days of such consummation, Impax shall pay to Amneal the Termination Fee by wire transfer in immediately available funds to an account specified in writing by Amneal;

(ii) this Agreement is terminated by Impax pursuant to Section 8.01(d)(ii), then prior to or simultaneously with such termination, Impax shall pay to Amneal the Termination Fee by wire transfer in immediately available funds to an account specified in writing by Amneal; or

(iii) this Agreement is terminated by Amneal pursuant to Section 8.01(c)(ii), Section 8.01(c)(iii), Section 8.01(c)(iv) or Section 8.01(c)(v), then within two (2) Business Days of such termination, Impax shall pay to Amneal the Termination Fee by wire transfer in immediately available funds to an account specified in writing by Amneal.

(b) (i) if this Agreement is terminated by Impax or Amneal pursuant to Section 8.01(b)(iii), then Impax shall reimburse Amneal for all reasonable out-of-pocket fees and expenses incurred by Amneal in connection with this Agreement and the Transactions (such expenses, collectively, the “Third Party Expenses”), up to a maximum of $15,000,000, by wire transfer of same-day funds within two (2) Business Days following the date on which Amneal submits to Impax true and correct copies of reasonable documentation supporting such Third Party Expenses.

(c) The parties hereto expressly acknowledge and agree that (i) the agreements contained in this Section 8.02 are an integral part of the Transactions, (ii) without these agreements, the parties would not enter into this Agreement, (iii) the payments required pursuant to this Section 8.02 are not penalties, but rather are liquidated damages in a reasonable amount that will compensate Amneal in the circumstances in which such payments are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision and (iv) the amount of the Termination Fee, if and as applicable, is fair, after taking into account the value of the Transactions and all the costs and expenses already incurred by the parties before entering into this Agreement. In no event shall Impax be required to pay Amneal more than one Termination Fee, if and as applicable, pursuant to this Section 8.02.

(d) The parties hereto expressly acknowledge and agree that: (i) upon any valid termination of this Agreement where the Termination Fee becomes due and payable, the payment of the Termination Fee pursuant to Section 8.02(a) shall be in full and complete satisfaction of any and all monetary damages of Amneal and its Affiliates, and their respective directors, officers and other Representatives, arising out of or related to this Agreement or the Transactions, including as a result of any breach of this Agreement, the termination of this Agreement, the failure to consummate the Transactions, and any claims or actions under applicable Law arising out of such breach, termination or failure; and (ii) in no event shall Amneal or its Affiliates, or any of their respective directors, officers or other Representatives, be entitled to seek or obtain any recovery or judgment in excess of the Termination Fee (plus, in the case the Termination Fee is not timely paid, the amounts described in Section 8.02(e)) against Impax, its Subsidiaries and any of its or their respective directors, officers and other Representatives; provided, that, notwithstanding anything to the contrary in this Section 8.02(d), payment by Impax of the Termination Fee pursuant to Section 8.02(a) shall not relieve Impax from any liability or damage resulting from fraud or any willful and material breach of this Agreement; provided, however, that such Termination Fee shall be credited towards any future award of damages awarded to Amneal pursuant to any claim based on fraud or any willful and material breach of this Agreement.

(e) If Impax fails promptly to pay any amount due pursuant to this Section 8.02 and, in order to obtain such payment, Amneal commences a suit that results in a judgment against Impax for any such amount, Impax shall pay to Amneal its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on such amount from the date such amount was required to be paid until the date of payment at the prime rate as published in The Wall Street Journal in effect on the date such amount was required to be paid.

Section 8.03 Effect of Termination. In the event of termination of this Agreement by either Impax or Amneal as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Amneal or Impax, other than the provisions of the penultimate sentence of Section 6.03, Section 6.06, Section 6.11(b)(ii), Section 6.19(e), Section 6.19(f), Section 8.02, this Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that nothing herein shall relieve any party from any liability for fraud or any willful and material breach of this Agreement.

Section 8.04 Procedure for Termination. A termination of this Agreement pursuant to Section 8.01 shall, in order to be effective, require, in the case of Amneal or Impax, action by the Amneal Board or the Impax Board, as applicable.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

Section 9.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, delivered and/or provided (a) when delivered personally, by facsimile (which is confirmed by a printed confirmation produced by the sending machine) or by e-mail of a .pdf attachment (for which a confirmation email is obtained), or (b) on the next Business Day when dispatched for overnight delivery by Federal Express or a similar courier, in either case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Amneal, to:

Amneal Pharmaceuticals LLC

400 Crossing Boulevard, Third Floor

Bridgewater, New Jersey 08807

Facsimile No.: (908) 947-3144

Attn: Sheldon Hirt, Senior Vice President, General Counsel

Email: shirt@amneal.com

with copies to:

Latham & Watkins LLP

885 3rd Ave.

New York, NY 10022

Facsimile No.: (212) 751-4864

Attention: Charles K. Ruck; R. Scott Shean

Email: charles.ruck@lw.com; scott.shean@lw.com

if to Impax, to:

Impax Laboratories, Inc.

31047 Genstar Road

Hayward, CA 94544

Facsimile No.: (510) 240-6096

Attention: General Counsel

Email: MSchlossberg@impaxlabs.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Facsimile No.: (212) 291-9004; (212) 291-9076

Attention: Francis J. Aquila; Matthew G. Hurd

Email: aquilaf@sullcrom.com; hurdm@sullcrom.com

Section 9.03 Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions applicable to the relevant person that has made a Competing Proposal that are no less favorable in the aggregate to Impax than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not prohibit the making or amendment of a Competing Proposal.

“Affiliate”, with respect to any person, means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Amneal Equity Award” means any interests or rights that are linked to the value of Amneal LLC Interests or membership interests in Amneal Holdings, LLC or any of its Subsidiaries granted under the Amneal Plans.

“Amneal Equity Secondary” means a privately negotiated sale (to one or more purchasers in transactions exempt from the registration requirements of the Securities Act) of up to 60,000,000 Amneal Units (or shares of Class A Common Stock issuable upon the exchange thereof) in the aggregate pursuant to commitments negotiated and executed between the Amneal Group Representative and such purchasers prior to the Closing.

“Amneal Group Representative” means Amneal Holdings, LLC, a Delaware limited liability company, and its successors and assigns.

“Amneal LLC Interest” means a limited liability company interest of Amneal.

“Amneal LLC Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Amneal, dated as of May 1, 2015, as amended to date.

“Amneal Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that (a) is materially adverse to the business, condition (financial or otherwise), assets or results of operations of Amneal and its Subsidiaries (taken as a whole), or (b) prevents or materially impairs or materially delays the ability of Amneal and its Subsidiaries, as applicable, to consummate the Transactions, other than in the case of clause (a), any change, effect, event, circumstance, occurrence or state of facts to the extent relating to (i) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates; (ii) changes in general conditions in any industry in which Amneal or any of its Subsidiaries operates or participates; (iii) the announcement, pendency or anticipated consummation of the Transactions; (iv) any failure, in and of itself, by Amneal to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (provided, that the underlying factors contributing to such failure shall not be deemed excluded unless such underlying factors would otherwise be excepted from this definition); (v) changes in general regulatory or political conditions after the date of this Agreement; (vi) changes in GAAP or applicable Law or the interpretation thereof after the date of this Agreement; (vii) actions taken by Amneal and its Subsidiaries, as applicable, as expressly required by this Agreement; (viii) any natural or man-made disaster; (ix) any pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof or (x) solely for purposes of the condition set forth in Section 7.03(c), any matter expressly disclosed in the Amneal Disclosure Letter; provided that with respect to clauses (i), (ii), (v), (vi), (viii) and (ix), such change, effect, event, circumstance, occurrence or state of facts does not disproportionately adversely affect Amneal compared to other companies operating in the industry in which Amneal operates.

“Amneal Material Subsidiaries” means each Subsidiary of Amneal set forth on Section 9.03(a) of the Amneal Disclosure Letter.

“Amneal Member” means a holder of limited liability company interests in Amneal, who has been admitted to Amneal as a member thereof pursuant to the terms of the Restated Amneal LLC Operating Agreement.

“Amneal Units” means Common Units (as defined in the Restated Amneal LLC Operating Agreement).

“Ancillary Agreements” means the Stockholders Agreement, the Tax Receivable Agreement, the Restated Amneal LLC Operating Agreement, and the Contribution Agreement.

“Ancillary Transactions” means the transactions contemplated by each of the Ancillary Agreements.

“Black Scholes Value” means, with respect to any Impax Option, the value of the unexercised portion of such Impax Option based on the Black and Scholes Option Pricing Model obtained from the “OV” function of Bloomberg using (A) a risk-free interest rate corresponding to the rate on U.S. Treasury securities with a maturity date corresponding to the number of years remaining in the term of such Impax Option as of the Closing Date, (B) an expected volatility equal to the 180-day volatility obtained from the HVT function on Bloomberg as of the Impax Measurement Date, (C) an underlying price per share equal to the Impax Measurement Price and (D) a remaining term of such Impax Option equal to the time between the Closing Date and the expiration date of such Impax Option (for the avoidance of doubt, for purposes of (A) and (D), without taking into account any shortened exercise period of such Impax Option due to termination of employment at or following the Closing).

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Proposal” means any inquiry, proposal or offer made by any person (other than Amneal or any of its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act (other than one including Amneal or any of its Affiliates), for, in a single transaction or series of related transactions, any (i) acquisition of assets of Impax and its Subsidiaries equal to twenty percent (20%) or more (based on the fair market value thereof) of Impax’s consolidated assets (including capital stock of the Subsidiaries of Impax), taken as a whole, or to which twenty percent (20%) or more of Impax’s revenues on a consolidated basis are attributable, (ii) acquisition of twenty percent (20%) or more of the outstanding Impax Common Stock, (iii) tender offer or exchange offer that if consummated would result in any person or “group” beneficially owning, directly or indirectly, twenty percent (20%) or more of the outstanding Impax Common Stock or (iv) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity investment, joint venture or similar transaction involving Impax or any of its Subsidiaries pursuant to which any person or “group” would own, directly or indirectly, (x) twenty percent (20%) or more of the outstanding Impax Common Stock or the surviving entity in a merger or the resulting direct or indirect parent of Impax or such surviving entity or (y) businesses or assets (including capital stock of the Subsidiaries of Impax) that constitute twenty percent (20%) or more of the consolidated revenues, net income or total assets of Impax and its Subsidiaries.

“Competition Law” means any domestic or foreign antitrust, competition and merger control Law that is applicable to the Transactions.

“Contract” means any binding written or oral agreement, deed, mortgage, lease, license, instrument, note, license, commitment, permit (other than a permit with a Governmental Authority) undertaking, arrangement or contract, including all amendments thereto.

“Convertible Note Hedge Transactions” means, collectively, (a) the base call option transaction confirmation and base call option side letter, each dated June 25, 2015, (b) the additional call option transaction confirmation and additional call option side letter, each dated June 26, 2015, (c) the base warrant transaction confirmation and base warrant side letter, each dated June 25, 2015, and (d) the additional warrant transaction confirmation and additional warrant side letter, each dated June 26, 2015, in each case, between Impax and Royal Bank of Canada.

“DEA” means the United States Drug Enforcement Adminsitration.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Parties” means (a) the Debt Financing Sources and their respective Affiliates and (b) the former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of the persons identified in clause (a), in each case, in their respective capacities as such.

“Debt Financing Sources” means the persons, including the lenders that have committed to provide or arrange any Debt Financing or alternative debt financing in connection with the transactions contemplated hereby, including the parties named in the Debt Commitment Letter and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto and, in each case, their respective successors and assigns.

“Environmental Laws” means all federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the protection of the environment, or human health and safety solely as it relates to occupational exposure to Hazardous Materials, including Laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials but excluding for the avoidance of doubt Laws concerning products liability or FDA regulatory matters.

“Environmental Liabilities” means, with respect to any person, any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which arise under applicable Environmental Laws or with respect to Hazardous Materials exposure.

“Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Existing Amneal Member” means the persons set forth on Section 9.03(b) of the Amneal Disclosure Letter.

“Existing Credit Facilities” means the Indebtedness set forth on Section 9.03(c) of the Amneal Disclosure Letter (with respect to Amneal and its Subsidiaries) or Section 9.03(c) of the Impax Disclosure Letter (with respect to Impax and its Subsidiaries).

“FDA” means the United States Food and Drug Administration.

“Fully Diluted Impax Share Number” means, as of immediately prior to the Impax Merger Effective Time, the sum of (a) the number of shares of Impax Common Stock (excluding Impax Restricted Shares) outstanding, (b) the Net Settlement Impax Restricted Shares Number; (c) the quotient (rounded up to the nearest whole share) obtained by dividing (i) the aggregate Black Scholes Value of all outstanding Impax Options (whether or not such Impax Options are then exercisable and regardless of the exercise price of any such Impax Options) by (ii) the Impax Measurement Price, (d) if the conversion price of the Impax Convertible Notes is less than or equal to the Impax Measurement Price, the number of shares of Impax Common Stock into which the Impax Convertible Notes may be converted and (e) the number of shares of Impax Common Stock into which any outstanding convertible or exchangeable securities (other than Impax Options and the Impax Convertible Notes) may be converted or exchanged (provided, that any applicable conversion or exchange price in connection with the conversion or exchange of such securities is less than or equal to the Impax Measurement Price).

“Government Programs” means Title XVIII (“Medicare”) and Title XIX (“Medicaid”) of the Social Security Act, CHAMPUS, TRICARE and any other federal health care program, as defined in 42 U.S.C. § 1320a-7b(f) or State health care program, as defined in 42 U.S.C. § 1320a-7(h), or successor programs to any of the above.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including any contractor acting on behalf of such agency, commission, authority or governmental instrumentality.

“Hazardous Material” means all substances or materials regulated or designated as hazardous, toxic, explosive, dangerous, flammable, radioactive, solid or hazardous waste, or a pollutant or contaminant under any Environmental Law, including petroleum, petroleum products, or petroleum waste, asbestos, polychlorinated biphenyls, mold, radon and any other substance regulated under Environmental Laws due to a potential for causing harm.

“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including all investigational new drug applications and new drug applications.

“Holdco Share Issuances” means (a) the issuance of shares of Class B Common Stock pursuant to Section 1.01(d) to each Existing Amneal Member and (b) the future issuances of Conversion Shares in accordance with the Restated Amneal LLC Operating Agreement.

“Impax Convertible Notes” means those certain 2.00% Convertible Senior Notes due 2022, issued pursuant to the Impax Indenture.

“Impax Indenture” means the Indenture, dated as of June 30, 2015, between Impax and Wilmington Trust, National Association, as Trustee.

“Impax Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that (a) is materially adverse to the business, condition (financial or otherwise), assets or results of operations of Impax and its Subsidiaries (taken as a whole), or (b) prevents or materially impairs or materially delays the ability of Impax and its Subsidiaries, as applicable, to consummate the Transactions, other than in the case of clause (a), any change, effect, event, circumstance, occurrence or state of facts to the extent relating to (i) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates; (ii) changes in general conditions in any industry in which Impax or any of its Subsidiaries operates or participates; (iii) the announcement, pendency or anticipated consummation of the Transactions; (iv) any failure, in and of itself, by Impax to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (provided, that the underlying factors contributing to such failure shall not be deemed excluded unless such underlying factors would otherwise be excepted from this definition); (v) changes in general regulatory or political conditions after the date of this Agreement; (vi) changes in GAAP or applicable Law or the interpretation thereof after the date of this Agreement; (vii) changes in the trading price or volume of the Impax Common Stock (provided, that the underlying factors contributing to such change shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (viii) actions taken by Impax and its Subsidiaries, as applicable, as expressly required by this Agreement; (ix) any natural or man-made disaster; (x) any pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof or (xi) solely for purposes of the condition set forth in Section 7.02(c), any matter expressly disclosed in the Impax Disclosure Letter or the Impax SEC Documents filed prior to the date hereof (and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date of this Agreement and (B) excluding any disclosure contained in such Impax SEC Documents under the heading “Risk Factors” or “Cautionary Statement About Forward-Looking Statements” or similar heading and any other disclosures contained or referenced therein of factors or risks that are predictive, cautionary or forward-looking in nature); provided that with respect to clauses (i), (ii), (v), (vi), (ix) and (x), such change, effect, event, circumstance, occurrence or state of facts does not disproportionately adversely affect Impax compared to other companies operating in the industry in which Impax operates.

“Impax Material Subsidiaries” means each Subsidiary of Impax set forth on Section 9.03(b) of the Impax Disclosure Letter.

“Impax Measurement Date” means the third complete trading day prior to (and excluding) the Closing Date.

“Impax Measurement Price” means the closing price per share of Impax Common Stock on NASDAQ on the Impax Measurement Date (as reported by Bloomberg).

“Impax Stockholders” mean the holders of Impax Common Stock.

“Indebtedness” of any person means, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person, (iv) all obligations of such person in respect of the deferred purchase price of property or services (excluding (A) current accounts payable incurred in the ordinary course of business and (B) accruals for payroll and other liabilities accrued in the ordinary course of business), (v) the Existing Credit Facilities (including any accrued and unpaid interest thereon and any premiums, fees and expenses related to the repayment thereof) and all Indebtedness secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (vi) all guarantees or collateral security by such person of Indebtedness of others (excluding guarantees or collateral security, as applicable, of Indebtedness in favor of Impax or any of its Subsidiaries), (vii) all capital lease obligations of such person, (viii) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances, (x) all obligations under derivative financial instruments, including interest rate caps, swaps, collars or similar transactions or currency hedging transaction of such person (valued at the termination value thereof) and (xi) all accrued and unpaid interest, if any, on and all make-whole amounts, prepayment penalties, breakage fees and other exit fees paid or payable in the event that any of the foregoing is to be repaid or otherwise discharged and any similar costs and expenses. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

“Intellectual Property” means any and all of the following in any and all jurisdictions throughout the world: (i) patents, patent applications and all reissues, divisions, renewals, extensions, provisionals, disclosures, continuations, substitutions, continuations-in-part additions, confirmations, registrations, patent rights under any post-grant proceedings, any confirmation patent or registration patent or patent of addition based on any such patent, patent term adjustments, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans, corporate common law trademarks and services marks other identifiers of source of goodwill, whether or not registered (and all translations, adaptations, derivations and combinations of the foregoing), and Internet domain names and domain name registrations, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works, whether registered or unregistered; (iv) technology, models and methodologies, all technical information, know-how and data, including inventions (whether or not patentable), invention disclosures, improvements, drug candidates, trade secrets and other confidential information, specifications, instructions, processes, formulae and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical and clinical data, regulatory data and filings, instructions, processes, formulae and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof, and in each case all documentation relating to any of the foregoing (“Trade Secrets”); and (v) computer software (including source code, executable code, data, databases, and documentation).

“Intervening Event” means an event, fact, circumstance, development or occurrence materially affecting the business, assets or operations of Amneal or Impax (other than any matter that relates to a Superior Proposal or one resulting from a material breach of this Agreement by Amneal or Impax) that is unknown to, and not reasonably foreseeable by, the Impax Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known, understood or reasonably foreseeable by the Impax Board as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the Impax Board prior to the date of the Impax Stockholder Meeting.

“IRS” means the Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J. Stat. Ann.§ 13.1-et seq. and any regulations promulgated thereunder.

“Knowledge” of any person that is not an individual means, (i) with respect to Impax or Holdco regarding any matter in question, the actual (but not constructive or imputed) knowledge (after due inquiry of the officers of Impax with oversight responsibilities for the matter in question) of the individuals listed on Section 9.03(d) of the Impax Disclosure Letter and (ii) with respect to Amneal regarding any matter in question, the actual (but not constructive or imputed) knowledge (after due inquiry of the officers of Amneal with oversight responsibilities for the matter in question) of the individuals listed on Section 9.03(d) of the Amneal Disclosure Letter.

“Laws” means any laws (statutory, common or otherwise), constitutions, treaties, conventions, ordinances, codes, rules, regulations, orders, injunctions, judgments, decisions, decrees, rulings, assessments, orders, legally enforceable policies or other similar requirements enacted, adopted, promulgated or applied by a Governmental Authority.

“Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxy, voting trust or agreement, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction naming the owner of the asset to which such lien relates as debtor, or any restriction on the creation of any of the foregoing.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Net Settlement Impax Restricted Shares Number” means the number of Exchanged Impax Restricted Shares to be issued in exchange for the Impax Restricted Shares pursuant to Section 2.04(b), assuming that Tax withholding with respect to vesting of the Impax Restricted Shares (at the statutory minimum withholding rate) is effectuated by net cashless settlement.

“NJDEP” means the New Jersey Department of Environmental Protection.

“NYSE” means the New York Stock Exchange.

“Paragraph IV Certification Notice” means the notice of certification required by 21 U.S.C. § 355(b)(3) or 21 U.S.C. § 355(j)(2)(B).

“Paragraph IV Proceeding” means an infringement Litigation Proceeding filed pursuant to 35 U.S.C. § 271(e)(2) with respect to a product.

“Payoff Letters” means one or more customary payoff letters relating to the Existing Credit Facilities is owed setting forth the amount of, or the formula for the determination of, the amount required to discharge in full all of such Indebtedness as of the Closing Date and the instructions for the payment of such Indebtedness and evidencing that upon payment of the amount set forth in such letter at Closing, such payment would result in the full repayment, satisfaction, release and discharge of all current and future obligations in respect of such Indebtedness owed to such person and all current and future Liens relating to such Indebtedness (subject to customary requirements including debt reinstatement).

“Permitted Liens” means (i) any liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business securing amounts that are not overdue for a period of more than sixty (60) days or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) easements, rights-of-way, restrictions and other similar non-monetary encumbrances that, in the aggregate, do not materially detract from the current use of the property subject thereto; (v) zoning, building or other restrictions, variances, restrictive covenants or declarations that are not materially violated by the current use or operation of the property subject thereto; (vi) licenses of Intellectual Property in the ordinary course of business; (vii) Liens securing any Indebtedness set forth in Section 9.03(e) of the Impax Disclosure Letter or Section 9.03(e) of the Amneal Disclosure Letter, as applicable; (viii) Liens described in, set forth in or securing the Amneal Leases or the Impax Leases, as applicable; (ix) non-monetary Liens or imperfections of title that have arisen in the ordinary course of business, which Liens or imperfections of title do not materially detract from the value, or otherwise materially interfere with the present use, of Impax Real Property, or Amneal Real Property, as applicable; (x) Liens or imperfections of title relating to liabilities reflected, or adequately reserved against, in the Amneal Financial Statements or the financial statements (including any related notes) contained in the Impax SEC Documents; (xi) Liens securing the Existing Credit Facilities, but solely to the extent such Liens are released at Closing; and (xii) such other non-monetary Liens as do not materially detract from the value, or otherwise materially interfere with the present use, of any of Impax’s, Amneal’s or any of their respective Subsidiaries’ fee or leasehold interest in Impax Real Property or Amneal Real Property, as applicable, or otherwise materially impair Impax’s, Amneal’s or any of their respective Subsidiaries’ business operations.

“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Prohibited Person” means any person:

(i) listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) with whom either party hereto is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering legal requirements, including the USA PATRIOT Act and the Executive Order;

(iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) that is named as a “specifically designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list or is named on any other U.S. or foreign government or regulatory list issued post-September 11, 2001;

(vi) that is covered by the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., the U.S. Department of Treasury’s Office of Foreign Asset Control, or any other Law relating to the imposition of economic sanctions against any country, region or individual pursuant to United States law or United Nations resolution; or

(vii) that is an affiliate (including any principal, officer, immediate family member or close associate) of a person described in one or more of clauses (i)—(vi) of this definition of Prohibited Person.

“Proxy Statement/Prospectus” means the definitive proxy statement/prospectus (including any amendment or supplement thereto) included in the Registration Statement relating to the matters to be submitted to Impax Stockholders for approval at the Impax Stockholder Meeting, which will also be used as a prospectus of Holdco with respect to the issuance of shares of Holdco Common Stock in connection with the Transactions (including the Conversion Shares).

“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC (including any pre-effective or post-effective amendments or supplements thereto) registering the public offering and sale of shares of Holdco Common Stock to be issued in connection with the Transactions (including the Conversion Shares).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representatives” means, with respect to any person, such person’s officers, directors, managers, employees, financing sources, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.

“Restated Amneal LLC Operating Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Amneal attached as Exhibit H to this Agreement.

“Stockholders Agreement” means that certain Stockholders Agreement, in the form attached hereto as Exhibit I.

“Subsidiary”, with respect to any person, means (i) another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% of the equity interests of which) is owned directly or indirectly by such first person or (ii) another person of which such first person or any of its Subsidiaries is a general partner, manager, managing member or the equivalent.

“Superior Proposal” a written Competing Proposal that the Impax Board has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment, taking into account the conditionality, expected timing and likelihood of consummation of the proposal, this Agreement (including any changes or modifications to this Agreement or the Ancillary Agreements or the Transactions or the Ancillary Transactions offered by Amneal and capable of acceptance) and all other factors the Impax Board determines in good faith to be relevant, (i) is reasonably likely to be consummated, (iii) for which financing, if a cash transaction (in whole or in part), is then fully committed or is, in the judgment of the Impax Board, reasonably obtainable and (iii) if consummated, would result in a transaction more favorable to Impax Stockholders from a financial point of view than the Transactions; provided that for purposes of this definition of “Superior Proposal,” the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%).”

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties, fines, fees, duties, charges, levies, assessments, reassessments or additions to taxes of any kind whatsoever that may become payable in respect thereof, imposed by any taxing authority under any Law, which taxes shall include, but not be limited to, all income, gross receipts, ad valorem, payroll, employee, withholding, employment, unemployment, social security, disability, profit, custom, duty, transfer duties, impact, hospital, health, profits, paid up capital, transfer, severance, environmental (including taxes under Section 59A of the Code), greenmail, licenses, value-added goods and services, sales, harmonized sales, anti-dumping, import, capital, insurance, social security, sales and use, capital gains, transfer, disability, leasing, occupation, excise, franchise, add-on minimum, alternative, net worth, service, real and personal property, stamp, registration, premium and workers’ compensation and any obligation with respect to any Law regarding escheat or unclaimed property, and shall include any liability for any such amounts as a result of (i) being a member of a combined, consolidated, unitary, affiliated or similar group, (ii) being a transferee of or successor to any person or (iii) a contractual obligation to indemnify any person.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, in the form attached hereto as Exhibit J.

“Tax Return” means any return, report, declaration, remittance, notice, schedule, form, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any taxing authority with respect to Taxes.

“Termination Fee” means a cash amount in immediately available funds equal to $45,000,000.

“Treasury Regulation” means one or more Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

TABLE OF DEFINED TERMS

401(k) Plan	Section 6.09(d)
Affected Employees	Section 6.09(a)
Agreement	Preamble
Alternative Financing	Section 6.11(a)(iii)
Amended and Restated Holdco Bylaws	Section 1.01(a)(i)
Amended and Restated Holdco Charter	Section 1.01(a)(i)
Anti-Corruption Laws	Section 3.21(c)
APHC	Recitals
Amneal	Preamble
Amneal Board	Recitals
Amneal Disclosure Letter	Article IV
Amneal Employees	Section 4.14(a)
Amneal ERISA Affiliate	Section 4.14(e)
Amneal Financial Statements	Section 4.07(a)
Amneal Indemnified Parties	Section 6.05(a)
Amneal Intellectual Property	Section 4.16(a)
Amneal Labor Agreement	Section 4.19
Amneal Lease	Section 4.17(i)
Amneal Leased Real Property	Section 4.17(a)
Amneal Material Contracts	Section 4.11(a)
Amneal Owned Real Property	Section 4.17(a)
Amneal Permits	Section 4.12(a)
Amneal Plans	Section 4.14(a)
Amneal Policies	Section 4.20
Amneal Pre-Closing Actions	Section 6.16(a)
Amneal Real Property	Section 4.17(a)
Burdensome Condition	Section 6.04(c)
Call Spread Dealer	Section 6.19(h)
Cancelled Shares	Section 2.01(b)
Capitalization Date	Section 3.03(a)
Certificate of Conversion	Section 1.01(b)(ii)
Certificate of Formation	Section 1.01(b)(ii)
Certificate of Merger	Section 1.01(a)(ii)
Change of Recommendation	Section 5.02(c)
Chosen Courts	Section 9.09(a)
Class A Common Stock	Section 1.01(c)(i)
Class B Common Stock	Section 1.01(d)
Closing	Section 1.03
Closing Date	Section 1.03
COBRA	Section 3.14(h)

Commercialization	Section 5.01(a)(viii)
Competing Proposal Agreement	Section 5.02(a)
Confidentiality Agreement	Section 6.03
Contribution	Section 1.01(c)(i)
Contribution Effective Time	Section 1.01(c)(ii)
Conversion Effective Time	Section 1.01(b)(ii)
Conversion Shares	Section 3.05(a)
Debt Commitment Letter	Section 4.25(a)
Debt Financing Commitments	Section 4.25(a)
Definitive Agreements	Section 6.11(a)
DGCL	Section 1.01(a)(ii)
Disclosure Letters	Section 9.15
DLLCA	Section 1.01(b)(i)
ERISA	Section 3.14(a)
Exchange Act	Section 3.06
Exchange Agent	Section 2.03(a)
Exchange Fund	Section 2.03(a)
Exchanged Impax Option	Section 2.04(a)
Exchanged Impax Restricted Share	Section 2.04(b)
FCPA	Section 3.21(c)
Fee Letter	Section 4.25(a)
FFDCA	Section 3.13(a)
GAAP	Section 3.07(a)
Good Clinical Practices	Section 3.13(d)
Good Laboratory Practices	Section 3.13(d)
Good Manufacturing Practices	Section 3.13(d)
Healthcare Laws	Section 3.13(a)
Healthcare Regulatory Authority	Section 3.06
Holdco	Preamble
Holdco Board	Section 1.05
Holdco Charter Amendment	Section 1.01(a)(i)
Holdco Common Stock	Section 1.01(d)
HSR Act	Section 3.06
Impax	Preamble
Impax 2002 Stock Plan	Section 3.03(a)
Impax Board	Recitals
Impax Board Recommendation	Section 3.04(a)
Impax Book-Entry Shares	Section 2.03(a)
Impax Bylaws	Section 3.01
Impax Certificates	Section 2.03(a)
Impax Charter	Section 3.01
Impax Common Stock	Section 3.03(a)
Impax Disclosure Letter	Article III
Impax Employees	Section 3.14(a)
Impax ERISA Affiliate	Section 3.14(e)
Impax ESPP	Section 3.03(a)

Impax Indemnified Parties	Section 6.05(a)
Impax Intellectual Property	Section 3.16(a)
Impax Lease	Section 3.17(i)
Impax Leased Real Property	Section 3.17(a)
Impax Liability Management Transaction	Section 6.19(a)
Impax Material Contracts	Section 3.11(a)
Impax Merger	Recitals
Impax Merger Effective Time	Section 1.01(a)(ii)
Impax Options	Section 3.03(a)
Impax Owned Real Property	Section 3.17(a)
Impax Permits	Section 3.12(a)
Impax Plans	Section 3.14(a)
Impax Policies	Section 3.20
Impax Pre-Closing Actions	Section 6.16(b)
Impax Preferred Stock	Section 3.03(a)
Impax Real Property	Section 3.17(a)
Impax Restricted Shares	Section 3.03(a)
Impax SEC Documents	Section 3.07(a)
Impax Stock Plans	Section 3.03(a)
Impax Stockholder Approval	Section 3.27
Impax Stockholder Meeting	Section 6.02
Liability Management Documents	Section 6.19(a)
Litigation Proceeding	Section 3.10
LLC Conversion	Section 1.01(b)(i)
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Multiemployer Plan	Section 3.14(e)
Morgan Stanley	Section 3.23
Non-U.S. Amneal Plan	Section 4.14(k)
Non-U.S. Impax Plan	Section 3.14(l)
Notice of Change of Recommendation	Section 5.02(f)
Notice of Superior Proposal Action	Section 5.02(e)
NYSE Listing Application	Section 6.13
Outside Date	Section 8.01(b)(i)
Reaffirmation Date	Section 8.01(c)(iv)
Registered Amneal Intellectual Property	Section 4.16(b)
Registered Impax Intellectual Property	Section 3.16(b)
Required Amount	Section 4.25(b)
Restraints	Section 7.01(c)
Restricted Debt Commitment Amendments	Section 6.11(a)(ii)
Sarbanes-Oxley	Section 3.12(d)
SEC	Section 3.07(a)
Securities Act	Section 3.06
Surviving Company	Section 1.01(a)(iii)
Third Party Expenses	Section 8.02(b)
Transactions	Recitals
Unit Issuance	Section 1.01(c)(i)
U.S. Customs	Section 3.13(d)
WARN Act	Section 3.19

Section 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “ordinary course of business” shall be deemed to be followed by “consistent with past practice.” The phrase “made available,” when used in reference to anything made available to Amneal, Impax or their Representatives shall be deemed to mean uploaded to and made available to Amneal, Impax and their Representatives in the on-line data room or otherwise being in the possession of Amneal, Impax or their Representatives (and in such case accessible without limitation to Amneal and Impax). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

Section 9.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Impax Disclosure Letter, the Amneal Disclosure Letter, the Ancillary Agreements and the Exhibits hereto, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Ancillary Agreements and the Confidentiality Agreement and, except with respect to the Impax Indemnified Parties and the Amneal Indemnified Parties, who are intended third party beneficiaries of the provisions of Section 6.05, and any Debt Financing Source and any Debt Financing Party, who are intended third party beneficiaries of the provisions of Section 9.07, 9.09(b), 9.10, 9.12, 9.17 and this 9.06, are not intended to confer upon any person other than the parties any rights, benefits or remedies.

Section 9.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Notwithstanding the foregoing, actions that may be based upon, arise out of or relate to the Debt Financing, the Debt Commitment Letter or the definitive documentation thereof, or the negotiation, execution or performance of any documentation related thereto, shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts thereof.

Section 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any party without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.09 Specific Enforcement; Consent to Jurisdiction.

(a) The parties hereto agree that irreparable damage would occur and that they would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) (such courts, the “Chosen Courts”)). In addition, each of the parties irrevocably (a) submits itself to the exclusive jurisdiction of the Chosen Courts for the purpose of any litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the Transactions or the negotiation, execution or performance hereof or thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (c) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 9.09, (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 9.02 and agrees that service of any process, summons, notice or document by personal delivery to the respective addresses set forth in Section 9.02 shall be effective service of process for any litigation in connection with this Agreement or the Transactions. Nothing in this Section 9.09 shall affect the right of any party to serve legal process in any other manner permitted by Law.

(b) Notwithstanding anything in the preceding clause (a) to the contrary, and without limiting anything set forth in Section 9.17, each of the parties hereto (on behalf of itself and its controlled Affiliates) agrees that it will not bring or support any suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source or Debt Financing Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including the Transactions and any related financing), including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any New York State court or federal court sitting in the county of New York and the Borough of Manhattan (and appellate courts thereof), except to the extent such courts do not have jurisdiction over any Debt Financing Source or Debt Financing Party. The parties hereto further agree that all of the provisions of Section 9.10 relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this Section 9.09.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY LEGAL ACTION AGAINST ANY DEBT FINANCING SOURCES OR DEBT FINANCING PARTIES ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING). EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10.

Section 9.11 Severability. Except as expressly set forth in this Agreement, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.12 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Impax Stockholder Approval; provided, however, that after the Impax Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further stockholder approval without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything herein to the contrary, Sections 9.06, 9.07, 9.09(b), 9.10, 9.17 and this Section 9.12 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Debt Financing Source or Debt Financing Party without the prior written consent of such Debt Financing Source or Debt Financing Party.

Section 9.13 Further Assurances. The parties agree to execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 9.14 Extension; Waiver.

(a) At any time prior to the Closing, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) subject to the provision to the first sentence of Section 9.12 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) The failure of any party to this Agreement to exercise any of its rights under this Agreement or otherwise shall not constitute a waiver by such party of such right.

Section 9.15 Disclosure Letters. All capitalized terms not defined in the Impax Disclosure Letter or the Amneal Disclosure Letter, as applicable (together, the “Disclosure Letters”) shall have the meanings ascribed to them in this Agreement. The representations, warranties, covenants and agreements of Impax and Amneal, as applicable, set forth in this Agreement are made and given subject to, and are qualified by, the Impax Disclosure Letter or Amneal Disclosure Letter, as applicable. Unless the context shall otherwise require, any disclosure set forth in one section or subsection of the Disclosure Letters shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of Article III or Article IV, as applicable, of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection of Article III or Article IV, as applicable. The Disclosure Letters may include brief descriptions or summaries of certain agreements and instruments. The descriptions or summaries do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described. No disclosure set forth in the Disclosure Letters relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Letters shall not be deemed to be an admission or acknowledgment that such information (a) is required by the terms of this Agreement to be disclosed, (b) is material to Impax or Amneal, as applicable, their respective Subsidiaries or any other party, (c) has resulted in or would result in an Impax Material Adverse Effect or Amneal Material Adverse Effect, as applicable, or (d) is outside the ordinary course of business. Matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letters. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

Section 9.16 Limitation on Claims. Except with respect to claims of, or causes of action arising from, fraud, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. Except with respect to claims of, or causes of action arising from, fraud, no former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of Impax, Holdco, Amneal or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, trustee, general or limited partner, Affiliate, agent or assignee of any of the foregoing shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of Impax, Holdco or Amneal under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation or proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise.

Section 9.17 No Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no Debt Financing Source or Debt Financing Party shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in contract, tort or otherwise), based on, in respect of, or by reason of, the Transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall Impax or any of its Affiliates, and Impax agrees not to and to cause its Affiliates not to, (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source or Debt Financing Party or (b) seek to enforce the commitments against, make any claims for breach of the Debt Financing commitments against, or seek to recover monetary damages from, or otherwise sue, the Debt Financing Sources or the Debt Financing Parties for any reason, including in connection with the Debt Financing commitments or the obligations of the Debt Financing Sources or the Debt Financing Parties thereunder.

[Signature page follows]

IN WITNESS WHEREOF, Amneal, Impax, Merger Sub and Holdco have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AMNEAL PHARMACEUTICALS LLC

By:	/s/ Chintu Patel
	Name:	Chintu Patel
	Title:	Manager

By:	/s/ Chirag Patel
	Name:	Chirag Patel
	Title:	Manager

By:	/s/ Tushar Patel
	Name:	Tushar Patel
	Title:	Manager

By:	/s/ Gautam Patel
	Name:	Gautam Patel
	Title:	Manager

IMPAX LABORATORIES, INC.

By:	/s/ Paul M. Bisaro
	Name:	Paul M. Bisaro
	Title:	Chief Executive Officer and President

K2 MERGER SUB CORPORATION

By:	/s/ Paul M. Bisaro
	Name:	Paul M. Bisaro
	Title:	Chief Executive Officer and President

ATLAS HOLDINGS, INC.

By:	/s/ Paul M. Bisaro
	Name:	Paul M. Bisaro
	Title:	Chief Executive Officer and President

EXHIBIT A

FORM OF RESTATED CERTIFICATE OF INCORPORATION

OF

ATLAS HOLDINGS, INC.

It is hereby certified that:

1. The present name of the corporation (hereinafter called the “Corporation”) is ATLAS HOLDINGS, INC. The Certificate of Incorporation of the Corporation was originally filed under the name Atlas Holdings, Inc. with the Secretary of State of the State of Delaware on October 4, 2017.

2. This Restated Certificate of Incorporation, which integrates and restates and also further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. The Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: NAME

The name of the corporation is AMNEAL PHARMACEUTICALS, INC. (hereinafter called the “Corporation”).

SECOND: REGISTERED OFFICE AND AGENT

The registered office of the Corporation is to be located at 251 Little Falls Drive, Wilmington, Delaware, County of New Castle, 19808. The name of its registered agent at that address is the Corporation Service Company.

THIRD: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity, without limitation, for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: CAPITAL STOCK

Section 1. Authorization.

(a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is [ 🌑 ] shares, consisting of (i) [ 🌑 ] shares of Common Stock, $.01 par value per share (the “Common Stock”), of which [ 🌑 ] are designated as Class A Common Stock (“Class A Common Stock”) and [ 🌑 ] are designated as Class B Common Stock (“Class B Common Stock”) and (ii) Two Million (2,000,000) shares designated preferred stock, $.01 par value per share (the “Preferred Stock”).

(b) The Preferred Stock may be issued in any number of series by the Board of Directors of the Corporation pursuant to this ARTICLE FOURTH and ARTICLE SIXTH.

FIFTH: COMMON STOCK

Section 1. Common Stock; Identical Rights. Except as expressly provided otherwise in this ARTICLE FIFTH or as required by law, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

Section 2. Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by such rights of the holders of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation upon any issuance of any series of Preferred Stock.

Section 3. Dividends. Subject to applicable law and any preferential or other rights of the holders of any outstanding shares of Preferred Stock, the Board of Directors of the Corporation at any time and from time to time may declare and pay dividends on the outstanding shares of Class A Common Stock out of funds legally available for the payment of dividends. When, as and if such dividends are declared by the Corporation’s Board of Directors of the Corporation, whether payable in cash, property, or securities of the Corporation, the holders of Class A Common Stock shall be entitled to share equally therein, in accordance with the number of shares of Class A Common Stock held by each such holder. Dividends shall not be declared or paid on the Class B Common Stock.

Section 4. Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment to all creditors of the Corporation of the full amounts to which they shall be entitled and subject to any preferential or other rights of the holders of any outstanding shares of Preferred Stock, the holders of Class A Common Stock shall be entitled to share equally therein, in accordance with the number of shares of Class A Common Stock held by each such holder, in all remaining assets of the Corporation available for distribution among the stockholders of the Corporation, whether such assets are capital, surplus or earnings. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation.

For the purposes of this Section 4, neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the sale, lease, exchange or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation.

Section 5. Restrictions on Transfer and Issuances.

a)	No shares of Class B Common Stock may be issued except to a holder of Common Units or its Affiliates (other than the Corporation or any subsidiary of the Corporation that is a holder of Common Units), such that after such issuance of Class B Common Stock such holder (together with its Affiliates) holds an identical number of Common Units and shares of Class B Common Stock unless otherwise provided in the LLC Agreement (as defined below).

b)	No shares of Class B Common Stock may be transferred by the holder thereof except (i) for no consideration to the Corporation, upon which transfer of such shares shall, to the full extent permitted by law, automatically be retired or (ii) in accordance with the terms of the Stockholders Agreement (as defined herein) and the Third Amended and Restated Limited Liability Company Agreement of Amneal Pharmaceuticals LLC, dated as of [ 🌑 ], as the same may be further amended and/or restated from time to time (the “LLC Agreement”), copies of which will be provided to any stockholder of the Corporation upon written request therefor. Any stock certificates representing shares of Class B Common Stock shall include a legend referencing the transfer restrictions set forth herein. As used in this Certificate of Incorporation, “Common Units” has the meaning assigned to such term in the LLC Agreement.

SIXTH: ADDITIONAL SERIES OF PREFERRED STOCK

Section 1. Designation of Additional Series of Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized, by resolution or resolutions thereof, to provide for, designate and issue, out of the 2,000,000 authorized but undesignated and unissued shares of Preferred Stock, one or more series of Preferred Stock, subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors of the Corporation shall fix, and hereby is expressly empowered to fix, by resolution or resolutions and by filing a certificate of designation pursuant to the DGCL with the Secretary of State of the State of Delaware setting forth such resolution or resolutions, the designations and the powers, preferences, privileges and rights and qualifications, limitation and restrictions of such series, including but not limited to, the following:

a)	the designation of such series, the number of shares to constitute such series and the stated value thereof, if any, if different from the par value thereof;

b)	whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;

c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock or any other class or any other series of this class;

d)	whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

e)	the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

f)	whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

g)	whether the shares of such series shall be convertible into, or exchangeable for, shares of capital stock of any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and condition or exchange;

h)	the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of capital stock of any other class or any other series of this class;

i)	the conditions or restrictions, if any, to be effective while any shares of such series are outstanding upon the creation of indebtedness of the Corporation upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

j)	any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The Board of Directors of the Corporation is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of capital stock of any series of Preferred Stock designated as any one or more Series of Preferred Stock pursuant to this ARTICLE SIXTH.

Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

SEVENTH: ELECTION OF DIRECTORS

The election of directors need not be by written ballot unless the Bylaws so provide.

EIGHTH: AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power. Subject to applicable law and to the Stockholders Agreement, and subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation.

NINTH: AMENDMENT OF BYLAWS

Subject to the Stockholders Agreement, the Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal the Bylaws of the Corporation by the affirmative vote of not less than a majority of the Board of Directors of the Corporation, except as such power may be restricted or limited by the DGCL.

TENTH: FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation (as may be amended, altered, changed or repealed) or the Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE TENTH.

ELEVENTH: CORPORATE OPPORTUNITIES

Section 1. General. In recognition and anticipation (a) that the Corporation will not be a wholly owned subsidiary of Amneal and that Amneal will be a significant stockholder of the Corporation, (b) that directors, officers and/or employees of Amneal may serve as directors and/or officers of the Corporation, (c) that, subject to any contractual arrangements that may otherwise from time to time be agreed to between Amneal and the Corporation (including the Stockholders Agreement), Amneal engages or may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (d) that Amneal may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies thereof, and (e) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of Amneal, and the duties of any directors and/or officers of the Corporation who are also directors, officers and/or employees of Amneal, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and Amneal, on the other hand. The sections of this ARTICLE ELEVENTH shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Corporation in relation to Amneal and the conduct of certain affairs of the Corporation as they may involve Amneal and its directors, officers and/or employees, and the power, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVENTH.

Section 2. Certain Agreements and Transactions Permitted. The Corporation has entered into the Stockholders Agreement with Amneal, and, subject to the Stockholders Agreement, may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Amneal pursuant to which the Corporation or an Affiliated Company thereof, on the one hand, and Amneal, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and/or employees (including any who are directors, officers and/or employees of both) to allocate opportunities between or to refer opportunities to each other.

Section 3. Corporate Opportunities. Except as otherwise agreed in writing between the Corporation and Amneal, including in the Stockholders Agreement, Amneal shall to the fullest extent permitted by law have no duty to refrain from (a) engaging in the same or similar activities or lines of business as the Corporation or (b) doing business with any client, customer or vendor of the Corporation. Except as otherwise agreed in writing between the Corporation and Amneal, the Corporation to the fullest extent permitted by law renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any corporate opportunity presented to Amneal or any Dual Role Person pursuant to Section 122(17) of the DGCL and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if, in the case of a corporate opportunity presented to Amneal, Amneal acts in a manner consistent with the following policy: if Amneal is presented with or acquires knowledge of a corporate opportunity, such corporate opportunity shall belong to Amneal unless such opportunity was expressly offered to Amneal in its capacity as a stockholder of the Corporation. In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, Amneal shall to the fullest extent permitted by law not be liable to the Corporation by reason of the fact that Amneal acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

Section 4. Dual Role Persons. To the fullest extent permitted by law, no Dual Role Person who is presented with or acquires knowledge of a corporate opportunity in any capacity (i) shall have any duty to communicate or offer to the Corporation or any of its Affiliated Companies any corporate opportunity, (ii) shall be prohibited from communicating or offering any corporate opportunity to Amneal or any other person or participating in such corporate opportunity and (iii) to the fullest extent permitted by law, shall have any liability to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, related to such corporate opportunity.

Section 5. Certain Definitions. For purposes of this ARTICLE ELEVENTH, (a) “Affiliated Company” in respect of the Corporation shall mean any entity controlled by the Corporation, (b) “corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are opportunities in which the Corporation, but for Section 3 of this ARTICLE ELEVENTH would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Amneal or its directors, officers and/or employees will be brought into conflict with that of the Corporation, (c) “Amneal” shall mean Amneal Holdings LLC and its Affiliates (other than the Corporation and any entity that is controlled by the Corporation), and (d) “Dual Role Person” shall mean any individual who is a director, officer or employee of the Corporation and is also a director, officer or employee of Amneal.

TWELFTH: STOCKHOLDERS AGREEMENT

For so long as that certain Stockholders Agreement, dated as of October 17, 2017, by and among the Corporation and each of the Amneal Group Members (as defined therein), as amended from time to time, a copy of which will be provided to any stockholder of the Corporation upon written request therefor (the “Stockholders Agreement”), is in effect, the provisions of the Stockholders Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Stockholders Agreement.

THIRTEENTH: INDEMNIFICATION, ADVANCEMENT OF EXPENSES AND EXCULPATION

Section 1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person; provided, however, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, or (iv) such indemnification is required to be made under Section 3 of this ARTICLE THIRTEENTH, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law.

Section 2. Advancement of Expenses.

a)	The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in defending any such proceeding, provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 of this ARTICLE THIRTEENTH or otherwise.

b)	Notwithstanding the foregoing, unless otherwise determined pursuant to Section 2 of this ARTICLE THIRTEENTH, no advance shall be made by the Corporation to an executive officer of the Corporation (except by reason of the fact that such executive officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

Section 3. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this ARTICLE THIRTEENTH shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. Any right to indemnification or advances granted by this ARTICLE THIRTEENTH to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within sixty (60) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE THIRTEENTH or otherwise shall be on the Corporation.

Section 4. Good Faith.

a)	For purposes of any determination under this ARTICLE THIRTEENTH, a director or executive officer shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his conduct was unlawful, if his action is based on information, opinions, reports and statements, including financial statements and other financial data, in each case prepared or presented by:

i.	one or more officers or employees of the Corporation whom the director or executive officer believed to be reliable and competent in the matters presented;

ii.	counsel, independent accountants or other persons as to matters which the director or executive officer believed to be within such person’s professional competence; and

iii.	with respect to a Director, a committee of the Board of Directors of the Corporation upon which such director does not serve, as to matters within such Committee’s designated authority, which committee the director believes to merit confidence; so long as, in each case, the director or executive officer acts without knowledge that would cause such reliance to be unwarranted.

b)	The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, that he had reasonable cause to believe that his conduct was unlawful.

c)	The provisions of this ARTICLE THIRTEENTH shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth by the DGCL.

Section 5. Non-Exclusivity of Rights. The rights conferred on any person by this ARTICLE THIRTEENTH shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 6. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

Section 7. Insurance. The Board of Directors of the Corporation may authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this ARTICLE THIRTEENTH or of the DGCL; and the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements) to the full extent authorized or permitted by the DGCL and other applicable law to ensure the payment of such amounts as may become necessary to effect the indemnification as provided in this ARTICLE THIRTEENTH or elsewhere.

Section 8. Definitions. For the purposes of this ARTICLE THIRTEENTH, the following definition shall apply:

a)	The term “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE THIRTEENTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued;

b)	The term “other enterprises” shall include employee benefit plans;

c)	The term “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan;

d)	References to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and

e)	A person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this ARTICLE THIRTEENTH.

Section 9. Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this, limitation of liability shall not eliminate or limit the liabilities of the directors for any breach of the director’s duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit; provided, further, that this limitation of liability shall not eliminate or limit the liability of a director for any act or omission occurring prior to the filing of this Certificate of Incorporation.

Section 10. Survival of Rights. The rights conferred on any person by this ARTICLE THIRTEENTH shall continue as to a person who has ceased to be a director, officer, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11. Savings Clause. If this ARTICLE THIRTEENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this ARTICLE THIRTEENTH that shall not have been invalidated, or by any other applicable law. If this ARTICLE THIRTEENTH shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and officer to the full extent under any other applicable law.

Section 12. Amendment or Repeal. Any repeal or modification of the provisions of this ARTICLE THIRTEENTH shall only be prospective and shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

FOURTEENTH: CERTAIN DEFINITIONS

Section 1. Except as otherwise provided in this Certificate of Incorporation, the following definitions shall apply to the following terms as used in this Certificate of Incorporation:

a)	“Affiliate” shall mean (1) in respect of Amneal, any Person that, directly or indirectly, is controlled by Amneal, controls Amneal or is under common control with Amneal and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that, directly or indirectly, is controlled by the Corporation); and (2) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

b)	“Amneal” shall mean Amneal Holdings LLC.

c)	“Person” shall mean an individual, a firm, a corporation, a partnership, a limited liability company, an association, a joint venture, a joint stock company, a trust, an unincorporated organization or similar company, or any other entity.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by its undersigned officer this [ 🌑 ] day of [ 🌑 ], 20[ 🌑 ].

ATLAS HOLDINGS, INC.

By:
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EXHIBIT B

FORM OF BYLAWS

OF

ATLAS HOLDINGS, INC.

(a Delaware corporation)

ARTICLE I

OFFICES

SECTION 1. OFFICES. The Corporation shall maintain its registered office in the State of Delaware at 251 Little Falls Drive, Wilmington, Delaware, County of New Castle, 19808, and its resident agent at such address is the Corporation Service Company. The Corporation may also have and maintain offices in such other places within or outside of the State of Delaware or elsewhere as the Board of Directors of the Corporation (the “Board”) may, from time to time, determine or as the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 2. ANNUAL MEETINGS. Annual meetings of stockholders for the election of directors and for such other business as may properly come before such meeting in accordance with all applicable requirements of these Bylaws and the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), shall be held at such place, either within or without the State of Delaware, and at such time and date as shall from time to time be determined by the Board. Any previously scheduled annual meeting of the stockholders may be postponed by action of the Board taken prior to the time previously scheduled for such annual meeting of stockholders. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the DGCL.

SECTION 3. SPECIAL MEETINGS. Special meetings of stockholders, unless otherwise prescribed by the DGCL or the Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate”), may be called by a Co-Chairman of the Board, the Chief Executive Officer or by resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Only such business as is specified in the Corporation’s notice of any such special meeting of stockholders shall come before, and be conducted at, such meeting. A special meeting shall be held at such place, on such date and at such time as shall be fixed by the Board. Any previously scheduled special meeting of the stockholders may be postponed by action of the Board taken prior to the time previously scheduled for such special meeting of stockholders.

SECTION 4. NOTICE OF MEETINGS. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall, unless otherwise provided by law, the Certificate or these Bylaws, be given not less than ten (10) days nor more than sixty (60) days before the date of any such meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour and, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Such notice may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

SECTION 5. QUORUM. At all meetings of stockholders, except where otherwise provided by statute, by the Certificate, or by these Bylaws, the presence, in person, by remote communication, if applicable, or represented by proxy duly authorized, of the holders of a majority of the issued and outstanding shares of stock entitled to vote thereat shall constitute a quorum for the transaction of business. Where a separate vote by a class, classes or series is required, except where otherwise provided by statute, the Certificate or these Bylaws, a majority in voting power of the outstanding shares of such class, classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6. VOTING. Unless otherwise provided in the Certificate, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. The Board, in its discretion, or the chairperson of the meeting of stockholders, in his or her discretion, may require that any votes cast at a meeting of stockholders shall be cast by written ballot. In all matters other than the election of directors, the affirmative vote of the majority in voting power of shares of stock present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders unless a different or minimum vote is required by the Certificate, these Bylaws or the rules and regulations of any stock exchange applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter. Each director shall be elected by the affirmative vote of the majority of the votes cast with respect to such director’s election (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present; provided that each director shall be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any meeting at which a quorum in present for which the Board determines that the number of nominees exceeds the number of directors to be elected at such election and such determination has not been rescinded by the Board on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders (a “Contested Election”). In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of directors or to “abstain” from such vote (with abstentions and broker non-votes not counted as a vote cast “for” or “against” the election of such candidate), and stockholders shall not have the ability to cast any other vote with respect to such election of directors. In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of directors (with abstentions and broker non-votes not counted as a vote cast) and shall not have the ability to cast any other vote with respect to such election of directors.

SECTION 7. INSPECTORS. The Board may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting may, or if inspectors shall not have been appointed, the chairman of the meeting shall, appoint one or more inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each, (b) ascertain the number of shares represented at the meeting, (c) ascertain the existence of a quorum, (d) ascertain the validity and effect of proxies, (e) count and tabulate all votes, ballots or consents, (f) determine and retain for a reasonable period a record of the disposition of all challenges made to any determination made by the inspectors, (g) certify the determination of the number of shares represented at the meeting and their count of all votes and ballots, and (h) do such other acts as are proper to conduct the election or vote in accordance with applicable law. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of all proxies and ballots, the inspectors shall act in accordance with applicable law.

SECTION 8. CONDUCT OF MEETINGS. A Co-Chairman of the Board shall preside at all stockholders’ meetings. In the absence of a Co-Chairman of the Board, the Chief Executive Officer shall preside or, in his or her absence, any officer designated by the Board shall preside. The Secretary, or, in the Secretary’s absence, an Assistant Secretary, or in the absence of both the Secretary and Assistant Secretaries, a person appointed by the chairman of the meeting shall serve as secretary of the meeting. In the event that the Secretary presides at a meeting of the stockholders, an Assistant Secretary shall record the minutes of the meeting. To the maximum extent permitted by law, the Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting and to prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are deemed necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations and procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) establishing an agenda for the meeting and the order for the consideration of the items of business on such agenda; (b) restricting admission to the time set for the commencement of the meeting; (c) limiting attendance at the meeting to stockholders of record of the Corporation entitled to vote at the meeting, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (d) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine to recognize and, as a condition to recognizing any such participant, requiring such participant to provide the chairman of the meeting with evidence of his or her name and affiliation, whether he or she is a stockholder or a proxy for a stockholder, and the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially and/or of record by such stockholder; (e) limiting the time allotted to questions or comments by participants; (f) determining when the polls should be opened and closed for voting; (g) taking such actions as are necessary or appropriate to maintain order, decorum, safety and security at the meeting; (h) removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as established by the chairman of the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 9. LISTS OF STOCKHOLDERS. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a physical location, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communications, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this Section 9 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 10. ACTION WITHOUT A MEETING. Unless otherwise provided by the Certificate, any action required by applicable law to be taken at any annual or special meeting of stockholders, or any action which may be taken at such meetings, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

SECTION 11. ADJOURNMENT. At any meeting of the stockholders of the Corporation, whether annual or special, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person, by remote communication, if applicable, or represented by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting of the date, time and place of the adjourned meeting, whether or not a quorum is present. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 12. NOTICE OF STOCKHOLDER PROPOSALS.

(a) At any annual meeting of the stockholders, only such business (other than nominations of persons for election to the Board which shall be made in accordance with the procedures set forth in Section 17 of these Bylaws) shall be conducted as shall have been properly brought before such meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) otherwise properly and timely brought before the meeting by any stockholder of the Corporation in compliance with the notice procedures and other provisions of this Section 12.

(b) For business to be properly brought before an annual meeting by a stockholder, such business must be a proper subject for stockholder action under the DGCL and other applicable law, as determined by a Co-Chairman of the Board or such other person as is presiding over the meeting, and such stockholder (i) must be a stockholder of record on the date of the giving of the notice provided for in this Section 12 and on the record date for the determination of stockholders entitled to vote at such annual meeting, (ii) must be entitled to vote at such annual meeting, and (iii) must comply with the notice procedures set forth in this Section 12. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary.

(c) To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Secretary of the Corporation (the “Secretary”) at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) calendar day, and not later than the close of business on the ninetieth (90th) calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) calendar days earlier or more than sixty (60) calendar days later than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) calendar day prior to the date of such annual meeting or, if the first public disclosure of the date of such annual meeting is less than one hundred (100) calendar days prior to the date of such annual meeting, the tenth (10th) calendar day following the day on which public disclosure of the date of such annual meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d) To be in proper written form, a stockholder’s notice to the Secretary shall set forth in writing, as to each matter the stockholder proposes to bring before the meeting, the following: (i) a description of the business desired to be brought before the meeting, including the text of the proposal or business and the text of any resolutions proposed for consideration; (ii) the name and record address, as they appear on the Corporation’s stock ledger, of such stockholder and the name and address of any Stockholder Associated Person; (iii) (A) the class and series and number of shares of each class and series of capital stock of the Corporation which are, directly or indirectly, owned beneficially and/or of record by such stockholder or any Stockholder Associated Person, documentary evidence of such record or beneficial ownership, and the date or dates such shares were acquired and the investment intent at the time such shares were acquired, (B) any Derivative Instrument directly or indirectly owned beneficially by such stockholder or any Stockholder Associated Person and any other direct or indirect right held by such stockholder or any Stockholder Associated Person to profit from, or share in any profit derived from, any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Corporation, (D) any Short Interest indirectly or directly held by such stockholder or any Stockholder Associated Person in any security issued by the Corporation, (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying securities of the Corporation, (F) any proportionate interest in securities of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of securities of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household (which information, in each case, shall be supplemented by such stockholder and any Stockholder Associated Person not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date); (iv) a description of all arrangements or understandings between such stockholder and/or any Stockholder Associated Person and any other person or persons (naming such person or persons) in connection with the proposal of such business by such stockholder; (v) any material interest of such stockholder or any Stockholder Associated Person in such business, individually or in the aggregate, including any anticipated benefit to such stockholder or any Stockholder Associated Person therefrom; (vi) a representation from such stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies from stockholders in support of such proposal; (vii) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, that such stockholder intends to vote such stock at such meeting, and that such stockholder intends to appear at the meeting in person or by proxy to bring such business before such meeting; (viii) whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, without regard to whether such transaction is required to be reported on a Schedule 13D or other form in accordance with Section 13(d) of the Exchange Act or any successor provisions thereto and the rules and regulations promulgated thereunder; (ix) in the event that such business includes a proposal to amend these Bylaws, the complete text of the proposed amendment; and (x) such other information regarding each matter of business to be proposed by such stockholder, regarding the stockholder in his or her capacity as a proponent of a stockholder proposal, or regarding any Stockholder Associated Person, that would be required to be disclosed in a proxy statement or other filings required to be made with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitations of proxies for such business pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder. “Stockholder Associated Person” of a stockholder shall include (x) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (y) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (z) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person.

(e) If the information submitted pursuant to this Section 12 by any stockholder proposing business for consideration at an annual meeting shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 12. Upon written request by the Secretary, the Board or any committee thereof, any stockholder proposing business for consideration at an annual meeting shall provide, within seven (7) business days of delivery of such request (or such longer period as may be specified in such request), written verification, satisfactory in the discretion of the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 12. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 12.

(f) For purposes of these Bylaws, “public disclosure” shall be deemed to include a disclosure made in a (i) press release reported by the Dow Jones News Service, Reuters Information Service, Associated Press or any comparable or successor national news wire service, or (ii) in a document filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act or any successor provisions thereto.

(g) No business (other than nominations of persons for election to the Board which shall be made in accordance with the procedures set forth in Section 17 of these Bylaws) shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 12.

(h) Except as otherwise required by the DGCL and other applicable law, the Certificate or these Bylaws, a Co-Chairman of the Board or other person presiding at an annual meeting shall have the power and duty (i) to determine whether any business proposed to be brought before the annual meeting was properly brought before the meeting in accordance with the procedures set forth in this Section 12, including whether the stockholder or any Stockholder Associated Person on whose behalf the proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with such stockholder’s representation as required by this Section 12, and (ii) if any proposed business was not brought in compliance with this Section 12, to declare that such proposal is defective and shall be disregarded.

(i) In addition to the provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the DGCL, other applicable law and the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth herein, provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to stockholder proposals to be considered pursuant to Section 12(a)(iii) of these Bylaws.

(j) Nothing in this Section 12 shall be deemed to affect any rights (i) of stockholders to request the inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (ii) of the holders of any series of preferred stock to elect directors pursuant to any applicable provision of the Certificate.

(k) Notwithstanding anything in this Section 12 to the contrary, a stockholder intending to nominate one or more persons for election as a director at any meeting of stockholders must comply with Section 17 of these Bylaws for any such nomination to be properly brought before such meeting.

(l) Notwithstanding anything in this Section 12 to the contrary, the requirements of this Section 12 shall not apply to the exercise by Amneal of its rights to designate persons for nomination for election to the Board pursuant to the Stockholders Agreement, dated as October 17, 2017 (as amended from time to time, the “Stockholders Agreement”), among the Corporation and each of the Amneal Group Members (as defined therein). For purposes of these Bylaws, the term “Amneal” is used as defined in Article Eleventh of the Certificate.

(m) Notwithstanding anything in these Bylaws to the contrary, if a stockholder who has submitted a written notice of intention to propose business at a meeting of stockholders (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present the business, such business shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

ARTICLE III

BOARD OF DIRECTORS

SECTION 13. POWERS. The property, business and affairs of the Corporation shall be managed by, or under the direction of, the Board. The Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Certificate or these Bylaws directed or required to be exercised or done by the stockholders.

SECTION 14. NUMBER. The authorized number of directors shall be no less than one nor more than eleven. Within the foregoing limits and subject to the provisions of the Stockholders Agreement, the number of directors shall be fixed from time to time by resolution adopted by the Board.

SECTION 15. TERM. The Board shall be elected by the stockholders at their annual meeting, and each director shall be elected to serve for the term of one year and until his successor shall be elected and qualify or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

SECTION 16. QUALIFICATIONS.

(a) Each director shall be at least 21 years of age. Directors need not be stockholders of the Corporation.

(b) Each director and nominee for election as a director of the Corporation must deliver to the Secretary at the principal office of the Corporation a written questionnaire with respect to the background and qualifications of such person (which questionnaire shall be provided by the Secretary upon written request and approved from time to time by the Board or its Nominating and Corporate Governance Committee) and a written representation and agreement (in the form provided by the Secretary upon written request) (the “Prospective Director Agreement”). The Prospective Director Agreement (i) shall provide that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if such person is at the time a director or is subsequently elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if such person is at the time a director or is subsequently elected as a director of the Corporation, with such person’s duties as a director under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) would be in compliance, if elected as a director of the Corporation, and will, if such person is at the time a director or is subsequently elected as a director of the Corporation, comply with, all applicable corporate governance, conflicts of interest, confidentiality, corporate opportunities, securities ownership and stock trading policies, and other policies and guidelines of the Corporation (copies of which shall be provided by the Secretary upon written request), and (ii) shall include, if such person is at the time a director or is subsequently elected as a director of the Corporation, such person’s irrevocable resignation as a director if such person is found by a court of competent jurisdiction to have breached the Prospective Director Agreement in any material respect.

SECTION 17. NOTICE OF NOMINATIONS FOR DIRECTORS.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board at an annual meeting of stockholders may be made (A) by or at the direction of the Board or a committee appointed by the Board, or (B) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 17(a), on the record date for the determination of the stockholders entitled to vote at such annual meeting of stockholders and at the time of such annual meeting of stockholders, (ii) who is entitled to vote at the annual meeting of stockholders, and (iii) who complies with the notice procedures set forth in this Section 17(a) as to such nominations, including, but not limited to, the procedures regarding such notice’s timeliness and required form.

(2) For a stockholder’s notice of nomination of persons for election to the Board at an annual meeting of stockholders to be brought before an annual meeting by a stockholder pursuant to Section 17(a)(1)(B) of these Bylaws, the stockholder must have given timely notice thereof, in proper written form, to the Secretary. To be considered timely, a stockholder’s notice of nomination must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) calendar day, and not later than the close of business on the ninetieth (90th) calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) calendar days earlier or more than sixty (60) calendar days later than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) calendar day prior to the date of such annual meeting or, if the first public disclosure of the date of such annual meeting is less than one hundred (100) calendar days prior to the date of such annual meeting, the tenth (10th) calendar day following the day on which public disclosure of the date of such annual meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

To be in proper written form, a stockholder’s notice of nomination to the Secretary (whether given pursuant to this Section 17(a) or Section 17(b) of these Bylaws) shall set forth in writing the following: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) the name, age, business address and residence address of such person; (ii) the principal occupation and employment of such person; (iii) the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially or of record by such person (which information shall be supplemented not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date); (iv) such person’s executed written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected; (v) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section), and the rules and regulations promulgated thereunder; (vi) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such person being nominated, on the one hand, and the stockholder and any Stockholder Associated Person, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K of the Exchange Act if the stockholder making the nomination and any Stockholder Associated Person were the “registrant” for purposes of such rule and the person being nominated were a director or executive officer of such registrant; and (vii) the information, questionnaire and agreement required under Section 16 of these Bylaws; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, as they appear on the Corporation’s stock ledger, and the name and address of any Stockholder Associated Person; (ii) (A) the class and series and number of shares of each class and series of capital stock of the Corporation which are, directly or indirectly, owned beneficially and/or of record by such stockholder or any Stockholder Associated Person, documentary evidence of such record or beneficial ownership, and the date or dates such shares were acquired and the investment intent at the time such shares were acquired, (B) any Derivative Instrument directly or indirectly owned beneficially by such stockholder or any Stockholder Associated Person and any other direct or indirect right held by such stockholder or any Stockholder Associated Person to profit from, or share in any profit derived from, any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of any security of the Corporation, (D) any Short Interest indirectly or directly held by such stockholder or any Stockholder Associated Person in any security issued by the Corporation, (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household (which information shall, in each case, be supplemented by such stockholder and any Stockholder Associated Person not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date); (iii) a description of all arrangements or understandings between such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by such stockholder; (iv) any material interest of such stockholder or any Stockholder Associated Person in the election of such proposed nominee, individually or in the aggregate, including any anticipated benefit to the stockholder or any Stockholder Associated Person therefrom; (v) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in its notice; (vi) a representation from the stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the person proposed as a nominee and/or (B) otherwise to solicit proxies from stockholders in support of the election of such person; (vii) whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or such Stockholder Associated Person with respect to any shares of the capital stock of the Corporation, without regard to whether such transaction is required to be reported on a Schedule 13D or other form in accordance with Section 13(d) of the Exchange Act or any successor provisions thereto and the rules and regulations promulgated thereunder; and (viii) any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder. In addition to the information required above, the Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(3) Notwithstanding anything in this Section 17 to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public disclosure by the Corporation, naming all of the nominees for directors or specifying the size of the increased Board, at least ninety (90) calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting, a stockholder’s notice required by this Section 17 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) calendar day following the day on which such public disclosure is first made by the Corporation.

(b) Special Meetings of Stockholders. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board, or (iii) provided that the Board, has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of notice provided for in this Section 17(b), (B) is a stockholder of record on the record date for the determination of the stockholders entitled to vote at such meeting, (C) is a stockholder of record at the time of such meeting, (D) is entitled to vote at such meeting, and (E) complies with the notice procedures set forth in this Section 17(b) as to such nomination. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the proper form of stockholder’s notice required by Section 17(a)(2) of these Bylaws with respect to any nomination shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of such special meeting and not later than the close of business on the later of the ninetieth (90th) calendar day prior to the date of such special meeting or, if the first public disclosure made by the Corporation of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, not later than the tenth (10th) calendar day following the day on which public disclosure is first made of the date of the special meeting at which directors are to be elected. In no event shall any adjournment or postponement of a special meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) General.

(1) If the information submitted pursuant to this Section 17 by any stockholder proposing a nominee for election as a director at a meeting of stockholders shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 17. Upon written request by the Secretary, the Board or any committee thereof, any stockholder proposing a nominee for election as a director at a meeting shall provide, within seven (7) business days of delivery of such request (or such longer period as may be specified in such request), written verification, satisfactory in the discretion of the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 17. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 17.

(2) No person shall be eligible for election as a director of the Corporation at any meeting of stockholders unless nominated in accordance with the procedures set forth in this Section 17.

(3) Notwithstanding anything in these Bylaws to the contrary, if a stockholder who has submitted a written notice of intention to propose a nominee for election as a director at a meeting of stockholders (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 17, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(4) Except as otherwise required by the DGCL and other applicable law, the Certificate or these Bylaws, a Co-Chairman of the Board or other person presiding at the meeting shall have the power and duty (A) to determine whether any nomination proposed to be brought before the meeting was properly made in accordance with the procedures set forth in this Section 17, including whether the stockholder or any Stockholder Associated Person on whose behalf the nomination is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of the election of such stockholder’s nominee(s) in compliance with such stockholder’s representation as required by this Section 17, and (B) if any proposed nomination was not made in compliance with this Section 17, to declare that such nomination is defective and shall be disregarded.

(5) In addition to the provisions of this Section 17, a stockholder shall also comply with all applicable requirements of the DGCL, other applicable law and the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth herein, provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the applicable requirements for nominations by stockholders to be considered pursuant to Section 17(a) or Section 17(b) of these Bylaws.

(6) Nothing in this Section 17 shall be deemed to affect any rights of the holders of any series of Preferred Stock, if and to the extent provided for, under applicable law, the Certificate or these Bylaws.

(7) Notwithstanding anything in this Section 17 to the contrary, the requirements of this Section 17 shall not apply to the exercise by Amneal of its rights to designate persons for nomination for election to the Board pursuant to the Stockholders Agreement.

SECTION 18. RESIGNATIONS. Any director may resign at any time by giving written notice thereof to the Board, a Co-Chairman of the Board, the Chief Executive Officer or the Secretary. Such resignation shall take effect at the time specified therein or, if the time is not specified therein, upon receipt thereof; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 19. REMOVAL. Subject to the provisions of the Stockholders Agreement, any director or the entire Board may be removed, either for or without cause, at any time, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors at any annual or special meeting of the stockholders called for that purpose. For purposes of this Section 19, “cause” shall mean (a) a final conviction of a felony involving moral turpitude, or (b) willful misconduct that is materially and demonstrably injurious economically to the Corporation. For purposes of this definition of “cause,” no act, or failure to act, by a director shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of the Corporation or any affiliate of the Corporation. “Cause” shall not exist unless and until the Corporation has delivered to the director a written notice of the director’s failure to act that constitutes “cause” and, if cure is possible, such director shall not have cured such act or omission within ninety (90) days after the delivery of such notice.

SECTION 20. VACANCIES AND NEWLY CREATED DIRECTORSHIPS. Subject to the provisions of the Stockholders Agreement, vacancies in the Board, whether resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board determines by resolution that any such vacancy or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified, except in the event of his or her earlier death, resignation, disqualification or removal.

SECTION 21. MEETINGS.

(a) Organizational Meetings. The newly elected directors shall hold their first meeting to organize the Corporation, elect officers and transact any other business which may properly come before the meeting. An annual organizational meeting of the Board shall be held immediately after each annual meeting of the stockholders, or at such time and place as may be noticed for the meeting.

(b) Regular Meetings. Regular meetings of the Board may be held without notice at such places and times as shall be determined from time to time by resolution of the directors.

(c) Special Meetings and Notice to Directors. Special meetings of the Board shall be called by a Co-Chairman of the Board, the Chief Executive Officer or by the Secretary on the written request of any director with at least forty eight (48) hours’ notice to each director and shall be held at such place as may be determined by the person or persons calling the meeting or as shall be stated in the notice of the meeting. Any notice to directors may be given by telecopier, telephone or other means of electronic transmission.

SECTION 22. QUORUM, VOTING AND ADJOURNMENT. A majority of the total number of directors or any committee thereof, but not less than one (1), shall constitute a quorum for the transaction of business. Subject to the provisions of the Stockholders Agreement, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board, unless a different vote is required by applicable law, the Certificate or these Bylaws. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

SECTION 23. COMMITTEES. Subject to the provisions of the Stockholders Agreement, the Board may designate one or more committees, including but not limited to an Executive Committee and an Audit Committee, each such committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Subject to the provisions of the Stockholders Agreement, any such committee, to the extent provided in the resolution of the Board and to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority to amend the Certificate, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s properties and assets, recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution or to amend these Bylaws. Unless a resolution of the Board expressly provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock of the Corporation. All committees of the Board shall report their proceedings to the Board when required.

SECTION 24. ACTION WITHOUT A MEETING. Unless otherwise restricted by the Certificate or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof consent thereto in writing, or by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 25. COMPENSATION. Directors shall be entitled to such compensation for their services as may be approved by the Board, including, if so approved, by resolution of the Board, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board and at any meeting of a committee of the Board. Nothing herein contained shall be construed to preclude any Director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

SECTION 26. MEETING BY ELECTRONIC COMMUNICATIONS EQUIPMENT. Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

ARTICLE IV

OFFICERS

SECTION 27. OFFICERS. The officers of the Corporation shall be two Co-Chairmen of the Board, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, one or more Vice-Presidents, a Secretary, a Treasurer and such other officers and assistant officers as the Board may from time to time deem advisable and appoint (which persons so appointed shall be deemed “officers” of the Corporation). Except for the Co-Chairmen, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and Secretary, the Board may refrain from filling any of the said offices at any time and from time to time. Any number of offices may be held by the same person. The following officers shall be elected by the Board at the time, in the manner and for such terms as the Board from time to time shall determine: Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and Secretary. The Chief Executive Officer may appoint such other officers and assistant officers as he may deem advisable provided such officers or assistant officers have a title no higher than Vice-President, who shall hold office for such periods as the Chief Executive Officer shall determine.

SECTION 28. CO-CHAIRMAN OF THE BOARD. Each Co-Chairman of the Board shall be a member of the Board and shall preside at all meetings of the Board and of the stockholders. In addition, each Co-Chairman of the Board shall have such powers and perform such other duties as from time to time may be assigned to him by the Board.

SECTION 29. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall have general supervision of all of the departments and business of the Corporation; he or she shall prescribe the duties of the other officers and employees and see to the proper performance thereof. The Chief Executive Officer shall be responsible for having all orders and resolutions of the Board carried into effect. The Chief Executive Officer shall execute on behalf of the Corporation and may affix or cause to be affixed a seal to all authorized documents and instruments requiring such execution, except to the extent that signing and execution thereof shall have been delegated to some other officer or agent of the Corporation by the Board or by the Chief Executive Officer. The Chief Executive Officer shall be a member of the Board. In the absence or disability of a Co-Chairman of the Board or his or her refusal to act, the Chief Executive Officer shall preside at meetings of the Board. In general, the Chief Executive Officer shall perform all the duties and exercise all the powers and authorities incident to his or her office or as prescribed by the Board.

SECTION 30. PRESIDENT. The President shall perform such duties as customarily pertain to the office of President or are prescribed by the Board or Chief Executive Officer. In the absence, disability or refusal of the Chief Executive Officer to act, or the vacancy of such office, the President shall perform the duties and have the powers and authorities of the Chief Executive Officer.

SECTION 31. CHIEF OPERATING OFFICER. The Chief Operating Officer shall perform such duties as customarily pertain to the office of Chief Operating Officer or are prescribed by the Board, Chief Executive Officer or President. In the absence, disability or refusal of the President to act, or the vacancy of such office, the Chief Operating Officer shall perform the duties and have the powers and authorities of the President.

SECTION 32. CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall be the principal financial and accounting officer of the Corporation and shall have such other duties as may be prescribed by the Board, Chief Executive Officer or President.

SECTION 33. VICE PRESIDENTS. Each Vice President, if any are elected, of whom one or more may be designated an Executive and/or Senior Vice President, shall have such powers, shall perform such duties and shall be subject to such supervision as may be prescribed by the Board, the Chief Executive Officer, the President or the Chief Operating Officer. In the

event of the absence or disability of the Chief Executive Officer or the President or their refusal to act, the Vice-Presidents, in the order of their rank, and within the same rank in the order of their seniority, shall perform the duties and have the powers and authorities of the Chief Executive Officer and President, except to the extent inconsistent with applicable law.

SECTION 34. TREASURER. The Treasurer, if one is elected, shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. He shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. He shall render to the Chief Executive Officer and the Board, upon their request, a report of the financial condition of the Corporation. If required by the Board, he shall give the Corporation a bond for the faithful discharge of his duties in such amount and with such surety as the Board shall prescribe. The Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him by the Board.

SECTION 35. SECRETARY. The Secretary shall be the Chief Administrative Officer of the Corporation and shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall keep a seal of the Corporation, and, when authorized by the Board, Chief Executive Officer or the President, cause the seal to be affixed to any documents and instruments requiring it. The Secretary shall act under the supervision of the Chief Executive Officer and President or such other officer as the Chief Executive Officer or President may designate. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Board, Chief Executive Officer, President or such other supervising officer as the Chief Executive Officer or President may designate.

SECTION 36. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Board shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Board.

SECTION 37. DELEGATION OF DUTIES. In the absence, disability or refusal of any officer to exercise and perform his duties, the Board may delegate to another officer such powers or duties.

SECTION 38. RESIGNATION. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

SECTION 39. REMOVAL. Subject to the provisions of the Stockholders Agreement, any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any duly authorized committee or, with respect to any officer other than the Chairman of the Board (if the Chairman of the Board is designated as an officer of the corporation by the Board), by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board.

SECTION 40. VACANCIES. Subject to the provisions of the Stockholders Agreement, the Board shall have power to fill vacancies occurring in any office.

ARTICLE V

STOCK

SECTION 41. CERTIFICATES OF STOCK. The shares of the Corporation shall be represented by certificates provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by applicable law and by the Board, representing the number of shares held by such holder registered in certificate form, and signed by, or in the name of the Corporation by two authorized officers of the Corporation including, but not limited to, the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, certifying the number and class of shares of stock in the Corporation owned by him. Any or all of the signatures on the certificate may be a facsimile. The Board shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

SECTION 42. TRANSFER OF SHARES.

(a) Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate, the Stockholders Agreement and in these Bylaws. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof to the person in charge of the stock and transfer books and ledgers. Such certificates shall be cancelled and new certificates shall thereupon be issued. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so.

(b) The Board shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

SECTION 43. LOST CERTIFICATES. A new certificate of stock may be issued in the place of any certificate previously issued by the Corporation, alleged to have to have been lost, stolen, destroyed or mutilated, and the Board may, in their discretion, require the owner of such lost, stolen, destroyed or mutilated certificate, or his legal representative, to give the Corporation a bond, in such sum as the Board may direct, not exceeding double the value of the stock, in order to indemnify the Corporation against any claims that may be made against it in connection therewith.

SECTION 44. STOCKHOLDERS OF RECORD. The Corporation shall be entitled to treat the holder of record of any share or shares of its capital stock as the holder thereof, in fact, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the DGCL or other applicable law.

SECTION 45. RECORD DATE.

(a) Record Date for Meetings of Stockholders. For the purpose of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, the directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b) Record Date for Payments of Dividends and Distributions. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Record Date for Corporate Actions by Written Consent.

(i) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board or as otherwise established under this Section 46(c). Any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary and delivered to the Corporation, request that a record date be fixed for such purpose. The Board may fix a record date for such purpose which shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board and shall not precede the date on which such resolution is adopted. If the Board fails within ten (10) days after the Corporation receives such notice to fix a record date for such purpose, the record date shall be the day on which the first written consent is delivered to the Corporation in the manner described in Section 46(c)(ii) below unless prior action by the Board is required under the DGCL, in which event the record date shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(ii) (A) Each written consent purporting to take or authorizing the taking of corporate action is referred to in this Section 46(c)(ii) of these Bylaws as a “Consent”. No Consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the first date on which a consent is so delivered to the Corporation in the manner required by this Section 46(c)(ii), Consents signed by a sufficient number of stockholders to take such action, and not revoked, are so delivered to the Corporation.

(B) A Consent shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

(C) In the event of the delivery to the Corporation of a Consent, the Secretary shall provide for the safe-keeping of such Consent and shall promptly conduct such ministerial review of the sufficiency of the Consents and of the validity of the action to be taken by stockholder consent as he deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consent have given consent; provided, however, that if the corporate action to which the Consent relates is the removal or replacement of one or more members of the Board, the Secretary shall promptly designate two persons, who shall not be members of the Board, to serve as inspectors with respect to such Consent and such inspectors shall discharge the functions of the Secretary under this Section 45(c)(ii). If after such investigation the Secretary or the inspectors (as the case may be) shall determine that the Consent is valid and that the action therein specified has been validly authorized, that fact shall forthwith be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders, and the Consent shall be filed in such records, at which time the Consent shall become effective as stockholder action. In conducting the investigation required by this Section 45(c)(ii), the Secretary or the inspectors (as the case may be) may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors, and such other personnel as they may deem necessary or appropriate to assist them, and to the fullest extent permitted by law shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

SECTION 46. DIVIDENDS. Subject to the provisions of the Certificate, the Board may at any regular or special meeting, out of funds legally available therefor, declare and pay dividends upon the stock of the Corporation. Before the declaration of any dividend, the Board may set apart, out of any funds of the Corporation available for dividends, such sum or sums as from time to time in their discretion may be deemed proper for working capital or as a reserve fund to meet contingencies or for such other purposes as shall be deemed conducive to the interests of the Corporation.

SECTION 47. FRACTIONAL SHARES. The Company shall have the complete discretion to issue fractional shares.

ARTICLE VI

NOTICE AND WAIVER OF NOTICE

SECTION 48. NOTICE. Whenever any written notice is required to be given by law, the Certificate or these Bylaws, such notice, if mailed, shall be deemed to be given when deposited in the United States mail, postage prepaid, addressed to the person entitled to such notice at his address as it appears in the books and records of the Corporation. Such notice may also be sent by electronic transmission in accordance with applicable law.

SECTION 49. WAIVER OF NOTICE. Whenever notice is required to be given under any provision of the DGCL, the Certificate or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate or these Bylaws.

ARTICLE VII

AMENDMENT OF BYLAWS

SECTION 50. AMENDMENT OR REPEAL BY THE BOARD. Except as otherwise provided by the DGCL or the Certificate, subject to the provisions of the Stockholders Agreement, these Bylaws may be amended or repealed, in whole or in part, by (x) the affirmative vote of not less than a majority of the Board at any regular or special meeting of the Board provided that notice of such proposed amendment or repeal to be made is included in the notice of the meeting at which such action takes place, which shall also include, without limitation, the text of any such proposed amendment and/or any resolution calling for any such amendment or repeal or (y) by unanimous written consent of the Board.

SECTION 51. AMENDMENT OR REPEAL BY STOCKHOLDERS. Any amendment to, repeal of, or adoption of any provisions inconsistent with these Bylaws, which has not previously received the approval of the Board, shall require for adoption the affirmative vote of the holders of a majority in voting power of the issued and outstanding shares present in person or represented by proxy at a meeting of stockholders and entitled to vote thereon, provided, however, that, notwithstanding anything to the contrary contained herein, any amendment to, repeal of, or adoption of any provisions inconsistent with, Sections 2, 3, 6, 12, 14, 15, 16, 17, 19, 20 and 46 of these Bylaws, this Section 52 and Article IX hereof, which has not previously received the approval of the Board shall require for adoption the affirmative vote of the holders of not less than two-thirds of the voting power of the issued and outstanding shares entitled to vote at a duly called and convened annual or special meeting of stockholders, and provided, further, that, in addition to any other notice required by these Bylaws and other applicable requirements contained herein, notice of such proposed amendment or repeal is included in the notice of the meeting at which such action takes place, which shall also include, without limitation, the text of any such proposed amendment and/or any resolution calling for any such amendment or repeal.

SECTION 52. NO CONFLICT WITH THE CERTIFICATE OF INCORPORATION. No Bylaw shall be adopted, amended or repealed so as to cause such Bylaw or these Bylaws to be inconsistent or in conflict with or violate any provision of the Certificate.

ARTICLE VIII

MISCELLANEOUS

SECTION 53. SEAL. The seal of the Corporation shall be circular in form and shall have the name of the Corporation on the circumference and the jurisdiction and year of incorporation in the center.

SECTION 54. FISCAL YEAR. The fiscal year of the Corporation shall end on December 31 of each year, or such other twelve consecutive months as the Board may designate.

SECTION 55. CORPORATE FUNDS AND CHECKS. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, President or Chief Financial Officer or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board.

SECTION 56. CONTRACTS AND OTHER DOCUMENTS. The Chief Executive Officer or President, or such other officer or officers as may from time to time be authorized by the Board, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

SECTION 57. OWNERSHIP OF STOCK OF ANOTHER CORPORATION. The Chief Executive Officer or President, or such other officer or agent as shall be authorized by the Board, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of stockholders or securityholders of any corporation or entity in which the Corporation holds stock or securities and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such stock or securities at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

SECTION 58. SEVERABILITY. If any provision (or part thereof) of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision (or part thereof) of these Bylaws and such other provisions shall continue in full force and effect.

SECTION 59. SUBJECT TO LAW AND THE CERTIFICATE OF INCORPORATION. All rights, powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the provisions of the Certificate, the DGCL and any other applicable law.

SECTION 60. EMERGENCY BYLAWS. The provisions of this Section 61 shall be operative only during a national emergency declared by the President of the United States or the person performing the President’s functions, or in the event of a nuclear, atomic or other attack on the United States or a disaster or catastrophe making it impossible or impracticable for the Corporation to conduct its business without recourse to the provisions of this Section 61. Said provisions in such event shall override all other Bylaws or the Corporation in conflict with any provisions of this Section 61, and shall remain operative so long as it remains impossible or impracticable to continue the business of the Corporation otherwise, but thereafter shall be inoperative; provided, however, that all actions taken in good faith pursuant to such provisions shall thereafter remain in full force and effect unless and until revoked by action taken pursuant to the provisions of the Bylaws other than those contained in this Section 61.

(a) A meeting of the Board or of any committee thereof may be called by any officer or director upon one hour’s notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;

(b) The director or directors in attendance at the meeting of the Board or of any committee thereof shall constitute a quorum; and

(c) These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the directors attending any meeting of the Board, provided such amendment or repeal shall only be effective for the duration of such emergency.

EXHIBIT C

LIMITED LIABILITY COMPANY AGREEMENT

OF

IMPAX LABORATORIES, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Impax Laboratories, LLC (the “Company”), effective as of the Conversion Effective Time (as defined below), is entered into by Atlas Holdings, Inc., as the sole member of the Company.

WHEREAS, on the date hereof, Impax Laboratories, Inc., a Delaware corporation (the “Corporation”), was converted to a limited liability company (the “LLC Conversion”) pursuant to Section 18-214 of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”), and Section 266 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), by causing the filing with the Secretary of State of the State of Delaware of a certificate of conversion to limited liability company (the “Certificate of Conversion”) and a certificate of formation of the Company (the “Certificate of Formation”); and

WHEREAS, the LLC Conversion became effective at such time as the Certificate of Conversion and Certificate of Formation were filed with the Secretary of State of the State of Delaware or at such other later time as was specified in the Certificate of Conversion and Certificate of Formation in accordance with the relevant provisions of the DGCL and the Act (such date and time is referred to herein as the “Conversion Effective Time”).

NOW, THEREFORE, the Member hereby agrees as follows:

1. Formation of Limited Liability Company. Atlas Holdings, Inc. (the “Member”), hereby continues the Company as a limited liability company pursuant to the provisions of the Act. The rights and obligations of the Member and the administration and termination of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of the Act. To the extent this Agreement is inconsistent in any respect with the Act, to the extent permitted by law, this Agreement shall control. At the Conversion Effective Time, (i) the amended and restated certificate of incorporation and the by-laws of the Corporation, each in effect at the Conversion Effective Time, were replaced and superseded in their entirety by the Certificate of Formation and this Agreement, (ii) Atlas Holdings, Inc., as the sole stockholder of the Corporation, executed this Agreement and was admitted to the Company as the sole member of the Company, and (iii) all of the shares of stock of the Corporation issued and outstanding immediately prior to the LLC Conversion were converted to all of the limited liability company interests in the Company.

2. Member. The Member is the sole and managing member of the Company.

3. Purpose. The purpose of the Company is to engage in any and all other lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

4. Name. The name of the Company shall be “Impax Laboratories, LLC”.

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EXHIBIT C

5. Registered Agent and Principal Office. The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company. The Company may have such other offices as the Member may designate from time to time. The mailing address of the Company shall be as the Member may designate from time to time. The initial mailing address of the Company is [ 🌑 ].

6. Term of Company. The term of the Company shall continue in perpetuity until the dissolution of the Company in accordance with this Agreement and the Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

7. Authorized Person. [ 🌑 ] was designated as an authorized person within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company (which filing is hereby ratified and approved) with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation his powers as authorized person shall cease, and the Member thereupon shall become the designated authorized person and shall continue as the designated authorized person within the meaning of the Act. The execution, delivery and filing of the Certificate of Conversion and the LLC Conversion are hereby ratified and approved.

8. Management of Company. All decisions relating to the business, affairs and properties of the Company shall be made by the Member in its capacity as the managing member. Notwithstanding any other provisions of this Agreement, the Member, acting alone, is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

9. Officers. The Member may, from time to time as it deems necessary and advisable, designate natural persons as officers of the Company to manage the day-to-day business affairs thereof (the “Officers”). The Officers shall serve at the pleasure of the Member and the Member may assign to the Officers such titles as it deems appropriate. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation shall cause the Member to cease to be the sole Member. The initial Officers are set forth on Exhibit A. An Officer may be removed with or without cause at any time by the Member.

10. Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member.

11. Certificates. Upon the determination of the Member, a certificate, or certificates, may be issued to represent the percentage limited liability company interest of the Member in the Company (“Membership Interest”). Each such certificate shall bear the following legend:

MEMBERSHIP INTERESTS IN IMPAX LABORATORIES, LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “COMPANY”), HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). IN ADDITION, THE INTERESTS HAVE NOT BEEN QUALIFIED UNDER THE DELAWARE SECURITIES ACT OR THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, OR ANY OTHER STATE SECURITIES LAW, AS AMENDED FROM TIME TO TIME (COLLECTIVELY, THE “STATE ACTS”). ANY TRANSFER OF SUCH INTERESTS WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE SECURITIES ACT OR SUCH STATE ACTS.

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EXHIBIT C

12. Limited Liability. The Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.

13. Indemnification. To the fullest extent permitted by applicable law, the Member, representatives or agents of the Member; any employee or agent of the Company or its affiliates; or an officer of the Company that is not an employee (each, a “Covered Person”) shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person provided that: (a) any such action was undertaken in good faith on behalf of the Company and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, (b) any such action was reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, and (c) with respect to any criminal action or proceeding, such Covered Person had no reasonable cause to believe his, her or its action or omission was unlawful, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section shall be provided out of and to the extent of the Company assets only (including the proceeds or any insurance policy obtained pursuant to Section 15 hereof), and no Covered Person shall have any personal liability on account thereof.

14. Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 13 hereof.

15. Insurance. The Company shall purchase and maintain insurance, to the extent and in such amounts as the Member shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement. The Member and the Company may enter into indemnity contracts with Covered Persons and such other persons as the Board shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 14 hereof and containing such other procedures regarding indemnification as are appropriate.

3

EXHIBIT C

16. Attorneys’ Fees. All of the indemnities provided in this Agreement shall include reasonable attorneys’ fees, including appellate attorneys’ fees, and court costs.

17. Survival of Indemnity Provisions. Except as otherwise specifically provided herein, all of the indemnity provisions contained in this Agreement shall survive the Member’s ceasing to be a member.

18. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up upon the first to occur of the following: (i) a written instrument executed by the Member to dissolve the Company, (ii) at any time there are no members of the Company unless the Company is continued without dissolution in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act. The bankruptcy (as defined at Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

19. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

20. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

21. Severability of Provisions. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

[Signature page follows]

4

IN WITNESS WHEREOF, the Member hereto has duly executed this Agreement as of the date first written above.

MEMBER
ATLAS HOLDINGS, INC.

By:
Title: [ 🌑 ]
Name: [ 🌑 ]

[Signature Page to Impax Laboratories, LLC Limited Liability Company Agreement]

EXHIBIT A

Initial Officers of the Company

Title	Name
[ 🌑 ]	[ 🌑 ]

EXHIBIT D

CERTIFICATE OF FORMATION

OF

IMPAX LABORATORIES, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to herein as the “Delaware Limited Liability Company Act”), hereby certifies that:

1.	The name of the limited liability company (hereinafter called the “Limited Liability Company”) is Impax Laboratories, LLC.

2.	The address of the registered office and the name and the address of the registered agent of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are the Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, County of New Castle, 19808.

IN WITNESS WHEREOF, the undersigned, as an authorized person of the Limited Liability Company, has duly executed this Certificate of Formation as of the date set forth below.

Effective Date:                     , 201[_].

By:	/s/ [ 🌑 ]

(Authorized Signatory for the Company)

EXHIBIT E

CONTRIBUTION AGREEMENT

by and between

ATLAS HOLDINGS, INC.

and

AMNEAL PHARMACEUTICALS LLC

Dated as of [•]

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of the [•] day of [•], 201[•], is by and between ATLAS HOLDINGS, INC., a Delaware corporation (“Holdco”) and AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company (“Amneal”).

RECITALS

WHEREAS, Holdco and Amneal have entered into a Business Combination Agreement, dated as of [•], 2017 (the “Business Combination Agreement”) with K2 Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Holdco (“Merger Sub”) and Impax Laboratories, Inc., a Delaware corporation and the sole stockholder of Holdco (“Impax”), pursuant to which, among other things, as of the date hereof (i) Merger Sub has been merged with and into Impax, with Impax surviving the merger and continuing as a wholly owned subsidiary of Holdco (the “Impax Merger”) and (ii) following the Impax Merger, Impax has been converted to a Delaware limited liability company (the “Conversion”); and

WHEREAS, simultaneously with the execution of the Third Amended and Restated Limited Liability Company Agreement of Amneal (the “Restated Amneal LLC Operating Agreement”) and in exchange for Common Units (as defined in the Related Amneal LLC Operating Agreement), Holdco wishes to contribute to Amneal, and Amneal wishes to accept, all of the outstanding equity interests of Impax (the “Contributed Equity”) and, in connection therewith, to be admitted as the managing member of Amneal.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof applicable to each of them, hereby agree as follows:

ARTICLE I.

CONTRIBUTION AND UNIT ISSUANCE

Section 1.01 Contribution of Contributed Equity. On the terms and subject to the conditions set forth in the Business Combination Agreement, effective upon the execution and delivery of this Agreement by the parties hereto, Holdco hereby contributes, transfers, assigns and delivers to Amneal, and Amneal hereby acquires and accepts from Holdco, the Contributed Equity (the “Contribution”). Notwithstanding any provision of the limited liability company agreement of Impax (the “Impax LLC Agreement”), simultaneously with the Contribution, Amneal is hereby admitted to Impax as a member of Impax, and Amneal agrees that it is bound by the terms and conditions of the Impax LLC Agreement. The parties hereto agree that (i) the Contribution, (ii) the transfer of the Contributed Equity, (iii) the admission of Amneal as a member of Impax, and (iv) the cessation of Holdco as a member of Impax shall not dissolve Impax, and Impax shall continue without dissolution. Immediately following the admission of Amneal as a member of Impax as a result of the Contribution, Holdco shall hereupon cease to be a member of Impax and shall thereupon cease to have or exercise any right or power as a member of Impax. The Impax LLC Agreement is hereby amended to reflect the Contribution, and all references in any such agreement to Holdco are hereby amended to refer to Amneal. This Agreement shall govern notwithstanding any provision to the contrary in the Impax LLC Agreement.

Section 1.02 Unit Issuance. Simultaneously with, and in exchange for, the Contribution, the Restated Amneal LLC Operating Agreement shall be executed and delivered by the parties thereto, Amneal will issue [•] Common Units to Holdco in accordance with Section 1.01(c)(i) of the Business Combination Agreement and Holdco will be admitted as the managing member of Amneal.

ARTICLE II.

MISCELLANEOUS

Section 2.01 Interpretation. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Business Combination Agreement. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 2.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be delivered in the manner prescribed in Section 9.02 of the Business Combination Agreement, with any notices to Holdco being delivered prior to the Closing, to Impax.

Section 2.03 Amendment; Waiver. This Agreement may be amended by the parties at any time before or after receipt of the Impax Stockholder Approval; provided, however, that after the Impax Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further stockholder approval without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 2.04 Entire Agreement. This Agreement, the Business Combination Agreement (including the Impax Disclosure Letter, the Amneal Disclosure Letter, the Ancillary Agreements and the Exhibits thereto), and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and are not intended to confer upon any person other than the parties thereto any rights, benefits or remedies.

Section 2.05 Assignments, Successors and No Third Party Rights. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any party without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 2.06 Severability. Except as expressly set forth in this Agreement, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 2.07 Applicable Law; Specific Enforcement; Consent to Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(b) The parties hereto agree that irreparable damage would occur and that they would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) (such courts, the “Chosen Courts”)). In addition, each of the parties irrevocably (i) submits itself to the exclusive jurisdiction of the Chosen Courts for the purpose of any litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the Transactions or the negotiation, execution or performance hereof or thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (iii) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 2.07(b), (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable Law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties, to the fullest extent permitted by law, hereby irrevocably consents to service being made through the notice procedures set forth in Section 9.02 of the Business Combination Agreement and agrees that service of any process, summons, notice or document by personal delivery to the respective addresses set forth in Section 9.02 of the Business Combination Agreement shall be effective service of process for any litigation in connection with this Agreement or the Transactions. Nothing in this Section 2.07 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 2.08 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.08.

Section 2.09 Further Assurances. The parties agree to execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 2.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[Signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed as of the date first written above.

ATLAS HOLDINGS, INC.

By:
Name:
Title:

AMNEAL PHARMACEUTICALS LLC

By:
Name:
Title:

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

EXHIBIT F

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IMPAX LABORATORIES, INC.

ARTICLE I

The name of the corporation (the “Corporation”) is Impax Laboratories, Inc.

ARTICLE II

The registered address of the Corporation in the State of Delaware is c/o the Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, County of New Castle, 19808. The name of the Corporation’s registered agent at that address is the Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Thousand (1,000) shares, all of which are Common Stock with a par value of $0.01.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. The Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation.

ARTICLE VI

Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under DGCL as in effect at the time such liability is determined. No amendment or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VIII

Subject to such limitations as may be from time to time imposed by other provisions of this Restated Certificate, by the bylaws of the Corporation, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.

EXHIBIT G

BYLAWS

OF

IMPAX LABORATORIES, INC.

(a Delaware corporation)

Adopted as of [_____], 201[    ]

i

ii

SECTION 6.	LOANS	17
SECTION 7.	CHECKS, DRAFTS, ETC.	17
SECTION 8.	DEPOSITS	18
SECTION 9.	ANNUAL STATEMENT	18
SECTION 10.	VOTING OF SECURITIES	18
SECTION 11.	EVIDENCE OF AUTHORITY	18
SECTION 12.	CERTIFICATE OF INCORPORATION	18
SECTION 13.	SEVERABILITY	18
SECTION 14.	PRONOUNS	18

ARTICLE X. AMENDMENTS		18

SECTION 1.	BY THE BOARD OF DIRECTORS	18
SECTION 2.	BY THE STOCKHOLDERS	18

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ARTICLE I.

IDENTIFICATION; OFFICES

SECTION 1. NAME. The name of the corporation is Impax Laboratories, Inc. (the “Corporation”).

SECTION 2. PRINCIPAL AND BUSINESS OFFICES. The Corporation may have such principal and other business offices, either within or outside of the state of Delaware, as the Board of Directors may designate or as the Corporation’s business may require from time to time.

SECTION 3. REGISTERED AGENT AND OFFICE. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.

SECTION 4. PLACE OF KEEPING CORPORATE RECORDS. The records and documents required by law to be kept by the Corporation permanently shall be kept at the Corporation’s principal office or as the Board of Directors may designate.

ARTICLE II.

STOCKHOLDERS

SECTION 1. ANNUAL MEETING. An annual meeting of the stockholders shall be held on such date and time as may be designated by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. At each annual meeting, the stockholders shall elect directors to hold office for the term provided in Section 2 of Article III of these Bylaws and transact such other business as may properly be brought before the meeting. The Board of Directors may postpone, cancel or reschedule any previously scheduled annual meeting of stockholders.

SECTION 2. SPECIAL MEETING. A special meeting of the stockholders for any purpose or purposes may be called at any time only by the President, the Board of Directors, the Chairman of the Board, the Chief Executive Officer or any other person designated by the Board of Directors. The Board of Directors may postpone, cancel or reschedule any previously scheduled special meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

SECTION 3. PLACE OF STOCKHOLDER MEETINGS. The Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting. If no such place is designated by the Board of Directors, the place of meeting will be the principal business office of the Corporation or the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but will instead be held solely by means of remote communication as provided under Section 211 of the Delaware General Corporation Law.

SECTION 4. NOTICE OF MEETINGS. Except as otherwise provided by law or waived as herein provided, whenever stockholders are required or permitted to take any action at a meeting, whether annual or special, written notice of the meeting shall be given stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, such written notice shall be given not less than 10 days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at the stockholder’s address as it appears on the records of the Corporation. If electronically transmitted (in a manner consistent with Section 232 of the Delaware General Corporation Law), then notice is deemed given when transmitted and directed to a facsimile number or electronic mail address at which the stockholder has consented to receive notice. An affidavit of the secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

When a meeting is adjourned to reconvene at the same or another place, if any, or by means of remote communications, if any, in accordance with Section 6 of Article II of these Bylaws, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

SECTION 5. QUORUM. Unless otherwise provided by law, the Corporation’s Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum is present in person or represented by proxy at such meeting, such stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of such number of stockholders as may leave less than a quorum.

SECTION 6. ADJOURNED MEETINGS. Any meeting of stockholders may be adjourned from time to time to any other time and date and to any other place (or by means of remote communications, if any) at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or by a majority of the stockholders present or represented at the meeting and entitled to vote, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place, if any, of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

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SECTION 7. FIXING OF RECORD DATE.

(a) The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof. Such record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) For the purpose of determining stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is established by the Board of Directors, and which date shall not be more than 10 days after the date on which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal office, or an officer or agent of the Corporation having custody of the book in which the proceedings of meetings of stockholders are recorded. Delivery to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders’ consent to corporate action in writing without a meeting shall be the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) For the purpose of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect to any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix the record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining the stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

3

SECTION 8. VOTING LIST. Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting, (i) by a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to the stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, such list shall be the only evidence as to the identity of stockholders entitled to examine the list of stockholders required by this Section 8 or to vote in person or by proxy at any meeting of the stockholders. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list.

SECTION 9. VOTING. Unless otherwise provided by the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by each stockholder. When a quorum is present at any meeting, in all matters other than the election of directors, the affirmative vote of the majority in voting power of the outstanding shares of stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, except when a different vote is required by law, the Certificate of Incorporation or these Bylaws. When a quorum is present at any meeting, directors shall be elected by plurality of the votes of the shares present in person or represented by a proxy at the meeting entitled to vote on the election of directors.

SECTION 10. PROXIES. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) may authorize another person or persons to act for him by proxy (executed or transmitted in a manner permitted by the Delaware General Corporation Law), but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may remain irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

SECTION 11. RATIFICATION OF ACTS OF DIRECTORS AND OFFICERS. Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, any transaction or contract or act of the Corporation or of the directors or the officers of the Corporation may be ratified by the affirmative vote of the holders of the number of shares which would have been necessary to approve such transaction, contract or act at a meeting of stockholders, or by the written consent of stockholders in lieu of a meeting.

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SECTION 12. CONDUCT OF MEETINGS.

(a) Chairman of Meeting. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen by vote of the stockholders at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) Rules, Regulations and Procedures. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjorn the meeting and to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 13. ACTION WITHOUT MEETING.

(a) Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be delivered to the Corporation signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b) Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

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(c) A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxy holder, or by a person or persons authorized to act for a stockholder or proxy holder, shall be deemed to be written and signed for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxy holder or by a person or persons authorized to act for the stockholder or proxy holder and (ii) the date on which such stockholder or proxy holder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or to an officer or agent of the Corporation having custody of the book in which the proceedings of meetings of stockholders are recorded. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE III.

DIRECTORS

SECTION 1. GENERAL POWERS. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

SECTION 2. NUMBER AND TENURE OF DIRECTORS. The number of directors of the Corporation shall be determined from time to time by the stockholders or the Board of Directors in a resolution adopted by the Board of Directors. Each director shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

SECTION 3. ELECTION OF DIRECTORS. Except as otherwise provided in these Bylaws, directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be residents of the State of Delaware. Directors need not be stockholders of the Corporation. Elections of directors need not be by written ballot.

SECTION 4. CHAIRMAN OF THE BOARD; VICE CHAIRMAN OF THE BOARD. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the Corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

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SECTION 5. QUORUM. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of Article III of these Bylaws shall constitute a quorum of the Board of Directors. If less than a quorum are present at a meeting of the Board of Directors, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until such quorum shall be present.

SECTION 6. VOTING. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the Delaware General Corporation Law or the Certificate of Incorporation requires a vote of a greater number.

SECTION 7. VACANCIES. Any vacancy or newly-created directorship on the Board of Directors, however occurring, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor in office, and a director chosen to fill a position resulting from a newly-created directorship shall hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

SECTION 8. REMOVAL OF DIRECTORS. Except as otherwise provided by the General Corporation Law of the State of Delaware, a director, or the entire Board of Directors, may be removed, with or without cause, by the holders of a majority in voting power of the outstanding shares of stock then entitled to vote at an election of directors.

SECTION 9. RESIGNATION. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

SECTION 10. REGULAR MEETINGS. Regular meetings of the Board of Directors may be held without notice at such date, time, place and manner as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

SECTION 11. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the Chief Executive Officer, the President, two or more directors or by one director in the event that there is only a single director in office. The person or persons authorized to call special meetings of the Board of Directors may fix any time, date or place, either within or without the State of Delaware, for holding any special meeting of the Board of Directors called by them.

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SECTION 12. NOTICE OF SPECIAL MEETINGS OF THE BOARD OF DIRECTORS. Notice of the date, place, if any, and time of any special meeting of the Board of Directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person, by telephone, fax or by electronic transmission at least 24 hours in advance of the meeting, (b) by sending written notice by reputable overnight courier or delivering written notice by hand, to such director’s last known business, home or facsimile address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

SECTION 13. WRITTEN ACTION BY DIRECTORS. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 14. PARTICIPATION BY CONFERENCE TELEPHONE. Members of the Board of Directors, or any committee designated by such board, may participate in a meeting of the Board of Directors, or committee thereof, by means of conference telephone other communications equipment as long as all persons participating in the meeting can speak with and hear each other, and participation by a director pursuant to this section shall constitute presence in person at such meeting.

SECTION 15. COMMITTEES. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board of Directors thereby confers, to serve at the pleasure of the Board of Directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member at any meeting of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and to the extent permitted by law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the Corporation. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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SECTION 16. COMPENSATION OF DIRECTORS. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefore. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV.

OFFICERS

SECTION 1. GENERAL PROVISIONS. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate. No officer need be a stockholder. Any two or more offices may be held by the same person. The officers elected by the Board of Directors shall have such duties as are hereafter described and such additional duties as the Board of Directors may from time to time prescribe.

SECTION 2. ELECTION AND TERM OF OFFICE. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after each annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as may be convenient. Other officers may be appointed at any time by the Board of Directors. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until his successor has been duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until his earlier death, resignation or removal. Election or appointment of an officer or agent shall not of itself create contract rights.

SECTION 3. RESIGNATION AND REMOVAL OF OFFICERS. Any officer may resign by delivering a written resignation to the Corporation at its principal office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the Corporation.

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SECTION 4. VACANCIES. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

SECTION 5. THE CHIEF EXECUTIVE OFFICER. Unless the Board of Directors has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business and affairs of the Corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board of Directors. The Chief Executive Officer shall see that orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer may sign bonds, mortgages, certificates for shares and all other contracts and documents whether or not under the seal of the Corporation except in cases where the signing and execution thereof shall be expressly delegated by law, by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation. The Chief Executive Officer shall have general powers of supervision and shall be the final arbiter of all differences between officers of the Corporation and his decision as to any matter affecting the Corporation shall be final and binding as between the officers of the Corporation subject only to the Board of Directors.

SECTION 6. THE PRESIDENT. In the absence of the Chief Executive Officer or in the event of his inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. At all other times the President shall have the active management of the business of the Corporation under the general supervision of the Chief Executive Officer or the Board of Directors. The President shall have concurrent power with the Chief Executive Officer to sign bonds, mortgages, certificates for shares and other contracts and documents, whether or not under the seal of the Corporation except in cases where the signing and execution thereof shall be expressly delegated by law, by the Board of Directors, or by these Bylaws to some other officer or agent of the Corporation. In general, the President shall perform all duties incident to the office of president and such other duties as the Chief Executive Officer (if the President is not the Chief Executive Officer) or the Board of Directors may from time to time prescribe.

SECTION 7. THE VICE PRESIDENT. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Executive Vice President and then the other Vice President or Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

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SECTION 8. THE SECRETARY. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings in a book to be kept for that purpose and shall perform like duties for the standing committees when required and to maintain a stock ledger and prepare lists of stockholders and their addresses as required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision he shall be. The Secretary shall have custody of the corporate records and the corporate seal of the Corporation and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature.

SECTION 9. THE ASSISTANT SECRETARY. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Chief Executive Officer, the Board of Directors or the Secretary may from time to time prescribe. In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

SECTION 10. THE TREASURER. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation, the duty and power to have the custody of the corporate funds and securities and to keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, as required by the Board of Directors, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

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SECTION 11. THE ASSISTANT TREASURER. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Chief Executive Officer, the Board of Directors or the Treasurer may from time to time prescribe.

SECTION 12. OTHER OFFICERS, ASSISTANT OFFICERS AND AGENTS. Officers, Assistant Officers and Agents, if any, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors.

SECTION 13. ABSENCE OF OFFICERS, DELEGATION OF AUTHORITY. In the absence of any officer of the Corporation, or for any other reason the Board of Directors may deem sufficient, the Board of Directors may from time to time delegate the powers or duties, or any of such powers or duties, of any officers or officer to any other officer or to any director.

SECTION 14. COMPENSATION. The Board of Directors shall have the authority to establish reasonable salaries, compensation or reimbursement of all officers for services to the Corporation.

ARTICLE V.

CAPITAL STOCK

SECTION 1. ISSUANCE OF STOCK. Subject to the provisions of the Certificate of Incorporation and applicable law, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

SECTION 2. CERTIFICATES OF SHARES; UNCERTIFICATED SHARES.

(a) The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, signed in a manner that complies with Section 158 of the Delaware General Corporation Law, representing the number of shares held by such holder registered in certificate form. Any or all the signatures on the certificate may be a facsimile or pdf.

(b) Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

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(c) If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

(d) Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of the General Corporation Law of the State of Delaware, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

SECTION 3. SIGNATURES OF FORMER OFFICER, TRANSFER AGENT OR REGISTRAR. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person or entity were such officer, transfer agent or registrar at the date of issue.

SECTION 4. TRANSFER OF SHARES. Transfers of shares of the Corporation shall be made only on the books of the Corporation, or by transfer agents designated to transfer shares of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

SECTION 5. LOST, DESTROYED OR STOLEN CERTIFICATES. Whenever a certificate representing shares of the Corporation has been lost, destroyed or stolen, the holder thereof may file in the office of the Corporation an affidavit setting forth, to the best of his knowledge and belief, the time, place, and circumstance of such loss, destruction or theft together with a statement of indemnity and posting of such bond sufficient in the opinion of the Board of Directors to indemnify the Corporation against any claim that may be made against it

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on account of the alleged loss of any such certificate. Thereupon the Board may cause to be issued to such person or such person’s legal representative a new certificate or a duplicate of the certificate alleged to have been lost, destroyed or stolen. In the exercise of its discretion, the Board of Directors may waive the indemnification and bond requirements provided herein.

SECTION 6. REGULATIONS. The issue, transfer, conversion and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI.

INDEMNIFICATION

SECTION 1. RIGHT TO INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article VI, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

SECTION 2. PREPAYMENT OF EXPENSES OF DIRECTORS AND OFFICERS. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article VI or otherwise.

SECTION 3. CLAIMS BY DIRECTORS AND OFFICERS. If a claim for indemnification or advancement of expenses under this Article VII is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

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SECTION 4. INDEMNIFICATION OF EMPLOYEES AND AGENTS. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

SECTION 5. ADVANCEMENT OF EXPENSES OF EMPLOYEES AND AGENTS. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

SECTION 6. NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 7. OTHER INDEMNIFICATION. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

SECTION 8. INSURANCE. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VII; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VII.

SECTION 9. AMENDMENT OR REPEAL. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

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ARTICLE VII.

DIVIDENDS

SECTION 1. DECLARATIONS OF DIVIDENDS. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

SECTION 2. SPECIAL PURPOSES RESERVES. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

ARTICLE VIII.

NOTICE BY ELECTRONIC TRANSMISSION

SECTION 1. NOTICE BY ELECTRONIC TRANSMISSION. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any provision of the Delaware General Corporation Law, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(b) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(c) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(d) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(e) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(f) if by any other form of electronic transmission, when directed to the stockholder.

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An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

SECTION 2. DEFINITION OF ELECTRONIC TRANSMISSION. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

SECTION 3. INAPPLICABILITY. Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the Delaware General Corporation Law.

ARTICLE IX.

GENERAL PROVISIONS

SECTION 1. FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

SECTION 2. SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware” or such other form as shall be approved by the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

SECTION 3. WRITTEN WAIVER OF NOTICE. A written waiver of any notice required to be given by law, the Certificate of Incorporation or by these Bylaws, signed by or electronically transmitted by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of stockholders, directors or members of a committee of directors need be specified in any written waiver of notice.

SECTION 4. ATTENDANCE AS WAIVER OF NOTICE. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, and objects, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 5. CONTRACTS . The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

SECTION 6. LOANS. No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

SECTION 7. CHECKS, DRAFTS, ETC. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers or agents of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

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SECTION 8. DEPOSITS. The funds of the Corporation may be deposited or invested in such bank account, in such investments or with such other depositaries as determined by the Board of Directors.

SECTION 9. ANNUAL STATEMENT. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

SECTION 10. VOTING OF SECURITIES. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President or the Treasurer may waive notice of, vote, or appoint any person or persons to vote, on behalf of the Corporation at, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this Corporation.

SECTION 11. EVIDENCE OF AUTHORITY. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

SECTION 12. CERTIFICATE OF INCORPORATION. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

SECTION 13. SEVERABILITY. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

SECTION 14. PRONOUNS. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE X.

AMENDMENTS

SECTION 1. BY THE BOARD OF DIRECTORS. These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation.

SECTION 2. BY THE STOCKHOLDERS. These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted, by the affirmative vote of the holders of a majority in voting power of the outstanding shares of the capital stock of the Corporation issued and outstanding and entitled to vote. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

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Exhibit H

AMNEAL PHARMACEUTICALS LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [        ]

THE COMPANY INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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Section 16.13 Conflict	54
Section 16.14 Delivery by Electronic Transmission	54
Section 16.15 Right of Offset	54
Section 16.16 Effectiveness	54
Section 16.17 Entire Agreement	54
Section 16.18 Remedies	54
Section 16.19 Descriptive Headings; Interpretation	55

Schedules

Schedule 1	—	Initial Schedule of Members

Exhibits

Exhibit A	—	Form of Joinder Agreement

v

AMNEAL PHARMACEUTICALS LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of [        ], is entered into by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Company”), and its Members (as defined herein).

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Act (as defined herein) by the filing of the Certificate (as defined herein) with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Delaware Act on June 15, 2004;

WHEREAS, the Company previously entered into a Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 1, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding the date hereof, together with all schedules, exhibits and annexes thereto, the “Second A&R LLC Agreement”), with the members of the Company party thereto;

WHEREAS, immediately prior to the Effective Time (as defined herein), (a) Amneal Pharmaceuticals Holding Company LLC, a Delaware limited liability company (“APHC”), held Class A units representing limited liability company interests in the Company (the “Original Class A Units”), (b) AP Class D Member, LLC, a Delaware limited liability company (“D, LLC”), held Class D units representing limited liability company interests in the Company (the “Original Class D Units”), (c) AP Class E Member, LLC, a Delaware limited liability company (“E, LLC”), held Class E units representing limited liability company interests in the Company (the “Original Class E Units”), and (d) AH PPU Management, LLC, a Delaware limited liability company (“AH PPU” and, together with APHC, D, LLC and E, LLC, the “Original Members”), held Class F units representing limited liability company interests in the Company (the “Original Class F Units”), Class G units representing limited liability company interests in the Company (the “Original Class G Units”) and Class H units representing limited liability company interests in the Company (the “Original Class H Units” and, together with the Original Class A Units, the Original Class D Units, the Original Class E Units, the Original Class F Units and the Original Class G Units, the “Original Units”);

WHEREAS, the parties are entering into this Agreement to amend and restate the Second A&R LLC Agreement in its entirety as of the Effective Time to reflect (a) the Recapitalization (as defined herein) and the consummation of the transactions contemplated by the Business Combination Agreement (as defined herein), (b) the Impax Contribution (as defined herein) and the admission of Atlas Holdings Inc., a Delaware corporation (the “Corporation”), as a Member, (c) the Corporation’s designation as the Manager (as defined herein), and (d) the rights and obligations of the Members that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time, at which time the Second A&R LLC Agreement shall be superseded entirely by this Agreement; and

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WHEREAS, in connection with the Recapitalization and as of the Effective Time, the Original Units of each Original Member will be converted into Common Units (as defined herein) issued in accordance with this Agreement and the Original Units will cease to exist.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a)	reduced for any items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b)	increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AH PPU” has the meaning set forth in the recitals to this Agreement.

“APHC” has the meaning set forth in the recitals to this Agreement.

“Appraisers” has the meaning set forth in Section 15.02.

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“Assignee” means a Person to whom a Company Interest has been transferred but who has not become a Member pursuant to Article XII.

“Assumed Tax Liability” means, with respect to any Member at any Tax Advance Date, an amount equal to the amount of federal, state, local and foreign income taxes (including any applicable estimated taxes) for such taxable year, determined taking into account the character of income and loss allocated as it affects the Assumed Tax Rate, that the Manager estimates in good faith would be due from such Member as of the relevant Tax Advance Date, (i) assuming such Member were an individual who earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Member pursuant to Article V, (ii) taking into account adjustments and allocations under Sections 704(c), 734 and 743 of the Code and applicable limitations on the deductibility of capital losses, and (iii) assuming that such Member is subject to tax at the Assumed Tax Rate. The Manager shall reasonably determine the Assumed Tax Liability for each Member based on such assumptions as the Manager in good faith deems reasonably necessary.

“Assumed Tax Rate” means, for any taxable year, the sum of the highest marginal rate of federal, state, and local income tax applicable to any direct, or in the case of ownership through an entity classified as a partnership or disregarded entity for federal income tax purposes, indirect owner of a Member (other than the Corporation) (including any tax imposed under Section 1401 or Section 1411 of the Code) determined by applying the rates applicable to ordinary income (in cases where taxes are being determined on ordinary income allocated to a Member) and capital gains (in cases where taxes are being determined on capital gains allocated to a Member), and including any deduction of state and local income taxes in computing a Member’s liability for federal income tax. The Manager shall consult in good faith with each Member to determine the Assumed Tax Rate for such Member for any taxable year.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeemed Member is subject, which period restricts the ability of such Redeemed Member to immediately resell shares of Class A Common Stock to be delivered to such Redeemed Member in connection with a Share Settlement.

“Book Value” means, the adjusted basis of such asset for federal income tax purposes, except as follows: (a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution; (b) immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such Distribution; (c) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined in good faith by the Manager, as of the following times: (i) the acquisition of an additional Company Interest in the Company by a new or existing Member in consideration of a Capital Contribution of more than a de minimis amount; (ii) the Distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Company Interest; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Manager reasonably determines in good faith that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member; (d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph; and if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Company asset for purposes of computing Profits and Losses.

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“Business Combination Agreement” means that certain Business Combination Agreement, dated as of October 17, 2017, by and among the Company, Impax, the Corporation and K2 Merger Sub Corporation, a Delaware corporation (as may be amended or supplemented from time to time).

“Business Combination Closing” means the “Closing” as defined in Section 1.03 of the Business Combination Agreement.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (a) the Share Settlement and (b) the Common Unit Redemption Price.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware.

“Change of Control Transaction” means (a) a sale of all or substantially all of the Company’s assets determined on a consolidated basis, (b) a sale of a majority of the Company’s outstanding Units (other than (i) to the Corporation, (ii) in a Permitted Transfer or (iii) in connection with a Redemption or Direct Exchange in accordance with Article XI) or (c) a sale of a majority of the outstanding voting securities of any Material Subsidiary of the Company; in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or

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otherwise; provided, however, that neither (w) a transaction solely between the Company or any of its wholly-owned Subsidiaries, on the one hand, and the Company or any of its wholly-owned Subsidiaries, on the other hand, nor (x) a transaction solely for the purpose of changing the jurisdiction of domicile of the Company, nor (y) a transaction solely for the purpose of changing the form of entity of the Company, nor (z) a sale of a majority of the outstanding shares of Class A Common Stock, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, shall in each case of clauses (w), (x), (y) and (z) constitute a Change of Control Transaction.

“Class A Common Stock” means the Class A Common Stock, par value [$0.01] per share, of the Corporation.

“Class B Common Stock” means the Class B Common Stock, par value [$0.01] per share, of the Corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means all classes and series of common stock of the Corporation, including the Class A Common Stock and the Class B Common Stock.

“Common Unit” means a Unit representing a fractional part of the Company Interests of the Members (or a permitted Assignee) and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means the average of the volume-weighted closing price for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Common Unit Redemption Price shall be the fair market value of one share of Class A Common Stock, as determined by the Corporate Board in good faith, that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, with neither party having any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller; provided, however, that in the event that the applicable Redeemed Member disputes the accuracy of such determination and the Manager and such Member are unable to agree on such determination, (a) the Manager and such Member shall each select an Appraiser, who shall each determine the fair market value of one share of Class A Common Stock in accordance with this sentence, (b) the Appraisers shall be instructed to give written notice of their determination thereof within thirty (30) days of their appointment as Appraisers, (c) if the fair market value of one share of Class A Common Stock as determined by an Appraiser is (i) higher than the fair market value of one share of Class A Common Stock as determined by the other Appraiser by 10% or more, and the Manager and such Member do not otherwise agree on a fair market value, the original Appraisers shall designate a third Appraiser, and the fair market value shall be the average of the fair market values determined by all three

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Appraisers, unless the Manager and such Member(s) otherwise agree on a fair market value, or (ii) within 10% of the fair market value as determined by the other Appraiser (but not identical), and the Manager and such Member do not otherwise agree on a fair market value, the fair market value shall be the average of the fair market values determined by the two Appraisers, and (d) the fees and expenses of the Appraisers shall be borne by the Company, on the one hand, and by such Member, on the other hand, based upon the percentage which the portion of the contested amount not awarded to such Member bears to the amount actually contested by such Member. For example, if such Member contests that the fair market value of a share of Class A Common Stock is $100, and if the Appraisers ultimately determine the fair market value of a share of Class A Common Stock is $60 of the $100 contested, then the costs and expenses of the Appraisers will be allocated 60% (i.e., 60 ÷ 100) to the Company and 40% (i.e., 40 ÷ 100) to such Member.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Interest” means the interest of a Member (or a permitted Assignee) in Profits, Losses and Distributions.

“Company Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Conflicts Committee” means the Conflicts Committee of the Corporate Board established pursuant to the Stockholders Agreement.

“Corporate Board” means the Board of Directors of the Corporation.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its permitted successors and assigns.

“Corporation Restricted Shares” has the meaning set forth in Section 3.04(a).

“Credit Agreement” means [        ]1 (as may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation).

“D, LLC” has the meaning set forth in the recitals to this Agreement.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Taxable Year or other Fiscal Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such

[1]	Note to Draft: To be updated to conform to actual Credit Agreement (if any).

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Taxable Year or other Fiscal Period shall be the amount of book basis recovered for such Taxable Year or other Fiscal Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property, the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year or other Fiscal Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Discount” has the meaning set forth in Section 6.06.

“Distributable Cash” shall mean, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreement (and without otherwise violating any applicable provisions of or resulting in a default (or an event that, with notice or the lapse of time or both, would constitute a default) under the Credit Agreement).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (b) any other payment made by the Company to a Member in redemption or repurchase of all or a portion of such Member’s Units or (c) any amounts payable pursuant to Section 6.06.

“E, LLC” has the meaning set forth in the recitals to this Agreement.

“Effective Time” has the meaning set forth in Section 16.16.

“Equity Plan” means any stock, stock option or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or the Corporation.

“Equity Securities” means (i) with respect to the Company or any of its Subsidiaries, (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other

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equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company and (ii) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, termination of a partnership pursuant to Section 708(b)(1)(B) of the Code, a sale of assets by, or liquidation of, a Member pursuant to an election under Section 338 of the Code, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Company and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“Impax” means [Impax Laboratories LLC]2, a Delaware limited liability company.

“Impax Contributed Interests” means all of the outstanding equity interests of Impax.

“Impax Contribution” has the meaning set forth in Section 3.03(b).

“Indemnified Person” has the meaning set forth in Section 7.04(a).

[2]	Note to Draft: This is Impax Laboratories, Inc. following the LLC Conversion (as defined in the Business Combination Agreement).

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“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory body, agency or other political subdivision thereof.

“LLC Employee” means an employee of, or other service provider to, the Company or any Subsidiary, in each case acting in such capacity.

“Losses” means items of Company loss or deduction determined according to Section 5.01(b).

“Manager” has the meaning set forth in Section 6.01.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Material Subsidiary” means any direct or indirect Subsidiary of the Company that, as of any date of determination, represents more than (a) 50% of the consolidated net tangible assets of the Company or (b) 50% of the consolidated net income of the Company before interest, taxes, depreciation and amortization [(calculated in a manner substantially consistent with the definition of “Consolidated Net Income” and “EBITDA” or similar definition(s) appearing in the Credit Agreement, including such additional adjustments that are permitted to be made to such measure as described in “EBITDA” or a similar definition appearing in the Credit Agreement)]3.

[3]	Note to Draft: To be updated based on Credit Agreement (if any).

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“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units.

“Member Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(3).

“Officer” has the meaning set forth in Section 6.01(b).

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

“Original Class A Units” has the meaning set forth in the recitals to this Agreement.

“Original Class D Units” has the meaning set forth in the recitals to this Agreement.

“Original Class E Units” has the meaning set forth in the recitals to this Agreement.

“Original Class F Units” has the meaning set forth in the recitals to this Agreement.

“Original Class G Units” has the meaning set forth in the recitals to this Agreement.

“Original Class H Units” has the meaning set forth in the recitals to this Agreement.

“Original Units” has the meaning set forth in the recitals to this Agreement.

“Original Members” has the meaning set forth in the recitals to this Agreement.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partnership Representative” has the meaning set forth in Section 9.03(b).

“Percentage Interest” means, with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing such Member’s Units by the total Units of all Members at such time. The Percentage Interest of each member shall be calculated to the 4th decimal place.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pro rata,” “proportional,” “in proportion to,” and other similar terms, means, with respect to the holder of Units, pro rata based upon the number of such Units held by such holder as compared to the total number of Units outstanding.

“Profits” means items of Company income and gain determined according to Section 5.01(b).

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“Recapitalization” has the meaning set forth in Section 3.03(a).

“Reclassification Event” means any of the following: (i) any reclassification or recapitalization of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.04), (ii) any merger, consolidation or other combination involving Common Stock, or (iii) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other Person, in each of clauses (i), (ii) or (iii), as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock.

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redeemed Member” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” has the meaning set forth in Section 11.01(a).

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Notice Date” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Related Person” has the meaning set forth in Section 7.01(c).

“Requisite Members” means the Members (which may include the Manager) holding at least seventy-five percent (75%) of the Common Units then outstanding.

“Retraction Notice” has the meaning set forth in Section 11.01(b).

“Revised Partnership Audit Provisions” shall mean Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“Schedule of Members” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Second A&R LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

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“Settlement Method Notice” has the meaning set forth in Section 11.01(b).

“Share Settlement” means a number of shares of Class A Common Stock equal to the number of Redeemed Units.

“Stock Exchange” means the New York Stock Exchange, or such other stock exchange or securities market on which shares of Class A Common Stock are at any time listed or quoted.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of October 17, 2017, by and among the Corporation and the other parties named therein (together with any joinder thereto from time to time by any successor or assign to any party to such Agreement).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Tax Advance” has the meaning set forth in Section 4.01(b)(ii).

“Tax Advance Date” means any date that is two Business Days prior to the date on which estimated federal income tax payments are required to be made by corporate taxpayers and the due date for federal income tax returns of corporate taxpayers (without regard to extensions).

“Tax Matters Partner” has the meaning set forth in Section 9.03.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the date hereof, by and among the Company, the Corporation and the other Members from time to time party thereto (as may be amended or supplemented from time to time).

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

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“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Company or (b) any equity or other interest (legal or beneficial) in any Member if a majority of the assets of such Member consist of Units; provided, however, that a pledge, encumbrance, hypothecation or mortgage to a bank or other institutional lender to secure a loan for borrowed money by any Member shall not constitute a “Transfer” until the foreclosure thereof.

“Treasury Regulations” means the regulations promulgated under the Code and any corresponding provisions of succeeding regulations.

“Unit” means a Company Interest of a Member or a permitted Assignee in the Company representing a fractional part of the Company Interests of all Members and Assignees as may be established by the Manager from time to time in accordance with Section 3.02; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

“Value” means (a) for any stock option, the Market Price for the trading day immediately preceding the date of exercise of a stock option under the applicable Equity Plan and (b) for interest granted pursuant to an Equity Plan other than a stock option, the Market Price for the trading day immediately preceding the Vesting Date.5

“Vesting Date” has the meaning set forth in Section 3.10(c).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01 Formation of Company. The Company was formed on June 15, 2004 pursuant to the provisions of the Delaware Act.

Section 2.02 [Third] Amended and Restated Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of continuing the affairs of the Company without dissolution and the conduct of its business in accordance with the provisions of the Delaware Act. This Agreement amends and restates the Second A&R LLC Agreement in its entirety and shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company effective as of the date set forth above. The Members hereby agree that during the term of the Company set forth in Section 2.06, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of

[5]	Note to Draft: Consider whether RSU reference date should be settlement date.

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the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control; provided further, that notwithstanding the foregoing, Section 18-210 of the Delaware Act shall not apply or be incorporated into this Agreement.

Section 2.03 Name. The name of the Company shall be “Amneal Pharmaceuticals LLC”. The Manager in its sole discretion may change the name of the Company at any time and from time to time in accordance with the Delaware Act. Notification of any such change shall be given to all of the Members and, to the extent practicable, to all of the holders of any Equity Securities then outstanding. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

Section 2.04 Purpose. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the Manager in accordance with the terms and conditions of this Agreement.

Section 2.05 Principal Office; Registered Office. The principal office of the Company shall be at 400 Crossing Boulevard, 3rd Floor, Bridgewater, NJ 08807, or such other place as the Manager may from time to time designate. The address of the registered office of the Company in the State of Delaware shall be [251 Little Falls Drive, Wilmington, County of New Castle, DE 19808], and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be [Corporation Service Company]. The Manager may from time to time change the Company’s registered agent and registered office in the State of Delaware in accordance with the Delaware Act.

Section 2.06 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue until dissolution of the Company in accordance with the provisions of Article XIV. The existence of the Company shall continue as a separate legal entity until cancellation of the Certificate as provided in the Delaware Act.

Section 2.07 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal (and applicable state and local) income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

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ARTICLE III

MEMBERS; UNITS; CAPITALIZATION

Section 3.01 Members.

(a) Each Original Member previously was admitted as a Member and shall remain a Member of the Company upon the Effective Time. At the Effective Time and concurrently with the Impax Contribution, the Corporation shall be admitted to the Company as a Member.

(b) The Company shall maintain a schedule setting forth: (i) the name of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Time (after giving effect to the Recapitalization and the Impax Contribution) is set forth as Schedule 1 to this Agreement. The Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on the Schedule of Members as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c) No Member (other than the Corporation as expressly provided for in this Agreement) shall be required to make any additional Capital Contributions without such Member’s consent. No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Company or borrow any money or property from the Company.

Section 3.02 Units. Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the Effective Time, the Units will be comprised of a single class of Common Units. To the extent required pursuant to Section 3.04(a), the Manager may create one or more classes or series of Common Units or preferred Units solely to the extent they are in the aggregate substantially equivalent to a class of common stock of the Corporation or class or series of preferred stock of the Corporation.

Section 3.03 Recapitalization; the Corporation’s Capital Contribution; the Corporation’s Purchase of Common Units.

(a) Recapitalization. In accordance with the Business Combination Agreement, at the Business Combination Closing, all Original Class A Units, Original Class D Units, Original Class E Units, Original Class F Units, Original Class G Units and Original Class H Units that were issued and outstanding and held by the Original Members prior to the execution and effectiveness of this Agreement are hereby converted into the number of Common Units set forth next to each Original Member’s name on Schedule 1, which are hereby issued and outstanding as of the Effective Time (collectively, the “Recapitalization”).

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(b) The Impax Contribution. Pursuant to the Business Combination Agreement, as of the Effective Time, the Corporation has contributed to the Company the Impax Contributed Interests, and the Company has issued to the Corporation in exchange therefor the number of Common Units set forth next to the Corporation’s name on Schedule 1 (the “Impax Contribution”). The parties hereto acknowledge and agree that the Impax Contribution will result in a “revaluation of partnership property” and corresponding adjustments to Capital Account balances as described in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

Section 3.04 Authorization and Issuance of Additional Units.

(a) If at any time the Corporation issues a share of its Class A Common Stock or any other Equity Security of the Corporation, (i) the Company shall issue to the Corporation one Common Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Company (if the Corporation issues Equity Securities other than Class A Common Stock) corresponding to the Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (ii) the net proceeds received by the Corporation with respect to the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Company as a Capital Contribution; provided, that if the Corporation issues any shares of Class A Common Stock in order to directly purchase from another Member (other than the Corporation) a number of Common Units pursuant to Section 11.03(a) (and a corresponding number of shares of Class B Common Stock), then the Company shall not issue any new Common Units in connection therewith and the Corporation shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred to such other Member as consideration for such purchase). Notwithstanding the foregoing, this Section 3.04(a) shall not apply to (i) (A) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar shareholders rights plan or (B) the issuance (including under the Corporation’s Equity Plans) of any warrants, options, other rights or property that are convertible into or exercisable or exchangeable for Common Stock, but shall in each of the foregoing cases apply to the issuance of Common Stock in connection with the conversion, exercise or settlement of such rights, warrants, options or other rights or property or (ii) the issuance of Common Stock pursuant to any Equity Plan that is restricted, subject to forfeiture or otherwise unvested upon issuance (“Corporation Restricted Shares”), but shall apply on the applicable Vesting Date with respect to such Corporation Restricted Shares. Except pursuant to Article XI, (x) the Company may not issue any additional Common Units to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells an equal number of shares of the Corporation’s Class A Common Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of the Corporation or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company.

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(b) The Company shall only be permitted to issue additional Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04 and Section 3.11.

(c) The Company shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Company shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Company (other than the Common Units) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Corporation, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Company, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 3.05 Repurchases or Redemptions. The Corporation or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the Corporation an equal number of Common Units for the same price per security or (ii) any other Equity Securities of the Corporation unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the Corporation an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same price per security. The Company may not redeem, repurchase or otherwise acquire (A) any Common Units from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, or (B) any other Equity Securities of the Company from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of the Corporation of a corresponding class or series with substantially the same rights to dividends and distributions

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(including distribution upon liquidation) and other economic rights as those of such Equity Securities of the Corporation. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

Section 3.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer and any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. The Manager agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) Upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

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Section 3.09 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10 Tax Treatment of Corporate Equity Plans.6

(a) Options Granted to Persons Other than LLC Employees. If at any time or from time to time, in connection with any Equity Plan, a stock option granted over shares of Class A Common Stock to a Person other than an LLC Employee is duly exercised, notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.04(a), solely for U.S. federal (and applicable state and local) income tax purposes, the Corporation shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

(b) Options Granted to LLC Employees. If at any time or from time to time, in connection with any Equity Plan, a stock option granted over shares of Class A Common Stock to an LLC Employee is duly exercised, solely for U.S. federal (and applicable state and local) income tax purposes, the following transactions shall be deemed to have occurred:

(i) The Corporation shall sell to the Optionee, and the Optionee shall purchase from the Corporation, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise.

(ii) The Corporation shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such stock option is being exercised over (y) the number of shares of Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Employee and as additional compensation to such LLC Employee, the number of shares of Class A Common Stock described in Section 3.10(b)(ii).

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(iv) The Corporation shall be deemed to have contributed any amounts received by the Corporation pursuant to
Section 3.10(b)(i) and any amount deemed to be received by the Company pursuant to Section 3.10(b)(ii) in connection with the exercise of such stock option.

The transactions described in this Section 3.10(b) are intended to comply with the provisions of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(c) Restricted Stock Granted to LLC Employees. If at any time or from time to time, in connection with any Equity Plan, any shares of Class A Common Stock are issued to an LLC Employee (including any Corporation Restricted Shares) in consideration for services performed for the Company or any Subsidiary, on the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred solely for U.S. federal (and applicable state and local) income tax purposes: (a) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (b) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Employee, (c) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (d) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary.

(d) Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the Manager without the requirement of any further consent or acknowledgement of any other Member.

(e) Anti-dilution Adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Equity Plan and applicable award or grant documentation.

Section 3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option

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purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE IV

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Manager shall determine using such record date as the Manager may designate; such Distributions shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 14.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would violate Section 18-607 or Section 18-804 of the Delaware Act. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the Manager shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its reasonable discretion to make Distributions to the Members pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to pay dividends or to meet its obligations (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.01(b) or reimbursements required to be made pursuant to Section 6.06).

(b) Tax Distributions. With respect to any tax period (or the portion thereof) ending after the date hereof:

(i) The Company shall make distributions to all Members pro rata, in accordance with each Member’s Percentage Interest, on a quarterly basis and in such amounts as necessary to enable the Corporation to timely (x) satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities, and (y) meet its obligations pursuant to the Tax Receivable Agreement.

(ii) If a Member (other than the Corporation) has an Assumed Tax Liability at a Tax Advance Date in excess of the sum of the amount of distributions under Section 4.01(a), Section 4.01(b)(i) and any Tax Advances made to such Member during such taxable year, the Company shall, to the extent permitted by applicable Law, and subject

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to the availability of funds and any restrictions contained in any agreement to which the Company or any of its Subsidiaries is bound, make advances to such Member in an amount equal to such excess (a “Tax Advance”). Any such Tax Advance shall be treated as an advance against and, thus, shall reduce (without duplication), any future distributions that would otherwise be made to such Member pursuant to Sections 4.01(a) and 14.02(c). If there is a Tax Advance outstanding with respect to a Member who (x) elects to participate in a Redemption (including, for the avoidance of doubt, any Direct Exchange at the option of the Corporation pursuant to Section 11.03), or (y) Transfers Units pursuant to the provisions of Article X, then in each case such Member shall repay to the Company within fifteen (15) days after the Redemption Date or Date of such Transfer, as the case may be, an amount of cash equal to the proportionate share of such Tax Advance relating to its Units subject to the Redemption or Transfer (determined at the time of the Redemption or Transfer based on the number of Units subject to the Redemption or Transfer as compared to the total number of Units held by such Member), provided that, in the case of a Transfer described in clause (y), such Member shall not be required to pay such amount of cash equal to the proportionate share of such Tax Advance relating to its Units subject to the Transfer, if the transferee agrees to assume the Member’s obligation to repay to the Company such amount equal to the proportionate share of the Member’s existing Tax Advance relating to such Units subject to the Transfer, and such Member shall be relieved from any liabilities associated with and the obligation to repay its existing Tax Advance relating to such Units subject to the Transfer. The obligations of each Member pursuant to the preceding sentence shall survive the withdrawal of any Member or the Transfer of any Member’s Units and shall apply to any current or former Member. For the avoidance of doubt, any repayment of a Tax Advance pursuant to the previous sentence shall not be treated as a Capital Contribution.

(c) Tax Refunds of the Corporation. All refunds for taxes received by the Corporation after the Effective Time that are attributable to taxable periods (or portions thereof) ending on or before the Effective Time shall be promptly transferred to the Company for no consideration and no additional Units shall be issued to the Corporation in respect of any such transfer. Such transfers shall not constitute Capital Contributions and shall have no effect on the Capital Accounts of any Member.

Section 4.02 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to any Member on account of any Company Interest if such Distribution would violate any applicable Law or the terms of the Credit Agreement or result in a default (or an event that, with notice or the lapse of time or both, would constitute a default) thereunder.

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ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the reasonable discretion of the Manager), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. The Capital Account balance of each of the Members as of the date hereof, as adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), is its respective “Contribution Closing Capital Account Balance” set forth on the Schedule of Members.

(b) For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in
Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(ii) If the Book Value of any Company property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing Profits or Losses, there shall be taken into account Depreciation for such Taxable Year or other Fiscal Period.

(v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi) Items specifically allocated under Section 5.03 shall be excluded from the computation of Profits and Losses.

Section 5.02 Allocations. After giving effect to the allocations under Section 5.03, and subject to Section 5.04, Profits, Losses and, to the extent necessary, individual items of income, gain, loss, credit and deduction, for any Taxable Year or other Fiscal Period shall be allocated among the Capital Accounts of the Members on a pro rata basis in accordance with each Member’s Percentage Interest.

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Section 5.03 Regulatory and Special Allocations.

(a) Partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(2)) attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in Member Minimum Gain, items of Company income and gain for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).

(b) Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 5.03(a), if there is a net decrease in the Company Minimum Gain during any Taxable Year, each Member shall be allocated items of Company income and gain for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.03(a) and 5.03(b) but before the application of any other provision of this Article V, then items of Company income and gain for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Losses to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 5.03(d).

(e) Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(f) The allocations set forth in Section 5.03(a) through and including Section 5.03(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be

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reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Taxable Year or other Fiscal Period there is a decrease in Company Minimum Gain, or in Member Minimum Gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

Section 5.04 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Company will be allocated, for U.S. federal (and applicable state and local) income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value in a manner consistent with Code Section 704(c) and the applicable Regulations using any method approved under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder as mutually agreed to by the Manager and APHC (or its successor). If the Manager and APHC (or its successor) are unable to agree on such a method, the variation shall be taken into account using the “traditional method,” as described in Treasury Regulations Section 1.704-3(b).

(c) If the Book Value of any Company asset is adjusted pursuant to Section 5.01(b), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in a manner consistent with Code Section 704(c) and the applicable Regulations using any method approved under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder as mutually agreed to by the Manager and APHC (or its successor). If the Manager and APHC (or its successor) are unable to agree on such a method, the variation shall be taken into account using the “traditional method,” as described in Treasury Regulations Section 1.704-3(b).

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(d) In the event of a Transfer of Units, Profits and Losses and other items of income, gain, loss and deduction of the Company attributable to such transferred Units for the Fiscal Period in which such Transfer occurs shall be determined using either the interim closing of the books method or the proration method, as mutually agreed to by the Corporation and APHC (or its successor) for so long as APHC (or its successor) remains a Member and at the election of the Corporation thereafter.

(e) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(f) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members pro rata as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(g) Each Member’s share of the Company’s “excess nonrecourse liabilities” shall be determined in accordance with Treasury Regulations Section 1.752-3(a)(3) using a method mutually agreed to by the Manager and APHC (or its successor). If the Manager and APHC (or its successor) are unable to agree on such a method, the Company’s excess nonrecourse liabilities shall be allocated to the Members using the “additional method,” as described in Treasury Regulations Section 1.752-3(a)(3).

(h) Allocations pursuant to this Section 5.04 are solely for purposes of U.S. federal (and applicable state and local) income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other Company items pursuant to any provision of this Agreement.

Section 5.05 Withholding; Reimbursement for Payments on Behalf of a Member. The Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of U.S. federal, state, or local or non-U.S. taxes that the Manager determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. In addition, if the Company is obligated to pay any other amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member (including U.S. federal income taxes as a result of Company obligations pursuant to the Revised Partnership Audit Provisions with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member, state personal property taxes and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company), then such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 5.05. For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 5.05 shall be treated as having been distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period

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exceeds the distributions to which such Member is entitled for such period, such Member shall reimburse the Company in full for the amount of such excess. The Manager may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to reimburse the Company under this Section 5.05. A Member’s obligation to reimburse the Company under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.05, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.05, including instituting a lawsuit to collect amounts owed under such reimbursement obligation with interest accruing from the date such withholding or payment is made by the Company at a rate per annum equal to the Base Rate (but not in excess of the highest rate per annum permitted by Law). Any income from such reimbursement (and interest) shall not be allocated to or distributed to the Member reimbursing such amount (and interest). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled.

ARTICLE VI

MANAGEMENT

Section 6.01 Authority of Manager.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement and for situations in which the approval of the Conflicts Committee is required pursuant to the Stockholders Agreement, or as otherwise provided in this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Corporation, as the sole managing member of the Company (the Corporation, in such capacity, or any other Person appointed in accordance with Section 6.04, the “Manager”) and (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.04.

(b) The day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the Manager may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis. An Officer may

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also perform one or more roles as an officer of the Manager. The Manager may remove any Officer from office at any time, with or without cause. If any vacancy shall occur in any office, for any reason whatsoever, then the Manager shall have the right to appoint a new Officer to fill the vacancy. Notwithstanding anything to the contrary herein, at the Effective Time, the Manager shall appoint the chief executive officer of the Corporation to serve as the chief executive officer of the Company until his death or until he shall resign or shall have been removed by the Manager in the manner provided herein.

(c) Subject to the other provisions of this Agreement, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

Section 6.02 Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

Section 6.03 Resignation; No Removal. The Corporation shall not, by any means, resign as, cease to be or be replaced as the Manager except in compliance with this Section 6.03. No termination or replacement of the Corporation as the Manager shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of the Corporation (or its successor, if applicable) and any new Manager and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than the Corporation (or its successor, as applicable) as the Manager shall be effective unless the Corporation (or its successor, as applicable) and the new Manager (as applicable) provide all of the other Members with contractual rights, directly enforceable by such other Members against the Corporation (or its successor, as applicable) and the new Manager (as applicable), to cause (a) the Corporation to comply with all of the Corporation’s obligations under this Agreement (including its obligations under Article XI) other than those that must necessarily be taken in its capacity as the Manager and (b) the new Manager to comply with all of the Manager’s obligations under this Agreement. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager.

Section 6.04 Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation (or, if the Corporation has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of the Corporation immediately prior to such cessation). For the avoidance of doubt, the Members (other than the Corporation) have no right under this Agreement to fill any vacancy in the position of Manager.

Section 6.05 Transactions Between Company and Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager; provided that such contracts and dealings are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members (other than the Manager and its controlled Affiliates) holding a majority of the Units (excluding Units held

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by the Manager and its controlled Affiliates) then outstanding and, in any case, would not violate any provisions of or result in a default (or an event that, with notice or the lapse of time or both, would constitute a default) under the Credit Agreement; and provided, further, that any such contracts and dealings that are deemed Related Party Transactions (as defined in the Stockholders Agreement) shall be subject to Conflicts Committee approval.

Section 6.06 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that the Manager’s Class A Common Stock is and will continue to be publicly traded and therefore the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including all fees, expenses and costs of being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its existence as a separate legal entity, but excluding, for the avoidance of doubt, any payment obligations of the Corporation under the Tax Receivable Agreement. In the event that (i) shares of Class A Common Stock were sold to underwriters in the initial public offering of the Corporation or are sold to underwriters in any public offering after the Effective Time, in each case, at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”) and (ii) the proceeds from such public offering are used to fund the Cash Settlement for any Redeemed Units or otherwise contributed to the Company, the Company shall reimburse the Manager for such Discount by treating such Discount as an additional Capital Contribution made by the Manager to the Company, issuing Common Units in respect of such deemed Capital Contribution in accordance with Section 11.02, and increasing the Manager’s Capital Account by the amount of such Discount. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 6.07 Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated, supplemented or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

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Section 6.08 Limitation of Liability of Manager.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates shall be liable to the Company or to any Member that is not the Manager for any act or omission performed or omitted by the Manager in its capacity as the sole managing member of the Company pursuant to authority granted to the Manager by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s or its Affiliates’ or their respective agents’ bad faith, willful misconduct or violation of Law in which the Manager or such Affiliate or their respective agents acted with knowledge that its conduct was unlawful, or for any present or future breaches of any representations, warranties, covenants or obligations by the Manager or its Affiliates contained herein or in the other agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and, to the fullest extent permitted by applicable Law, shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.

(b) Subject to Section 6.11, whenever in this Agreement the Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Manager shall act under such express standard and, to the fullest extent permitted by applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the Manager acts in good faith, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the Manager or any of the Manager’s Affiliates.

Section 6.09 Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.10 Outside Activities of the Manager. The Manager shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of the Manager as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any sale of Equity Securities of the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Company as Capital Contributions and the proceeds of any other financing raised by the Manager pursuant to the preceding clauses (d) and (e) shall be made available to the Company as loans or otherwise as appropriate and, provided further, that

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the Manager may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the Manager takes all necessary measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage loan or otherwise. Nothing contained herein shall be deemed to prohibit the Manager from executing any guarantee of indebtedness of the Company or its Subsidiaries.

Section 6.11 Standard of Care. Subject to the second sentence of this Section 6.11, the Manager shall, in connection with the performance of its duties in its capacity as the Manager, have the same fiduciary duties to the Company and the Members as would be owed to a Delaware corporation and its stockholders by its directors, and shall be entitled to the benefit of the same presumptions in carrying out such duties as would be afforded to a director of a Delaware corporation (as such duties and presumptions are defined, described and explained under the Laws of the State of Delaware as in effect from time to time). Notwithstanding anything to the contrary set forth in this Agreement, the Manager shall not be liable to the Company or its Members for monetary damages for any breach of fiduciary duty that would be owed to a Delaware corporation and its stockholders by its directors; provided, however, that this, limitation of liability shall not eliminate or limit the liabilities of the Manager for any breach of the duty of loyalty to the Company or its Members or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the Manager.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 7.01 Limitation of Liability and Duties of Members; Investment Opportunities.

(a) Except as provided in this Agreement or in the Delaware Act, no Member (including the Manager) shall be obligated personally for any debt, obligation or liability solely by reason of being a Member or acting as the Manager of the Company; provided that, in the case of the Manager, and subject to the second sentence of Section 6.11, this sentence shall not in any manner limit the liability of the Manager to the Company or any Member (other than the Manager) attributable to a breach by the Manager of any obligations of the Manager under this Agreement. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. To the fullest extent permitted by applicable Law, it is the intent of the Members that no Distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a

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compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) Notwithstanding any other provision of this Agreement (subject to Section 6.08 and except as set forth in Section 6.11, in each case, with respect to the Manager), to the extent that, at law or in equity, any Member (or such Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of such Member or of any Affiliate of such Member (each Person described in this parenthetical, a “Related Person”)) has duties (including fiduciary duties (other than any fiduciary duty owed by such Member or Related Person to the Corporation)) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Company Interest or to any other Person bound by this Agreement, all such duties are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any. The elimination of duties to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement.

(d) Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to any Member (including the Corporation in its capacity as a Member or as Manager) or to any Related Person of such Member, and no Member (or any Related Person of such Member) that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or the Members will have any duty to communicate or offer such opportunity to the Company or the Members, or to develop any particular investment, and such Person will not be liable to the Company or the Members for breach of any fiduciary or other duty (other than any fiduciary duty owed by such Person to the Corporation) by reason of the fact that such Person pursues or acquires for, or directs such opportunity to, another Person or does not communicate such investment opportunity to the Members. Notwithstanding any duty (including any fiduciary duty (other than any fiduciary duty owed to the Corporation)) otherwise applicable at law or in equity, neither the Company nor any Member has any rights or obligations by virtue of this Agreement or the relationships created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of any such ventures outside the Company, even if competitive with the activities of the Company or the Members, will not be deemed wrongful or improper.

Section 7.02 Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on the Manager by Law and this Agreement.

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Section 7.03 No Right of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company.

Section 7.04 Indemnification.

(a) Subject to Section 5.05, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities, damages and losses (including attorneys’ fees, judgments, amounts paid in settlement, fines, excise taxes, interest or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was serving as the Manager or Officer of the Company or is or was serving at the request of the Company as a manager, officer, director, principal or member of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ bad faith, willful misconduct or violation of Law in which such Indemnified Person or such Affiliate acted with knowledge that its conduct was unlawful, or for any present or future breaches of any representations, warranties, covenants or obligations by such Indemnified Person or its Affiliates contained herein or in the other agreements with the Company. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person (and the investment funds, if any, they represent) against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount that is necessary or desirable as determined in good faith by the Manager.

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(d) Notwithstanding any provision to the contrary in this Agreement, the indemnification and advancement of expenses to be provided by the Company pursuant to this Section 7.04 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(e) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05 Members Right to Act. For matters that require the approval of the Members, the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a) Except as otherwise expressly provided by this Agreement, acts by the Members holding a majority of the outstanding Units, voting together as a single class, shall be the acts of the Members. Any Member entitled to vote at a meeting of Members may authorize another person or persons to act for it by proxy. An electronic mail, telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a). No proxy shall be voted or acted upon after eleven (11) months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b) The actions by the Members permitted hereunder may be taken at a meeting called by the Manager or by the Members holding a majority of the Units entitled to vote on such matter on at least forty eight (48) hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

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Section 7.06 Inspection Rights. The Company shall permit each Member and each of its designated representatives to (i) visit and inspect any of the properties of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, (iii) consult with the managers, officers, employees and independent accountants of the Company or any of its Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries. The presentation of an executed copy of this Agreement by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.01 or pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager; provided that the Company shall have the same Fiscal Year for accounting purposes as its Taxable Year for U.S. federal income tax purposes.

ARTICLE IX

TAX MATTERS

Section 9.01 Preparation of Tax Returns. The Manager shall arrange, at the Company’s expense, for the preparation and timely filing of all tax returns required to be filed by the Company. On or before March 15, June 15, September 15, and December 15 of each Taxable Year, the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of such Member’s state tax apportionment information and allocations to the Members of taxable income, gains, losses, deductions and credits for the prior quarter, which estimate shall have been reviewed by the Company’s outside tax accountants. The Company shall send to each Person who was a Member at any time during such Taxable Year, a statement showing such Member’s (A) final state tax apportionment information, (B) allocations to the Members of taxable income, gains, losses, deductions and credits for such Taxable Year, (C) a completed IRS Schedule K-1 and (D) all other information reasonably requested and necessary for the preparation of such Person’s U.S. federal (and applicable state and local) income tax returns. The Company shall make commercially reasonable efforts to send the information set forth in the preceding sentence no later than the later of (i) April 15 following the end of the prior Taxable Year, and (ii) thirty (30) Business Days after the issuance of the final financial statement report for a Fiscal Year by the Company’s auditors; provided, however, that in no event shall such information be delivered later than one-hundred fifty (150) days following the end of the prior Taxable Year. Each Member shall notify the Company, and the Company shall take reasonable efforts to notify each of the other Members, upon receipt of any notice of tax examination of the Company by U.S. federal, state or local authorities. Subject to the terms and conditions of this Agreement, in its capacity as Tax Matters Partner or Partnership Representative (as applicable), the Corporation shall have the authority to prepare the tax returns of the Company using the elections set forth in Section 9.02 and such other permissible methods and elections as it determines in its reasonable discretion.

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Section 9.02 Tax Elections. The Company and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code, shall not thereafter revoke such election and shall make a new election pursuant to Section 754 to the extent necessary following any “termination” of the Company or the Subsidiary under Section 708 of the Code. In addition, the Company (and any eligible Subsidiary) shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Company’s Taxable Year, if permitted under the Code;

(b) to adopt the accrual method of accounting for U.S. federal income tax purposes; and

(c) to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b).

Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03 Tax Controversies.

(a) With respect to Tax Years beginning on or before December 31, 2017, the Corporation is hereby designated the Tax Matters Partner of the Company, within the meaning given to such term in Section 6231 of the Code (the Corporation, in such capacity, the “Tax Matters Partner”) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Tax Matters Partners shall keep all Members fully advised on a current basis of any contacts by or discussions with the tax authorities, and the Members shall have the right to observe and participate through representatives of their own choosing (at their sole expense) in any tax proceedings. Nothing herein shall diminish, limit or restrict the rights of any Member under Subchapter C, Chapter 63, Subtitle F of the Code (Code Sections 6221 et seq.).

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(b) With respect to Tax Years beginning after December 31, 2017, pursuant to the Revised Partnership Audit Provisions, the Corporation shall be designated and may, on behalf of the Company, at any time, and without further notice to or consent from any Member, act as the “partnership representative” of the Company, within the meaning given to such term in Section 6223 of the Code (the Corporation, in such capacity, the “Partnership Representative”) for purposes of the Code. The Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Partnership Representative, and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Partnership Representative shall keep all Members fully advised on a current basis of any contacts by or discussions with the tax authorities, and the Members shall have the right to observe and participate through representatives of their own choosing (at their sole expense) in any tax proceedings. Nothing herein shall diminish, limit or restrict the rights of any Member under the Revised Partnership Audit Provisions.

Section 9.04 Liabilities. The Manager shall make commercially reasonable efforts to ensure that all indebtedness that for U.S. federal income tax purposes is treated as indebtedness of the Company or any of its direct or indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes are nonrecourse liabilities within the meaning of Treasury Regulations Section 1.752-1(a)(2).

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS

Section 10.01 Transfers by Members. No holder of Units may Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Section 10.02 or (b) approved in writing by the Manager (other than any Transfer by the Manager). Notwithstanding the foregoing, (i) “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, termination of a partnership pursuant to Section 708(b)(1)(B) of the Code, a sale of assets by, or liquidation of, a Member pursuant to an election under Section 338 of the Code, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member) and (ii) this Article X shall not restrict any Redemption pursuant to Section 11.01 or exchange pursuant to Section 11.03.

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Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, a “Permitted Transfer”) (i) by a Member to an Affiliate of such Member, (ii) by any Original Member or any direct or (through a subsequent transfer) indirect transferee of such Original Member (A) with the prior written consent of the Conflicts Committee, (B) in response to a tender or exchange offer that has been approved or recommended by the Corporate Board, (C) in connection with any Company Sale (as defined in the Stockholders Agreement), (D) that is an individual, (1) to such Original Member’s (or such transferee’s) spouse, (2) to such Original Member’s (or such transferee’s) lineal ancestors, lineal descendants, siblings, cousins or the spouses thereof, (3) to trusts for the benefit of such Original Member (or such transferee) or such persons, (4) to foundations established by such Original Member (or such transferee) or such persons or Affiliates thereof or (5) by way of bequest or inheritance upon death, (E) that is an entity, to such Original Member’s (or such transferee’s) members, partners or other equity holders or (F) of up to a total of 60,000,000 Common Units (as adjusted for any equity split, equity distribution, recapitalization, combination, reclassification or similar change in the capital structure of the Company following the date hereof) in the aggregate for all Members collectively pursuant to one or more PIPE Transactions (as defined in the Stockholders Agreement) (without duplication of the foregoing clauses (A) through (E)) or (iii) pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof; provided, however, that the restrictions contained in this Agreement shall continue to apply to Units after any Permitted Transfer of such Units. In the case of any Permitted Transfer in accordance with clauses (i) or (ii) of the definition of “Permitted Transfer”, (A) the transferor shall deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee, and (B) any such transferees of Units Transferred in such Permitted Transfer shall agree in writing to be bound by the provisions of this Agreement. In the case of a Permitted Transfer (other than a Redemption or Direct Exchange) by any Original Member of Common Units to a transferee in accordance with this Section 10.02, such Member (or any subsequent transferee of such Member) shall be required to also Transfer a number of shares of Class B Common Stock corresponding to the number of such Member’s (or subsequent transferee’s) Common Units that were Transferred in the transaction to such transferee; and, in the case of a Redemption or Direct Exchange, a number of shares of Class B Common Stock corresponding to the number of such Member’s Common Units that were Transferred in such Redemption or Direct Exchange shall be cancelled. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b) hereof (other than Section 10.07(b)(iii)) and Section 4.1 of the Stockholders Agreement.

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [        ], 2017, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AMNEAL PHARMACEUTICALS LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND AMNEAL PHARMACEUTICALS LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY AMNEAL PHARMACEUTICALS LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 10.04 Transfer. Prior to Transferring any Units (other than (i) in connection with a Redemption or Direct Exchange in accordance with Article XI or (ii) pursuant to a Change of Control Transaction), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Company and the other holders of Units a Joinder (or other counterpart to this Agreement reasonably acceptable to the Manager) and counterparts of any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Company shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

Section 10.05 Assignee’s Rights.

(a) The Transfer of a Company Interest in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the Schedule of Members. Profits, Losses and other Company items shall be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

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(b) Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest).

Section 10.06 Assignor’s Rights and Obligations. Any Member who shall Transfer any Company Interest in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Section 6.08, Section 7.01 and Section 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company with respect to such Company Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

Section 10.07 Overriding Provisions.

(a) Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable U.S. federal or state or non-U.S. Laws;

(ii) subject the Company to registration as an investment company under the Investment Company Act;

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(iii) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager; provided, further, this Section 10.07(b)(iii) shall not apply to any Permitted Transfer;

(iv) fail to meet one or more of the “secondary market safe harbors” described in Treasury Regulations Sections 1.7704-1(e) (regarding transfers not involving trading, such as, for example certain gift transfers certain carryover basis transfers and certain transfers involving blocks of interests representing more than two percent (2%) of the total interests in the Company’s capital or profits), 1.7704-1(f) (regarding transfers pursuant to certain redemption and repurchase agreements), 1.7704-1(g) (regarding transfers through qualified matching services), or 1.7704-1(j) (regarding transfers where there is a lack of actual trading (that is, trading in the aggregate representing two percent (2%) or less of the total interests in the Company’s capital or profits in a taxable year)), and, accordingly, in no event shall the Company recognize any Transfer of any Units in a taxable year, other than those Transfers that are described in Treasury Regulations Sections 1.7704-1(e)(1)(i)-(vii), 1.7704-1(e)(1)(ix), 1.7704-1(f), or 1.7704-1(g), to the extent such Transfers in the aggregate for such taxable year would exceed two percent (2%) of the total interests in the Company’s capital or profits as determined in accordance with Treasury Regulations Sections 1.7704-1(j) and 1.7704-1(k); provided that the prohibitions contained in this Section 10.07(b)(iv) shall not apply to any Transfer occurring in any taxable year in which the Company did not have more than one hundred (100) partners within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined by treating each Person that owns an interest in a Member that is a partnership, S corporation, or grantor trust for federal income tax purposes as a partner pursuant to Treasury Regulations Section 1.7704-1(h)) at any time during such taxable year; provided, further, this Section 10.07(b)(iv) shall apply to any transaction that would be a transfer for U.S. federal income tax purposes even if such transfer is not a Transfer as defined herein;

(v) cause the Company to lose its status as a partnership for U.S. federal income tax purposes or, without limiting the generality of the foregoing, cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code and any applicable Treasury Regulations issued thereunder, or any successor provision of the Code; provided, further, this Section 10.07(b)(v) shall apply to any transaction that would be a transfer for U.S. federal income tax purposes, even if such transfer is not a Transfer as defined herein, or

(vi) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors).

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ARTICLE XI

REDEMPTION AND EXCHANGE RIGHTS

Section 11.01 Redemption Right of a Member.

(a) Each Member (other than the Corporation) shall be entitled to cause the Company to redeem (a “Redemption”) all or any portion of its Common Units (the “Redemption Right”) at any time. A Member desiring to exercise its Redemption Right (the “Redeemed Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation (the date of the delivery of such Redemption Notice, the “Redemption Notice Date”). The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeemed Member intends to have the Company redeem. The Redemption shall be completed on the date that is three (3) Business Days following delivery of the applicable Redemption Notice, unless the Company elects to make the redemption payment by means of a Cash Settlement, in which case the Redemption shall be completed as promptly as practicable following delivery of the applicable Redemption Notice, but in any event, no more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Manager in its reasonable discretion agrees in writing to waive such time periods) (the date of such completion, the “Redemption Date”); provided that the Company, the Corporation and the Redeemed Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement in writing signed by each of them; provided further that a Redemption Notice may be conditioned on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Unless the Redeemed Member timely has delivered a Retraction Notice as provided in Section 11.01(b) or has delayed a Redemption as provided in Section 11.01(c) or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Redeemed Member shall transfer and surrender the Redeemed Units to the Company and a corresponding number of shares of Class B Common Stock to the Corporation, in each case free and clear of all liens and encumbrances, (ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeemed Member the consideration to which the Redeemed Member is entitled under Section 11.01(b), and (z) if the Units are certificated, issue to the Redeemed Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeemed Member pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units and (iii) the Corporation shall cancel such shares of Class B Common Stock.

(b) In exchange for its Redeemed Units, a Redeemed Member shall be entitled to receive the Share Settlement or, at the Company’s election, the Cash Settlement from the Company. Within one (1) Business Day of delivery of the Redemption Notice, the Company shall give written notice (the “Settlement Method Notice”) to the Redeemed Member (with a copy to the Corporation) of its intended settlement method; provided that if the Company does not timely deliver a Settlement Method Notice, the Company shall be deemed to have elected the Share Settlement method. The Redeemed Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the Business Day after delivery of the Settlement Method Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeemed Member’s, the Company’s and the Corporation’ rights and obligations under this Section 11.01 arising from the retracted Redemption Notice.

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(c) Notwithstanding anything to the contrary in Section 11.01(b), in the event the Company elects a Share Settlement in connection with a Redemption, a Redeemed Member shall be entitled, at any time prior to the consummation of a Redemption, to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeemed Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (iii) the Corporation shall have exercised a contractual right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeemed Member to have the resale of its Class A Common Stock registered at or immediately following the consummation of the Redemption; (iv) the Corporation shall have disclosed to such Redeemed Member any material non-public information concerning the Corporation, the receipt of which results in such Redeemed Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeemed Member at or immediately following the Redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption; (viii) the Corporation shall have failed to comply in all material respects with its obligations under the Stockholders Agreement, and such failure shall have affected the ability of such Redeemed Member to consummate the resale of Class A Common Stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided further, that in no event shall the Redeemed Member seeking to delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of the Corporation) in order to provide such Redeemed Member with a basis for such delay or revocation. If a Redeemed Member delays the consummation of a Redemption pursuant to this Section 11.01(c), (A) the Redemption Date shall occur on the third (3rd) Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Corporation, the Company and such Redeemed Member may agree in writing) and (B) notwithstanding anything to the contrary in Section 11.01(b), the Redeemed Member may retract its Redemption Notice by giving a Retraction Notice to the Company (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the second Business Day following the date on which the conditions giving rise to such delay cease to exist.

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(d) The amount of the Share Settlement or the Cash Settlement that a Redeemed Member is entitled to receive under
Section 11.01(b) shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeemed Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeemed Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeemed Member transferred and surrendered the Redeemed Units to the Company prior to such date.

(e) In the event of a distribution (by dividend or otherwise) by the Corporation to all holders of Class A Common Stock of evidences of its indebtedness, securities, or other assets (including Equity Securities of the Corporation), but excluding any cash dividend or distribution of any such assets received by the Corporation in respect of its Units, then, in exchange for its Redeemed Units, a Redeemed Member shall be entitled to receive, in addition to the consideration set forth in Section 11.01(b), the amount of such security, securities or other property that the Redeemed Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date or effective time of any such transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after such record date or effective time. For the avoidance of doubt, subsequent to any such transaction, this Article XI shall apply mutatis mutandis with respect to any such security, securities or other property received by holders of Class A Common Stock in such transaction.

(f) If a Reclassification Event occurs, the Manager or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 16.03, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the rights of holders of Common Units (other than the Corporation) set forth in this Section 11.01 provide that each Common Unit is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event (taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the record date or effective time for such Reclassification Event) and (ii) the Corporation or the successor to the Corporation, as applicable, is obligated to deliver such property, securities or cash upon such redemption. The Corporation shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of the Corporation (in whatever capacity) under this Agreement.

Section 11.02 Contribution of the Corporation. Subject to Section 11.03, in connection with the exercise of a Redeemed Member’s Redemption Rights under Section 11.01(a), the Corporation shall contribute to the Company the consideration the Redeemed Member is entitled to receive under Section 11.01(b). Unless the Redeemed Member has timely delivered a Retraction Notice as provided in Section 11.01(b) or has delayed a Redemption as provided in Section 11.01(c), or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make its Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement) required under this Section 11.02, and (ii) the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeemed Member. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by the Corporation of a number of shares of Class A Common Stock equal to the number of Redeemed Units to be redeemed with such Cash Settlement; provided that (x) the Corporation’s Capital Account shall be increased by an amount equal to any such discounts, commissions and fees relating to such sale of shares of Class A Common Stock in accordance with Section 6.06 and (y) for the avoidance of doubt, if the Cash Settlement to which the Redeemed Member is entitled exceeds the amount that is contributed to the Company by the Corporation, the Company shall still be required to pay the Redeemed Member the full amount of the Cash Settlement.

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Section 11.03 Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Article XI, the Corporation may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or Cash Settlement, at the Corporation’s option, through a direct exchange of such Redeemed Units and such consideration between the Redeemed Member and the Corporation (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) The Corporation may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Company and the Redeemed Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Units that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice.

Section 11.04 Reservation of Shares of Class A Common Stock; Listing; Certificate of the Corporation. At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or the delivery of cash pursuant to a Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with the corresponding provisions of the Corporation’s certificate of incorporation.

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Section 11.05 Effect of Exercise of Redemption or Exchange Right. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange and all governance or other rights set forth herein shall be exercised by the remaining Members and the Redeemed Member (to the extent of such Redeemed Member’s remaining interest in the Company). No Redemption or Direct Exchange shall relieve such Redeemed Member of any prior breach of this Agreement.

Section 11.06 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the Redeemed Member for U.S. federal (and applicable state and local) income tax purposes. The issuance of shares of Class A Common Stock or other securities upon a Redemption or Direct Exchange shall be made without charge to the Redeemed Member for any stamp or other similar tax in respect of such issuance.

ARTICLE XII

ADMISSION OF MEMBERS

Section 12.01 Substituted Members. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Company Interest hereunder or a Transfer consented to by the Conflicts Committee, the transferee shall become a substituted Member (“Substituted Member”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the Schedule of Members.

Section 12.02 Additional Members. Subject to the provisions of Article III and Article X, any Person that is not an Original Member or the Corporation may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) a Joinder (or other counterpart to this Agreement reasonably acceptable to the Manager) and counterparts of any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Manager may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the Manager determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

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ARTICLE XIII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01 Withdrawal and Resignation of Members. No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the termination of the Company pursuant to Article XIV. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the decision of the Manager (pursuant to a unanimous decision of the Corporate Board) together with the Requisite Members to dissolve the Company;

(b) a dissolution of the Company under Section 18-801(a)(4) of the Delaware Act; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

The bankruptcy (within the meaning of Section 18-304 of the Delaware Act) of a Member shall not cause the Member to cease to be a member of the Company. An Event of Withdrawal shall not, in and of itself, cause a dissolution of the Company and the Company shall continue without dissolution subject to the terms and conditions of this Agreement.

Section 14.02 Liquidation and Termination. On dissolution of the Company, the Manager shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

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(b) the liquidators shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation); and

(c) all remaining assets of the Company shall be distributed to the Members in accordance with Article IV by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation). The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 14.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.

Section 14.04 Cancellation of Certificate. On completion of the winding up of Company assets as provided herein and the Delaware Act, the Company is terminated (and the Company shall not be terminated prior to such time), and the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

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Section 14.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

ARTICLE XV

VALUATION

Section 15.01 Determination. “Fair Market Value” of a specific Company asset will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 15.02 Dispute Resolution. If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the Manager and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Manager and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Company in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than the Fair Market Value as determined by the other Appraiser by 10% or more, and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two, and the Fair Market Value shall be the average of the Fair Market Values determined by all three Appraisers, unless the Manager and such Member(s) otherwise agree on a Fair Market Value. If Fair Market Value as determined by an Appraiser is within 10% of the Fair Market Value as determined by the other Appraiser (but not identical), and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the Manager shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Company.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.01 Power of Attorney.

(a) Each Member hereby constitutes and appoints the Manager (or the liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

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(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager reasonably deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager reasonably deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager reasonably deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article XII or XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the transfer of all or any portion of his, her or its Company Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 16.02 Confidentiality. Except as required by applicable Law, the Manager and each of the Members agree to hold the Company’s Confidential Information in confidence and shall not (i) disclose any Confidential Information except as otherwise authorized separately in writing by the Manager or (ii) use any Confidential Information except in furtherance of the business of the Company or as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein means any and all information obtained by a Member from the Company or any of its Affiliates directly or indirectly, including from their representatives, which such information includes, but is not limited to, ideas, financial information, products, data, services, business strategies, research, inventions (whether or not patentable), innovations and materials, equipment, all aspects of the Company’s business plan, proposed operation and products and other product plans, corporate structure, financial and organizational information, analyses, proposed partners, software code, designs, employees and their identities, equity ownership, customers, markets, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, knowhow, formulas, processes and intellectual property. With respect to the Manager and such Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of the Manager or such Member at the time of disclosure by the Company; (b) before or after it has been disclosed to the Manager or each Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of the Manager or such Member, respectively, in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer of the Company or of the Corporation; (d) is disclosed to the Manager or such Member or their representatives by a third party not, to the knowledge of the Manager or such Member, respectively, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by the Manager or such Member or their respective representatives without use or reference to the Confidential Information.

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Section 16.03 Amendments. This Agreement may be amended or modified in writing by the Manager, subject to the prior written consent of the Requisite Members. Notwithstanding the foregoing, no amendment or modification (whether by amendment, merger, recapitalization or otherwise) (a) to this Section 16.03 may be made without the prior written consent of each of the Members, (b) that modifies the limited liability of any Member, or increases the liabilities or obligations of any Member, in each case, may be made without the consent of each such affected Member, (c) that materially alters or changes any rights, preferences or privileges of any Company Interests in a manner that is different or prejudicial relative to any other Company Interests, may be made without the approval of a majority in interest of the Members holding the Company Interests affected in such a different or prejudicial manner, (d) that materially alters or changes any rights, preferences or privileges of a holder of any class of Company Interests in a manner that is different or prejudicial relative to any other holder of the same class of Company Interests, may be made without the approval of the holder of Company Interests affected in such a different or prejudicial manner, (e) that adversely alters or changes any rights, preferences or privileges of Members other than the Corporation (and its Affiliates), may be made without the approval of a majority in interest of the Members (excluding, for this purpose, the Corporation and its Affiliates) holding Common Units, and (f) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; provided, that the Manager, acting alone, may amend this Agreement to reflect the issuance of additional Units or Equity Securities in accordance with Section 3.04 so long as the rights, preferences or privileges of such Units or Equity Securities with respect to voting, liquidation, redemption, conversion or distributions are not senior to or on parity with the Common Units.

Section 16.04 Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 16.05 Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or sent by (i) certified mail, return receipt requested, (ii) reputable overnight courier service providing confirmation of delivery (charges prepaid), (iii) telecopier transmission with confirmation of receipt, or (iv) e-mail of a .pdf attachment for which a confirmation e-mail is obtained, to the Company or the Manager, as applicable, at the addresses set forth below and to any other recipient and to any Member at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or on the date of delivery as established by the return receipt, courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee), or telecopier confirmation received by the sender. The respective addresses of the Company and the Manager are:

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to the Company:

Amneal Pharmaceuticals LLC

400 Crossing Boulevard, 3rd Floor

Bridgewater, New Jersey 08807

Attn: Chirag Patel

E-mail: [        ]

with copies (which copies shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attn: Charles K. Ruck and R. Scott Shean

E-mail: charles.ruck@lw.com and scott.shean@lw.com

and

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn: Frank Aquila

E-mail: aquilaf@sullcrom.com

to the Manager:

Amneal Pharmaceuticals, Inc.

400 Cross Boulevard, 3rd Floor

Bridgewater, New Jersey 08807

Attn: Sheldon Hirt

E-mail: shirt@amneal.com

with copies (which copies shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attn: Charles K. Ruck and R. Scott Shean

E-mail: charles.ruck@lw.com and scott.shean@lw.com

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and

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn: Francis J. Aquila

E-mail: aquilaf@sullcrom.com

Section 16.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

Section 16.08 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition, regardless of how long such failure continues.

Section 16.09 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 16.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

Section 16.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 16.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

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Section 16.13 Conflict. In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate or (ii) any mandatory, non-waivable provision of the Delaware Act, such provision of the Certificate or the Delaware Act shall control. If any provision of the Delaware Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

Section 16.14 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 16.15 Right of Offset. Whenever the Company is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 16.15.

Section 16.16 Effectiveness. This Agreement shall be effective immediately upon the Business Combination Closing (the “Effective Time”). The Second A&R LLC Agreement shall govern the rights and obligations of the Company and the other parties to this Agreement in their capacity as Members prior to the Effective Time.

Section 16.17 Entire Agreement. This Agreement and those documents expressly referred to herein (including the Stockholders Agreement and the Business Combination Agreement) embody the entire agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Second A&R LLC Agreement is superseded in its entirety by this Agreement as of the Effective Time and shall be of no further force and effect thereafter.

Section 16.18 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. To the fullest extent permitted by applicable Law, any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

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Section 16.19 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Third Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

AMNEAL PHARMACEUTICALS LLC

By:
Name: Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

MEMBERS:

ATLAS HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

AMNEAL PHARMACEUTICALS HOLDING COMPANY LLC

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

AH PPU MANAGEMENT, LLC

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

AP CLASS D MEMBER, LLC

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

AP CLASS E MEMBER, LLC

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

SCHEDULE 1*

SCHEDULE OF MEMBERS

Member	Common Units	Percentage Interest	Contribution Closing Capital Account Balance	Additional Cash Capital Contributions	Additional Non- Cash Capital Contributions	Capital Accounts
Atlas Holdings Inc.
Amneal Pharmaceuticals Holding Company LLC
AH PPU Management, LLC
AP Class D Member, LLC
AP Class E Member, LLC

*	This Schedule of Members shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units, or to reflect any additional issuances of Common Units pursuant to this Agreement.

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                     , 20     (this “Joinder”), is delivered pursuant to that certain [Third] Amended and Restated Limited Liability Company Agreement, dated as of [        ], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Company”), Atlas Holdings Inc., a Delaware corporation and the managing member of the Company (the “Manager”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1.	Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Manager, the undersigned hereby is and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the LLC Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Acknowledged and agreed

as of the date first set forth above:

AMNEAL PHARMACEUTICALS LLC

By: ATLAS HOLDINGS INC.,

its Managing Member

By:
Name:
Title:

Exhibit I

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

DATED AS OF

OCTOBER 17, 2017

BY AND AMONG

AMNEAL GROUP (AS DEFINED HEREIN)

AND

ATLAS HOLDINGS, INC.

i

TABLE OF CONTENTS

(continued)

EXHIBIT A Form of Conflicts Committee Charter

Schedule 7.11(a)	Impax Law Firms
Schedule 7.11(b)	Amneal Law Firms

ii

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated October 17, 2017 (this “Agreement”), by and among Amneal Pharmaceuticals Holding Company, LLC, a Delaware limited liability company, AP Class D Member, LLC, a Delaware limited liability company, AP Class E Member, LLC, a Delaware limited liability company, AH PU Management, LLC, a Delaware limited liability company, and Atlas Holdings, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company is party to that certain Business Combination Agreement, dated October 17, 2017 (the “Transaction Agreement”), by and among the Company, Impax Laboratories, Inc. (“Impax”), K2 Merger Sub Corporation and Amneal Pharmaceuticals LLC;

WHEREAS, in connection with the consummation (the “Closing”) of the transactions contemplated by the Transaction Agreement (collectively, the “Transactions”), each Amneal Group Member will enter into the Third Amended and Restated Limited Liability Company Operating Agreement (the “Amneal Pharmaceuticals LLC Agreement”) of Amneal Pharmaceuticals LLC, and the Company will be admitted as the managing member of Amneal Pharmaceuticals LLC;

WHEREAS, in connection with the Closing, Amneal Group will receive (i) common units in Amneal Pharmaceuticals LLC (as reflected in Schedule 1 to the Amneal Pharmaceuticals LLC Agreement) which may be exchanged from time to time in accordance with the terms of the Amneal Pharmaceuticals LLC Agreement for either cash or shares of Class A common stock of the Company, par value $0.01 per share (“Class A Common Stock”), and (ii) shares of Class B common stock of the Company, par value $0.01 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”); and

WHEREAS, the Company Board (as hereinafter defined) has approved the Transactions and the acquisition by Amneal Group of common units in Amneal Pharmaceuticals LLC and shares of Company Common Stock in connection therewith for all purposes under Section 203 of the General Corporation Law of the State of Delaware; and

WHEREAS, the Amneal Group Members and the Company desire to enter into this Agreement in order to, inter alia, (i) set forth certain of their rights, duties and obligations as a result of the Transactions; (ii) provide for the management, operation and governance of the Company; and (iii) set forth restrictions on certain activities in respect of the Company Common Stock, corporate governance, and other related corporate matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that no Amneal Group Member or any of its Affiliates (other than the Company and its Subsidiaries) shall be deemed to be an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement, and neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any Amneal Group Member or any of its Subsidiaries (other than the Company and its Subsidiaries) for purposes of this Agreement. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise). For the avoidance of doubt, the Affiliates of Amneal Holdings, LLC shall include each of Chirag Patel, Chintu Patel, Gautam Patel and Tushar Patel.

“Amneal Group” means, collectively, Amneal Pharmaceuticals Holding Company, LLC, AP Class D Member, LLC, AP Class E Member, LLC, AH PU Management, LLC, and any of their respective Affiliates, successors and permitted assigns to which any shares of Company Common Stock have been Transferred in accordance with Section 4.1(b)(i)(E), Section 4.1(b)(i)(F) or Section 4.1(c) (each such Person shall be referred to as an “Amneal Group Member”). Immediately following the Closing, each Amneal Group Member as of the date of this Agreement shall transfer the Amneal Units received by it in connection with the Closing to the Amneal Group Representative, and the Amneal Group Representative shall be assigned all of the rights and obligations of Amneal Group under this Agreement.

“Amneal Group Representative” means Amneal Holdings, LLC, a Delaware limited liability company, or such other designee selected by Amneal Group Members holding a majority of the shares of Company Common Stock beneficially owned by Amneal Group.

“Amneal Units” means Common Units (as defined in the Amneal Pharmaceuticals LLC Agreement).

“beneficially own” means, with respect to Company Common Stock, having the power to vote or direct the vote of shares of Company Common Stock. The terms “beneficial owner” and “beneficial ownership” shall have correlative meanings.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the County of New York, New York are authorized or required by applicable Law to close.

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“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

“Company Board” means the board of directors of the Company.

“Company Group” means the Company, each Subsidiary of the Company from and after the Closing (in each case so long as such Subsidiary remains a Subsidiary of the Company) and each other Person that is controlled either directly or indirectly by the Company following the Closing (in each case for so long as such Person continues to be controlled either directly or indirectly by the Company).

“Company Independent Director” means each director of the Company who (i) is an Independent Director; (ii) is not an Amneal Designee; (iii) is not a current or former (x) member of the board of directors of any Amneal Group Member or any of its Affiliates or (y) officer or employee of any member of any Amneal Group Member or any of its Affiliates; (iv) does not have and has not had any other material relationship with any member of Amneal Group that a reasonable person would conclude could interfere with the exercise of independent judgment in carrying out director responsibilities; and (v) is designated by the Conflicts Committee as a Company Independent Director.

“Company Sale” means (a) a merger, share exchange, consolidation, recapitalization or similar transaction resulting, directly or indirectly, in more than 50% of the total number of shares of outstanding Company Common Stock being beneficially owned after such transaction by any Person or group of Persons other than the Amneal Group or (b) a sale of all or substantially all of the assets of the Company.

“Company Securities” means (i) the Company Common Stock, (ii) any preferred stock of the Company, (iii) any other common stock issued by the Company and (iv) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Company Common Stock or any other common or preferred stock issued by the Company.

“Compensation Committee” means the Compensation Committee of the Company Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Group” means Amneal Group or the Company Group, as the context requires.

“Independent Director” means a director who is independent under NYSE listing rules.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples,

3

flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Liabilities” means any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Nominating Committee” means the Nominating Committee of the Company Board.

“NYSE” means the New York Stock Exchange, or such other stock exchange or securities market on which shares of Class A Common Stock are at any time listed or quoted.

“Other Stockholder” means a holder of Company Common Stock that is not an Amneal Group Member.

“Parties” means each Amneal Group Member and the Company, and each a “Party”.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Pro Rata Portion” means, with respect to Amneal Group, on any issuance date for Company Securities, the number of Company Securities equal to the product of (i) the total number of Company Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (x) the number of shares of Company Common Stock beneficially owned by Amneal Group immediately prior to such issuance by (y) the total number of shares of Company Common Stock outstanding immediately prior to such issuance.

“Registrable Shares” means, at any time, the shares of Class A Common Stock that are beneficially owned by an Amneal Group Member and the shares of Class A Common Stock issuable upon a Redemption (as defined in the Amneal Pharmaceuticals LLC Agreement) of Amneal Units held by any Amneal Group Member, excluding any such shares of Class A Common Stock that have, after the date hereof, been Transferred pursuant to a registration statement under, and in compliance with the requirements of, the Securities Act.

“Related Party Transaction” means any transaction between any member of the Company Group, on the one hand, and any Amneal Group Member, or any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any Amneal Group Member, on the other hand.

4

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; provided, however, that neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary of any Amneal Group Member or any of its Subsidiaries for purposes of this Agreement. For the avoidance of doubt, immediately following the Closing, Amneal Pharmaceuticals LLC shall be a Subsidiary of the Company.

“Tax” has the meaning ascribed thereto in the Transaction Agreement.

“Taxable Transaction” means any transaction (whether a merger, sale of assets, sale of securities, distribution, dividend, liquidation, dissolution, recapitalization, consolidation, reorganization, combination or other transaction) following the Closing which involves the Company or any of its Subsidiaries (including, for the avoidance of doubt, Amneal Pharmaceuticals LLC) and would reasonably be expected to result in the recognition of $40,000,000 or more of taxable income or gain for U.S. federal income tax purposes by the Amneal Group (other than (a) any such transaction in which the consideration to be received by each Amneal Group Member in respect of its Amneal Units consists solely of cash or (b) a Redemption or Direct Exchange in accordance with Article XI of the Amneal Pharmaceuticals LLC Agreement).

“TPG” means TPG Improv Holdings, L.P., a Delaware limited partnership.

“TRA Acceleration Event” means an early termination or acceleration pursuant to Section 4.1 of the Tax Receivable Agreement.

“Transaction Documents” means, collectively, this Agreement, the Transaction Agreement and the other Ancillary Agreements (as defined in the Transaction Agreement).

“Transfer” means, directly or indirectly (whether by merger, operation of law or otherwise), to sell, transfer, assign or otherwise dispose of or encumber (other than as security in connection with any bona fide loan or financing transaction) any direct or indirect economic, voting or other rights in or to any Company Common Stock, including by means of (i) the Transfer of an interest in a Person that directly or indirectly holds such Company Common Stock or (ii) a hedge, swap or other derivative.

“Trigger Date” means the first date on which Amneal Group ceases to beneficially own at least ten percent (10%) of the outstanding shares of the Company Common Stock.

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“underwritten offering” means an offering in which Securities of the Company are sold to one or more underwriters (as defined in Section 2(a)(11) of the Securities Act) for resale to the public.

1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
Agreement	Preamble
Amneal Confidential Information	7.2(b)
Amneal Designee	3.2(a)
Amneal Directors	3.1(a)(i)
Amneal Group Representative	Preamble
Amneal Law Firms	7.11(b)
Amneal Pharmaceuticals LLC	Recitals
Amneal Pharmaceuticals LLC Agreement	Recitals
Blackout Period	5.2
Board Expansion Right	3.1(c)
CEO Director	3.1(a)
Claim Notice	5.9(a)
Claims	5.8(a)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Closing	Recitals
Company	Preamble
Company-Assisted PIPE Transaction	5.3(e)
Company Common Stock	Recitals
Company Confidential Information	7.2(a)
Conflicts Committee Charter	3.3(c)
Counsel	5.5(a)(i)
Demand Underwritten Offering	5.3(a)(i)
Effective Period	5.5(a)(iii)
Excluded Securities	4.3(a)
Exiting Amneal Director	3.1(d)
Form S-4 Registration Statement	5.1
Immediately Tradeable Shares	4.1(b)(i)(G)
Impax	Recitals
Impax Law Firms	7.11(a)
Indemnifying Party	5.10(a)
Initial Company Directors	4.1(a)(ii)
Issuance Notice	4.3(b)
Lockup Period	4.1(b)(i)
Non-Amneal Directors	3.1(a)(ii)
Observer	3.1(c)
Ownership Threshold	3.1(c)
Participating Amneal Member	5.3(a)
Piggyback Registration	5.4(a)

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Term	Section
Piggyback Registration Notice	5.4(a)
Piggyback Registration Statement	5.4(a)
PIPE Transaction	4.1(b)(ii)(C)
Privilege	6.6
Privileged Amneal Communications	7.11(b)
Privileged Impax Communications	7.11(a)
Qualifying Investor	3.1(c)
Representatives	7.2(a)
Required Amneal Group Member Information	5.6(a)
Rule 415 Limitation	6.1(a)
Shelf Registration Statement	5.1
Transaction Agreement	Recitals
Transactions	Recitals

ARTICLE II

TERM

2.1 Term and Termination. This Agreement is effective as of the Closing (other than with respect to Section 5.1, which shall be effective as of the date hereof) and shall terminate automatically on the earlier of (i) the termination of the Transaction Agreement pursuant to Article VIII thereof and (ii) the Trigger Date. Notwithstanding the foregoing, (a) the provisions of Article VI (other than Section 6.1) and Article VII (other than Section 7.13) shall survive the termination of this Agreement and (b) the provisions of Article V shall survive the termination of this Agreement until the first (1st) anniversary of the Trigger Date. Notwithstanding the foregoing, in the event any Amneal Group Member assigns its rights and obligations under Article V to the purchaser of any Registrable Shares in connection with a PIPE Transaction (for the avoidance of doubt, not including any Transfer described in clauses (C) through (F) of Section 4.1(b)(i), whether or not such Transfer occurs prior to the end of the Lockup Period), such purchaser’s rights under Article V shall survive for one (1) year following the date of such Transfer (provided, that such securities may be sold without restriction under Rule 144 at such time).

ARTICLE III

CORPORATE GOVERNANCE MATTERS

3.1 Board Composition.

(a) Subject to Section 3.1(c), until the Trigger Date, the Company Board shall consist of no more than eleven (11) directors. Immediately following the Closing, the Company Board shall be comprised of (i) six (6) directors designated by the Amneal Group Representative prior to the Closing (collectively, with any of their successors designated in accordance with Section 3.2(a) and Section 3.2(b) hereof and any additional director designated by the Amneal Group Representative pursuant to Section 3.1(c), the “Amneal Directors”) and (ii) five (5) directors designated by Impax prior to the Closing, who shall be (A) the Chief Executive Officer

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of Impax immediately prior to the Closing (the “CEO Director”) and (B) four (4) Company Independent Directors (selected by Impax from the Impax board of directors as of the date of the Transaction Agreement and including the chairman thereof) (collectively with the CEO Director, the “Initial Company Directors” and together with their successors and any additional directors appointed or designated in accordance with Section 3.2(c) and Section 3.2(e) hereof, the “Non-Amneal Directors”).

(b) Immediately following the Closing, and for so long as Amneal Group has beneficial ownership of more than fifty percent (50%) of the outstanding shares of the Company Common Stock, (i) the Non-Amneal Directors shall have the right to designate the lead Independent Director of the Company Board, and (ii) the Amneal Directors shall have the right to designate the Co-Chairmen of the Company Board. Immediately following the Closing, the Co-Chairmen of the Company Board shall be Chirag Patel and Chintu Patel, and the lead Independent Director shall be Robert L. Burr.

(c) In the event that Amneal Group Transfers more than four percent (4%) of the outstanding shares of Company Common Stock to a Person or a group of Persons pursuant to a PIPE Transaction (such a Person or group of Persons, a “Qualifying Investor”) and, following such Transfer, Amneal Group continues to beneficially own more than fifty percent (50%) of the outstanding shares of the Company Common Stock, Amneal Group shall have a one-time right exercisable within one year following such transaction (the “Board Expansion Right”) to cause the Company to increase the size of the Company Board by two (2) directors and to fill the resulting vacancies with one new director designated by the Amneal Group Representative and one new director designated by such Qualifying Investor. To the extent requested by such Qualifying Investor, this Agreement shall be amended to provide such Qualifying Investor with the right to appoint a director to the Company Board for so long as such Qualifying Investor continues to beneficially own more than four percent (4%) of the outstanding shares of Company Common Stock (the “Ownership Threshold”). In addition to the foregoing, any Qualifying Investor may, for so long as it satisfies the Ownership Threshold and has not appointed a director to the Company Board, designate one (1) individual (an “Observer”) to attend all meetings of the Company Board and (subject to applicable listing requirements) any committee thereof in a non-voting, observer capacity subject to customary terms and conditions for a board observer; provided, however, that the Observer shall be reasonably acceptable to the Nominating Committee of the Company Board.

(d) In the event that Amneal Group Transfers more than five percent (5%) of the outstanding shares of Company Common Stock to a Qualifying Investor, and, immediately prior to or following such Transfer, Amneal Group beneficially owns less than fifty percent (50%) of the outstanding shares of the Company Common Stock (whether or not the Board Expansion Right pursuant to Section 3.1(c) has been exercised prior to such time), the Amneal Group Representative shall have a one-time right in connection with such transaction to cause the Company to replace any Exiting Amneal Director with a director designated by such Qualifying Investor. For purposes of this Section 3.1(d), an “Exiting Amneal Director” shall mean an Amneal Director that the Amneal Group Representative is no longer entitled to designate pursuant to Section 3.1(a) as a result of such Transfer. To the extent requested by such Qualifying Investor, this Agreement shall be amended to provide such Qualifying Investor with the right to appoint a director to the Company Board for so long as such Qualifying Investor continues to beneficially own more than five percent (5%) of the outstanding shares of Company Common Stock.

8

3.2 Director Nomination Rights.

(a) Until the Trigger Date and subject to Section 3.2(a)(ii), in connection with any annual or special meeting of the stockholders of the Company at which directors shall be elected, or any solicitation or submission of written consents having the same effect, the Nominating Committee shall nominate for election to the Company Board person(s) designated for nomination by the Amneal Group Representative (each person so designated, an “Amneal Designee”) in accordance with the following:

(i) if Amneal Group has beneficial ownership of more than fifty percent (50%) of the outstanding shares of the Company Common Stock, the Amneal Group Representative shall have the right to designate the lowest number of Amneal Designees that constitutes a majority of the total number of directors comprising the Company Board; and

(ii) if Amneal Group has beneficial ownership of ten percent (10%) or more, but fifty percent (50%) or less, of the outstanding shares of the Company Common Stock, the Amneal Group Representative shall have the right to designate a number of directors equal to the product of (x) the percentage of the shares of Company Common Stock beneficially owned by Amneal Group and (y) the total number of directors comprising the Company Board, rounded up to the nearest whole number (e.g., one and one quarter (1 1/4) directors shall be rounded up to two (2) directors); provided, that such rounding shall not result in the Amneal Group Representative having the right to designate a majority of the total number of directors comprising the Company Board when Amneal Group beneficially owns 50% or less of the outstanding shares of the Company Common Stock.

(b) Until the Trigger Date, the Amneal Group Representative shall have full authority and ability to designate any Amneal Designees, and the Company Board shall approve the nomination of any Amneal Designee. Subject to the requirements of applicable Law, the Amneal Group Representative shall have the exclusive right to remove any Amneal Directors from the Company Board. In the event any Amneal Designee is intended to qualify as an Independent Director on the Company Board, the Amneal Group Representative shall consult in good faith with the Company Board and solicit its input prior to making such designation. The Amneal Group Representative shall not designate any person to be an Amneal Designee (nor shall any Qualifying Investor be entitled to designate any person to be a director) who is unqualified under any applicable Law to serve as a director on the Company Board. For the avoidance of doubt, current or former employment of any Amneal Designee with an Amneal Group Member or any of its Subsidiaries or service by any such Amneal Designee on the board of directors of an Amneal Group Member or any of its Subsidiaries shall not, by itself, disqualify such individual from serving on the Company Board as an Amneal Designee.

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(c) Subject to Section 3.1(d) and Section 4.1(d)(ii) and (iii), if at any time the number of Amneal Directors then serving on the Company Board is in excess of the number of Amneal Designees the Amneal Group Representative has the right to designate pursuant to Section 3.1(c) or Section 3.2(a), upon receipt of the written request of the Conflicts Committee, the Amneal Group Representative shall, and the Amneal Group shall take all actions reasonably necessary to cause a number of Amneal Directors equal to the excess to promptly tender his, her or their resignations from the Company Board (and from any committees or subcommittees thereof to which any such Amneal Director is then appointed or on which he or she is then serving) within sixty (60) days of such request; provided, however, that, if within such sixty (60) day period Amneal Group has regained its right to designate any such Amneal Director pursuant to Section 3.1(c), then such Amneal Director shall continue serving on the Company Board. Subject to Section 3.1(d), in the event that an Amneal Director shall cease to serve as a director pursuant to this Section 3.2(c), the Nominating Committee shall have the sole right to fill such vacancy or designate a person for nomination for election to the Company Board to fill such vacancy with a person who shall satisfy all the qualifications of a Company Independent Director, in each case. If at any time the number of Amneal Directors then serving on the Company Board is less than the number of Amneal Designees Amneal Group has the right to designate pursuant to Section 3.1(c) or Section 3.2(a), the Company Board and the Nominating Committee shall, at the request of the Amneal Group Representative, take all actions reasonably necessary to cause a number of Amneal Designees equal to such deficit to be appointed to the Company Board within sixty (60) days of such request.

(d) Until the Trigger Date, in the event that any Amneal Director shall cease to serve as a director for any reason other than pursuant to Section 3.2(c), the vacancy resulting therefrom shall be filled by the Company Board as promptly as reasonably practicable with a substitute Amneal Director selected by Amneal Group in accordance with the requirements for the designation of Amneal Designees pursuant to Section 3.2(b).

(e) From and after the Closing, in the event of a vacancy on the Company Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any Non-Amneal Director (other than the CEO Director), the Nominating Committee shall have the sole right to fill such vacancy or designate a person for nomination for election to the Company Board to fill such vacancy, subject to the prior written consent of the Conflicts Committee, and such person shall satisfy all the qualifications of a Company Independent Director. The Nominating Committee shall take all actions necessary to cause the vacancy upon the death, resignation, retirement, disqualification, removal from office or other cause of the CEO Director to be filled by the successor Chief Executive Officer of the Company or to designate such person for nomination for election to the Company Board to fill such vacancy.

(f) The Nominating Committee shall nominate such number of Amneal Designees and such number of nominees to serve as Non-Amneal Directors as required to comply with the requirements of Section 3.1 hereof and this Section 3.2. The Company shall cause each person nominated by the Nominating Committee to be included in the slate of nominees recommended by the Company Board to holders of Company Common Stock for election (including at any special meeting of stockholders held for the election of directors). Seventy-five percent (75%) of the directors serving on the Nominating Committee shall be required to approve (i) a decision not to nominate any Initial Company Director for re-election to the Company Board at either of the first two annual meetings of stockholders of the Company following the Closing Date and (ii) until the third annual meeting of stockholders of the Company following the Closing Date, any change to the individuals serving as Chairman or Co-Chairmen of the Company Board.

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3.3 Committees of the Company Board.

(a) Nominating Committee. For so long as Amneal Group has beneficial ownership of more than fifty percent (50%) of the outstanding shares of Company Common Stock, (i) the Nominating Committee shall consist of four (4) directors; (ii) the Amneal Group Representative shall have the right to designate two (2) of the directors to serve on the Nominating Committee; and (iii) the remaining directors on the Nominating Committee shall be designated by a majority of the Company Independent Directors then serving on the Company Board.

(b) Compensation Committee. For so long as Amneal Group has beneficial ownership of more than fifty percent (50%) of the outstanding shares of Company Common Stock, (i) the Compensation Committee shall consist of four (4) directors; (ii) the Amneal Group Representative shall have the right to designate two (2) of the directors to serve on the Compensation Committee; and (iii) the remaining directors on the Compensation Committee shall be designated by a majority of the Company Independent Directors then serving on the Company Board.

(c) Conflicts Committee. Until Trigger Date, the Company Board shall have a Conflicts Committee comprised solely of Company Independent Directors. The Conflicts Committee shall be fully empowered to requisition reasonable assistance from employees of the Company, including legal and financial staff, to retain independent legal, financial and other advisors as the Conflicts Committee deems necessary and to approve or not approve any transaction or other matter submitted to the Conflicts Committee (and such non-approval shall be binding on the Company Board), and shall have the authority and responsibilities set forth in this Agreement, the charter of the Conflicts Committee (the form of which is attached as Exhibit A hereto) (the “Conflicts Committee Charter”) and as may otherwise be delegated to the Conflicts Committee by the Company Board from time to time. Any amendments to the Conflicts Committee Charter shall be approved by (i) seventy-five percent (75%) of the directors comprising the Company Board, (ii) a majority of the Company Independent Directors then serving on the Company Board and (iii) a majority of the Conflicts Committee.

(d) Integration Committee. For a minimum of two (2) years following the Closing, the Company Board shall have an Integration Committee comprised of Chirag Patel, Chintu Patel and the Chief Executive Officer of the Company, which shall serve as an advisory committee to management to provide input in connection with the post-Closing integration of Impax and Amneal and shall not be entitled to take any other action on behalf of the Company Board.

(e) Amneal Committee Representation. Until the Trigger Date, each committee of the Company Board shall include at least one (1) Amneal Director, subject to compliance with applicable requirements of the NYSE. If at any time any committee of the Company Board (other than the Conflicts Committee) does not have at least one (1) Amneal Director serving on such committee, the Amneal Group Representative shall be entitled to designate one Amneal Director to have observer rights with respect to such committee.

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(f) Committee Charters. Any amendment to the charter of any committee of the Company Board shall require the approval of 75% of the directors comprising the Company Board.

(g) Other Committee Composition. The formation and composition of any other committees of the Company Board not specified in this Section 3.3 shall require the approval of 75% of the directors comprising the Company Board.

3.4 Chief Executive Officer. Immediately following the Closing, the Chief Executive Officer of the Company shall be Paul M. Bisaro. For eighteen (18) months following the Closing, the removal of Paul M. Bisaro as Chief Executive Officer without cause shall require the approval of (i) a majority of the directors comprising the Company Board and (ii) a majority of the Non-Amneal Directors, in each case with the CEO Director recusing himself from such vote.

3.5 Amneal Group Agreement to Vote. From and after the Closing and until the Trigger Date, Amneal Group shall,

(a) cause its shares of Company Common Stock to be present for quorum purposes at any Company stockholder meeting;

(b) with respect to the election of directors, vote its shares of Company Common Stock in accordance with the recommendation of the Company Board (provided, that the slate of nominees recommended by the Company Board complies with the terms of this Agreement); and

(c) not vote its shares of Company Common Stock in favor of the removal of any Non-Amneal Director unless such removal is recommended by the Nominating Committee.

3.6 Amneal Consent Rights. For so long as Amneal Group beneficially owns more than twenty-five percent (25%) of the outstanding shares of Company Common Stock, the Company shall not, without first obtaining the approval (by vote or written consent as provided by Law) of the Amneal Group Representative, take any of the following actions (whether by amendment, merger, recapitalization or otherwise):

(a) amend, modify or repeal any provision of the Charter or the Company’s bylaws in a manner that adversely impacts any Amneal Group Member;

(b) except pursuant to Section 3.1(c), effect any change in the authorized number of directors of the Company;

(c) create or reclassify any new or existing class or series of capital stock having rights, preferences or privileges with respect to voting, liquidation, redemption, conversion or dividends that are senior to or on parity with the Company Common Stock; or

(d) consummate any Company Sale in which any Amneal Group Member receives a different amount or form of consideration per Company Security held by such Amneal Group Member as other holders of such Company Security.

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3.7 Taxable Transactions. For so long as Amneal Group beneficially owns either (a) shares of Class B Common Stock representing at least ten percent (10%) of the outstanding shares of Company Common Stock or (b) at least forty-five million (45,000,000) shares of Company Common Stock (as adjusted for any Capital Structure Change), the Company shall not, without first obtaining the approval (by vote or written consent) of the Amneal Group Representative, consummate any Taxable Transaction.

ARTICLE IV

TRANSFER RESTRICTIONS, STANDSTILL, RELATED PARTY TRANSACTIONS,

PARTICIPATION RIGHTS

4.1 Restrictions on Transferability and Acquisitions.

(a) Each Amneal Group Member covenants and agrees that the shares of Company Common Stock beneficially owned or owned of record by such Amneal Group Member may be Transferred only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act (including a registration statement hereunder), or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable U.S. state and federal securities laws, and any applicable securities laws of other jurisdictions. Each Amneal Group Member further covenants and agrees that the right of Amneal Group to Transfer any Company Common Stock is subject to the restrictions set forth in this Section 4.1, and no Transfer of Company Common Stock by Amneal Group may be effected except in compliance with this Section 4.1. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void ab initio, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

(b) Lockup and Permitted Transfers.

(i) For the period of one hundred and eighty (180) calendar days following the Closing (the “Lockup Period”), no Amneal Group Member shall Transfer any shares of Company Common Stock beneficially owned or owned of record by such Amneal Group Member to any Person, unless with the prior written consent of the Conflicts Committee, except for:

(A) a Transfer of shares of Company Common Stock pursuant to a tender or exchange offer that has been approved or recommended by the Company Board;

(B) a Transfer of shares of Company Common Stock pursuant to any Company Sale;

(C) a Transfer of shares of Company Common Stock permitted by Section 4.1(c);

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(D) a Transfer of shares of Company Common Stock in connection with any pledge or pledges of any Amneal Group Member’s shares of Company Common Stock made pursuant to a bona fide loan or financing transaction with a third party;

(E) with respect to any Amneal Group Member that is an individual, a Transfer of shares of Company Common Stock (x) to such Amneal Group Member’s ancestors, descendants, siblings, cousins or spouse, (y) to trusts for the benefit of such Amneal Group Member or such persons or (z) by way of bequest or inheritance upon death (provided that, prior to any such Transfer referenced in clause (x), (y) or (z), such transferee agrees in a writing reasonably acceptable to the Company to be bound by the terms of this Agreement as a party hereto in the position of an Amneal Group Member);

(F) with respect to any Amneal Group Member that is an entity, a Transfer of shares of Company Common Stock to such Amneal Group Member’s members, partners or other equity holders (provided that, prior to any such Transfer, such transferee agrees in a writing reasonably acceptable to the Company to be bound by the terms of this Agreement as a party hereto in the position of an Amneal Group Member); and

(G) solely during the period beginning on the date hereof and until the Closing Date, one or more Transfers by any Amneal Group Member of up to a total of 60,000,000 shares of Class A Common Stock (such 60,000,000 shares, as adjusted for any stock split, stock dividend, recapitalization, combination, reclassification or similar change in the capital structure of the Company (each, a “Capital Structure Change”) following the date hereof, the “Immediately Tradeable Shares”) in the aggregate (without duplication of the foregoing clauses (A) through (F)).

Any such Transfer described in clauses (C) through (G) shall not be subject to the prior written consent of the Conflicts Committee, but shall require prior written notice to the Company disclosing in reasonable detail the identity of the intended transferee.

(ii) Following the expiration of the Lockup Period, no Amneal Group Member shall, Transfer or agree to Transfer any shares of Company Common Stock to a Person or group (as such term is used in Section 13(d) of the Exchange Act), except for Transfers:

(A) in a registered offering pursuant to the procedures described in Article V (including, for the avoidance of doubt, the resale of shares of Company Common Stock by Amneal Group registered pursuant to the Shelf Registration Statement, once declared effective under the Securities Act);

(B) in open market sales pursuant to, if available, Rule 144 under the Securities Act; provided, however, that Amneal Group may not, in the aggregate, Transfer more than fifteen percent (15%) of the outstanding Class A Common Stock pursuant to this Section 4.1(b)(ii)(B) in any twelve (12)-month period without the approval of the Conflicts Committee;

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(C) in one or more privately negotiated sales exempt from the registration requirements of the Securities Act (a “PIPE Transaction”); provided, however, that Amneal Group may not, in the aggregate, Transfer more than fifteen percent (15%) of the outstanding Class A Common Stock pursuant to this Section 4.1(b)(ii)(C) in any twelve (12)-month period without the approval of the Conflicts Committee;

(D) permitted by clauses (A) through (F) of Section 4.1(b)(i); or

(E) in accordance with the prior written consent of the Conflicts Committee.

(iii) Following the expiration of the Lockup Period (other than any Transfer permitted by causes (A) through (F) of Section 4.1(b)(i)), no Amneal Group Member shall, without the prior written consent of the Conflicts Committee, Transfer or agree to Transfer any shares of Company Common Stock to a Person or group (as such term is used in Section 13(d) of the Exchange Act) (i) if such Person or group would beneficially own in excess of fifteen percent (15%) of the voting power of the outstanding shares of Company Common Stock following such Transfer or (ii) to any such Person or group who, prior to such Transfer, beneficially owned fifteen percent (15%) or more of the outstanding Company Common Stock; provided, that such restrictions shall not apply to Transfers to such a Person or group if each of the following conditions are satisfied: such transferee (A) has filed a Schedule 13G under the Exchange Act with respect to the Company and has not subsequently filed a Schedule 13D under the Exchange Act that remains in effect with respect to the Company or (B) is an institutional investor, pension fund, foundation, sovereign wealth fund, real estate fund, mutual fund, index fund or other similar passive investor that invests in securities similar to the Class A Common Stock and has not filed a Schedule 13D with regard to the Company; and provided, further, that the restrictions set forth in this Section 4.1(b)(iii) shall not apply to a Transfer (x) consisting of a block trade executed at prevailing market prices obtainable at the time of such transfer through brokers in transactions on the NYSE, provided that the Amneal Group Member does not know or have good reason to believe that such Transfer would result in a Transfer of Class A Common Stock representing a number of shares equal to fifteen percent (15%) or more of the outstanding shares of Class A Common Stock to any such Person or group that has filed a Schedule 13D with regard to the Company that remains in effect, (y) to or by one or more underwriters in connection with an underwritten offering, including a block trade or a widely distributed public offering, so long as the Amneal Group Member does not know or have good reason to believe that such offering would result in a Transfer of Class A Common Stock representing a number of shares equal to fifteen percent (15%) or more of the outstanding shares of Class A Common Stock to any Person or group that has filed a Schedule 13D with regard to the Company, or (z) effected through a widely distributed public offering.

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(c) Transfers to Affiliates. The foregoing Section 4.1(b) shall not apply to any Transfer by an Amneal Group Member, at any time, of all or any portion of its Company Common Stock to an Affiliate of Amneal Group; provided, that prior to any such Transfer, such Affiliate agrees in a writing reasonably acceptable to the Company to be bound by the terms of this Agreement as a party hereto in the position of an Amneal Group Member. Any such Transfer to an Affiliate of Amneal Group shall not be subject to the prior written consent of the Conflicts Committee.

(d) Standstill.

(i) Except as set forth in Section 4.1(d)(ii) and Section 4.1(d)(iii), until the earlier of (x) the third (3rd) anniversary of the Closing Date and (y) such time as Amneal Group beneficially owns shares of Company Common Stock representing less than twenty percent (20%) of the outstanding shares of Company Common Stock, Amneal Group shall not, without the prior written consent of the Conflicts Committee, directly or indirectly, alone or in concert with any other Person (including assisting or forming a group within the meaning of Section 13(d)(3) of the Exchange Act or participating with or knowingly encouraging other persons to form such a group), in any manner:

(A) acquire or publicly offer or publicly propose to effect, or publicly announce any intention to effect any acquisition of beneficial ownership of Company Common Stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries that would result in the acquisition of beneficial ownership of Company Common Stock (including in derivative form);

(B) publicly seek a change in the composition or size of the Company Board, except in furtherance of the provisions of this Agreement;

(C) deposit any Company Common Stock (other than in connection with Transfers to Affiliates) into a voting trust or subject any Company Common Stock to any proxy, arrangement or agreement with respect to the voting of such securities or other agreement having a similar effect, in any such case which conflicts with Amneal Group’s obligations under Section 3.5;

(D) publicly initiate, publicly propose or publicly announce any intention to participate in any “solicitation” of “proxies” to vote (as such terms are defined in Regulation 14A under the Exchange Act) with respect to the election of the Non-Amneal Directors or the removal of any Non-Amneal Director or publicly become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to the election of the Non-Amneal Directors or the removal of any Non-Amneal Director; or

(E) call for, or initiate, propose or requisition a call for, any general or special meeting of the Company’s stockholders in furtherance of the actions described in subclause (D).

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(ii) Notwithstanding the foregoing Section 4.1(d)(i),

(A) if at any time the Amneal Group Representative loses the right to designate one or more Amneal Designees pursuant to Article III as a result of issuances of Company Securities by the Company, Amneal Group shall be permitted to acquire up to the number of shares of Company Common Stock that is the number of shares of Company Common Stock required to cause the Amneal Group Representative to regain the right to designate such number of Amneal Designee(s) that the Amneal Group Representative was entitled to designate as of immediately prior to such issuance, plus one percent (1%) of the outstanding shares of Company Common Stock; and

(B) if at any time the Amneal Group Representative loses the right to designate one or more Amneal Designees pursuant to Article III as a result of Transfers by any Amneal Group Member of beneficial ownership of shares of Company Common Stock, the other Amneal Group Members shall be permitted to acquire collectively up to the number of shares of Company Common Stock that is the number of shares of Company Common Stock required to cause the Amneal Group Representative to regain the right to designate such number of Amneal Designee(s) that the Amneal Group Representative was entitled to designate as of immediately prior to such Transfer, plus one percent (1%) of the outstanding shares of Company Capital Stock.

(iii) The foregoing Section 4.1(d)(i) shall not prohibit:

(A) Amneal Group from acquiring Company Common Stock by way of stock splits or stock dividends paid by the Company to all holders of Company Common Stock on a pro rata basis;

(B) acquisitions of Company Common Stock by Affiliates of Amneal Group pursuant to Transfers permitted by Section 4.1(c);

(C) acquisitions of Company Common Stock pursuant to Section 4.3; or

(D) Amneal Group from acquiring Company Common Stock pursuant to and in accordance with the terms of the Amneal Pharmaceuticals LLC Agreement.

(e) Legend. Any stock certificates representing the Company Common Stock held by Amneal Group Members shall include a legend referencing the transfer restrictions set forth herein and in the Company’s Charter.

(f) Buyout Transaction. Any proposal by any Amneal Group Member to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the Company Common Stock held by Other Stockholders must be subject to (i) the review, evaluation and prior written consent of the Conflicts Committee and (ii) for so long as Amneal Group beneficially owns more than thirty seven and one half percent (37.5%) of the outstanding shares of Company Common Stock, a non-waivable condition that a majority of the voting power of the outstanding shares of Company Common Stock held by Other Stockholders approve the transaction (or equivalent tender offer condition).

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4.2 Related Party Transactions.

(a) All proposed Related Party Transactions contemplated by the Transaction Documents between the Company and any Amneal Group Member have been approved by the Company Board in connection with its approval of this Agreement. Any material amendments to or material modifications or terminations of or material waivers, consents or elections under any Related Party Transactions contemplated by the Transaction Documents shall require the prior written consent of the Conflicts Committee if such Related Party Transactions (absent the application of the immediately preceding sentence) would require the prior written consent of the Conflicts Committee under the Conflicts Committee Charter. The prior written consent of the Conflicts Committee shall be required with respect to (i) any material amendments or modifications or terminations of any of the Transaction Documents (including, for the avoidance of doubt, the schedules thereto) and (ii) any material waivers, consents (other than any consents of the managing member of Amneal Pharmaceuticals LLC contemplated by the Amneal Pharmaceuticals LLC Agreement where no Amneal Group Member is a counterparty to or beneficiary of the matter in question and such matter would not otherwise require the prior written consent of the Conflicts Committee under this Section 4.2(a)) or elections of the Company’s or Amneal Pharmaceuticals LLC’s rights under any of the Transaction Documents (including, for the avoidance of doubt, the schedules thereto).

(b) All Related Party Transactions that are not contemplated by the Transaction Documents shall require the prior written consent of the Conflicts Committee if such Related Party Transactions would require the prior written consent of the Conflicts Committee under the Conflicts Committee Charter.

4.3 Participation Rights.

(a) To the extent permitted under NYSE rules, the Company hereby grants to Amneal Group the right to purchase the Pro Rata Portion of any Company Securities (other than any Excluded Securities) that the Company may from time to time propose to issue or sell to any Person, which right shall be exercisable by the Amneal Group Representative on behalf of Amneal Group. For purposes of this Section 4.3, “Excluded Securities” means Company Securities issued in connection with: (i) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, restricted stock award, restricted stock unit, performance share, employee stock purchase or similar equity-based plans or other compensation agreement or arrangement; (ii) any acquisition by the Company of the stock, assets, properties or business of any Person; (iii) a stock split, stock dividend or any similar recapitalization affecting the number of outstanding shares of stock or securities; (iv) any issuance of shares of Class A Common Stock upon a Redemption (as defined in the Amneal Pharmaceuticals LLC Agreement) of Amneal Units held by any Amneal Group Member or (v) any issuance of warrants or other similar rights to purchase Company Common Stock to lenders or other institutional investors in any arm’s length transaction providing debt financing to the Company or any of its Subsidiaries. For the avoidance of doubt, to the extent stockholder

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approval is required under the NYSE rules for the issuance or sale of Company Securities as provided in this Section 4.3, (x) the Company may issue or sell Company Securities to such other Persons prior to obtaining such stockholder approval in accordance with Section 4.3(d) (to the extent no stockholder approval is required for the issuance or sale of Company Securities to such other Persons), and (y) the Company shall use its reasonable best efforts to obtain such approval, and after receipt of such approval the Company shall issue or sell the Company Securities (if any) that any Amneal Group Member has irrevocably elected to purchase to such Amneal Group Member, on the terms set forth in the relevant Issuance Notice.

(b) The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.3(a) to Amneal Group within five (5) Business Days following any meeting of the Company Board at which any such issuance or sale is approved or, if the approval of the Company Board is not required in connection with such issuance or sale, no less than ten (10) Business Days prior to the date of the proposed issuance or sale. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase Company Securities and shall set forth the material terms and conditions of the proposed issuance, including:

(i) the number and class of the Company Securities to be issued and the percentage of the outstanding shares of capital stock of the Company such issuance would represent;

(ii) the proposed issuance date, which shall be at least ten (10) Business Days from the date of the Issuance Notice; and

(iii) the proposed purchase price per Company Security.

(c) Amneal Group shall for a period of ten (10) Business Days following the receipt of an Issuance Notice have the right to elect irrevocably to purchase the Pro Rata Portion of the Company Securities at the purchase price set forth in the Issuance Notice by delivering a written notice to the Company, which right shall be exercisable on behalf of Amneal Group by the Amneal Group Representative. If, at the termination of such ten (10) Business Day period, the Amneal Group Representative shall have failed to deliver such notice to the Company, Amneal Group shall be deemed to have waived all of its rights under this Section 4.3 with respect to the purchase of such Company Securities. The closing of any purchase by the Amneal Group Representative shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however, that the closing of any purchase by the Amneal Group Representative may be extended beyond the closing of the transaction in the Issuance Notice to the extent necessary to obtain any required approval or consent of a Governmental Entity or any other third party (and the Company and Amneal Group shall use their respective reasonable best efforts to obtain such approvals).

(d) Upon the expiration of the ten (10) Business Day period described in Section 4.3(c), the Company shall be free to sell such Company Securities that the Amneal Group Representative has not elected irrevocably to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to Amneal Group in the Issuance Notice delivered in accordance with Section 4.3(b).

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ARTICLE V

REGISTRATION RIGHTS

5.1 Shelf Registration Statement. Prior to the Closing, the Amneal Group Representative and Impax shall jointly prepare, and Impax shall cause the Company to file with the SEC (no later than five (5) Business Days following the later of (i) the date on which the Registration Statement on Form S-4, to be jointly prepared by Amneal and Impax and filed by the Company in accordance with Section 6.01 of the Transaction Agreement (the “Form S-4 Registration Statement”), is declared effective by the SEC and (ii) the date that Impax has received all information reasonably required from Amneal Group for inclusion in the Shelf Registration Statement, to the extent such information was not previously included in the Form S-4 Registration Statement) a “shelf” registration statement on Form S-1 with the SEC with respect to resales of all Registrable Shares to be held by Amneal Group following the Closing in accordance with Rule 415 (together with any additional registration statements filed to register any Registrable Shares, the “Shelf Registration Statement”). Prior to the Closing, Impax shall use its reasonable best efforts to cause the Company to, and following the Closing the Company shall, use its reasonable best efforts to (i) cause the Shelf Registration Statement on Form S-1 filed pursuant to this Section 5.1 to be declared effective under the Securities Act as promptly as reasonably possible after filing with the SEC and (ii) maintain the effectiveness of (and availability for use of) such Shelf Registration Statement on Form S-1 (including by, without limitation, filing any post-effective amendments thereto or prospectus supplements in respect thereof) until a Shelf Registration Statement on Form S-3 has been declared effective pursuant to the below. Upon becoming eligible to use Form S-3, the Company shall promptly file a Shelf Registration Statement on Form S-3, which may be in the form of a post-effective amendment to the Shelf Registration Statement on Form S-1, covering all of the then Registrable Shares and will maintain the effectiveness of the Shelf Registration Statement on Form S-3 (or such comparable or successor form) then in effect until such time as there are no Registrable Shares. Notwithstanding the foregoing provisions of this Section 5.1, if the SEC prevents the Company from including on a registration statement any or all of the Registrable Shares to be registered pursuant to this Section 5.1 due to limitations on the use of Rule 415 of the Securities Act for the resale of Registrable Shares by Amneal Group (a “Rule 415 Limitation”), such registration statement shall register the resale of a number of Registrable Shares which is equal to the maximum number of shares as is permitted by the SEC, and the Company shall use its reasonable best efforts to register all such remaining Registrable Shares for resale as promptly as reasonably practicable in accordance with the applicable rules, regulations and guidance of the SEC. In such event, the number of Registrable Shares to be registered for each Amneal Group Member in such registration statement shall be reduced pro rata (i) first, among all Amneal Group Members and (ii) second, among purchasers of Company Common Stock in any Company-Assisted PIPE Transaction, in each case based on the proportion that the number of Registrable Shares held by such Amneal Group Member or shares held by such purchasers pursuant to such registration statement bears to the total number of Registrable Shares or shares held by such purchasers, as applicable, to be registered pursuant to such registration statement.

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5.2 Blackout Periods. Notwithstanding anything in Section 5.1 to the contrary, the Company shall be entitled to postpone and delay the filing or effectiveness (but not the preparation) of any registration statement or the offer or sale of any Registrable Shares thereunder (i) for reasonable periods of time in advance of the release of the Company’s quarterly and annual financial results and (ii) for reasonable periods of time, not in excess of an aggregate of sixty (60) calendar days in any twelve (12)-month period and in no event more than two times in any twelve (12)-month period (any such postponement and delay permitted by this Section 5.2 being, a “Blackout Period”), if (A) the Conflicts Committee determines in its good faith judgment that any such filing or effectiveness of a registration statement or the offering or sale of any Registrable Shares thereunder would (1) materially impede, materially delay or otherwise materially interfere with any pending or proposed material acquisition, disposition, corporate reorganization or other similar material transaction involving the Company as to which the Company has taken substantial steps and is proceeding with reasonable diligence to effect, (2) materially adversely affect any registered underwritten public offering of the Company’s securities for the Company’s account as to which the Company has taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering, or (3) require disclosure of material non-public information which, in the reasonable discretion of the Board, acting in good faith, would have a material adverse effect on the business, operations or management of the Company or any of its Affiliates if disclosed at such time or (B) the Conflicts Committee determines in its good faith judgment that it is necessary to amend or supplement the affected registration statement or the related prospectus so that such registration statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall give written notice to each Amneal Group Member that holds Registrable Shares of its determination to postpone or delay the filing of such registration statement or other imposition of a Blackout Period and a general statement of the reason for such deferral and an approximation of the anticipated delay; provided, further, that in the event that the Company proposes to register shares of Class A Common Stock (other than in connection with a registered underwritten public offering of the Company’s securities for the Company’s account) during a Blackout Period, the Company shall not pursuant to this Section 5.2 be entitled to postpone or delay the filing or effectiveness of any registration statement or the offer or sale of any Registrable Shares during such Blackout Period. Upon notice by the Company to Amneal Group of any such determination, each Amneal Group Member shall, except as required by applicable Law, keep the fact of any such notice strictly confidential, and during any Blackout Period, promptly halt any offer, sale, trading or transfer by it of any shares of Class A Common Stock pursuant to the registration statement for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any prospectus or prospectus supplement covering such Registrable Shares for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such prospectus or prospectus supplement. A deferral of the filing or effectiveness of a registration statement or other imposition of a Blackout Period pursuant to this Section 5.2 shall be lifted as soon as practicable (and in no event later than the 46th calendar day in any 12-month period), and the Company shall promptly (and in any event within five (5) Business Days) notify each Amneal Group Member, upon the circumstances giving rise to such Blackout Period no longer being present.

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5.3 Demand Underwritten Offerings.

(a) In the period following the expiration of the Lockup Period during which a Shelf Registration Statement covering the Registrable Shares is effective, if any Amneal Group Member (the “Participating Amneal Members”) delivers notice to the Company (such notice to be delivered no less than ten (10) Business Days prior to the date the underwriting agreement for any underwriting pursuant to this Section 5.3 is expected to be executed) stating that it intends to effect an underwritten public offering of all or part of its Registrable Shares included on the Shelf Registration Statement (a “Demand Underwritten Offering”), the Company shall use its reasonable best efforts to amend or supplement the Shelf Registration Statement or related prospectus as may be necessary in order to enable such Registrable Shares to be distributed pursuant to the underwritten offering. Amneal Group shall only be entitled to offer and sell its Registrable Shares pursuant to a Demand Underwritten Offering if the aggregate amount of Registrable Shares to be offered and sold in such offering by the Participating Amneal Members are reasonably expected to result in aggregate gross proceeds (based on the current market price of the number of Registrable Shares to be sold) of not less than $75 million.

(b) Notwithstanding anything set forth herein to the contrary, following the Closing, (i) no Demand Underwritten Offering may be requested prior to the expiration of the Lockup Period, (ii) the Company may delay the commencement of any Demand Underwritten Offering for the same reasons as the Company may institute a Blackout Period prior to the commencement of any marketing efforts or “road shows” by the Company or the underwriters in connection with such Demand Underwritten Offering, and (iii) Amneal Group, collectively, shall have the right to request no more than an aggregate of two (2) Demand Underwritten Offerings or Company-Assisted PIPE Transactions in any twelve (12)-month period (other than the first Company-Assisted PIPE Transaction in any such twelve (12)-month period). Any request for a Demand Underwritten Offering under this Section 5.3 may be revoked or withdrawn upon written notice by the Participating Amneal Members to the Company; provided, that any such Demand Underwritten Offering withdrawn or not consummated for any reason shall be counted toward the total of two (2) Demand Underwritten Offerings or Company-Assisted PIPE Transactions permitted to be requested in any twelve (12)-month period; provided, however, that no revoked or withdrawn Demand Underwritten Offering or Company-Assisted PIPE Transaction shall be counted for determining the number of Demand Underwritten Offerings or Company-Assisted PIPE Transactions requested in any twelve (12)-month period if (1) Amneal Group reimburses the Company for all of its out-of-pocket costs and expenses incurred in connection with any such revoked or withdrawn Demand Underwritten Offering or Company-Assisted PIPE Transaction incurred through the date of such revocation or withdrawal and (2) such revocation or withdrawal shall have been made prior to the commencement of any marketing efforts or “road shows” by the Company or the underwriters in connection with such Demand Underwritten Offering or Company-Assisted PIPE Transaction; provided, further, that the Participating Amneal Members shall be entitled, at any time after receiving notice of the imposition of any Blackout Period by the Company, to withdraw a request for a Demand Underwritten Offering or Company-Assisted PIPE Transaction and, if such request is withdrawn, such Demand Underwritten Offering or Company-Assisted PIPE Transaction shall not count toward the total of two (2) Demand Underwritten Offerings or Company-Assisted PIPE Transactions permitted to be requested in any twelve (12)-month period.

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(c) In connection with any Demand Underwritten Offering or Company-Assisted PIPE Transaction, the managing underwriter or placement agent (if any) for such offering shall be selected by the Participating Amneal Members, subject to the prior approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed).

(d) The Company may include Company Common Stock other than Registrable Shares in a Demand Underwritten Offering for any accounts on the terms provided below. If the managing underwriter of any proposed Demand Underwritten Offering informs the Company and the Participating Amneal Members that, in its or their opinion, the number of Registrable Shares which such Participating Amneal Members and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the Registrable Shares offered, then the Registrable Shares to be included in such underwritten offering shall be (i) first, if requested by the Company on behalf of TPG, the number of shares of Company Common Stock TPG proposes to sell equal to at least the lesser of (A) 50% of the dollar value of the shares of Company Common Stock to be sold in the Demand Underwritten Offering or (B) $150,000,000 of shares of Company Common Stock, (ii) second, and only if all the shares referred to in clause (i) have been included, the number of shares of Registrable Shares that the Participating Amneal Members propose to sell, with such number to be allocated pro rata (provided, that any securities thereby allocated to a Participating Amneal Member that exceed such a Participating Amneal Member’s request shall be reallocated among the remaining requesting a Participating Amneal Members in like manner) and (iii) third, and only if all the shares referred to in clause (ii) have been included, the number of shares of Company Common Stock proposed to be included therein by any other Persons (including Company Common Stock to be sold for the account of the Company) allocated among such Persons in such manner as the Company may determine.

(e) Amneal Group may request in writing that the Company provide assistance in connection with any PIPE Transaction proposed by Amneal Group (a “Company-Assisted PIPE Transaction”). Subject to the limitations on the number of Company-Assisted PIPE Transactions in Section 5.3(b), the Company shall cause its management to support the marketing of the Company Securities included in the Company-Assisted PIPE Transaction and make themselves reasonably available for assistance in the selling effort for such Company-Assisted PIPE Transaction, including, but not limited to, the participation of such members of the Company’s management in road show presentations and the execution of customary stock purchase agreements, engagement letters or ancillary documentation in connection therewith and making customary representations and warranties and covenants and delivering or causing the delivery thereunder of customary deliveries for the subject company in such transaction.

(f) Nothing in this Article V shall affect, supersede or otherwise modify any of the restrictions on Transfer set forth in Article IV or any other provision of this Agreement.

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5.4 Piggyback Registration.

(a) Whenever the Company proposes to publicly sell or register for sale any of its securities in an underwritten offering pursuant to a registration statement (a “Piggyback Registration Statement”) under the Securities Act (other than a registration statement on Form S-8 or on Form S-4 or any similar successor forms thereto) (a “Piggyback Registration”), the Company shall give prompt written notice to Amneal Group of its intention to effect such sale or registration (the “Piggyback Registration Notice”) and, subject to Section 5.4(b), shall include in such transaction all Registrable Securities with respect to which the Company has received a written request from any Amneal Group Member for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion, without prejudice to any Amneal Group Member’s right to immediately request a Demand Underwritten Offering hereunder.

(b) If the managing underwriter or underwriters of any proposed underwritten offering of Registrable Shares included in a Piggyback Registration informs the Company and the Amneal Group Members that have requested to participate in such offering that, in its or their opinion, the number of Registrable Shares which such Amneal Group Members and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the Registrable Shares offered, then the Registrable Shares to be included in such underwritten offering shall be (i) first, if requested by the Company on behalf of TPG, the number of shares of Company Common Stock TPG proposes to sell equal to at least the lesser of (A) 50% of the dollar value of the shares of Company Common Stock to be sold in the Demand Underwritten Offering or $150,000,000 of shares of Company Common Stock, (ii) second, and only if all the shares referred to in clause (i) have been included, the shares of Class A Common Stock that the Company proposes to sell, (iii) third, and only if all the shares referred to in clause (ii) have been included, the number of Registrable Shares that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata (A) first, among purchasers of Company Common Stock in any Company-Assisted PIPE Transaction and (B) second, among the Amneal Group Members, in each of (A) and (B), that have requested to participate in such offering based on the relative number of Registrable Shares then held by each such holder (provided, that any securities thereby allocated to an Amneal Group Member that exceed such Amneal Group Member’s request shall be reallocated among the remaining requesting Amneal Group Members in like manner) and (iv) fourth, and only if all of the Registrable Shares referred to in clause (iii) have been included in such Registration, any other securities eligible for inclusion in such offering.

(c) No registration of Registrable Shares effected pursuant to a request under this Section 5.4 shall be deemed to have been effected pursuant to Section 5.3 or shall relieve the Company of its obligations under Sections 5.1 through 5.3.

5.5 Registration Procedures.

(a) In connection with each registration statement prepared pursuant to this Article V pursuant to which Registrable Shares will be offered and sold, and in accordance with the intended method or methods of distribution of the Registrable Shares as described in such registration statement, the Company shall as expeditiously as reasonably possible:

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(i) prepare and file with the SEC such registration statement on an appropriate registration form of the SEC and use reasonable best efforts to cause such registration statement to become effective under the Securities Act as promptly as reasonably practicable after the filing thereof, which registration statement shall comply as to form in all materials respects with the requirements of the applicable form and include all financial statements required by such form to be filed therewith; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by Amneal Group (which such counsel shall be confirmed to the Company in writing (the “Counsel”)) draft copies of all such documents proposed to be filed (other than any portion of any thereof which contains information for which the Company has sought confidential treatment) as far in advance as reasonably practicable prior to filing (and in any event at least five (5) Business Days prior to such filing or such shorter time period as may be agreed by the Amneal Group and the Company), which documents will be subject to the reasonable review and (except for exhibits) comment of the Amneal Group and the Counsel and the underwriters in connection with any underwritten offering, and the Company shall not file any amendment or supplement to the Form S-4 Registration Statement or the Shelf Registration Statement to which the Amneal Group or any such underwriters shall reasonably object;

(ii) furnish without charge to each Amneal Group Member and the underwriters, if any, at least one conformed copy of the registration statement and each post-effective amendment or supplement thereto (including all schedules and exhibits but excluding all documents incorporated or deemed incorporated therein by reference, unless requested in writing by any Amneal Group Member or an underwriter, except to the extent such exhibits and schedules are currently available via EDGAR and other than any portion of any thereof which contains information for which the Company has sought confidential treatment) and such number of copies of the registration statement and each amendment or supplement thereto (excluding exhibits and schedules) and the summary, preliminary, final, amended or supplemented prospectuses included in such registration statement as each Amneal Group Member or such underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares being sold by such Amneal Group Member (the Company hereby consents to the use in accordance with the U.S. securities laws of such registration statement (or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by such Amneal Group Member and the underwriters, if any, in connection with the offering and sale of the Registrable Shares covered by such registration statement or prospectus);

(iii) keep such registration statement effective and updated (including the filing of a new registration statement upon the expiration of a prior one) with respect to the disposition of all Registrable Securities subject thereto until the date on which there are no Registrable Shares (the “Effective Period”), and prepare and file with the SEC such amendments, post-effective amendments and supplements to the registration statement and the prospectus as may be necessary to maintain the effectiveness of the registration for the Effective Period) and cause the prospectus (and any amendments or supplements thereto) to be filed with the SEC;

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(iv) use its reasonable best efforts to register or qualify the Registrable Shares covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as are reasonably necessary, keep such registrations or qualifications in effect for so long as the registration statement remains in effect, and do any and all other acts and things which may be reasonably necessary to enable an Amneal Group Member or any underwriter to consummate the disposition of the Registrable Shares in such jurisdictions; provided, however, that in no event shall the Company be required to (A) qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this clause (iv), be required to be so qualified, (B) execute or file any general consent to service of process under the laws of any jurisdiction, (C) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the registration statement, or (D) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so, but for this clause (iv);

(v) use its reasonable best efforts to cause all Registrable Shares covered by such registration statement to be listed (after notice of issuance) on the NYSE or on the principal securities exchange or interdealer quotation system on which Class A Common Stock is then listed or quoted;

(vi) promptly notify Amneal Group and the managing underwriter or underwriters in connection with any underwritten offering after becoming aware thereof, (A) when the registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any U.S. state securities authority for amendments or supplements to the registration statement or the related prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, or (E) within the Effective Period of the happening of any event or the existence of any fact which makes any statement in the registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in the registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii) during the Effective Period, use its reasonable best efforts to obtain the withdrawal of any order enjoining or suspending the use or effectiveness of the registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any of the Registrable Shares for sale in any jurisdiction;

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(viii) deliver to Amneal Group and the managing underwriters in connection with any underwritten offering copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement (except to the extent such correspondence is currently available via EDGAR or relates to information subject to a confidential treatment request); provided that any such investigation shall not interfere unreasonably with the Company’s business;

(ix) provide and cause to be maintained a transfer agent and registrar for all Registrable Shares covered by such registration statement not later than the effective date of such registration statement;

(x) cooperate with Amneal Group and the managing underwriter or underwriters in connection with any underwritten offering to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold under the registration statement in a form eligible for deposit with the Depository Trust Corporation not bearing any restrictive legends (other than as required by the Depository Trust Corporation) and not subject to any stop transfer order with any transfer agent, and cause such Registrable Shares to be issued in such denominations and registered in such names as the managing underwriters in connection with any underwritten offering may request in writing or, if not an underwritten offering, in accordance with the instructions of the relevant Amneal Group Members, in each case at least two (2) Business Days prior to any sale of Registrable Shares;

(xi) in the case of a firm commitment underwritten offering, enter into, concurrently with the relevant Amneal Group Members, an underwriting agreement customary in form and substance (taking into account the Company’s prior underwriting agreements) for a firm commitment underwritten secondary offerings of the nature contemplated by the applicable registration statement;

(xii) obtain an opinion from the Company’s counsel and a “cold comfort” letter from the Company’s independent public accountants (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the registration statement) in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters in connection with an offering of the nature contemplated by the applicable registration statement;

(xiii) provide to the Counsel and to the managing underwriters in connection with any underwritten offering and no later than the time of filing of any document which is to be incorporated by reference into the registration statement or prospectus (after the initial filing of such registration statement), copies of any such document;

(xiv) cause its management to use commercially reasonable efforts to support the marketing of the Registrable Shares covered by a Demand Underwritten Offering or Company-Assisted PIPE Transaction and make themselves reasonably available for assistance in the selling effort covered by such transactions, including, but not limited to, the participation of such members of the Company’s management in road show presentations; and

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(xv) otherwise comply with all applicable rules and regulations of the SEC and any applicable national securities exchange.

(b) In the event that the Company would be required, pursuant to Section 5.5(a)(vi)(E) to notify Amneal Group or the managing underwriter or underwriters in connection with any underwritten offering of the occurrence of any event specified therein, the Company shall, subject to Section 5.5(c), as promptly as practicable, prepare and furnish to Amneal Group and to each such underwriter a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Registrable Shares that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Amneal Group Member agrees that, upon receipt of any notice from the Company pursuant to Section 5.5(a)(vi)(C), Section 5.5(a)(vi)(D) or Section 5.5(a)(vi)(E) hereof, it shall, and shall use all reasonable best efforts to cause any sales or placement agent or agents for the Registrable Shares and the underwriters, if any, to, forthwith discontinue disposition of the Registrable Shares until such Person shall have received notice from the Company that such offers and sales of the Registrable Shares may be resumed and, if applicable, such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Registrable Shares as soon as practicable after the Amneal Groups Members’ receipt of such notice.

(c) In the case of any Demand Underwritten Offering or Piggyback Registration, all Registrable Shares to be included in such offering or registration, as the case may be, shall be subject to the applicable underwriting agreement and no Amneal Group Member may participate in such offering or registration unless such Amneal Group Member agrees to sell such Amneal Group Member’s securities on the basis provided therein and completes and executes all questionnaires, indemnities, underwriting agreements and other documents which must be executed in connection therewith, and provides such other information to the Company or the underwriter as may be reasonably requested to offer or register such Person’s Registrable Shares.

5.6 Obligations of Amneal Group.

(a) Amneal Group Information. Each Amneal Group Member shall furnish to the Company in writing such information (“Required Amneal Group Member Information”) regarding the Amneal Group Member, the Registrable Shares held by it and its intended method of distribution of the Registrable Shares as the Company may from time to time reasonably request in writing, and shall execute such documents in connection with such registration as may reasonably be required to effect the registration, in order for the Company to comply with its obligations under all applicable securities and other laws and to ensure that the prospectus relating to such Registrable Shares, or any amendment or supplement to a registration statement or prospectus, conforms to the applicable requirements of the Securities Act and the rules and

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regulations thereunder. If an Amneal Group Member fails to provide the requested information or execute such documents in connection with such registration as may reasonably be required to effect the registration within five (5) Business Days of the receipt by the Amneal Group Member of such request, the Company shall be entitled to refuse to register such Amneal Group Member’s Registrable Shares in the applicable registration statement. Each Amneal Group Member shall notify the Company as promptly as practicable of any inaccuracy or change in any Required Amneal Group Member Information previously furnished by such Amneal Group Member to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to the Registrable Shares contains or would contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in connection with any registration, and promptly furnish to the Company any additional information required to correct and update such previously furnished Amneal Group Member Information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Filing Cooperation. Each Amneal Group Member agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any registration statement in which any Registrable Shares held by such Amneal Group Member are being included.

(c) Holdback.

(i) The Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the ten days prior to and during the 90-day period beginning on the pricing date in connection with any Demand Underwritten Offering or a Piggyback Registration, except pursuant to any registrations on Form S-4 or Form S-8 or any successor form or unless the underwriters managing any such public offering otherwise agree.

(ii) If requested by the managing underwriter(s) for an underwritten offering (primary or secondary) of any equity securities (or securities convertible into or exchangeable or exercisable for equity securities) of the Company, each Amneal Group Member hereby agrees not to effect any Transfer of any Class A Common Stock (or securities convertible into or exchangeable or exercisable for Class A Common Stock), including any sale pursuant to Rule 144 under the Securities Act, and not to effect any Transfer of any other equity security of the Company (in each case, other than as part of such underwritten public offering) during the ten (10) days prior to, and during the 90-day period (or such shorter period as the managing underwriter(s) may permit in writing) beginning on, the effective date of the related registration statement (or date of the prospectus supplement if the offering is made pursuant to a “shelf” registration) pursuant to which such underwritten offering shall be made, provided that all of the Company’s executive officers and directors and any other holders of Class A Common Stock who are selling shares of Class A Common Stock in such underwritten offering enter into similar agreements for the same time period and on no less restrictive terms.

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5.7 Expenses. Amneal Group shall bear all agent fees and commissions, underwriting discounts and commissions, and fees and disbursements of its counsel (including the Counsel) and its accountants in connection with any registration of any Registrable Shares pursuant to this Article V and any Company-Assisted PIPE Transaction. The Company shall bear all other fees and expenses in connection with any registration statement prepared, filed or caused to become effective pursuant to this Article V, including all registration and filing fees, all printing costs and all fees and expenses of counsel and accountants for the Company and its Subsidiaries.

5.8 Indemnification; Contribution.

(a) In the event any Registrable Shares are included in a registration statement contemplated by this Agreement, the Company shall, and it hereby agrees to, indemnify and hold harmless, or cause to be indemnified and held harmless, each Amneal Group Member and its respective officers, directors, employees and controlling Persons, if any, in any offering or sale of the Registrable Shares, against any losses, claims, damages or liabilities in respect thereof and expenses (including reasonable fees of counsel) (collectively, “Claims”), to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Company shall, and it hereby agrees to, reimburse, upon request, each such Amneal Group Member for any legal or other out-of-pocket expenses reasonably incurred and documented by them in connection with investigating or defending any such Claims; provided, however, that the Company shall not be liable to any Amneal Group Member (or its officers, directors, employee and controlling Persons, if any) in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with the Required Amneal Group Member Information furnished to the Company in writing by such Amneal Group Member or on behalf of such Amneal Group Member by any Representative of the Amneal Group Member, expressly for use therein, that is the subject of the untrue statement or omission.

(b) In the event any Registrable Shares are included in a registration statement contemplated by this Agreement, each Amneal Group Member shall, and hereby agrees to, indemnify and hold harmless the Company and its officers, directors, employees and controlling Persons, if any, in any offering or sale of its Registrable Shares against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and each

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Amneal Group Member shall, and it hereby agrees to, reimburse the Company for any legal or other out-of-pocket expenses reasonably incurred and documented by the Company in connection with investigating or defending any such Claims, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the Required Amneal Group Member Information furnished to the Company in writing by the Amneal Group Member or its Representative expressly for use therein that is the subject of the untrue statement or omission; provided, however, that the liability of each Amneal Group Member hereunder shall be limited to an amount equal to the dollar amount of the net proceeds received by such Amneal Group Member from the sale of Registrable Shares sold by such Amneal Group Member pursuant to such registration statement or prospectus.

(c) Amneal Group and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 5.8(a) or Section 5.8(b) are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the applicable offering of securities. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 5.8(c) is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 5.8(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 5.8(c). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 5.9) any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Amneal Group Member shall be liable to contribute any amount in excess of the dollar amount equal to the sum of (i) the net proceeds received by such Amneal Group Member from the sale of Registrable Shares sold by such Amneal Group Member pursuant to such registration statement or prospectus, minus (ii) any amounts paid or payable by such Amneal Group Member pursuant to Section 5.8(b) (except in the case of fraud or willful misconduct).

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5.9 Indemnification Procedures.

(a) If an indemnified party shall desire to assert any claim for indemnification provided for under Section 5.8 in respect of, arising out of or involving a Claim against the indemnified party, such indemnified party shall notify the Company or the Amneal Group Member, as the case may be (the “Indemnifying Party”), in writing of such Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”) promptly after receipt by such indemnified party of written notice of the Claim; provided, however, that failure to provide a Claim Notice shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. The indemnified party shall deliver to the Indemnifying Party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Claim; provided, however, that failure to provide any such copies shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) The Indemnifying Party shall have the right to assume the defense of any Claim for which indemnification is being sought, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all reasonable fees and expenses incurred in connection with defense thereof. Should the Indemnifying Party so elect to assume the defense of a Claim, the Indemnifying Party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Claim and to employ counsel reasonably satisfactory to such indemnified party; or (3) such indemnified party shall have been advised by counsel that an actual or potential conflict of interest exists if the same counsel were to represent such indemnified party and the Indemnifying Party or any other indemnified party (in which case, if such indemnified party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party); provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to not more than one local counsel that may be required in the opinion of such firm) at any time for all indemnified parties hereunder. If the Indemnifying Party assumes such defense, the indemnified party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. If the Indemnifying Party chooses to defend any Claim, the indemnified party shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Claim, and the indemnified party shall use reasonable best efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise

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or discharge, such Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party may pay, settle or compromise a Claim without the written consent of the indemnified party, so long as such settlement includes (i) an unconditional release of the indemnified party from all liability in respect of such Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

5.10 Rule 144. The Company will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, will, upon the request of Amneal Group, make publicly available other information) and will take such further action as any Amneal Group Member may reasonably request, all to the extent required from time to time to enable each Amneal Group Member to sell Class A Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of any Amneal Group Member, the Company will deliver to such parties a written statement as to whether it has complied with such requirements and will, at its expense, forthwith upon the request of any such Amneal Group Member, deliver to such Amneal Group Member a certificate, signed by the Company’s principal financial officer, stating (a) the Company’s name, address and telephone number (including area code), (b) the Company’s Internal Revenue Service identification number, (c) the Company’s SEC file number, (d) the number of shares of each class of capital stock outstanding as shown by the most recent report or statement published by the Company, and (e) whether the Company has filed the reports required to be filed under the Exchange Act for a period of at least ninety (90) days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.

5.11 Preservation of Rights. The Company will not (i) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder or (ii) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to Amneal Group in this Agreement. Notwithstanding the foregoing, the Company is hereby expressly permitted to grant the registration rights contemplated by Section 2 of that certain letter agreement, dated as of the date hereof, between the Company and TPG.

5.12 Transfer of Registration Rights. The rights of each Amneal Group Member under this Agreement may be assigned to any direct or indirect transferee of an Amneal Group Member permitted under this Agreement who agrees in writing to be subject to and bound by all the terms and conditions of this Agreement. In furtherance of the foregoing and in lieu of an assignment of rights pursuant to the foregoing sentence, if requested by any Amneal Group Member in connection with any such Transfer by an Amneal Group Member, the Company will enter into one or standalone registration rights agreements for the benefit of such direct or indirect transferee providing for registration rights that are substantially consistent with the rights of such Amneal Group Member under this Agreement.

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ARTICLE VI

FINANCIAL AND OTHER INFORMATION

Unless otherwise expressly provided, each of the covenants and agreements in this Article VI shall terminate at the end of the fiscal year of the Company in which the Trigger Date occurs:

6.1 Exchange of Information. Until the end of the fiscal year of the Company in which the Trigger Date occurs, each of the members of Amneal Group and the Company Group, on behalf of itself and the other members of its respective Group, agrees to use commercially reasonable efforts to provide, or cause to be provided, to the other, at any time after the date hereof, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs to comply with reporting, disclosure or filing requirements imposed on the requesting party or a member of its Group (including under applicable securities or Tax Laws) by a Governmental Entity having jurisdiction over the requesting party or such member of its Group; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the Parties shall take reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. In connection therewith, each Party shall use its commercially reasonable efforts to respond to reasonable requests from the other Party for information regarding the Information delivered pursuant to this Section 6.1 and, if requested, shall make appropriate personnel available to discuss such Information.

6.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.1 shall be deemed to remain the property of the providing Group. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

6.3 Compensation for Providing Information. In connection with Information exchanged pursuant to Section 6.1, the Party requesting Information agrees to reimburse the other Party for the reasonable, documented out-of-pocket costs, if any, of creating, gathering and copying such Information or otherwise performing, to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement, or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement, Amneal Group and the Company agree to use their reasonable best efforts to retain all Information in their respective possession or control in accordance with the policies of Amneal Group as in effect on the date of the Closing, to the extent such policies are communicated in writing to the Company reasonably in advance, or such other policies as may be reasonably adopted by the appropriate Party after the date hereof. Neither Party will destroy, or permit any of its Subsidiaries to destroy, any Information which

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the other Party may have the right to obtain pursuant to this Agreement prior to the fifth anniversary of the date of the Closing without first using its reasonable best efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction; provided, however, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

6.5 Production of Witnesses; Records; Cooperation.

(a) Except in the case of an adversarial Action by one Party against another Party, each member of Amneal Group and the Company shall use its reasonable best efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved. The requesting Party shall bear all costs and expenses in connection therewith.

(b) Without limiting the foregoing, Amneal Group and the Company shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(c) In connection with any matter contemplated by this Section 6.5, Amneal Group and the Company intend to and will maintain any applicable attorney-client privilege, work product doctrine, and other applicable privileges, doctrines, or immunities of any member of any Group.

6.6 Privilege. To the fullest extent permitted by law, the provision of any information pursuant to this Article VI shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege (a “Privilege”). Neither the Company or any member of the Company Group nor any member of Amneal Group will be required to provide any information pursuant to this Article VI if the provision of such information would serve as a waiver of any Privilege afforded such information.

ARTICLE VII

MISCELLANEOUS

7.1 Corporate Power. Each member of Amneal Group represents on behalf of itself and the Company represents on behalf of itself, as follows:

(a) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

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(b) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

7.2 Confidentiality.

(a) Company Confidential Information. For a period of four (4) years following the Closing Date, subject to Section 7.2(c) and except as contemplated by this Agreement or any Transaction Document, Amneal Group shall not, and shall cause its Subsidiaries and their respective officers, directors, employees, and other agents and representatives (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than its Representatives or its Affiliates who reasonably need to know such information in providing services to any member of Amneal Group, any Company Confidential Information. If any disclosures are made in connection with providing services to any member of Amneal Group under this Agreement or any Transaction Document, then the Company Confidential Information so disclosed shall be disclosed solely to the extent necessary to perform such services. Amneal Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Company Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(a), any Information relating to the business currently or formerly conducted, or proposed to be conducted, by any member of the Company Group furnished to or in the possession of any member of Amneal Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any member of Amneal Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such Information is hereinafter referred to as “Company Confidential Information.” Company Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any Amneal Group Member not otherwise permissible hereunder, (ii) Amneal Group can demonstrate was or became available to any Amneal Group Member from a source other than the Company or its Affiliates or (iii) is developed independently by an Amneal Group Member without reference to the Company Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of Amneal Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Company Group with respect to such information. In the event any Amneal Group Member receives Company Confidential Information after the Trigger Date, Amneal Group shall keep and shall cause its Representatives to keep such Company Confidential Information confidential for the period of one (1) year following the date such Company Confidential Information was disclosed to Amneal Group.

(b) Amneal Confidential Information. For a period of four (4) years following the Closing Date, subject to Section 7.2(c) and except as contemplated by this Agreement or any Transaction Document, the Company shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than its Representatives or its Affiliates who reasonably need to know such information in providing services to the Company or any member of the Company Group, any Amneal Confidential Information. If any disclosures are made in connection with providing

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services to any member of the Company Group under this Agreement or any Transaction Document, then the Amneal Confidential Information so disclosed shall be disclosed solely to the extent necessary to perform such services. The Company Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Amneal Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(b), any Information relating to the businesses currently or formerly conducted, or proposed to be conducted, by Amneal Group or any of their respective Affiliates (other than any member of the Company Group) furnished to or in the possession of any member of the Company Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Company, any member of the Company Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such Information is hereinafter referred to as “Amneal Confidential Information.” Amneal Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Company Group not otherwise permissible hereunder, (ii) the Company can demonstrate was or became available to any member of the Company Group from a source other than Amneal Group or its Affiliates or (iii) is developed independently by a member of the Company Group without reference to the Amneal Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by a member of the Company Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of Amneal Group with respect to such information. In the event any member of the Company Group receives Amneal Confidential Information after the Trigger Date, the Company shall keep and shall cause its Representatives to keep such Amneal Confidential Information confidential for the period of one (1) year following the date such Amneal Confidential Information was disclosed to the Company Group.

(c) If Amneal Group or its Affiliates, on the one hand, or the Company or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to applicable Law or stock exchange requirements to disclose or provide any Company Confidential Information or Amneal Confidential Information, as applicable, the Person receiving such request or demand, or so required by applicable Law or stock exchange requirements, shall, to the extent practicable and legally permissible, promptly provide the other Party with advance written notice of such request, demand or requirement and will reasonably cooperate other Party (at such other Party’s sole expense) with the other Party’s efforts to seek confidential treatment of any Confidential Information to be disclosed and/or to obtain a protective order narrowing the scope of disclosure. Confidential Information that is disclosed pursuant to this Section 7.2(c) will remain otherwise subject to the confidentiality and non-use provisions set forth herein. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any Company Confidential Information or Amneal Confidential Information, as the case may be, only to the extent required by such Law or stock exchange requirement (as so advised by counsel) or by lawful process or such Governmental Entity.

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7.3 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement. The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the Superior Court of the State of Delaware (Complex Commercial Division); provided, further, that if subject matter jurisdiction over the matter that is the subject of the Action is vested exclusively in the federal courts of the United States of America, such Action shall be heard in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the Parties hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 7.5; (iii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts; and (iv) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

7.4 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (A) CERTIFIED THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4.

7.5 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, delivered and/or provided (a) when delivered personally, by facsimile (which is confirmed by a printed confirmation produced by the sending machine) or by e-mail of a .pdf attachment (for which a confirmation email is obtained), or (b) on the next Business Day when dispatched for overnight delivery by Federal Express or a similar courier, in either case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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If to Amneal Group, to:

Amneal Holdings, LLC

c/o AE Companies, LLC

995 Route 202/206

Bridgewater, NJ 08807

Attention: Chirag Patel

Email: chiragp@aecollc.com

and

Amneal Holdings, LLC

520 Newport Center Drive

Newport Beach, CA 92660

Attention: Edward G. Coss

Email: edc@tarsadia.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 3rd Ave

New York, NY 10022

Attention: Charles K. Ruck; R. Scott Shean

Email: charles.ruck@lw.com; scott.shean@lw.com

If to the Company, to:

Amneal Pharmaceuticals, Inc.

400 Crossing Boulevard, Third Floor

Bridgewater, New Jersey 08807

Attn: General Counsel

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Francis J. Aquila

Email: aquilaf@sullcrom.com

7.6 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

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7.7 Entire Agreement. This Agreement (including the annexes, exhibits and letters hereto) and the Transaction Documents constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the Parties with respect to the subject matter hereof and thereof.

7.8 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any of the Parties without the prior written consent of the other Parties; provided, that notwithstanding the foregoing, each Amneal Group Member shall be entitled to assign such Amneal Group Member’s rights and obligations (i) under this Agreement, collectively, in connection with any Transfer of shares of Company Common Stock permitted under Section 4.1(b)(i)(E), Section 4.1(b)(i)(F) or Section 4.1(c) (in which case such transferee shall, prior to any such Transfer, agree in a writing reasonably acceptable to the Company to be bound by the terms of this Agreement as a party hereto in the position of an Amneal Group Member) or (ii) under Article V (Registration Rights), in connection with any Transfer of Registrable Shares. This Agreement is for the sole benefit of the Parties to this Agreement and the members of their respective Group and their permitted successors and assigns, including any transferee in a Permitted Transfer (as defined in the Amneal Pharmaceuticals LLC Agreement), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity (other than the Conflicts Committee, which is an intended third party beneficiary of the covenants set forth in this Agreement) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.9 Amendment; Waiver. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties to such agreement; provided, that any material amendment or modification of this Agreement shall require the prior written consent of the Conflicts Committee. Either Party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving; provided, further, that any waiver of any or all of the Company’s rights granted under this Agreement shall require the prior written consent of the Conflicts Committee. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

7.10 Interpretations. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, annexes, exhibits or other attachments to this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any

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agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

7.11 Privileged Matters.

(a) Each of the Parties agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, that the law firms listed on Schedule 7.11(a) (the “Impax Law Firms”) may serve as counsel following consummation of the Transactions to the Company Group or any director, officer, employee or Affiliate of any member of the Company Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions notwithstanding any prior representation of Impax or any member of the Company Group by the Impax Law Firms. In connection with any representation expressly permitted pursuant to the prior sentence, Amneal Group hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with prior representation of Impax or any of its Affiliates by the Impax Law Firms. As to any privileged communications, or communications claimed to be privileged, in any form or format whatsoever between or among the Impax Law Firms, on the one hand, and Impax, the Company, any other member of the Company Group, or any of their respective directors, officers, employees or other representatives, on the other hand, prior to the Closing that relate to (i) the negotiation, documentation and consummation of the Transactions or any alternative transactions presented to or considered by Impax, the Company or any other member of the Company Group, or (ii) any dispute arising under this Agreement or the other Transaction Documents (collectively, the “Privileged Impax Communications”), Amneal Group, together with any of its Affiliates, successors or assigns, agrees that it and they may not use or rely on any of the Privileged Impax Communications in any action against or involving any of the other Parties after the Closing (other than in connection with any claim of fraud or any willful and material breach), absent an express waiver or consent by the pertinent member or members of the Company Group or a final determination by a court of law that the communication is not privileged.

(b) Each of the Parties agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, that the law firms listed on Schedule 7.11(b) (the “Amneal Law Firms”) may serve as counsel following consummation of the Transactions to the Amneal Group or any director, officer, employee or Affiliate of any Amneal Group Member, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions notwithstanding any prior representation of Amneal Pharmaceuticals LLC or any of its Affiliates by the Amneal Law Firms. In connection with any representation expressly permitted pursuant to the prior sentence, Company Group hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in

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connection with prior representation of Amneal Pharmaceuticals LLC or any of its Affiliates by the Amneal Law Firms. As to any privileged communications, or communications claimed to be privileged, in any form or format whatsoever between or among the Amneal Law Firms, on the one hand, and Amneal Pharmaceuticals LLC, any of its Affiliates (including any Amneal Group Member), or any of their respective directors, officers, employees or other representatives, on the other hand, prior to the Closing that relate to (i) the negotiation, documentation and consummation of the Transactions or any alternative transactions presented to or considered by Amneal or any other Amneal Group Member, or (ii) any dispute arising under this Agreement or the other Transaction Documents (collectively, the “Privileged Amneal Communications”), Company Group, together with any of its Affiliates, successors or assigns, agrees that it and they may not use or rely on any of the Privileged Amneal Communications in any action against or involving any of the other Parties after the Closing (other than in connection with any claim of fraud or any willful and material breach), absent an express waiver or consent by the pertinent member or members of the Amneal Group or a final determination by a court of law that the communication is not privileged.

7.12 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

7.13 Enforceable by the Conflicts Committee. All of the Company’s and Amneal Pharmaceuticals LLC’s rights under this Agreement and the other Transaction Documents may be enforced by the Conflicts Committee; provided that nothing in this Agreement shall require the Conflicts Committee to act on behalf of, or enforce any rights of, the Company or Amneal Pharmaceuticals LLC. Any recovery in connection with an Action brought by the Conflicts Committee hereunder or thereunder shall be for the proportionate benefit of all Other Stockholders.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AMNEAL PHARMACEUTICALS HOLDING COMPANY, LLC

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

AP CLASS D MEMBER, LLC
By:
Name:
Title:

[Signature Page to Stockholders Agreement]

AP CLASS E MEMBER, LLC
By
Name:
Title:

[Signature Page to Stockholders Agreement]

AH PPU MANAGEMENT, LLC
By
Name:
Title:

[Signature Page to Stockholders Agreement]

ATLAS HOLDINGS, INC.
By
Name:
Title:

[Signature Page to Stockholders Agreement]

Exhibit A

ATLAS HOLDINGS, INC.

CONFLICTS COMMITTEE CHARTER

This Conflicts Committee Charter (the “Charter”) has been adopted by the Company Board of Directors (the “Company Board”) of Atlas Holdings, Inc., a Delaware corporation (the “Company”).

I.	Purpose

The Conflicts Committee (the “Committee”) of the Company Board is responsible for providing leadership and guidance to the Company Board and the Company regarding transactions or situations involving potential conflicts of interest between any member of the Company Group, on the one hand, and any member of Amneal Group, or any director, officer, employee or associate of any Amneal Group Member, on the other hand.

This Charter is intended to implement the provisions of the Stockholders Agreement, dated as of October 17, 2017, by and among the Company and Amneal Group, as defined therein (the “Stockholders Agreement”). Capitalized terms used in this Charter but not otherwise defined have the meanings given to such terms in the Stockholders Agreement. In the event of any conflict between this Charter and the Stockholders Agreement, the provisions of the Stockholders Agreement shall prevail.

II.	Term and Composition

The Committee shall exist until the first date on which Amneal Group ceases to beneficially own at least ten percent (10%) of the outstanding shares of the Company Common Stock.

The number of directors which constitute the Committee shall be determined by the Company Board from time to time. The Committee shall be comprised solely of Company Independent Directors appointed to serve on the Committee by a majority of the Company Independent Directors then serving on the Company Board. The Company Board shall elect or appoint a chairperson of the Committee (or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee). The members of the Committee shall serve for a term of one year or until their successors shall be appointed and qualified. No member of the Committee shall be removed except by majority vote of the Company Independent Directors then serving on the Company Board. A majority of the Company Independent Directors then serving on the Company Board shall have the authority to fill vacancies or add additional members to the Committee.

III.	Meetings and Procedure

The Committee shall meet as many times as it deems necessary or advisable to carry out its duties and responsibilities. The chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee. One or more meetings may be conducted in whole or in part by telephone conference call or similar means if it is impracticable to obtain the personal presence of each Committee member. A majority of the members of the Committee shall constitute a quorum.

Information and materials that are important to the Committee’s understanding of the agenda items and other topics to be considered at a Committee meeting should, to the extent practicable, be distributed sufficiently in advance of the meeting to permit prior review by the directors. In the event of a pressing need for the Committee to meet on short notice or if such materials contain highly confidential or sensitive information, it is recognized that written materials may not be available in advance of the meeting.

The Company shall make available to the Committee, at its meetings and otherwise, such individuals and entities as may be designated from time to time by the Committee. Following each of its meetings, the Committee shall deliver a report on the meeting to the Company Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV.	Responsibilities and Duties of the Conflicts Committee

The Committee shall have the authority and responsibilities set forth in the Stockholders Agreement, the other Transaction Documents and as may otherwise be delegated to the Committee by the Nominating Committee or the Company Board from time to time. Such authority and responsibilities include but are not limited to:

A.	Review and report to the Company Board regarding potential conflicts of interest of directors and director nominees, and review the qualifications of directors and director nominees as Independent Directors and/or Company Independent Directors.

B.	Review and approval of certain Transfers of shares of Company Common Stock by an Amneal Group Member to third parties as required pursuant to Section 4.1(b) of the Stockholders Agreement.

C.	Review and approval of acquisitions of Company Common Stock by Amneal Group and certain other actions of Amneal Group as required pursuant to Section 4.1(d) of the Stockholders Agreement.

D.	Determination of whether any transaction between any member of the Company Group, on the one hand, and any member of Amneal Group, or any director, officer, employee or associate of any Amneal Group Member, on the other hand, is a Related Party Transaction that must be reviewed and approved by the Committee in accordance with the criteria set forth in the immediately following sentence. Specifically, the Committee shall be responsible for the review and approval of the following:

a.	Any Related Party Transaction that (i) involves aggregate amounts above $2,500,000, measured by payments (together with all substantially related payments) to or from the Company Group, or (ii) is otherwise material (with materiality defined in a manner consistent with the Company’s SEC disclosure requirements) to the Company Group, taken as a whole, in any non-monetary respect;

b.	Any material amendments or modifications to, or terminations of, any of the Transaction Documents; and

c.	Any material waivers, consents or elections of the Company’s or Amneal Pharmaceuticals LLC’s rights under any of the Transaction Documents (except as otherwise set forth in Section 4.2(a) of the Stockholders Agreement).

E.	Review and approval of any proposal by any Amneal Group Member of a transaction, or series of related transactions, reasonably expected to result in the acquisition of all of the Company Common Stock held by Other Stockholders, pursuant to Section 4.1(f) of the Stockholders Agreement.

F.	Determination of whether to impose a Blackout Period in accordance with Section 5.2 of the Stockholders Agreement.

G.	Review and approval of any material amendment or modification of the Stockholders Agreement, or any material waiver of any or all of the Company’s rights granted under the Stockholders Agreement.

H.	Enforcement of the Company’s rights under the Stockholders Agreement and the other Transaction Documents, at the Committee’s sole discretion, pursuant to Section 7.13 of the Stockholders Agreement.

I.	Approval of the Charter and any amendments, modifications or supplements hereto from time to time; provided that, any amendments, modifications or supplements of the Charter shall be approved by (x) seventy-five percent (75%) of the directors comprising the Company Board, (y) a majority of the Company Independent Directors then serving on the Company Board and (z) a majority of the Committee.

V.	Advisors

The Committee shall be fully empowered to requisition reasonable assistance from employees of the Company, including legal and financial staff, to retain independent legal, financial and other advisors, at the Company’s expense, as the Committee deems necessary and to approve or not approve any transaction or other matter submitted to the Committee (and such non-approval shall be binding on the Company Board). The Committee shall have sole authority to approve related fees and retention terms.

VI.	Delegation

Any duties and responsibilities of the Committee may be delegated to a subcommittee of the Committee.

Exhibit J

TAX RECEIVABLE AGREEMENT

by and among

AMNEAL PHARMACEUTICALS, INC.

AMNEAL PHARMACEUTICALS LLC and

THE MEMBERS OF AMNEAL PHARMACEUTICALS LLC

FROM TIME TO TIME PARTY HERETO

Dated as of [ 🌑 ]

i

ii

Exhibits

Exhibit A	-	Form of Joinder Agreement

iii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [ 🌑 ], is hereby entered into by and among Amneal Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), Amneal Pharmaceuticals LLC, a Delaware limited liability company (“Amneal LLC”) and each of the Members from time to time party hereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, Amneal LLC is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, each of the members of Amneal LLC as of the date hereof other than the Corporation (such members, together with each other Person who becomes a party hereto by satisfying the Joinder Requirement, the “Members”) owns Units;

WHEREAS, the Corporation is the sole managing member of Amneal LLC;

WHEREAS, the Corporation has issued shares of its Class A common stock, par value $0.01 per share (“Class A Common Stock”);

WHEREAS, on and after the date hereof, pursuant to Section 11.01 of the LLC Agreement, each Member has the right, in its sole discretion, from time to time to have all or a portion of its Units redeemed by Amneal LLC for, at the Corporation’s election, cash or Class A Common Stock (a “Redemption”); provided that, at the election of the Corporation in its sole discretion, the Corporation may effect a direct exchange of such cash or shares of Class A Common Stock for such Units (a “Direct Exchange”);

WHEREAS, Amneal LLC will have in effect an election under Section 754 of the Code as provided under Section 2.1(b) for the Taxable Year in which any Exchange occurs, which election will result in an adjustment to the Corporation’s share of the tax basis of the assets owned by Amneal LLC and its relevant subsidiaries (including any subsidiary that is (i) classified as a partnership for U.S. federal income tax purposes and has made an election under Section 754 of the Code or (ii) disregarded as separate from its owner for U.S. federal income tax purposes) (Amneal LLC and its relevant subsidiaries, the “Amneal LLC Group”), as of the date of the Exchange, with a consequent result on the taxable income subsequently derived therefrom; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Exchanges and making payments under this Agreement, and to ease administrative burdens, an assumed tax rate shall be used to approximate the Corporation’s state and local liabilities for Covered Taxes without regard to such tax benefits for each Taxable Year.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Interest Amount” is defined in Section 3.1(b)(vii) of this Agreement.

“Actual Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal Covered Taxes of the Corporation (i) appearing on U.S. federal Tax Returns of the Corporation for such Taxable Year and (ii) if applicable, determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).

“Actual Other Tax Liability” means, with respect to any Taxable Year, the product of (i) the sum of (x) U.S. federal taxable income of the Corporation determined in connection with calculating the Actual Federal Tax Liability for such Taxable Year and (y) actual state and local tax liabilities of the Corporation for such Taxable Year, and (ii) the Assumed Other Tax Rate.

“Actual Tax Liability” means, with respect to any Taxable Year, the Actual Federal Tax Liability for such Taxable Year, plus the Actual Other Tax Liability for such Taxable Year.

“Advisory Firm” means a nationally recognized accounting firm mutually agreed to by the Corporation and the Member Representative or, if the Corporation and the Member Representative are unable to agree on such a firm, Deloitte LLP.

“Advisory Firm Letter” means a letter prepared by the Advisory Firm used by the Corporation in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by the Corporation to the Members, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by the Corporation to the Members.

“Affiliate” has the meaning set forth in the Business Combination Agreement.

“Agreed Rate” means the Reference Rate plus 150 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(b) of this Agreement.

“Assumed Other Tax Rate” means (i) the sum of the products of (a) the Corporation’s income and franchise tax apportionment rate(s) for each state and local jurisdiction in which Amneal LLC or the Corporation files an income or franchise tax return for the relevant Taxable Year and (b) the highest corporate income and franchise tax rate(s) paid by the Corporation for each state and local jurisdiction in which Amneal LLC or the Corporation files an income or franchise tax return for each relevant Taxable Year, provided that if state and local income and franchise taxes are deductible in the relevant Taxable Year for U.S. federal income tax purposes, such sum shall be reduced by (ii) the product of (x) the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year and (y) the rate calculated under clause (i).

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“Amneal LLC” is defined in the preamble.

“Amneal LLC Group” is defined in the recitals to this Agreement.

“Assumed Tax Liability” has the meaning set forth in the LLC Agreement.

“Attributable” is defined in Section 3.1(b)(i) of this Agreement.

“Audit Committee” means the audit committee of the Board.

“Bankruptcy Code” means Title 11, U.S. Code or any similar federal law for the relief of debtors.

“Basis Adjustment” means the increase or decrease to, or the Corporation’s share of, the tax basis of the Reference Assets (i) under Section 734(b) (but only to the extent that an Exchange is treated as an event that gives rise to such adjustment), 743(b), 754 and 755 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, following an Exchange, Amneal LLC remains in existence as an entity for tax purposes); (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, as a result of one or more Exchanges, Amneal LLC becomes an entity that is disregarded as separate from its owner for tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement; and (iii) under Section 1012 of the Code as a result of any portion of the assets contributed pursuant to the Holdings Contribution Agreement being treated as having been sold to the Company for U.S. federal income tax purposes. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Basis Schedule” is defined in Section 2.2 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Board” means the Board of Directors of the Corporation.

“Business Combination Agreement” means the Business Combination Agreement, dated as of [ 🌑 ], by and among the Corporation, Impax Laboratories, Inc., K2 Merger Sub, Inc. and Amneal LLC.

“Business Day” has the meaning set forth in the Business Combination Agreement.

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“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act (excluding any “person” or “group” who, on the Closing Date, is the Beneficial Owner of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities;

(2) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including through a sale of assets of members of the Amneal LLC Group), other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale;

(3) there is consummated a Combination, and, immediately after the consummation of such Combination, either (x) the Board immediately prior to the Combination does not constitute at least a majority of the board of directors of the company surviving the Combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such Combination do not beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such Combination; or

(4) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who were directors of the Corporation on the Closing Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporation on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause 4; or

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

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“Class A Common Stock” is defined in the recitals to this Agreement.

“Class B Common Stock” means Class B common stock issued by the Corporation, par value $0.01 per share.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combination” means a merger, consolidation, acquisition or other business combination of the Corporation or any direct or indirect subsidiary of the Corporation (including Amneal LLC) with any other corporation or other entity.

“Corporation” is defined in the preamble to this Agreement.

“Corporation Letter” means a letter prepared by the Corporation in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by the Corporation to the Members, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by the Corporation to the Members.

“Covered Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis (including for the avoidance of doubt, franchise taxes), and any interest imposed in respect thereof under applicable law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii) of this Agreement.

“Default Rate” means the Reference Rate plus 525 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(ix) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Dispute” is defined in Section 7.8(a) of this Agreement.

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“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) the Reference Rate plus 100 basis points and (ii) 6.50% per annum, compounded annually.

“Early Termination Reference Date” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange” means any Direct Exchange or Redemption that in either case results in an adjustment under Section 734(b), 743(b) or 1012 of the Code with respect to the Amneal LLC Group.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successor provisions thereto.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9 of this Agreement.

“Extension Rate Interest” is defined in Section 3.1(b)(viii) of this Agreement.

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this Agreement.

“Holdings Contribution Agreement” means that certain Contribution Agreement, dated as of [ 🌑 ], by and among Amneal Pharmaceuticals Holding Company, LLC and the Company.

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of U.S. federal Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant U.S. federal Tax Returns of the Corporation but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto for such Taxable Year; (ii) excluding any deduction attributable to Imputed Interest for such Taxable Year; (iii) treating any PTI Distribution as a distribution that is not described by Code Section 959; and (iv) deducting actual state and local tax liabilities for such Taxable Year and deducting or crediting, as applicable, allowable foreign tax liabilities for purposes of determining U.S. federal taxable income. For the avoidance of doubt, the Hypothetical Federal Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i) or (ii) of the previous sentence.

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“Hypothetical Other Tax Liability” means, with respect to any Taxable Year, the product of (i) the sum of (x) U.S. federal taxable income of the Corporation determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year and (y) the amount of state and local tax liabilities of the Corporation used for purposes of clause (iv) of the definition of Hypothetical Federal Tax Liability with respect to such Taxable Year and (ii) the Assumed Other Tax Rate.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the Hypothetical Federal Tax Liability for such Taxable Year, plus the Hypothetical Other Tax Liability for such Taxable Year.

“ICE LIBOR” means the ICE LIBOR rate for a period of three months, as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of ICE LIBOR as may be designated in good faith by the Corporation from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such period, for dollar deposits (for delivery on the first day of such period) with a term equivalent to such period.

“Imputed Interest” is defined in Section 3.1(b)(vi) of this Agreement.

“Independent Directors” means the members of the Board who are “independent” under the standards set forth in Rule 10A-3 promulgated under the U.S. Securities Exchange Act of 1933, as amended, and the corresponding rules of the applicable exchange on which the Class A Common Stock is traded or quoted.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a) of this Agreement.

“LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Amneal Pharmaceuticals LLC, dated as of the Closing Date, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Market Value” means the “Common Unit Redemption Price,” as defined in the LLC Agreement.

“Maximum Rate” is defined in Section 7.14 of this Agreement.

“Members” is defined in the recitals to this Agreement.

“Member Representative” means Amneal Holdings, LLC.

“Net Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

7

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Non-TRA Portion” is defined in Section 2.3(b) of this Agreement.

“Objection Notice” is defined in Section 2.4(a)(i) of this Agreement.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Person” means “person,” as defined in the Business Combination Agreement.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a Member or upon the issuance of Units resulting from the exercise of an option to acquire such Units) (i) that occurs prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“PTI Distribution” means any distribution of an amount described by Code Section 959 that is attributable to or the result of an Exchange.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.1(b)(v) of this Agreement.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.4(a) of this Agreement.

“Redemption” has the meaning in the recitals to this Agreement.

“Reference Asset” means any asset of Amneal LLC or any of its successors or assigns, and whether held directly by Amneal LLC or indirectly by Amneal LLC through a member of the Amneal LLC Group, at the time of an Exchange. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Reference Rate” means the Reference Rate Base plus the Reference Rate Spread.

“Reference Rate Base” means ICE LIBOR during any period for which such rate is published in accordance with the definition thereof. If ICE LIBOR ceases to be published in accordance with the definition thereof, the Corporation and the Member Representative shall work together in good faith to select a new Reference Rate with similar characteristics.

“Reference Rate Spread” means 0 basis points during any period for which ICE LIBOR is published in accordance with the definition thereof. If ICE LIBOR ceases to be published in accordance with the definition thereof, the Corporation and the Member Representative shall work together in good faith to select a new Reference Rate Spread, such that the Reference Rate is not materially changed (and in no event by more than 25 basis points) as a result of the selection of a new Reference Rate Base at the time of such selection.

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“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsequent Acquisition” means any acquisition, closing after the Closing Date, of the equity interests or assets of one or more business entities.

“Subsequent Acquisition Target” means any asset or entity acquired in a Subsequent Acquisition.

“Subsequent Acquisition Tax Benefits” means any and all tax benefits in respect of Covered Taxes of the Corporation arising as a result of a Subsequent Acquisition, including: (i) any deduction attributable to the carryforward of a net operating loss or any credits of a Subsequent Acquisition Target generated in a Taxable Year that ends prior to, or on the date of, the closing of the relevant Subsequent Acquisition, (ii) any deductions attributable to transaction expenses (including transaction-related compensation) of a Subsequent Acquisition Target, (iii) any deductions or offsets to income attributable to a step-up in tax basis resulting from a Subsequent Acquisition, (iv) any deduction for interest on liabilities incurred or carried to effect a Subsequent Acquisition, and (v) any net operating losses or net capital losses arising from the business of a Subsequent Acquisition Target, whether generated before or after a Subsequent Acquisition.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3(a) of this Agreement.

“Tax Return” has the meaning set forth in the Business Combination Agreement.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.2 of this Agreement.

“TRA-Portion” is defined in Section 2.3(b) of this Agreement.

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“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“Units” means “Common Units,” as defined in the LLC Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(1) in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(2) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law;

(3) all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period, provided, that the combined tax rate for U.S. state and local income taxes shall be the Assumed Other Tax Rate;

(4) any loss carryovers or carrybacks generated by any Basis Adjustment or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement) and available as of the date of the Early Termination Schedule will be used by the Corporation ratably in each Taxable Year from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers or carrybacks; by way of example, if on the date of the Early Termination Schedule the Corporation had $100 of net operating losses with a carryforward period of ten (10) years, $10 of such net operating losses would be used in each of the ten (10) consecutive Taxable Years beginning in the Taxable Year of such Early Termination Schedule;

(5) any non-amortizable assets will be disposed of on the Early Termination Effective Date;

(6) if, on the Early Termination Effective Date, any Member has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock that would be received by such Member if such Units had been Exchanged on the Early Termination Effective Date, and such Member shall be deemed to receive the amount of cash such Member would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Effective Date and

(7) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

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Section 1.2 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to both (i) the singular and plural forms and (ii) the active and passive forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Unless otherwise expressly provided herein, (a) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

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ARTICLE II.

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Basis Adjustments; Amneal LLC 754 Election.

(a) Basis Adjustments. The Parties acknowledge and agree that (A) each Redemption shall be treated as a direct purchase of Units by the Corporation from the applicable Member pursuant to Section 707(a)(2)(B) of the Code and (B) each Exchange will give rise to Basis Adjustments. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest or Default Rate Interest. Further, the Parties intend that Basis Adjustments be calculated in accordance with Treasury Regulations Section 1.743-1.

(b) Amneal LLC Section 754 Election. In its capacity as the sole managing member of Amneal LLC, the Corporation will ensure that, on and after the date hereof and continuing throughout the term of this Agreement, Amneal LLC and each of its direct and indirect subsidiaries (including any successors to Amneal LLC and its direct and indirect subsidiaries arising as a result of terminations occurring pursuant to Section 708(b)(1)(B) of the Code) that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year; provided that with respect to any direct or indirect subsidiary of Amneal LLC that is treated as a partnership for U.S. federal income tax purposes for which the Corporation or any of its subsidiaries do not have the authority under the governing documents of such subsidiary to cause or are otherwise prohibited from causing such subsidiary to have in effect an election under Section 754 of the Code (or under any similar provisions of applicable U.S. state or local law), the Corporation shall only be required to take commercially reasonable efforts to cause such subsidiary to have such an election in effect.

Section 2.2 Basis Schedules. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall, at its own expense, prepare, with assistance from the Advisory Firm, and deliver to the Members a schedule (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year, calculated (I) in the aggregate (including, for the avoidance of doubt, Exchanges by all Members) and (II) solely with respect to Exchanges by the applicable Member; (b) the period (or periods) over which the Reference Assets are amortizable and/or depreciable; and (c) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

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Section 2.3 Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall, at its own expense, prepare, with assistance from the Advisory Firm, and deliver to the Members a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, as determined using a “with and without” methodology described in Section 2.4(a). Carryovers or carrybacks of any tax item attributable to any Basis Adjustment or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to a Basis Adjustment or Imputed Interest (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that: (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)); and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree that, subject to the second to last sentence of Section 2.1(a), all Tax Benefit Payments attributable to an Exchange will be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for the Corporation beginning in the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into such Taxable Year continuing for future Taxable Years until any incremental Basis Adjustment benefits with respect to a Tax Benefit Payment equals an immaterial amount.

Section 2.4 Procedures; Amendments.

(a) Procedures. Each time the Corporation delivers an applicable Schedule to the Members under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, the Corporation shall also, at its own expense: (x) deliver supporting schedules and work papers, as determined in good faith by the Corporation or as reasonably requested by any Member, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule; (y) deliver an Advisory Firm Letter supporting such Schedule (or, if the Advisory Firm cannot as a general matter of such Advisory Firm’s internal policies deliver Advisory Firm Letters, a Corporation Letter); and (z) allow the Members and their advisors to have reasonable access to the appropriate representatives, as determined in good faith by the Corporation or as reasonably requested by the Members, at the Corporation and the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the Members, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of the Corporation for the relevant Taxable Year (the “with” calculation) and the Hypothetical Tax Liability of the Corporation for such Taxable Year (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used

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for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty (30) calendar days from the date on which the Members first received the applicable Schedule or amendment thereto unless:

(i) a Member within thirty (30) calendar days after receiving the applicable Schedule or amendment thereto, provides the Corporation with written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail such Member’s material objection (an “Objection Notice”); or

(ii) each Member provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from all Members is received by the Corporation.

In the event that a Member timely delivers an Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the Member shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). Notwithstanding anything to the contrary herein, to the extent that supporting schedules or work papers are requested pursuant to this Section 2.4(a) by a Member that (x) was not a member of Amneal LLC as of the date hereof, (y) does not hold directly or indirectly, together with Persons under common control with such Member, on an aggregate basis, at least five percent (5%) of the outstanding Units on the date of such Member’s request and (z) would not be entitled to receive directly or indirectly, together with Persons under common control with such Member, on an aggregate basis, at least five percent (5%) of the aggregate amount of all Early Termination Payments payable to all Members hereunder if the Corporation exercised its right of early termination on the date of such Member’s request, the cost of preparing such supporting schedules or work papers shall be borne solely by such requesting Member by set-off against the next Tax Benefit Payment to be made to such requesting Member pursuant to Section 3.1(a).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation, at its own expense: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the Members; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

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ARTICLE III.

TAX BENEFIT PAYMENTS

Section 3.1 Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Subject to Sections 3.2 and 3.3, within three (3) Business Days following the date on which each Tax Benefit Schedule that is required to be delivered by the Corporation to the Members pursuant to Section 2.3(a) of this Agreement becomes final in accordance with Section 2.4(a) of this Agreement (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay to each relevant Member the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such Members or as otherwise agreed by the Corporation and such Members. For the avoidance of doubt, the Members shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by the Corporation to the Members (including any portion of any Early Termination Payment). Notwithstanding anything herein to the contrary, at the election of a Member, the aggregate Tax Benefit Payments in respect of an Exchange (other than amounts accounted for as interest under the Code) shall not exceed an amount specified by the exchanging Member in the notice described in the following sentence. The election described in the prior sentence shall be made by an exchanging Member by providing written notice to the Corporation, as described in Section 7.1, no later than the last day of such Member’s taxable year that includes such Exchange.

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any Member means an amount, not less than zero, equal to the sum of: (i) the Net Tax Benefit that is Attributable to such Member and (ii) the Actual Interest Amount.

(i) Attributable. A Net Tax Benefit is “Attributable” to a Member to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to an Exchange undertaken by or with respect to such Member.

(ii) Net Tax Benefit. The “Net Tax Benefit” Attributable to a Member for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit Attributable to such Member as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made to such Member under this Section 3.1. For the avoidance of doubt, if the Cumulative Net Realized Tax Benefit that is Attributable to a Member as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made to such Member, such Member shall not be required to return any portion of any Tax Benefit Payment previously made by the Corporation to such Member.

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

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(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Imputed Interest. The principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will apply to cause a portion of any Tax Benefit Payment payable by the Corporation to a Member under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest as determined with respect to any Tax Benefit Payment payable by the Corporation to a Member shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vii) Actual Interest Amount. The “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year will equal the amount of any Extension Rate Interest.

(viii) Extension Rate Interest. The amount of “Extension Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest) for a Taxable Year will equal interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the Member on or before the Final Payment Date as determined pursuant to Section 3.1(a).

(ix) Default Rate Interest. In the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to a Member on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of “Default Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest and Extension Rate Interest) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes such Tax Benefit Payment to such Member. For the avoidance of doubt, any deduction for any Default Rate Interest as determined with respect to any Net Tax Benefit payable by the Corporation to a Member shall be included in the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

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(x) Except as provided in an election, if any, made pursuant to Section 3.1(a), the Corporation and the Members hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.

(c) Interest. The provisions of Section 3.1(b) are intended to operate so that interest will effectively accrue in respect of the Net Tax Benefit for any Taxable Year as follows:

(i) first, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Exchange Date until the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year);

(ii) second, at the Agreed Rate in respect of any Extension Rate Interest (from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a)); and

(iii) third, at the Default Rate in respect of any Default Rate Interest (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes the relevant Tax Benefit Payment to a Member).

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement, and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent. For purposes of this Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including, without limitation, any estimated U.S. federal income tax payments.

Section 3.3 Pro-Ration of Payments as Between the Members.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Basis Adjustments and Imputed Interest (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax benefit for the Corporation shall be allocated among the Members in proportion to the respective Tax Benefit Payments that would have been payable if the Corporation had in fact had sufficient taxable income so that there had been no such limitation. As an illustration of the intended operation of this Section 3.3(a), if the Corporation had $200 of aggregate potential Covered Tax benefits with respect to the Basis Adjustments and Imputed Interest in a particular Taxable Year (with $50 of

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such Covered Tax benefits being attributable to Member 1 and $150 of such Covered Tax benefits being attributable to Member 2), such that Member 1 would have potentially been entitled to a Tax Benefit Payment of $42.50 and Member 2 would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had $200 of taxable income, and if at the same time the Corporation only had $100 of actual taxable income in such Taxable Year, then $25 of the aggregate $100 actual Covered Tax benefit for the Corporation for such Taxable Year would be allocated to Member 1 and $75 of the aggregate $100 actual Covered Tax benefit for the Corporation would be allocated to Member 2, such that Member 1 would receive a Tax Benefit Payment of $21.25 and Member 2 would receive a Tax Benefit Payment of $63.75.

(b) Late Payments. If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 and the Corporation and other Parties agree that (i) the Corporation shall pay the Tax Benefit Payments due in respect of such Taxable Year to each Member pro rata in accordance with the principles of Section 3.3(a) and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all Members in respect of all prior Taxable Years have been made in full.

ARTICLE IV.

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the Members pursuant to this Agreement by paying to the Members the Early Termination Payment; provided that Early Termination Payments may be made pursuant to this Section 4.1(a) only if made in full and simultaneously to all Members that are entitled to such a payment, and provided further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon the Corporation’s payment of the Early Termination Payment, the Corporation shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice; and (ii) current Tax Benefit Payment due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment). If an Exchange subsequently occurs with respect to Units for which the Corporation has exercised its termination rights under this Section 4.1(a), the Corporation shall have no obligations under this Agreement with respect to such Exchange.

(b) Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (2) any Tax Benefit Payments agreed to by the Corporation and the Members as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control (except to the extent that any amounts described in clauses (2) or (3) are included in the Early Termination Payment). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutadis mutandi.

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(c) Acceleration Upon Breach of Agreement. In the event that the Corporation materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and become immediately due and payable upon notice of acceleration from any Member (provided that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include, but not be limited to: (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration; and (iii) any current Tax Benefit Payment due for the Taxable Year ending with or including the date of such acceleration. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a material breach of a material obligation, a Member shall still be entitled to enforce all of its rights otherwise available under this Agreement, including by seeking an acceleration of amounts payable under this Agreement. For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within thirty (30) days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within thirty (30) days of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment within thirty (30) days of the relevant Final Payment Date to the extent that the Corporation has insufficient funds, or cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

Section 4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the Members a notice of the Corporation’s decision to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Corporation shall also (x) deliver supporting schedules and work papers, as determined in good faith by the Corporation or as reasonably requested by a Member, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Early Termination Schedule; (y) deliver an Advisory Firm Letter (or, if the Advisory Firm cannot as a general matter of such Advisory Firm’s internal policies deliver Advisory Firm Letters, a Corporation Letter) supporting such Early Termination Schedule; and (z) allow the Members and their advisors to have reasonable access to the appropriate representatives, as determined in good faith by the Corporation or as reasonably requested by any Member, at the Corporation and the Advisory Firm in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party thirty (30) calendar days from the first date on which the Members received such Early Termination Schedule unless:

(i) a Member within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail such Member’s material objection (a “Termination Objection Notice”); or

(ii) each Member provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from all Members is received by the Corporation.

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In the event that a Member timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Termination Objection Notice, the Corporation and such Member shall employ the Reconciliation Procedures. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3 Payment Upon Early Termination.

(a) Timing of Payment. Within three (3) Business Days after the Early Termination Reference Date, the Corporation shall pay to each Member an amount equal to the Early Termination Payment for such Member. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by the Members or as otherwise agreed by the Corporation and the Members.

(b) Amount of Payment. The “Early Termination Payment” payable to a Member pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to such Member, whether payable with respect to Units that were Exchanged prior to or on the Early Termination Effective Date, or are deemed to be Exchanged on the Early Termination Effective Date pursuant to the Valuation Assumptions, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each Member, regardless of whether such Member has Exchanged all of its Units as of the Early Termination Effective Date.

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ARTICLE V.

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Members under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured indebtedness for borrowed money of the Corporation and its subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the Members and the Corporation shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. For the avoidance of doubt, the Corporation shall use commercially reasonable efforts to cause the terms of the agreements governing Senior Obligations to allow payments to be made under this Agreement.

Section 5.2 Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to any Member when due under the terms of this Agreement, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with Default Rate Interest, which shall accrue beginning on the Final Payment Date and be computed as provided in Section 3.1(b)(ix).

ARTICLE VI.

TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s and Amneal LLC’s Tax Matters. Except as otherwise provided herein, and except as provided in Section 9.03 of the LLC Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and Amneal LLC, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes. Notwithstanding the foregoing, the Corporation shall notify the Members of, and keep them reasonably informed with respect to, the portion of any tax audit of the Corporation or Amneal LLC, or any of Amneal LLC’s subsidiaries, the outcome of which is reasonably expected to materially affect the Tax Benefit Payments payable to any Member under this Agreement, and the Member Representative, shall have the right to participate in and to monitor at its own expense (but, for the avoidance of doubt, not to control) any such portion of any such Tax audit; provided that the Corporation shall not settle or fail to contest any issue pertaining to Covered Taxes that is reasonably expected to materially adversely affect any Member’s rights or obligations under this Agreement (including the amount or timing of any payment made hereunder) without the prior written consent of the Member Representative. In addition to the foregoing, the Corporation shall not take any action outside the ordinary course of business (other than exercising its early termination right under Section 4.1(a)) a principal purpose of which is to minimize Tax Benefit Payments determined in accordance with this Agreement; provided, that for the avoidance of doubt, nothing in this sentence shall be construed to in any way limit or otherwise prohibit the Corporation from exercising its rights pursuant to this Agreement (including, for the avoidance of doubt, this Section 6.1).

Section 6.2 Consistency. All calculations and determinations made hereunder, including, without limitation, any Basis Adjustments, the Schedules, and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by the Corporation and Amneal LLC on their respective Tax Returns. Each Member shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement, and any related calculations or determinations that are made hereunder, including, without limitation, the terms of Section 2.1 of this Agreement and the Schedules provided to the Members under this Agreement. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, such replacement Advisory Firm shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or unless the Corporation and all of the Members agree to the use of other procedures and methodologies.

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Section 6.3 Cooperation.

(a) Each Member shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. For the avoidance of doubt, no provision of this Agreement shall be construed to require any Member to provide any other party any right to access or review any Tax Return, tax work papers, or other proprietary or confidential information of such Member.

(b) The Corporation shall reimburse the Members for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).

Section 6.4 Approvals.

(a) Neither the Corporation, Amneal LLC nor any direct or indirect subsidiary of Amneal LLC that is treated as a partnership or is disregarded as separate from its owner for U.S. federal income tax purposes shall sell, exchange or otherwise dispose of any asset held on or prior to the Closing Date by Amneal LLC or any entity that was a subsidiary of Amneal LLC prior to the Closing Date in any twelve (12) month period if, following such disposition, the cumulative “amount realized” (as that term is defined in Section 1001 of the Code) from all such dispositions during such twelve (12) month period would be in excess of $40,000,000, unless (i) the Membership Representative provides its prior written consent to such transaction (which consent may be granted or withheld in the Member Representative’s sole discretion) or (ii) the Corporation agrees to use its best efforts to ensure that, during the taxable periods in which any Member is allocated gain attributable to such transaction, each such Member receives distributions pursuant to Section 4.01(b) of the LLC Agreement equal to its Assumed Tax Liability.

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(b) Neither the Corporation, Amneal LLC nor any of their respective Affiliates shall make a Subsequent Acquisition if the Subsequent Acquisition Tax Benefits from such Subsequent Acquisition and all prior Subsequent Acquisitions could, in the aggregate, reasonably be expected to materially adversely affect any Member’s rights or obligations under this Agreement (including the amount or timing of any payment made hereunder) without the prior written consent of the Member Representative, which consent may be granted or withheld in the Member Representative’s sole discretion.

(c) Neither the Corporation nor any of its subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporation is obligated to pay amounts with respect to tax benefits resulting from any net operating losses or other tax attributes to which the Corporation becomes entitled as a result of a transaction) without the prior written consent of the Member Representative (such consent not to be unreasonably withheld, conditioned or delayed), unless all payments to be made by the Corporation or any of its subsidiaries pursuant to such agreement are expressly subordinate in right of payment to all payments to be made hereunder.

Section 6.5 Tax Attributes. All net operating losses and other tax attributes of the Corporation (or any predecessor thereof), or of any affiliated group that files a consolidated U.S. federal income tax return (and any consolidated, combined, unitary or similar state tax group) and of which the Corporation (or any predecessor thereof) was the parent on or prior to the Closing Date shall, to the maximum extent permitted by applicable law, be carried back to taxable periods ending on or prior to the Closing Date.

ARTICLE VII.

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Corporation, to:

Amneal Pharmaceuticals, Inc.

400 Crossing Boulevard, 3rd Floor

Bridgewater, New Jersey 08807

Attn: Sheldon Hirt

E-mail: shirt@amneal.com

with a copy (which shall not constitute notice to the Corporation) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attn: Charles K. Ruck and R. Scott Shean

E-mail: charles.ruck@lw.com and scott.shean@lw.com

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If to a Member, the address, facsimile number and e-mail address specified on such Member’s signature page to this Agreement

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Assignments; Amendments; Successors; No Waiver.

(a) Assignment. Each Member may, at any time, assign, sell, alienate, transfer pledge or hypothecate its interest in this Agreement in whole or in part, including the right to receive any payments to be made pursuant to this Agreement, to any Person, provided, however, that no Member may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, to any Person without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such Member’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”). For the avoidance of doubt, if a Member transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units. The Corporation may not assign any of its rights or obligations under this Agreement to any Person without the prior written consent of the Member Representative (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the Member Representative; provided that amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors.

(c) Successors. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d) Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

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Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled after substantial good-faith negotiation, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by a panel of three arbitrators, of which the Corporation shall designate one arbitrator and the Members party to such Dispute shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York City, New York.

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(b) Notwithstanding the provisions of paragraph (a), any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.9.

(c) Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of Section 7.9, or a Dispute within the meaning of this Section 7.8, shall be decided and resolved as a Dispute subject to the procedures set forth in this Section 7.8.

Section 7.9 Reconciliation. In the event that the Corporation and any Member are unable to resolve a disagreement with respect to a Schedule (other than an Early Termination Schedule) prepared in accordance with the procedures set forth in Section 2.4, with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, or with respect to withholding pursuant to Schedule 7.10, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such Member agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or such Member or other actual or potential conflict of interest. If the Parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the Corporation or such Member or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto, or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the Member shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the Member’s position, in which case the Corporation shall reimburse the Member for any reasonable and documented out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporation’s position, in which case the Member shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and the Member and may be entered and enforced in any court having competent jurisdiction.

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Section 7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment that is payable to any Member pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code. If the Corporation becomes aware of any such requirement to so deduct and withhold from any payment to a Member, the Corporation shall (i) provide such Member with written notice of the amount of and applicable law requiring such withholding at least ten (10) calendar days prior to making such deduction and withholding, (ii) provide the Member with all related tax documentation that such Member reasonably requests and (iii) use commercially reasonable efforts to obtain exemptions from, or reductions of, any amounts to be withheld. In the event that the Corporation and such Member, for any reason, disagree as to the amount to be withheld and deducted and are unable to resolve such disagreement at least five (5) calendar days prior to the date on which the Corporation would so deduct and withhold, the Corporation and the Member shall employ the Reconciliation Procedures. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant Member. Each Member shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code.

Section 7.11 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated, consolidated or unitary group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any similar provisions of U.S. state or local tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

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Section 7.12 Confidentiality. Each Member and its assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, learned by any Member heretofore or hereafter, provided that, each Member acknowledges and agrees that such Member shall, except as otherwise provided by applicable law, keep and retain in the strictest confidence and not disclose to any Person that is not a Member any confidential matters contained in supporting schedules or work papers provided to such Member pursuant to Section 2.4(a) this Agreement. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of any Member in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a Member to prosecute or defend claims arising under or relating to this Agreement, and (iii) the disclosure of information to the extent necessary for a Member to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Members and each of their assignees (and each employee, representative or other agent of the Members or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, the Members and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the Members relating to such tax treatment and tax structure. If a Member or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Member (or direct or indirect equity holders in such Member) in connection with any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such Member (or any direct or indirect owner of such Member), then at the written election of such Member in its sole discretion (in an instrument signed by such Member and delivered to the Corporation) and to the extent specified therein by such Member, this Agreement shall cease to have further effect with respect to such Member and shall not apply to an Exchange with respect to the Units of such Member occurring after a date specified by such Member, or may be amended in a manner reasonably determined by such Member, provided that (i) such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment and (ii) the Member Representative consents in writing to such amendment, such consent not to be unreasonably withheld, conditioned or delayed.

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Section 7.14 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any Member hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Member shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged, or received by any Member exceeds the Maximum Rate, such Member may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such Member hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.15 Independent Nature of Rights and Obligations. The rights and obligations of each Member hereunder are several and not joint with the rights and obligations of any other Person. A Member shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a Member have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). The obligations of a Member hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Member pursuant hereto or thereto, shall be deemed to constitute the Members acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the Members are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

[Signature Page Follows This Page]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

AMNEAL PHARMACEUTICALS, INC.

By:
Name:
Title:

AMNEAL PHARMACEUTICALS LLC

By:
Name:
Title:

[MEMBERS]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                     , 20     (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [ 🌑 ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among Amneal Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), Amneal Pharmaceuticals LLC, a Delaware limited liability company (“Amneal LLC”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.	Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a Member and [ 🌑 ].[1]

2.	Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

[Signature Page Follows This Page]

[1]	Note to Draft: Language to be added as applicable.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Exhibit A